SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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Global Crossing Limited

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GLOBAL CROSSING LIMITED

2005 PROXY STATEMENT AND 2004 ANNUAL REPORT

A Letter From John Legere

To Our Shareholders,

2004 was a year in which Global Crossing took decisive actions to adapt to a rapidly changing marketplace, and provided solid proof that we are building the value of your investment through steady execution of our strategy to provide enterprises with global Internet Protocol (IP) solutions.

In the past year, management successfully attained several critical goals that provided a solid foundation for our business. Our current business plan became fully funded as a result of the recapitalization plan we completed on December 23, 2004, and we ended the year with $365 million in unrestricted cash. This recapitalization plan included the issuance of high-yield bonds by our Global Crossing United Kingdom (GCUK) business, as well as the refinancing of debt held by Singapore Technologies Telemedia (ST Telemedia), our majority investor, into a new security that will convert into common equity within four years. ST Telemedia’s strategic and financial support in 2004 was invaluable in helping our company achieve its improved financial position.

From all indications, enterprise demand for IP services will continue to grow—and we believe the value of our seamless global network will grow in parallel as we continue our strategic focus.

Our go-to-market strategy is now focused more sharply on providing enterprises with global IP services, and includes three categories of business. First is the “Invest and Grow” category, on which our strategy is focused and where we believe we have differentiated capabilities. Second is the “Manage for Margin” category, including the wholesale voice business, which we have restructured and will continue to manage to increase its profitability. Finally, the “Harvest or Exit” category is comprised of areas of the business that are not core to our strategy going forward.

The “Invest and Grow” category includes the channels servicing global enterprises, conferencing and carrier data customers, and new indirect channels focused on providing IP services to enterprise and government end users. These core businesses grew in 2004, with the greatest improvements coming from IP-based services such as IP VPN, IP video, conferencing and managed services. This growth occurred despite significant challenges during the year, including the restatement of our 2003 financials and perceived uncertainties regarding the company’s liquidity. We expect these “Invest and Grow” businesses to continue growing at a healthy pace in 2005.

Throughout the year, we secured a number of new contracts with customers including BorgWarner, DHL, and Varig Airlines. All these customers are global enterprises that require globally available services such as converged IP solutions, managed services and conferencing. This trend of customer wins has continued into the first quarter of 2005 with such notable sales as our $100 million, seven-year contract to provide the British Council with a managed IP VPN connecting 7,000 users at 260 sites in 110 countries—exactly the kind of customer need our capabilities were built to serve. Additionally, in 2004 we signed master services agreements with partners such as Telmex, Allstream, New World Telecom, and Sify—agreements that are key to our indirect distribution strategy. By taking advantage of our Fast-TrackTM Services offering to provide converged IP solutions to their end-users, these new partners have reduced their time to market, expanded their reach beyond their home geographies, and broadened their product offerings to their enterprise customers.

The “Manage for Margin” or global wholesale voice business is one that historically has contributed significantly to Global Crossing’s top-line revenue. The telecommunications industry continued to experience significant price erosion in 2004, and as a result, last year we took decisive actions to successfully restructure our legacy wholesale voice business and improve its financial contribution. We did this by initiating more than 700 pricing actions in the fourth quarter with both our international and also our domestic long distance wholesale customers, and these pricing actions accounted for the majority of our revenue declines in 2004. As we continue to manage this business very tightly, we expect to see improved gross margins and cash flow, even as our strategic customer focus and related product and pricing actions result in a reduction in revenues.

Our “Harvest or Exit” business category includes the Small Business Group (SBG), Trader Voice (TV) and consumer businesses. On March 21, 2005, we announced a definitive agreement to sell SBG to Matrix Telecom, a Platinum Equity company, for $35 million in anticipated net cash proceeds. We expect to close the transaction in the third quarter of 2005. On March 25, 2005, we announced the sale of Trader Voice to WestCom Corporation, a One Equity Partners company, for $22 million in anticipated net cash proceeds. That transaction is expected to close in the second quarter of 2005. The sale of these businesses is key to the execution of Global Crossing’s business plan and will offer the customers associated with these businesses the opportunity to receive support from companies that specialize in their niche markets.

We have created a smaller, more focused company that is driving its results toward cash-flow break even in the second half of 2006. As part of this effort we resized our workforce, resulting in the elimination of approximately 450 positions in the fourth quarter of 2004 and annual operating expense savings of approximately $38 million.

Revenue for 2004 totaled approximately $2.5 billion, a decline of 10 percent from 2003, but accompanied by an improvement of more than 200 basis points in gross margin percentages year over year, to 30 percent for all of 2004. This planned revenue decline reflects the company’s focus on its core enterprise business and on improving margins. During the fourth quarter, when we began executing our wholesale voice pricing actions, we improved gross margins to 36 percent. We have shifted the mix of our customer base and the trajectory is in line with our enterprise strategy, with 38 percent of fourth quarter revenues in the enterprise sector, 55 percent in carrier, and 7 percent in the non-core businesses. For comparison purposes, our customer revenue for enterprise, carrier and non-core businesses in 2003 was 30 percent, 62 percent and 8 percent, respectively. Additionally, we shifted our product mix toward higher margins and “sticky” revenues, with 46 percent of 2004 revenues associated with data, IP, conferencing and managed services, 47 percent with wholesale voice and 7 percent with non-core products. This was a strong improvement from 2003, when we ended the year with revenues of 38 percent, 54 percent and 8 percent in those categories, respectively.

IP services are the core of Global Crossing’s strategy, and in 2004 we increased IP traffic by more than 30 percent. We transported more than 29 billion minutes of traffic over our Voice over IP (VoIP) backbone, constituting nearly 50 percent of our total voice traffic, and we continued to operate our network at industry leading levels of better than “five nines” (99.999 percent) reliability.

From our regular satisfaction surveys and other contacts with customers, we know that the enterprises in our target markets put increasing levels of value on flawless execution, responsive performance and problem solving, timely and accurate billing, and competent, knowledgeable support teams that are attentive to their needs. This is precisely the type of service our employees around the world provide, and they continue to be a major factor in customers’ decisions to do business with us.

Telecommunications is one of the most dynamic industries in the world, subject to rapid technological change and shifts in market structure, with the recent announcements regarding the proposed acquisitions of AT&T by SBC and MCI by Verizon or Qwest being the latest examples. The process of integrating such large companies often has a negative impact on the customer experience, so Global Crossing will focus on meeting the needs of customers affected by these acquisitions in a superior manner.

In conclusion, Global Crossing ended 2004 with a fully funded business. We have a unique set of global network assets, and we have focused our business on areas where we have differentiated capabilities in providing converged IP solutions, on a global basis, to enterprises and the carriers that serve them. In the fourth quarter of 2004, we delivered the first evidence that we are successfully executing our more focused strategy, resulting in improved financial performance. We appreciate your support as we continue to deliver on the promise of a company whose vision appears more prescient with each new turn our industry takes. And we look forward to the opportunity to discuss with you at our Annual General Meeting of Shareholders in New York City on June 14, 2005 our results, and our future plans to maximize the value of your investment.

John Legere

CEO

Global Crossing

April 26, 2005

Dear Shareholder:

The Board of Directors cordially invites you to attend the 2005 Annual General Meeting of Shareholders, which we will hold at 10:00 a.m., Eastern Daylight Time, on June 14, 2005 at the Swissôtel The Drake, 440 Park Avenue, New York, New York.

The Notice of 2005 Annual General Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. The annual report for the year ended December 31, 2004 is also enclosed.

It is important that your shares be represented at the Annual General Meeting, whether or not you plan to attend the meeting in person. Please complete, sign and date the enclosed proxy card and return it in the accompanying prepaid envelope to ensure that your shares will be represented at the meeting.

Thank you for your continued support.

LODEWIJK CHRISTIAAN VAN WACHEM

Chairman of the Board of Directors

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Notice of 2005 Annual General Meeting of Shareholders

We will hold the 2005 Annual General Meeting of Shareholders (the “annual meeting”) of Global Crossing Limited (“Global Crossing”) at the Swissôtel The Drake, 440 Park Avenue, New York, New York, on June 14, 2005, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

To receive the report of the independent registered public accounting firm of Global Crossing and the financial statements for the year ended December 31, 2004 and to take the following actions:

1.	To consider and act upon a proposal to amend the 2003 Global Crossing Limited Stock Incentive Plan, to increase the number of authorized shares of Global Crossing common stock reserved for issuance under that plan;

2.	To appoint Ernst & Young LLP as the independent registered public accounting firm of Global Crossing for the year ending December 31, 2005 and to authorize the Audit Committee to determine their remuneration; and

3.	To transact any other business that may properly come before the annual meeting and any adjournment or postponement of the meeting.

Only common and preferred shareholders of record at the close of business on April 18, 2005, which has been fixed as the record date for notice of the annual meeting, are entitled to receive this notice and to vote at the meeting.

It is important that your shares be represented at the annual meeting. Whether or not you expect to attend the meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly in the reply envelope provided.

By order of the Board of Directors,

MITCHELL C. SUSSIS

Secretary, Vice President & Deputy General Counsel

April 26, 2005

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2005 PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Global Crossing Limited is soliciting your proxy for use at the Annual General Meeting of Shareholders to be held on June 14, 2005 (the “annual meeting”). These proxy materials are being mailed to shareholders beginning on or about April 26, 2005.

Global Crossing Limited, or “New GCL,” was formed under the laws of Bermuda in 2002. On January 28, 2002, Global Crossing Ltd., a company formed under the laws of Bermuda in 1997 (“Old GCL”), and a number of its subsidiaries commenced cases under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York. December 9, 2003 was the effective date for the joint plan of reorganization of Old GCL and such subsidiaries (the “Effective Date”). On that date, Old GCL transferred substantially all of its assets to New GCL. New GCL thereby became the parent company of the Global Crossing consolidated group of companies and succeeded to Old GCL’s reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as otherwise noted herein, references in this proxy statement to “Global Crossing,” “the Company,” “we,” “our” and “us” in respect of time periods on or prior to December 9, 2003 are references to Old GCL and its subsidiaries, while such references in respect of time periods after December 9, 2003 are references to New GCL and its subsidiaries. Pursuant to our plan of reorganization, on the Effective Date a subsidiary of Singapore Technologies Telemedia Pte Ltd (“ST Telemedia”, together with its subsidiaries, the “STT Shareholder Group”) invested $250 million in cash in exchange for a 61.5% equity interest in New GCL consisting of 6,600,000 common shares and 18,000,000 preferred shares.

Our principal executive offices are located at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. Our telephone number is 441-296-8600. You may visit us at our website located at www.globalcrossing.com.

Date, Time and Place

We will hold the Annual General Meeting at the Swissôtel The Drake, 440 Park Avenue, New York, New York, on June 14, 2005 at 10:00 a.m., Eastern Daylight Time, subject to any adjournments or postponements.

Who Can Vote; Votes Per Share

Common and preferred shareholders of record at the close of business on April 18, 2005 are eligible to vote at the annual meeting. As of the close of business on that date, we had outstanding 22,494,783 shares of common stock par value U.S. $.01 per share, and 18,000,000 shares of 2.0% Cumulative Senior Convertible Preferred Shares (the “Senior Preferred Shares”) par value U.S. $.10 per share. All of the Senior Preferred Shares and 6,600,000 common shares are currently held by a subsidiary of ST Telemedia. The Senior Preferred Shares are convertible into common shares on a one-for-one basis, subject to adjustment in certain circumstances.

Under our bye-laws and the certificate of designations for the Senior Preferred Shares, each common share and each Senior Preferred Share currently entitles the holder to one vote on all matters entitled to be voted on by holders of our common shares, with the Senior Preferred Shares and the common shares voting together as a single class. Each common share and each Senior Preferred Share will therefore be entitled to one vote on each proposal described in this proxy statement. Although the holders of the common and Senior Preferred Shares also have certain separate class voting rights under Bermuda law, no separate class vote will take place at the 2005 annual meeting.

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Quorum and Voting Requirements

The presence in person or by proxy of at least two shareholders entitled to vote and holding shares representing more than 50 percent of the votes of all outstanding common shares and Senior Preferred Shares will constitute a quorum at the annual meeting. Abstentions and broker “non-votes” are counted for purposes of establishing a quorum. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.

Approval of each of the proposals set out below requires the affirmative vote of at least a simple majority of the votes cast. Abstentions and broker “non-votes” will not affect the voting results, although they will have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated. Approval of Proposal No. 1 (regarding the 2003 Global Crossing Limited Stock Incentive Plan) additionally requires that a majority of the outstanding shares on April 18, 2005 actually cast votes on the matter. Abstentions and broker “non-votes”, if any, will have the practical effect of reducing the likelihood that this requirement will be satisfied.

How to Vote

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If you are the shareholder of record, you may either vote in person at the meeting or by proxy. All common shares represented by a proxy that is properly executed by the shareholder of record and received by our transfer agent, EquiServe Trust Company N.A. (“Equiserve”), by 9:00 a.m., Eastern Daylight Time, on June 14, 2005, will be voted as specified in the proxy, unless validly revoked as described below. To vote by mail, please sign, date and mail your proxy card in the envelope provided. If you return a proxy by mail and do not specify your vote, your shares will be voted as recommended by the Board of Directors.

As an alternative to appointing a proxy, a shareholder that is a corporation may appoint any person to act as its representative by delivering written evidence of that appointment, which must be received at our principal executive offices not later than one hour before the time fixed for the beginning of the meeting. A representative so appointed may exercise the same powers, including voting rights, as the appointing corporation could exercise if it were an individual shareholder.

The Board of Directors is not currently aware of any business that will be brought before the annual meeting other than the proposals described in this proxy statement. If, however, other matters are properly brought before the annual meeting or any adjournment or postponement of the meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Revocation of Proxies

You may revoke your proxy or, in the case of a corporation, its authorization of a representative, at any time before it is voted (1) by so notifying the Secretary of the Company in writing at the address of our principal executive offices not less than one hour before the time fixed for the beginning of the meeting, (2) by signing and dating a new and different proxy card or (3) by voting your shares in person or by an appointed agent or representative at the meeting. You cannot revoke your proxy merely by attending the annual meeting.

Proxy Solicitation

We will bear the costs of soliciting proxies from the holders of our common shares. Proxies will initially be solicited by us by mail, but directors, officers and selected other employees of the Company may also solicit

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proxies by personal interview, telephone, facsimile or e-mail. Directors, executive officers and any other employees who solicit proxies will not be specially compensated for those services, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. We have engaged Georgeson Shareholder Communications, Inc. to assist us in coordinating the mailing of proxy materials at an estimated fee of $5,000 plus disbursements. Equiserve has agreed to assist us in connection with the tabulation of proxies.

2004 Audited Financial Statements

Under our bye-laws and Bermuda law, audited financial statements must be presented to shareholders at an annual general meeting of shareholders. To fulfill this requirement, we will present at the annual meeting consolidated financial statements for the fiscal year 2004, which have been audited by Ernst & Young LLP. Copies of those financial statements are included in our 2004 Annual Report to Shareholders (the “Annual Report”), which is attached to this proxy statement. Representatives of Ernst & Young LLP have been invited to attend the annual meeting and to respond to appropriate questions and will have the opportunity to make a statement should they so desire.

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DIRECTORS AND EXECUTIVE OFFICERS

As New GCL emerged from bankruptcy on December 9, 2003, the terms of office of our current directors do not expire until, at the earliest, December 9, 2005 (unless certain circumstances occur as hereinafter described). Therefore, the agenda for the annual meeting does not include the election of directors. However, for informational purposes, we are including in this Proxy Statement the following important information regarding our directors and executive officers.

Our board of directors consists of ten members, all of whom assumed their positions as directors and committee members upon our emergence from bankruptcy. Eight members were appointed by STT Crossing Ltd., our majority shareholder (“STT Crossing”), which is a subsidiary of ST Telemedia. In this Proxy Statement, references to the “STT Shareholder Group” mean ST Telemedia and any of its subsidiaries that are shareholders of the Company from time to time. The remaining two members of the board were appointed by the Creditors Committee (the “Creditors Committee”) in our bankruptcy proceedings. Each director appointed by the STT Shareholder Group has a term of three years unless earlier removed by the STT Shareholder Group. The directors appointed by the Creditors Committee will serve as directors until the second anniversary of our emergence from bankruptcy, December 9, 2005.

Our bye-laws provide that the STT Shareholder Group will be able to appoint up to eight (8) directors to our board based upon the STT Shareholder Group’s percentage ownership of our shares at any given time. This right of the STT Shareholder Group to designate directors is summarized as follows:

a.	For so long as the STT Shareholder Group owns both Global Crossing common stock and Global Crossing Senior Preferred Shares representing in the aggregate not less than 50 percent of our outstanding common stock calculated on a fully diluted basis, the STT Shareholder Group will be entitled to appoint eight directors to our board, holding office at any one time, each for a term of three years (which can be renewed).

b.	If the STT Shareholder Group owns both Global Crossing common shares and Global Crossing Senior Preferred Shares representing in the aggregate less than 50 percent, but not less than 35 percent, of our outstanding common shares calculated on a fully diluted basis, the STT Shareholder Group will be entitled to appoint six directors to our board, holding office at any one time, each for a term of three years (which can be renewed).

c.	If the STT Shareholder Group owns both Global Crossing common shares and Global Crossing Senior Preferred Shares representing in the aggregate less than 35 percent, but not less than 20 percent, of our outstanding common shares calculated on a fully diluted basis, the members of the STT Shareholder Group will be entitled to appoint four directors to our board, holding office at any one time, each for a term of three years (which can be renewed).

d.	If the STT Shareholder Group owns both Global Crossing common shares and Global Crossing Senior Preferred Shares representing in the aggregate less than 20 percent of our outstanding common shares calculated on a fully diluted basis, but not less than the lesser of (x) 5 percent of our outstanding common shares calculated on a fully diluted basis and (y) 50 percent of the number of our common shares (calculated on an as-converted basis) acquired by the members of the STT Shareholder Group in the aggregate, the members of the STT Shareholder Group shall be entitled to appoint two directors to our board, holding office at any one time, each for a term of three years (which can be renewed).

e.	For so long as the STT Shareholder Group is entitled to appoint at least two directors, a director designated by the STT Shareholder Group shall serve as (i) Chairman of the Board, (ii) Chairman of the Audit Committee (to the extent permitted by applicable stock exchange rules), (iii) Chairman of the Compensation Committee, (iv) Chairman of the Executive Committee and (v) Chairman of the Nominating and Corporate Governance Committee.

If the share ownership percentage of the STT Shareholder Group at any time falls below one of the thresholds specified above, then the term of office of the number of directors that the STT Shareholder Group is no longer entitled to appoint shall terminate at the following meeting of Shareholders (whether annual or special).

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Our bye-laws also provide that if a Creditors Committee director resigns (or is otherwise unable to serve) during the initial two year term, the other Creditors Committee director appoints his replacement for the balance of the two year term. If both Creditors Committee directors resign (or are otherwise unable to serve) during the initial two year term, the “alternate director” (if any) previously designated by either such Creditors Committee director will serve out the rest of that director’s two year term. If both Creditors Committee directors resign (or are otherwise unable to serve) during the initial two year term and an alternate had not been appointed, then the estate representative (which is handling the remaining affairs of Old GCL) has the right to designate their replacement(s) for the balance of the two year term. After the initial two year terms, the estate representative’s (successor-in-interest to the Creditors’ Committee) rights to appoint and replace these two directors ends and they are subject to election by majority shareholder vote.

The following table sets forth the names, ages and positions of our directors, Executive Committee members and executive officers. Additional biographical information concerning these individuals is provided in the text following the table. The directors’ committee assignments are also set forth below, with the committees further discussed below under “Board Meetings and Committees.”

Name	Age	Position
Lodewijk Christiaan van Wachem	73	Chairman of the Board of Directors [5]
Peter Seah Lim Huat	58	Vice Chairman of the Board of Directors [4]
E.C. “Pete” Aldridge, Jr.	66	Director [1,2,3]
Archie Clemins	61	Director [2,5]
Donald L. Cromer	69	Director [2,4]
Richard R. Erkeneff	69	Director [2,3]
Lee Theng Kiat	52	Director [1,4,5]
Charles Macaluso	61	Director [1]
Michael Rescoe	52	Director [3]
Robert J. Sachs	56	Director [4,5]
Steven T. Clontz	54	Member of Executive Committee
Jeremiah D. Lambert	70	Member of Executive Committee
John J. Legere	46	Chief Executive Officer [1]
David Carey	51	Executive Vice President, Strategy and Corporate Development
Anthony D. Christie	44	Executive Vice President and Chief Marketing Officer
Daniel J. Enright	45	Executive Vice President, Global Operations
Paul A. O’Brien	52	Executive Vice President, Global Enterprise and Collaboration Services
Edward T. Higase	38	Executive Vice President, Worldwide Carrier Services
William I. Lees, Jr.	46	Senior Vice President, Accounting and Financial Operations
Jean F.H.P. Mandeville	45	Executive Vice President and Chief Financial Officer
John B. McShane	43	Executive Vice President and General Counsel
Philip Metcalf	46	Managing Director, Global Crossing UK
John R. Mulhearn, Jr.	54	Senior Vice President, Global Wholesale Voice and Access Management
José Antonio Ríos	59	Chief Administrative Officer, President of Global Crossing International and Chairman of the Board of Global Crossing UK
Gerald B. Santos	61	Senior Vice President, Corporate Communications
Daniel J. Wagner	40	Chief Information Officer and Executive Vice President, Business Infrastructure

[1]	Member, Executive Committee
[2]	Member, Government Security Committee
[3]	Member, Audit Committee
[4]	Member, Compensation Committee
[5]	Member, Nominating and Corporate Governance Committee

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Directors of the Company

Lodewijk Christiaan van Wachem—Mr. Van Wachem has served as a director of Global Crossing since December 2003 with his term set to expire on December 9, 2006. He is currently a member of the board of directors of ATCO (Canada) Ltd. (energy, logistics) and of the executive board of Rand Europe (policy think tank). He was chairman of the board of directors of Zurich Financial Services from 1993 through April 2005 and was chairman of the supervisory board of Royal Philips Electronics N.V. from 1993 through March 2005. He became a director of Royal Dutch Shell Group in 1977, president in 1982 and chairman of the committee of managing directors in 1985. He served in that capacity until 1992, when he was appointed chairman of the supervisory board of the Royal Dutch Petroleum Company, a position he held through July 2002. Until 2002 he also served on the supervisory boards of Akzo Nobel, BMW and Bayer as well as on the board of directors of International Business Machines Corp.

Peter Seah Lim Huat—Mr. Seah has served as a director of Global Crossing since December 2003 with his term set to expire on December 9, 2006. Since January 2005 he has been a member of the Temasek Advisory Panel of Temasek Holdings (Pte) Ltd (investment company) and Deputy Chairman on ST Telemedia’s Board of Directors. From December 2001 until December 2004 he was president and chief executive officer of Singapore Technologies Pte Ltd (former Temasek holding company for technology and communications investments) (“ST”) and also a member of its board of directors. Before joining ST in December 2001, he was a banker for the prior 33 years, retiring as vice chairman & chief executive officer of Overseas Union Bank in September 2001. Mr. Seah is chairman and, since February 2005, interim chief executive officer of SembCorp Industries (engineering) and Singapore Technologies Engineering. Presently, he also sits on the boards of CapitaLand Limited, Chartered Semiconductor Manufacturing Ltd, StarHub Pte. Ltd. and ST Assembly Test Services in the ST Group. Mr. Seah also serves on the boards of the Government of Singapore Investment Corporation, EDB Investments Pte Ltd, PT Indonesian Satellite Corporation Tbk and Siam Commercial Bank Public Company Limited. His other appointments include being a member of the Economic Review Committee’s Sub-committee on Policies Related to Taxation, the CPF System, Wages and Land. He is also the vice president of the Singapore Chinese Chamber of Commerce & Industry and the honorary treasurer of Singapore Business Federation Council.

E.C. “Pete” Aldridge, Jr.—Mr. Aldridge has served as a director of Global Crossing since December 2003 with his term set to expire on December 9, 2006. He currently serves on the boards of Lockheed Martin Corporation (systems integrator, information technology) and Alion Science and Technology Corporation (technology). From May 2001 until May 2003, Mr. Aldridge served as Under Secretary of Defense for Acquisition, Technology, and Logistics. In this position, he was responsible for all matters relating to U.S. Department of Defense acquisition, research and development, advanced technology, international programs, and the industrial base. Prior to this appointment, Mr. Aldridge served as chief executive officer of Aerospace Corporation from March 1992 through May 2001; president of McDonnell Douglas Electronic Systems from December 1988 through March 1992; and Secretary of the Air Force from June 1986 through December 1998. Mr. Aldridge has also held numerous other senior positions within the Department of Defense.

Archie Clemins—Mr. Clemins has served as a director of Global Crossing since December 2003 with his term set to expire on December 9, 2006. He has been, since January 2000, the owner and president of Caribou Technologies, Inc., and, since November 2001, co-owner of TableRock International LLC, both international consulting firms, and concentrates on the transition of commercial technology to the government sectors, both in the United States and Asia. In addition to serving on the boards of other technology and venture capital concerns, including Extended Systems, Mr. Clemins is the vice chairman of Advanced Electron Beams, Inc., which focuses on low energy electron beam technology, and vice chairman of Positron Systems, Inc., a company whose intellectual property determines the fatigue levels of metals. As an officer of the United States Navy from 1966 through December 1999, Mr. Clemins’ active duty service included tours on several attack submarines and command of the USS Pogy. Promoted to Flag (General Officer) rank in 1991, he had five follow-on assignments, including Commander, Pacific Fleet Training Command in San Diego, California and Commander, Seventh Fleet, headquartered in Yokosuka, Japan. Mr. Clemins concluded his military career in Hawaii as an Admiral and the 28th Commander of the U. S. Pacific Fleet.

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Donald L. Cromer—Mr. Cromer has served as a director of Global Crossing since December 2003 with his term set to expire on December 9, 2006. He currently acts as a consultant to the U.S. Department of Defense, the United States Air Force and the following companies: The Boeing Company, Booz Allen Hamilton Inc. (a strategy and technology consulting firm) and the Institute for Defense Analysis. He has been a trustee of Aerospace Corporation since January 2002 and a board member of Draper Laboratory, Inc. (a not-for-profit laboratory for applied research, engineering development, education, and technology transfer). He also serves on the boards of the following private companies: Universal Space Network, Vadium, Inc., and Innovative Intelcom Industries. He is also affiliated with the California Space Authority and serves as a member of Aeronautics and Space Engineering Board of the National Research Council. General Cromer’s military career in the Air Force spanned 32 years. He retired in 1991 as the Commander of Space Division, Los Angeles, CA (the satellite, missile and launch vehicle acquisition center for the Air Force). Subsequent to his retirement, he joined Hughes Space and Communications Company and served as president from 1993 to 1998.

Richard R. Erkeneff—Mr. Erkeneff has served as a director of Global Crossing since December 2003 with his term set to expire on December 9, 2006. He was, from October 1995 until August 2003, president and chief executive officer of United Industrial Corporation (“UIC”), a company focused on the design and production of defense, training, transportation and energy systems. Mr. Erkeneff has also served as a director of UIC since October 1995. In addition, Mr. Erkeneff was chief executive officer of AAI Corporation (“AAI”), a wholly-owned subsidiary of UIC responsible for the design, manufacture, testing and support of advanced Tactical Unmanned Aerial Vehicles, from November 1993 until August 2003, and president of AAI from November 1993 to January 2003. Prior to joining AAI, Mr. Erkeneff held positions as senior vice president of the Aerospace Group at McDonnell Douglas Corporation, and president and executive vice president of McDonnell Douglas Electronics Systems Company. Mr. Erkeneff’s directorship at UIC will expire on May 24, 2005, after which he is expected to become a consultant to UIC’s board of directors.

Lee Theng Kiat—Mr. Lee has served as a director of Global Crossing since December 2003 with his term set to expire on December 9, 2006. He has been president and chief executive officer of ST Telemedia since 1994. He joined ST in 1985 and has held various senior ST positions including directorships in Legal and Strategic Business Development. In 1993, following ST’s decision to enter the telecommunications sector, Mr. Lee spearheaded the creation of ST Telemedia as a new business area for ST. Mr. Lee, a lawyer by training, began his career as an officer of the Singapore Legal Service, remaining with that entity for more than eight years. Mr. Lee also serves on the boards of the PT Indonesian Satellite Corporation Tbk and Equinix, Inc.

Charles Macaluso—Mr. Macaluso has served as a director of Global Crossing since December 2003 with his term set to expire on December 9, 2005. He is a founding principal and the chief executive officer of Dorchester Capital Advisors (formerly East Ridge Consulting, Inc.), a management consulting and corporate advisory firm founded in 1996. From March 1996 to June 1998, Mr. Macaluso was a partner at Miller Associates, Inc., a company principally involved in corporate workouts. From 1989 to 1996, Mr. Macaluso was a partner at The Airlie Group, LLP, a fund specializing in leveraged buyout, mezzanine and equity investments. Mr. Macaluso currently serves as chairman of the board of Lazy Days, RV, is the lead director of Darling International and Geo Specialty Chemical and a member of the audit committee of O’Sullivan Industries. He also serves on the board of directors of RBX Industries.

Michael Rescoe—Mr. Rescoe has served as a director of Global Crossing since December 2003 with his term set to expire on December 9, 2005. He is executive vice president and chief financial officer of the Tennessee Valley Authority (the “TVA”), a federal corporation that is the nation’s largest public power provider, a position he has held since July 2003. Mr. Rescoe was a senior officer and the chief financial officer of 3Com Corporation, a global technology manufacturing company specializing in Internet connection technology for both voice and data applications, from April 2000 until November 2002. During 1999 and 2000, Mr. Rescoe was associated with Forstman Little, a leveraged buyout firm. Prior thereto, Mr. Rescoe was chief financial officer of PG&E Corporation, a power and natural gas energy holding company, since 1997. For over a dozen years prior to that Mr. Rescoe was a senior investment banker with Kidder, Peabody and a senior managing director of Bear Stearns specializing in strategy and structured financing.

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Robert J. Sachs—Mr. Sachs has served as a director of Global Crossing since December 2003 with his term set to expire on December 9, 2006. He has been a principal of Continental Consulting Group, LLC, a Boston, Massachusetts based consulting firm serving the cable television industry, since February 2005, having previously held that same position from January 1998 through July 1999. From August 1999 through February 2005, Mr. Sachs was president and chief executive officer of the National Cable & Telecommunications Association (NCTA), the principal trade association of the cable industry in the United States, representing cable television operators, program services, and equipment and service providers. Prior to co-founding Continental Consulting Group in 1998, Mr. Sachs served in various legal and executive capacities for Continental Cablevision, Inc. and its successor, MediaOne, for 18 years. Mr. Sachs serves as a trustee of the Dana-Farber Cancer Institute and the Wang Center for the Performing Arts and is vice-chair of the national Coalition for Cancer Survivorship.

Executive Committee Members

Steven T. Clontz—Mr. Clontz has served as a member of the Executive Committee of Global Crossing since December 2003 and is president, chief executive officer of Starhub Pte. Ltd. (“Starhub”) (communications), having joined Starhub in that capacity in January 1999. Mr. Clontz has also served as a director of Starhub since 1999. From December 1995 through December 1998, Mr. Clontz served as chief executive officer, president and a director of IPC Information Systems, based in New York City. Prior to that, Mr. Clontz worked at BellSouth International, joining in 1987 and holding senior executive positions of increasing responsibility, serving the last three years as president Asia-Pacific. Mr. Clontz currently serves as a director of Interdigital Communications Corporation. Mr. Clontz began his career as an engineer with Southern Bell in 1973.

Jeremiah D. Lambert—Mr. Lambert has served as a member of the Executive Committee of Global Crossing since December 2003 and served Old GCL as co-chairman of the Board, chaired its audit committee and special committee on accounting matters, and also served as a member of Old GCL’s compensation committee until December 2003. A Global Crossing director since April 2002, Mr. Lambert served as chairman of the board of directors of Old GCL’s former subsidiary, Asia Global Crossing, Ltd. (“Asia Global Crossing”), from September 2002 through March 2003. Mr. Lambert is a nationally known lawyer whose practice has focused on corporate clients in regulated industries, including those in the electricity, natural gas and telecom sectors. Mr. Lambert served as a senior partner in Shook, Hardy & Bacon L.L.P. from December 1997 until April 2002, when he withdrew to join Old GCL’s board of directors. Prior to that date, Mr. Lambert was the co-founder and chair of Peabody, Lambert & Meyers, P.C., a law firm in Washington, D.C. Mr. Lambert began his legal practice at Cravath, Swaine & Moore in New York City and is a frequent lecturer and author on legal topics.

John J. Legere—Mr. Legere has been chief executive officer of Global Crossing since October 2001 and has served as a member of the Executive Committee of the board since December 2003. He also served as a director of Old GCL from October 2001 through December 2003. He served as president and chief executive officer of Asia Global Crossing from February 2000 until January 2002. Mr. Legere has two decades of experience in the telecommunications industry. Prior to joining Asia Global Crossing, he was senior vice president of Dell Computer Corporation and president for Dell’s operations in Europe, the Middle East and Africa from July 1999 until February 2000, and president, Asia-Pacific for Dell from June 1998 until June 1999. From April 1994 to November 1997, Mr. Legere was president and chief executive officer of AT&T Asia/Pacific and spent time also as head of AT&T Global Strategy and Business Development. From 1997 to 1998, he was president of worldwide outsourcing at AT&T Solutions.

Other Executive Officers of the Company

David R. Carey—Mr. Carey was named executive vice president, strategy and corporate development of Global Crossing in November 2003. From March 2002 through November 2003, Mr. Carey served as executive vice president, enterprise sales, where he was responsible for overseeing all sales and marketing activities relating to our enterprise customers. From September 1999 through March 2002, Mr. Carey served in numerous capacities at Global Crossing, including senior vice president-operations planning from January 2002 through

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March 2002; senior vice president-network planning and development, from December 2000 through January 2002; senior vice president-business and network development from January 2000 through December 2000; and senior vice president-business development from September 1999 through January 2000. Before joining Global Crossing, Mr. Carey served as senior vice president, marketing and chief marketing officer for Frontier Corporation’s business lines from October 1997 through September 1999. Prior to that, Mr. Carey spent seven years in the energy industry, serving as president & chief executive officer of LG&E Natural Inc., a subsidiary of LG&E Energy Corp. based in Louisville, Kentucky. Mr. Carey began his career with AT&T. During his 15 years there, he held a wide range of executive positions in marketing, sales, operations and personnel.

Anthony D. Christie—Mr. Christie was named executive vice president and chief marketing officer of Global Crossing in November 2003. From February 2002 through November 2003, Mr. Christie served as senior vice president, global product management, having previously served as senior vice president, business integration and strategic planning from November 2001. Mr. Christie is accountable for global product strategy development, deployment, marketing, and profit and loss for all wholesale and retail products for the Company. Prior to joining Global Crossing, Mr. Christie was vice president, business development and strategic planning for Asia Global Crossing from March 2000 through October 2001. In this position, Mr. Christie was accountable for all business and corporate development, joint venture and mergers and acquisitions activities, as well as overall strategic planning for the company. Prior to joining Asia Global Crossing, Mr. Christie was general manager and network vice president at AT&T Solutions in New York City from November 1999 through March 2000, having also held the position of Global Sales and Operations vice president in AT&T’s outsourcing division from June 1998 through November 1999. From June 1997 through June 1998, Mr. Christie was a Sloan Fellow at MIT. Prior thereto, Mr. Christie held positions in AT&T’s International Operations Division that included an assignment as the regional managing director for the Consumer Markets Division in Asia.

Daniel J. Enright—Mr. Enright was named executive vice president, operations in June 2003. In this role, Mr. Enright is responsible for our network architecture, planning and engineering, customer operations, network operations and field operations. Mr. Enright is also responsible for managing our network capital, operating expenses and third party maintenance expenses. Mr. Enright has held other positions at Global Crossing, including senior vice president—global network engineering and operations from March 2002 through June 2003; vice president—global service operations from June 2001 through March 2002; vice president North America engineering and field operations from July 2000 through June 2001; and vice president—North America network and field operations from April 1999 through July 2000. Mr. Enright joined Global Crossing in 1999 from Frontier Communications Services, where he had served since October 1996 as vice president for network operations and service provisioning. In that role, he led the network operations and service provisioning team during the construction of Frontier’s nationwide fiber-optic network. Prior to Frontier, Mr. Enright held various engineering and operations positions at Highland Telephone and Rochester Telephone.

Edward T. Higase—Mr. Higase has been executive vice president, worldwide carrier services of Global Crossing since September 2004, having previously served as executive vice president, carrier sales and marketing of Global Crossing since January 2002. Since October 2004, Mr. Higase has been responsible for overseeing sales activities for data services related to our carrier, ISP, and ASP customers worldwide. Mr. Higase previously served as president, carrier services for Asia Global Crossing, from August 2000 to December 2001. Prior to Asia Global Crossing, Mr. Higase was corporate director and general manager from November 1999 to August 2000 of the medium-size business Corporate Accounts Division for Dell Computer Corporation in Japan. Prior to this assignment, he served as corporate director, Dell Online for Asia Pacific from August 1998 to November 1999, where he led the growth of Internet-based transactions in the Asia Pacific Region. Mr. Higase began his career with AT&T in Japan. During his nine years with the company, he held a wide range of senior and executive positions in marketing, sales, and business management across AT&T’s business markets division, consumer markets division, outsourcing unit, and the international business unit.

William I. Lees, Jr.—Mr. Lees was named senior vice president, accounting and financial operations of Global Crossing in March 2005. Mr. Lees acts as our principal accounting officer in this position. Previously, he

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served as senior vice president, corporate controller of Mediacom Communications Corporation (“Mediacom”), a cable television company, from October 2001 through February 2005. Prior thereto, Mr. Lees served as executive vice president and chief financial officer for Regus Business Centre Corp., a multinational real estate services company, from July 1999 to September 2001. Prior thereto, he served as corporate controller and director for Formica Corporation from September 1998 to July 1999, and as chief financial officer for Imperial Schrade Corporation from September 1993 to September 1998. He was previously employed for 13 years by Ernst & Young.

Jean F.H.P. Mandeville—Mr. Mandeville was named executive vice president and chief financial officer of Global Crossing in February 2005. Mr. Mandeville served as a member of our Executive Committee from December 2003 to January 2005. Mr. Mandeville was chief financial officer of ST Telemedia from July 2002 through January 2005. From 1992 to June 2002, Mr. Mandeville served in various capacities at British Telecom PLC, including president of Asia Pacific from July 2000 to June 2002, director of international development Asia Pacific from June 1999 to July 2000 and general manager, special projects from January 1998 to July 1999. Mr. Mandeville also previously served on the board of directors of SmarTone HK and LGT Korea, both public companies.

John B. McShane—Mr. McShane was named executive vice president and general counsel of Global Crossing in March 2002. Mr. McShane oversees and manages all of our legal matters. Mr. McShane joined Global Crossing in February 1999 as our European assistant general counsel where he oversaw and managed legal affairs for the European region, including the buildout of our PEC network. As assistant general counsel he also had responsibility for the oversight of worldwide sales and telecommunications network outsourcing transactions for Global Crossing’s Solutions business unit and major vendor supply agreements. Prior to joining Global Crossing, Mr. McShane spent twelve years at several international law firms, including positions as an associate at Simpson Thacher & Bartlett from 1987 through 1996 and as senior counsel at Shearman and Sterling, Cadwalader, Wickersham & Taft, and Brown & Wood, where his main focus was on representing major commercial banks, financial institutions and corporations in connection with a broad range of their corporate, commercial and financing activities.

Philip Metcalf—Mr. Metcalf became Managing Director of GCUK in October 2004. Previously, he held senior posts with Global Crossing affiliates in the UK and the US, including Global Construction from June 2001 to March 2002, Global Service Delivery and Assurance from April 2002 to August 2002, and Managing Director for Europe from April 2002 to August 2004. Additionally, from September 2002 to August 2004, he was CEO of our former Global Marine subsidiary, which he successfully re-structured and sold to new ownership. Prior to joining Global Crossing, Mr. Metcalf was employed by Stone and Webster Engineering (now part of the Shaw Group), where he worked for eight years in various capacities, including Head of Engineering, Head of IT, Project Manager, and ultimately Operations Director. Mr. Metcalf sits on the Boards of substantially all the Global Crossing legal entities in Europe, including the GCUK Board, and is Head of Security in the UK and Head of Safety in the UK (including chairing the Rail Safety Management Group).

John R. Mulhearn, Jr.—Mr. Mulhearn has served as senior vice president, global wholesale voice and access management for Global Crossing since October 2004. He has global responsibility for the sale and support of wholesale voice products, and in addition, is accountable for securing agreements and managing the cost structure for all global long haul and local access (switched and special) capabilities in support of Global Crossing’s carrier and enterprise customer segments, as well as for network infrastructure requirements. Previously he served as senior vice president of global access management from May 2002 until September 2004, vice president, global access management from March 2002 until May 2002, vice president North America carrier relations from June 2001 through March 2002 and vice president operations from March 2000 through June 2001. Prior to joining Global Crossing, Mr. Mulhearn previously worked for 28 years at AT&T. During his tenure at AT&T, he held positions in sales, marketing, operations, regulatory, outsourcing and human resources. In 1993, he took an assignment in Canada to work for Unitel Communications Inc. (partially owned by AT&T) as senior vice president of sales and marketing. In that role, Mr. Mulhearn was responsible for government, national and regional commercial accounts.

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Paul A. O’Brien—Mr. O’Brien has been executive vice president, global enterprise and collaboration services since September 2004, having previously served as senior vice president of enterprise sales from November 2003. Mr. O’Brien is responsible for overseeing all sales and support activities related to our enterprise customers worldwide. He also oversees the conferencing services sales force. Mr. O’Brien has more than 20 years of experience in the telecommunications and IT fields. Prior to joining Global Crossing, he founded the Arden Group in October of 2002, an organization that specializes in providing operations expertise to the global technology/IT industry. From April 1998 through October 1999 he served as the vice president and general manager of GTE Internetworking’s IPTelecom startup. He went on to serve as president of GTE Telecom and senior vice president of sales and marketing for GTE-Internetworking from October 1999 to July 2000, where he was a member of the company’s management committee. From July 2000 to April 2002 he was the head of sales for Genuity and President of Genuity Telecom, GTE’s Internetworking spin-off. He has also held executive positions at NCR from January 1995 through April 1998, where he was vice president and general manager of the communications industry business unit; Cincinnati Bell Telephone, where he was vice president of marketing from August 1990 through January 1995; and beforehand at AT&T, where he was the New England area manager. He currently serves as the director of EnvoyWorldWide, which provides real-time interaction management services to deliver time-sensitive notifications, enabling customers to streamline supply chains and ensure business continuity. He has attended Dartmouth College’s Amos Tuck Executive Development Program as well as AT&T’s Executive Development Program.

José Antonio Ríos—Mr. Ríos was named chairman of the board of directors of Global Crossing UK in September 2004 and has been chief administrative officer of Global Crossing since November 2002. Mr. Ríos has also served as president of Global Crossing International since May 2001 and was chairman of the board of Global Crossing’s former Global Marine Systems subsidiary (“Global Marine”) from September 2002 through its divestment in August 2004. Mr. Ríos has more than 20 years of experience managing a wide range of companies in the technology and media sectors. Prior to joining Global Crossing in February 2001 as president Latin America and corporate senior vice president, Mr. Ríos served as president and chief executive officer of Telefónica Media from June 1999 through August 2000 and president of Atento Worldwide from July 2000 through June 2002. Earlier in his career, Mr. Ríos was the founding president and chief executive officer of Galaxy Latin America (subsequently named DIRECTV™ Latin America), where he was responsible for the planning, development, and launch of DIRECTV™, a division of Hughes Electronics. During his four-year tenure, he was a vice president of Hughes Electronics and a member of its management committee. Mr. Ríos previously served as the first chief operating officer and corporate vice president of the Cisneros Group of Companies. He was also a founding member of its worldwide executive committee. During his 13-year tenure with the Cisneros Group, Mr. Ríos held a succession of increasingly responsible positions, including tenure as a board member or president in over 60 Cisneros companies worldwide. From 2000 to 2002, Mr. Ríos served as chairman of the supervisory board of Endemol Entertainment, Europe’s premier independent TV production company based in Holland and with operations in 28 countries around the world. He also serves on the board of directors of Claxson Interactive Group Inc. and is an active national board member of Operation Smile, a philanthropic organization that provides global medical assistance to children born with facial deformities. In addition, Mr. Ríos serves as a board member of the Inter-American Dialogue’s Latin America Advisor.

Gerald B. Santos—Mr. Santos was named senior vice president, corporate communications of Global Crossing in October 2001. He manages all aspects of external and internal communications efforts including public relations, marketing communications, employee communications, advertising and branding. Prior to joining Global Crossing, Mr. Santos was vice president of worldwide public relations and communications with Concert Communications from July 1999 through June 2001. Prior to his role at Concert, Mr. Santos held several senior leadership positions in the communications organization within AT&T, most recently as vice president, global communications for AT&T Asia/Pacific from September 1996 through July 1999.

Daniel J. Wagner—Mr. Wagner was named chief information officer and executive vice president—business infrastructure of Global Crossing in January 2004. Mr. Wagner oversees our global information technology function, including operations, telecommunications, development, security, and

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technology integration. Mr. Wagner served as chief information officer and senior vice president—business information from August 2002 through December 2003. From March 2002 through August 2002 Mr. Wagner served as senior vice president of information technology, real estate, procurement and vendor management. In addition to his corporate responsibilities, Mr. Wagner served on the board of directors of Global Marine from February 2002 through its divestment in August 2004. Mr. Wagner also served as president of Global Crossing Europe from October 2001 through March 2002 and managing director of Global Crossing UK from January 2001 through October 2001. Mr. Wagner served Global Crossing as vice president of business integration for North America following its acquisition of Frontier Communications. While at Frontier, between June 1999 and July 2000, he held several other key management positions, including senior director of finance and integration, and vice president of service delivery. Before joining Frontier in 1994, Mr. Wagner was a management consultant for Andersen Consulting and his own independent firm for several years.

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BOARD MEETINGS AND COMMITTEES

The Board of Directors and various Committees met numerous times during 2004. The Board of Directors held twelve meetings, six of which were telephonic and six of which were “in-person”. The Audit Committee met 25 times, with 21 telephonic and four “in-person” meetings. The Compensation Committee met seven times, with three telephonic and four “in-person” meetings. The Nominating and Corporate Governance Committee met one time at an “in-person” meeting. The Executive Committee met three times, with two telephonic and one “in-person” meeting. The Government Security Committee met five times, with one telephonic and four “in-person” meetings.

We have adopted an ethics policy that applies to all of our directors, officers (including chief executive officer, chief financial officer and any other person performing similar functions) and employees. The policy, together with the charters of our audit committee, compensation committee, nominating and corporate governance committee, executive committee and government security committee, can be found on our website at www.globalcrossing.com, or can be mailed to shareholders upon written request to our Secretary at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. If a waiver of our ethics policy is granted to any of our directors or executive officers, such waiver will be posted on our website within five days of that waiver being granted.

We expect and require all of our directors to attend our annual meeting of shareholders. All of our directors attended our previous annual shareholder meeting held on December 15, 2004.

As a “controlled company” (as defined in NASDAQ rules), we are not required to comply with NASDAQ rules that require listed companies to have a majority of independent directors or nominating and corporate governance and compensation committees composed entirely of independent directors or to have written charters for certain committees addressing specified matters. At such time as we are no longer a “controlled company,” if ever, we will amend our committee charters, if necessary, and change the composition of our committees to ensure compliance with these NASDAQ requirements.

The five standing committees of the Board of the Company are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Executive Committee and the Government Security Committee. These committees are described in the following paragraphs.

Audit Committee

The Audit Committee consists of Messrs. Rescoe (chairman), Aldridge and Erkeneff, all of whom satisfy the independence and other requirements of NASDAQ rules. The Board has determined that Mr. Rescoe, the committee’s chairman, is an “audit committee financial expert” as defined in applicable Securities and Exchange Commission rules. The primary purpose of the Audit Committee is to assist the Board of Directors of the Company in fulfilling its responsibility for the integrity of the Company’s financial reports. To carry out this purpose, the Audit Committee oversees: (A) management’s conduct of the Company’s financial reporting process, including the integrity of the financial statements and other financial information provided by the Company to governmental and regulatory bodies, to shareholders and other security holders, or to other users of such information, (B) the Company’s compliance with legal and regulatory requirements that may have a material impact on the Company’s financial statements, (C) the appointment, qualifications (including independence), compensation and performance of the Company’s independent registered public accounting firm and the quality of the annual independent audit of the Company’s financial statements, (D) the performance of the Company’s internal audit function and management’s establishment and application of the Company’s systems of internal accounting and financial controls and disclosure controls, and (E) the adequacy of and adherence to (including any waivers granted to executive officers from adherence to) the Company’s code of business conduct and ethics, and such other matters as are incidental thereto. The Audit Committee also carries out other functions from time to time as assigned to it by the Board.

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In carrying out its purpose, the goal of the Audit Committee is to serve as an independent and objective monitor of the Company’s financial reporting process and internal control systems, including the activities of the Company’s independent registered public accounting firm and internal audit function, and to provide an open avenue of communication with the Board for, and among, the independent registered public accounting firm, internal audit operations and financial and executive management.

Report of the Audit Committee

Management is responsible for the preparation of the Company’s financial statements and the independent registered public accounting firm is responsible for examining those statements. In connection with the preparation of the December 31, 2004 financial statements, the Audit Committee (1) reviewed and discussed the audited restated financial statements with management; (2) discussed with the independent registered public accounting firm the matters required to be discussed under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (as amended); and (3) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as the same may be modified or supplemented, and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended, and the Board of Directors approved, that the Company’s audited financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Audit Committee also selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year ending December 31, 2005, subject to the rights of the shareholders under Bermuda law to appoint the auditors at the annual meeting.

THE AUDIT COMMITTEE

Michael Rescoe, Chairman

E.C. “Pete” Aldridge, Jr.

Richard R. Erkeneff

Principal Accounting Firm Fees

The following table sets forth the fees billed to the Company for the fiscal year ended December 31, 2004 by our present principal independent registered public accounting firm, Ernst & Young LLP, and for the fiscal year ended December 31, 2003 by our principal independent registered public accounting firm for that year, Grant Thornton LLP:

	2004		2003
Audit Fees	$10,186,000	(1)	$4,491,000	(3)
Audit Related Fees	—		—
Tax Fees	278,000	(2)	—
All Other Fees	—		—

Total	$10,464,000		$4,491,000

(1)	Includes $1,359,000 of fees and expenses related to the financial statements published in the offering memorandum for the private placement of approximately $404 million principal amount of senior notes by our United Kingdom subsidiary and $3,200,000 of fees and expenses related to the audit of our internal control over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Includes fees and expenses relating to tax return preparation and consulting services in Europe and Latin America.
(3)	Includes $1,623,000 of fees and expenses relating to required audit of emergence date (December 9, 2003) balance sheet. Excludes fees of approximately $411,000 related to the restatement that is the subject of our amended 2003 annual report on Form 10-K/A filed on October 8, 2004.

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Pursuant to paragraph (c)(7)(i)(B) of Rule 2-01 of Securities and Exchange Commission Regulation S-X, the Audit Committee has adopted a pre-approval policy pursuant to which the committee delegated to its chairman the authority to approve in advance audit or non-audit services to be performed by the Company’s independent accountants, provided that the Chairman and management are required to report any such pre-approval decision to the Audit Committee at its next scheduled meeting. This pre-approval policy is intended to be utilized only when it would be impracticable to call a meeting of the full committee.

Compensation Committee

The Compensation Committee consists of Messrs. Seah (chairman), Cromer, Lee and Sachs. The primary purpose of the Compensation Committee is to discharge certain responsibilities of the Board related to the compensation of the Company’s “key employees” (as defined by the committee) and related matters. In fulfilling this purpose, the Compensation Committee performs the following functions:

•	Establishes the overall compensation philosophy and policies of the Company, subject to concurrence by the Board.

•	Annually reviews peer company market data to assess the Company’s competitive position for each significant component of key employee compensation.

•	Approves corporate goals and objectives relevant to compensation for all key employees other than the CEO and the executive vice presidents (“EVPs”), and recommends those goals and objectives for approval by the Board with respect to the CEO and the EVPs; provided that the Compensation Committee itself approves goals and objectives for awards intended to qualify for an exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Performance-Based Executive Compensation”).

•	Based on an evaluation of the key employees’ performance against those corporate goals and objectives, (i) approves the compensation level for each key employee other than the CEO and the EVPs and (ii) recommends to the Board the compensation level for the CEO and the EVPs; provided that the Compensation Committee itself determines all Performance-Based Executive Compensation.

•	Administers awards and compensation programs and plans intended to qualify as Performance-Based Executive Compensation, including determining performance measures and goals; setting thresholds, targets, and maximum awards; reviewing performance compared to goals; and certifying goal attainment and approving incentive payments.

•	Reviews the key employee compensation programs and equity-based compensation plans to determine whether they are properly coordinated and achieving their intended purposes and makes or recommends any appropriate modifications, including the establishment of new such programs.

•	Grants awards of shares or share options pursuant to the Company’s equity-based plans.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. van Wachem (chairman), Clemins, Lee and Sachs. The Nominating and Corporate Governance Committee assists the Board of Directors of the Company in fulfilling its responsibility to the shareholders by (i) identifying individuals qualified to serve as directors and recommending that the Board support the selection of the nominees for all directorships, whether such directorships are filled by the Board or the shareholders, (ii) developing and recommending to the Board a set of corporate governance guidelines and principles and (iii) reviewing, on a periodic basis, the overall corporate governance of the Company and recommending improvements when necessary. The Company’s corporate governance guidelines, as recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors, can be found on our website at www.globalcrossing.com, or can be mailed to shareholders upon written request to our Secretary at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda.

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At this time, as described above, the right to appoint individuals for board membership is currently held by both our majority shareholder, the STT Shareholder Group, and the Creditors Committee directors. These designation rights will in general control the nomination process until either (a) the STT Shareholder Group’s share ownership percentage in the Company changes or (b) the Creditor’s Committee directors’ terms are completed. However, should events occur so as to permit new directors to be nominated for appointment to our Board, although the Nominating Committee has not adopted formal procedures for the submission of shareholders’ recommendations for nominees for Board membership, such recommendations may be made in the manner specified below under “Submission of Future Shareholder Proposals.”

Executive Committee

The Executive Committee consists of Messrs. Lee (chairman), Aldridge (with Mr. Erkeneff serving as Mr. Aldridge’s alternate member of the Committee consistent with the Alternate Director provisions of the Company’s bye-laws), Clontz, Lambert, Legere, and Macaluso. The Executive Committee has the power to exercise all the powers of the Board when exigencies or practical considerations prevent the convening of the full Board in a timely manner, subject to such limitations as the Board and/or applicable law may from time to time impose. In addition, the Committee may meet to review and discuss the strategic direction of and major developments at the Company, and may advise and make recommendations to management and the Board relating to such matters.

Government Security Committee

The Government Security Committee (the “Security Committee”) consists of Messrs. Aldridge (chairman), Cromer, Clemins and Erkeneff. The Security Committee discharges those responsibilities related to the security of the Company’s domestic United States operations as are required of the Security Committee or its individual members pursuant to the terms of the Network Security Agreement (“NSA”) dated as of September 24, 2003 among the Company, Old GCL, ST Telemedia, the Federal Bureau of Investigation, the United States Department of Justice, the Department of Defense, and the Department of Homeland Security. The NSA, a copy of which is included as an exhibit to our 2002 annual report on Form 10-K, establishes processes and procedures to ensure the security of our U.S. network assets, which include transmission and routing equipment, switches and associated operational support systems and personnel (referred to in the NSA as the “Domestic Communications Infrastructure”). The Committee is comprised solely of directors who are U.S. citizens who, if not already in possession of U.S. security clearances, must apply for U.S. security clearances pursuant to Executive Order 12968 immediately upon their appointment to the Security Committee.

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SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth, as of April 11, 2005, certain information regarding the beneficial ownership of the Company’s common shares by (1) each person or entity who is known by us to beneficially own 5% or more of our common shares, (2) each of our directors and Executive Committee members, (3) each of our executive officers named in the Summary Compensation Table under the heading “Compensation of Executive Officers and Directors” below and (4) all of our directors, Executive Committee members and executive officers as a group. To our knowledge, each such shareholder has sole voting and investment power with respect to the shares shown, unless otherwise noted. For purposes of this table, an individual is deemed to have sole beneficial ownership of securities owned jointly with such individual’s spouse. Amounts appearing in the table below include (1) all common shares outstanding as of April 11, 2005 and (2) all common shares issuable upon the exercise of options, warrants or other rights within 60 days of April 11, 2005.

Beneficial Ownership of Common Shares

	Number of Shares(1)	Percentage of Class
STT Shareholder Group(2)	38,054,590	70.56%
Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (the “Slim Family”)(3)	4,380,000	19.47%
Richard Rainwater(4)	3,235,000	14.38%
Lodewijk Christiaan van Wachem, Chairman of the Board and Director	750	*
Peter Seah Lim Huat, Vice Chairman of the Board and Director(5)	16,750	*
E.C. “Pete” Aldridge, Jr., Director	500	*
Donald L. Cromer, Director	500	*
Archie Clemins, Director	500	*
Richard R. Erkeneff, Director	2,000	*
Lee Theng Kiat, Director(5)	89,300	*
Charles Macaluso, Director	500	*
Michael Rescoe, Director	500	*
Robert J. Sachs, Director	500	*
Steven T. Clontz, Executive Committee Member(5)	5,300	*
Jeremiah D. Lambert, Executive Committee Member	500	*
John J. Legere, Chief Executive Officer and Executive Committee Member(6)	111,483	*
Anthony D. Christie, Executive Vice President and Chief Marketing Officer(6)	17,203	*
Edward T. Higase, Executive Vice President, Worldwide Carrier Services(6)	16,997	*
John B. McShane, Executive Vice President and General Counsel(6)	17,194	*
Jose Antonio Ríos, Chief Administrative Officer, President-Global Crossing International and Chairman of the Board—Global Crossing UK(6)	37,532	*
All directors, Executive Committee members and executive officers(6) as a group (26 persons)	292,621	1.29%

*	Percentage of shares beneficially owned does not exceed one percent.

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(1)	As of April 11, 2005, 22,494,783 common shares and 18,000,000 Senior Preferred Shares were issued and outstanding. The Senior Preferred Shares are held by the STT Shareholder Group and are convertible into common shares on one-for-one basis (subject to adjustment). The provisions governing the conversion rights of the Senior Preferred Shares can be found in the “Certificate of Designations” filed as Exhibit 4.2 to our 2003 annual report on Form 10-K.
(2)	Based in part on information provided in Amendment No. 7 to Schedule 13D filed by such shareholders on January 19, 2005. STT Crossing Ltd. (“STT Crossing”) is an indirect subsidiary of Temasek Holdings (Private) Limited (“Temasek”), its ultimate parent entity, and is located at 10 Frere Felix de Valois Street, Port Louis, Mauritius. STT Crossing owns 6,600,000 common shares and all 18,000,000 Senior Preferred Shares of New GCL. In addition, STT Crossing and STT Hungary Liquidity Management Limited Liability Company, another member of the STT Shareholder Group (“STT Hungary”), each holds $125 million principal amount of convertible notes issued by New GCL on December 23, 2004. As a result, each of STT Crossing and STT Hungary has the immediate right to convert its convertible notes into 6,720,430 common shares (13,440,860 common shares in total). Temasek, through its ultimate ownership of STT Crossing, may be deemed to have voting and dispositive power over all such shares; however, pursuant to Rule 13d-4 under the Exchange Act, Temasek expressly disclaims beneficial ownership of such shares. In addition to the share amounts detailed herein, Temasek may be deemed to beneficially own 13,730 additional common shares, which are owned beneficially and of record by Temasek’s wholly owned subsidiary, Fullerton (Private) Limited.
(3)	Based on information provided in Amendment No. 3 to Schedule 13G filed by such shareholders on February 14, 2005 and on Form 4 filed by such shareholders on July 30, 2004. The members of the Slim Family have an address at Paseo de Las Palmas #736, Colonia Lomas de Chapultepec, 11000 Mexico, D.F., Mexico and have shared voting and dispositive power with respect to these shares. The members of the Slim Family are beneficiaries of a Mexican trust which in turn owns all of the outstanding voting securities of Inmobiliaria Carso, S.A. de C.V (“Inmobiliaria”). Inmobiliaria is a holding company with interests in the real estate industry, and is the sole member of Orient Star Holdings LLC (“Orient Star”), which holds 3,990,000 common shares of the Company. Orient Star is a Delaware limited liability company with portfolio investments in various companies. The other 390,000 common shares of the Company beneficially owned by the Slim Family are held by Carso Global Telecom S.A. de C.V., the majority of the outstanding voting equity securities of which are beneficially owned by the members of the Slim Family.
(4)	Based on information provided in Amendment No. 1 to Schedule 13D filed by such shareholder on September 21, 2004. Such shares include (a) 3,126,458 shares owned directly by Mr. Rainwater and (b) 108,542 shares owned by The Richard E. Rainwater Charitable Remainder Unitrust No. 2 (the “Trust”). Mr. Rainwater is the sole trustee of the Trust and in that capacity exercises the power to vote and to dispose of all shares owned by the Trust. Mr. Rainwater may have a pecuniary interest in the shares owned by the Trust. Mr. Rainwater has sole voting and dispositive power with respect to the shares not owned by the Trust. Mr. Rainwater has a business address at 777 Main Street, Suite 2250, Fort Worth, Texas 76102.
(5)	These individuals’ holdings include the following shares issuable upon exercise of vested options granted by the STT Shareholder Group in the outstanding common shares of the Company held by the STT Shareholder Group: Mr. Seah, 16,000 shares; Mr. Lee, 88,800 shares; and Mr. Clontz, 4,800 shares.
(6)	These individuals’ holdings include shares issuable upon exercise of vested options granted by the Company under the 2003 Global Crossing Limited Stock Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the best of our knowledge, during 2004 no officer, director or 10% or greater shareholder of the Company failed to properly report any purchase or sale of the Company’s common shares.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Commercial relationships between the Company and ST Telemedia

During this past year we provided approximately $1,200,000 of telecommunications services to subsidiaries and affiliates of ST Telemedia. Further, during this past year we received approximately $900,000 of co-location services from an affiliate of ST Telemedia.

In May 2004, we reached an agreement with a subsidiary of ST Telemedia to receive up to $100,000,000 in financing under a bridge loan facility (the “Bridge Loan Facility”). Under this facility, we borrowed $40,000,000 on June 1, 2004, an additional $40,000,000 on August 2, 2004, and a final $20,000,000 on October 1, 2004. On November 2, 2004 the Bridge Loan Facility was amended to increase the availability thereunder to $125,000,000 and we borrowed the additional $25,000,000 on November 5, 2004.

On December 23, 2004, we completed a restructuring agreement with ST Telemedia whereby we:

•	Repaid $75,000,000 of principal on the $200,000,000 of Exit Notes (the “Exit Notes”) that we had issued to a subsidiary of ST Telemedia upon our emergence from bankruptcy on December 9, 2003; and

•	Issued $250,000,000 in convertible notes in exchange for termination of the remaining $125,000,000 of Exit Notes and $125,000,000 Bridge Loan Facility.

ST Telemedia may cause us to register sales of its Senior Preferred Shares at any time. In that regard, we and ST Telemedia recently reached an agreement in principle pursuant to which ST Telemedia intends to exercise one of its demand registration rights under the registration rights agreement entered into in connection with its original equity investment in the Company made on December 9, 2003. Such agreement in principle contemplates that we will file a registration statement with the SEC no later than April 30, 2005 covering 800,000 shares of New GCL common stock issuable to employees of and other individuals affiliated with ST Telemedia upon the exercise of stock options granted to such individuals by ST Telemedia.

During this past year we paid approximately $28,500,000 of interest related to the Exit Notes and Bridge Loan Facility to subsidiaries of ST Telemedia.

Mr. Lee and Mr. Seah, who are members of our Board of Directors, and Mr. Clontz, who is a member of our Executive Committee, are directors and officers of certain entities of the STT Shareholder Group. For further details, please see their individual biographies in the section entitled “Directors and Executive Officers”.

Commercial relationships between the Company and the Slim Family

According to filings made with the Securities Exchange Commission, Carlos Slim Helu and members of his family (collectively, the “Slim Family”), together with entities controlled by the Slim Family, held greater than 10% of New GCL’s common shares as of December 31, 2004. The members of the Slim Family may therefore be considered related parties of the Company. During this past year, we engaged in various commercial transactions in the ordinary course of business with telecommunications companies controlled by or subject to significant influence from the Slim Family (“Slim-Related Entities”). Specifically, we provided approximately $6,000,000 of telecommunications services to Slim-Related Entities and purchased approximately $6,000,000 of access related services from Slim-Related Entities.

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PROPOSAL NO. 1

AMENDMENT OF 2003 GLOBAL CROSSING LIMITED STOCK INCENTIVE PLAN

On December 8, 2003, Old GCL, then our sole shareholder, approved the 2003 Global Crossing Limited Stock Incentive Plan (the “2003 Plan”) and set aside 3,478,261 of our common shares available for issuance thereunder. On April 7, 2004, our Board of Directors approved an amendment to the Plan, which was approved by our Shareholders on December 15, 2004, increasing the shares available for issuance thereunder to 4,878,261. On April 22, 2005, our Board of Directors approved an amendment to the plan increasing the shares available for issuance thereunder to 8,378,261, subject to shareholder approval. The Board of Directors is now asking shareholders to approve this latter amendment to the 2003 Plan.

Below is a summary of certain important features of the 2003 Plan. This summary is qualified in its entirety by reference to the full text of the 2003 Plan, as amended, which is incorporated by reference to Exhibit 10.5 to our 2004 annual report on Form 10-K, as filed with the Securities and Exchange Commission.

Awards

Kinds of awards that can be granted under the plan. The 2003 Plan provides incentives through the granting of (i) stock options (“Options”), (ii) stock appreciation rights (“Stock Appreciation Rights”) or (iii) other stock-based awards, including, without limitation, restricted share units (“RSUs”) (Options, Stock Appreciation Rights and other stock-based awards are referred to, collectively, as “Awards”).

Eligible participants. Any common law employee of ours or of any of our subsidiaries, any member of our Board of Directors or the board of directors of any of our subsidiaries, or any consultant who performs bona fide services for us or for any of our subsidiaries is eligible to participate in the 2003 Plan if selected by the Compensation Committee (a “Participant”).

Shares available for Awards under the Plan. The 2003 Plan currently allows us to issue up to 4,878,261 shares (“Shares”) of our Common Stock, par value $0.01 per share (the “Common Stock”). If the proposal to amend the 2003 Plan is approved by the Shareholders the number of Shares allowed to be issued under the 2003 Plan will be increased to 8,378,261. Through December 31, 2004, options to purchase an aggregate of 2,703,600 Shares and 1,386,709 RSUs representing an aggregate of 4,090,309 Shares have already been granted under the 2003 Plan. Together, the aggregate number of Options and RSUs granted through December 31, 2004, net of Shares returned to the 2003 Plan due to the termination or lapse of awards, account for 3,795,352 of the 4,878,261 available Shares issuable under the 2003 Plan. The issuance of Shares or the payment of cash upon the exercise of an Award reduces the total number of Shares available under the 2003 Plan. Shares which are subject to Awards which terminate or lapse will again be available for grant under the 2003 Plan. Shares subject to Awards may consist, in whole or in part, of unissued Shares or treasury Shares.

Restrictions on the number of Awards an individual Participant may receive. The maximum number of Shares for which Options and Stock Appreciation Rights may be granted during a calendar year to any Participant is 1,000,000. The maximum number of Shares for which Other Stock-Based Awards (as described below) intended to be deductible by us under Section 162(m) of the Internal Revenue Code (the “Code”) that may be granted to any Participant during a calendar year is 500,000 (or $10,000,000 if the amount is not expressed in Shares).

Options

Types of Options available for grant under the Plan. An Option is a right to purchase Shares at a future date at a pre-established price. Options granted under the 2003 Plan may be, as determined by the Compensation Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related

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Award agreements, and shall be subject to the 2003 Plan and to such other terms and conditions as the Compensation Committee shall determine. The Option price per Share (“Option Price”) shall be determined by the Compensation Committee, but shall not be less than 100% of the fair market value of the Shares on the date an Option is granted.

When Options become exercisable. Options granted under the 2003 Plan are exercisable at such time and upon such terms and conditions as may be determined by the Compensation Committee, but in no event will an Option be exercisable more than ten years after the date it is granted. The vesting schedule for the Options and the other terms and conditions of exercise will be provided in a related Award agreement or in a notice of grant.

How Participants exercise Options. Except as otherwise provided in the 2003 Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. The exercise date of an Option shall be the later of the date a notice of exercise is received by us and, if applicable, the date payment is received by us.

The purchase price for the Shares as to which an Option is exercised is payable to us in full at the time of exercise in cash. If the applicable Award agreement permits, the exercise price may also be paid, at the election of the Participant and subject to such requirements as may be imposed by the Compensation Committee, in Shares having a fair market value equal to the aggregate Option Price for the Shares being purchased; partly in cash and partly in such Shares; or through the delivery of irrevocable instructions to a broker to deliver promptly to us an amount equal to the aggregate Option Price for the Shares being purchased.

Dividend or other stockholder rights with respect to Shares underlying Options. A Participant shall not have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Compensation Committee pursuant to the 2003 Plan. If and to the extent permitted by the Compensation Committee, a Participant may elect to defer receipt of the Shares in respect of which an Option is exercised pursuant to any deferred compensation plan of the Company which contemplates such deferral, subject to compliance with recently-enacted Section 409A of the Code, which establishes substantial new limitations with respect to deferred compensation plans.

Special requirements applicable to ISOs. An incentive stock option, or “ISO,” is an option that meets certain requirements for favorable tax treatment provided by Section 422 of the Code. This favorable treatment and related requirements are described in greater detail below under the heading “Taxes—ISOs.” No ISO may be granted to any Participant who, at the time of grant, owns more than ten percent of the total combined voting power of all classes of our stock or of any of our subsidiaries, unless (1) the Option Price for such ISO is at least 110% of the fair market value of a Share on the date the ISO is granted, and (2) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (1) within two years after the date of grant of such ISO, or (2) within one year after the transfer of Shares underlying the ISO to the Participant, must notify the Company of such disposition and of the amount realized upon such disposition.

Stock Appreciation Rights

Description of Stock Appreciation Rights. A Stock Appreciation Right is a right to receive payment for each Share subject to the Stock Appreciation Right in an amount equal to the excess of that Share’s fair market value on the date of exercise over the exercise price per Share. Under the 2003 Plan, a Stock Appreciation Right may be granted independent of an Option or in conjunction with an Option (or a portion thereof). A Stock Appreciation Right granted in conjunction with an Option:

•	may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option,

•	shall cover the same Shares covered by an Option (or such lesser number of Shares as the Compensation Committee may determine), and

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•	shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by the 2003 Plan (or such additional limitations as may be included in an Award agreement).

Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (1) the excess of (A) the fair market value on the exercise date of one Share over (B) the exercise price per Share, times (2) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to us the unexercised Option, or the related portion thereof, and to receive from us in exchange therefor an amount equal to (1) the excess of (A) the fair market value on the exercise date of one Share over (B) the Option Price per Share, times (2) the number of Shares covered by the Option, or portion thereof, which is surrendered.

Exercise price of Stock Appreciation Rights. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Compensation Committee but in no event shall such amount be less than the greater of: the fair market value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option, and an amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges.

Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be exercised from time to time upon actual receipt by us of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by us shall be the exercise date of the Stock Appreciation Right.

Form of payment. Payment for Stock Appreciation Rights shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at their fair market value), all as shall be determined by the Compensation Committee. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Compensation Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

Limitations on the grant of Stock Appreciation Rights. The Compensation Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit. We do not expect to award Stock Appreciation Rights payable in cash to any Participant. Any Stock Appreciation Right awarded pursuant to the 2003 Plan will be subject to the conditions specified in the Internal Revenue Service (“IRS”) guidance with respect to the treatment of Stock Appreciation Rights under Section 409A of the Code.

Other Stock-Based Awards

Types of other Stock-Based Awards. The Compensation Committee, in its sole discretion, may grant Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, Shares, including, without limitation, restricted share units (“Other Stock-Based Awards”).

Terms of Other Stock-Based Awards. Other Stock-Based Awards may be in such form, and dependent on such conditions, as the Compensation Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the 2003 Plan. Subject to the provisions of the 2003 Plan, the Compensation Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of the Awards (including, without limitation, the vesting provisions).

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RSUs. The Compensation Committee may, in its sole discretion, determine to award RSUs to Participants. RSUs allow a Participant to receive a specified number of Shares at a specified future date or dates (the “Vesting Date”), subject to such Participant’s continuous employment through such date. Such future date(s) may be determined based on the completion of a specified period of service, the occurrence of a specific event, the attainment of performance objectives or such other criteria as the Compensation Committee may determine. Generally, if the Participant leaves the Company for any reason before the Vesting Date, the unvested RSUs are forfeited. The Vesting Date and the other terms and conditions of an RSU Award will be set forth in the Award agreement.

Performance-based Awards. Other Stock-Based Awards may be granted in a manner which is deductible by us under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A performance-based award is an award that vests or becomes payable based on the attainment of written performance goals approved by the Compensation Committee for a performance period established by the Compensation Committee. The applicable performance goals, which under Section 162(m) must be objective, shall be based upon one or more of the following criteria: (1) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), (2) net income, (3) operating income, (4) earnings per Share, (5) book value per Share, (6) return on shareholders’ equity, (7) expense management, (8) return on investment, (9) improvements in capital structure, (10) profitability of an identifiable business unit or product, (11) maintenance or improvement of profit margins, (12) stock price, (13) market share, (14) revenues or sales, (15) costs, (16) cash flow, (17) working capital, (18) return on assets, and (19) cash on hand.

The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code, the performance goals may be calculated without regard to extraordinary items.

Restrictions on the number of Performance-Based Awards a Participant can receive. The maximum amount of a Performance-Based Award during a calendar year to any Participant shall be (x) with respect to Performance-Based Awards that are granted in shares, 500,000 shares and (y) with respect to Performance-Based Awards that are not granted in shares, $10,000,000.

Payment of Performance-Based Awards. The Compensation Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Compensation Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Compensation Committee. The amount of the Performance-Based Award determined by the Compensation Committee for a performance period shall be paid to the Participant at such time as determined by the Compensation Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Compensation Committee and consistent with the provisions of Section 162(m) and Section 409A of the Code, elect to defer payment of a Performance-Based Award.

Adjustments Upon Certain Corporate Events

Effect of Share dividend or split, or a reorganization, recapitalization, merger or similar corporate event. In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends, the Compensation Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to: the number or kind of Shares or other securities issued or reserved for issuance pursuant to the 2003 Plan or pursuant to outstanding Awards, the Option Price, and/or any other affected terms of such Awards.

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Effect of a change in control. Except as otherwise provided in an Award agreement, and subject to compliance with Section 409A of the Internal Revenue Code, in the event of a Change in Control (as defined in the 2003 Plan), the Compensation Committee in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any Award (including, without limitation, (1) the acceleration of an Award, (2) the payment in cash, Shares or any combination thereof in exchange for the cancellation of an Award and/or (3) the requiring of the issuance of substitute Awards that will substantially preserve the value, rights and benefits of any affected Awards previously granted under the 2003 Plan) as of the date of the consummation of the Change in Control.

Other Information About the Plan and the Awards

Transferability of Awards. An Award is not transferable or assignable, except by will or the laws of descent and distribution, unless otherwise determined by the Compensation Committee. Any Permitted Transferees (as defined in the 2003 Plan) may exercise an Award in the same manner as a Participant.

Transferability of Shares received under the Plan. The 2003 Plan contains no restrictions on the resale of vested Shares acquired under the 2003 Plan. Our directors and certain officers may be deemed to be “affiliates” of Global Crossing within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Under the provisions of the Securities Act such persons may not be free to dispose of the Shares acquired under the 2003 Plan unless there is an effective registration statement or an applicable exemption under the Securities Act covering such disposition.

Plan administration. The 2003 Plan is administered by the Compensation Committee, which has the power to delegate its duties and powers in whole or in part to any subcommittee thereof. Each member of the Compensation Committee must qualify as a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as an “outside director” within the meaning of Section 162(m) of the Code at the time he or she takes any binding action with respect to an Option under the 2003 Plan.

The Compensation Committee is authorized to interpret the 2003 Plan, to establish, amend and rescind any rules and regulations relating to the 2003 Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2003 Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the 2003 Plan in the manner and to the extent the Compensation Committee deems necessary or desirable. Any decision of the Compensation Committee in the interpretation and administration of the 2003 Plan, as described therein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants (as defined in the 2003 Plan) and their beneficiaries or successors). The Compensation Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the 2003 Plan and to waive any such terms and conditions at any time (including, without limitation, acceleration or waiving any vesting conditions).

Duration of the Plan. The 2003 Plan became effective as of December 8, 2003 (the “Effective Date”) and was approved by our shareholders in its original form. No Awards may be granted under the 2003 Plan after the tenth anniversary of the Effective Date. However, Awards granted prior to the Effective Date may extend beyond that date. The administration of the 2003 Plan shall continue in effect until all matters relating to the payment of Awards previously granted have been settled.

Plan amendment or termination. Our Board of Directors may amend, alter, suspend, discontinue or terminate the 2003 Plan, but no amendment, alteration, suspension, discontinuation or termination may be made without the approval of our shareholders, if their approval is necessary to comply with any tax, regulatory, exchange or other listing requirements applicable to the 2003 Plan. Notwithstanding anything to the contrary in the 2003 Plan, our Board of Directors may not amend, alter or discontinue the provisions described under “Adjustments Upon Certain Corporate Events—Effect of a change in control” after the occurrence of a Change in Control.

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Additionally, the Compensation Committee may not waive any conditions or rights under, or amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award, either prospectively or retroactively, without the consent of a Participant or beneficiary, if any such waiver, amendment, suspension, discontinuance, cancellation or termination would impair the rights under any Award held by such Participant or beneficiary pursuant to the 2003 Plan.

We intend to amend the 2003 Plan on or prior to December 31, 2005 to the extent we deem necessary or appropriate to comply with the recently-enacted Section 409A of the Internal Revenue Code and all related IRS guidance.

Impact of Awards on a recipient’s employment status with the Company. The granting of an Award under the 2003 Plan imposes no obligation on us or any of our subsidiaries to continue the employment of a Participant and does not lessen or affect our or our subsidiaries’ rights to terminate the employment of such Participant. No one has any right to be granted any Award, and there is no obligation for uniformity of treatment of Participants or other Award beneficiaries.

Successors and assigns. The 2003 Plan shall be binding on all of our successors and assigns and on each Participant, including without limitation, the estate of each such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of each such Participant’s creditors.

Taxes

Recent U.S. Tax Law Changes. In October 2004, the U.S. Congress enacted tax legislation establishing new rules and limitations with respect to non-qualified deferred compensation plans. This legislation (codified in Section 409A of the Code) applies to Stock Appreciation Rights, RSUs and Other Stock Based Awards under the 2003 Plan and to the deferral of option or other equity award gains pursuant to a separate non-qualified deferred compensation plan. The requirements of Section 409A include, but are not limited to, limiting distributions of deferred compensation to specified dates (generally, separation from employment, death, disability, a date specified at the time of grant or deferral, hardship and a “change in control”, as defined in IRS guidance), requirements as to the timing of deferral elections and limitation on the ability to change deferral elections. Failure to comply with the new rules will result in immediate taxation of amounts deemed improperly deferred, plus a 20% additional penalty tax and interest charges on late tax payments.

In December 2004, the IRS issued interpretive guidance clarifying the application of Section 409A to various equity-based awards and providing transition rules for 2005. Among other things, the guidance states that a plan will not violate Section 409A if it is amended on or prior to December 31, 2005 to bring it into documentary compliance with the rules and the plan is operated in good faith compliance with the provisions of Section 409A pending such amendment. The IRS is expected to provide additional interpretive guidance later in the year regarding documentary compliance and other matters. We intend to amend the 2003 Plan to comply with the new deferred compensation rules under Section 409A of the Code and all related IRS guidance within the applicable transition period and to operate the plan in good faith compliance with such rules until such amendment.

The following is a summary of the United States federal income tax consequences with respect to the 2003 Plan and the grant and exercise of Awards under the 2003 Plan. This summary is not intended to be a complete description of all possible tax consequences, and does not include any discussion of state, local or non-U.S. income tax consequences or the effect of gift, estate or inheritance taxes, any of which may be significant. In addition, this summary does not apply to every specific transaction that may occur.

ISOs. Under present law, a Participant will not realize taxable income upon either the grant or the exercise of an ISO, and we will not receive a corresponding income tax deduction at either such time. So long as the Participant does not sell Shares acquired upon exercise of the ISO within either (i) two years after the date of the grant of the ISO or (ii) one year after the date of exercise, a subsequent sale of the shares will be taxed as long-

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term capital gain or loss. If the Participant, within either of the above periods, disposes of shares acquired upon exercise of the ISO, the Participant will generally realize as ordinary income an amount equal to the lesser of (i) the gain realized by the Participant on such disposition or (ii) the excess of the fair market value of the shares on the date of exercise over the exercise price. In such event, we generally would be entitled to an income tax deduction equal to the amount recognized as ordinary income by the Participant, subject, where applicable, to compliance with Section 162(m) of the Code. Any gain in excess of such amount realized by the Participant as ordinary income would be taxed as short-term or long-term capital gain (depending on the holding period). The difference between the exercise price and the fair market value of the shares at the time the ISO is exercised will be an adjustment in computing alternative minimum taxable income for the purpose of the alternative minimum tax imposed by Section 55 of the Code.

Nonqualified Stock Options (“NQSOs”). Under present law, a Participant will not realize taxable income upon the grant of an NQSO having an exercise price equal to the fair market value of the underlying stock as of the grant date (as required by the 2003 Plan) and we will not receive a corresponding income tax deduction at such time. Upon exercise of an NQSO, the Participant will generally realize ordinary income in an amount equal to the excess of the fair market value of the Shares on the date of exercise over the Option price. We are generally allowed an income tax deduction equal to the amount recognized as ordinary income by the Participant, subject, where applicable, to compliance with Section 162(m) of the Code.

Any ordinary income realized by a Participant upon exercise of an NQSO will increase his tax basis in the Shares thereby acquired. Upon a subsequent sale of the Shares, the Participant will recognize short-term or long-term capital gain or loss depending upon his or her holding period for the Shares. The holding period for capital gains purposes begins on the date of the exercise pursuant to which such Shares were acquired.

A Participant who surrenders Shares in payment of the exercise price of an option will not recognize gain or loss on his surrender of such Shares. Of the Shares received in such an exchange, that number of shares equal to the number of Shares surrendered will have the same tax basis and holding period as the Shares surrendered. The Participant will recognize ordinary income equal to the fair market value of the balance of the shares received and such Shares will then have a tax basis equal to their fair market value on the exercise date, and the holding period will begin on the exercise date.

Stock Appreciation Rights. Under present law, a Participant will not realize taxable income upon grant of a Stock Appreciation Right and we will not receive a corresponding tax deduction at that time. A Stock Appreciation Right that is payable only in Shares should not be taxable until exercise. Upon exercise, a Participant would recognize ordinary income equal to the fair market value of the Shares received on such exercise, and we would receive a corresponding deduction. A Stock Appreciation Right that may be settled for cash will be subject to Section 409A of the Code. The Participant should recognize taxable ordinary income upon vesting equal to the excess of the fair market value of the Shares on such date over the exercise price. Any failure to pay such tax would result in the imposition of penalty taxes and interest under Section 409A.

RSUs. Under present law, a Participant should not realize taxable income upon the grant of an RSU and we would not expect to receive a corresponding income tax deduction at such time. Upon distribution to a Participant of the Shares underlying an RSU (provided that the shares underlying the RSU are distributed to the Participant promptly following the occurrence of specified Vesting Date(s)), such Participant should recognize ordinary income equal to the fair market value of such Shares as of the date of distribution and we would expect to be allowed an income tax deduction equal to such amount, subject, where applicable, to compliance with Section 162(m) of the Code. The Participant’s tax basis in the Shares received will generally equal the amount of income recognized. Upon a subsequent sale of the Shares, the Participant will recognize short-term or long-term capital gain (or loss) depending on his or her holding period for the Shares.

Other Stock-Based Awards. Amounts received by the Participant upon the grant of Other Stock-Based Awards are ordinarily taxed at ordinary rates when received. However, if such Other Stock-Based Awards

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consist of property subject to restrictions on transfer and a substantial risk of forfeiture, the amounts generally will not be taxed until the transfer restrictions or forfeiture provisions lapse (unless the Participant makes an election under Section 83(b) of the Code within 30 days after grant), and will be taxed based on the fair market value of the property on the date of such lapse. Subject to Section 162(m) of the Code, we are generally allowed an income tax deduction, equal to the amount recognized as ordinary income by the Participant, at the time such amount is taxed. The Participant’s tax basis in the property will generally equal the amount of income recognized. Upon a subsequent sale of the property, the Participant will recognize short-term or long-term capital gain (or loss) depending on his or her holding period for the property. Other Stock-Based Awards that constitute deferred compensation pursuant to Section 409A may be taxable at grant unless the award complies with the provisions of Section 409A. A participant who receives an award that does not comply with the applicable provisions would be subject to an additional 20% tax penalty as well as additional interest charges. We do not intend to grant awards that do not comply with Section 409A.

Withholding Taxes. The Compensation Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise of an Award (or, in the case of RSUs, the distribution of Shares underlying such Award). Unless the Compensation Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (1) delivery in Shares or (2) having Shares withheld by us from any Shares that would have otherwise been received by the Participant.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth the indicated information regarding our equity compensation plans and arrangements as of December 31, 2004. The 2003 Plan was at that time and remains our only compensation plan under which equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining for future issuance under equity compensation plans(2)
Equity compensation plans approved by security holders	3,741,662	$11.21	1,082,909
Equity compensation plans not approved by security holders	—	—	—

Total	3,741,662	$11.21	1,082,909

(1)	Restricted stock units are settled for shares of our common stock on a one-for-one basis. Accordingly, such units have been excluded for purposes of computing the weighted average exercise price.
(2)	All of such shares are available for issuance in the form of restricted stock, restricted stock units or other stock based awards.

Future awards under the 2003 Plan, as proposed to be amended, will be made at the discretion of the Compensation Committee. Consequently, the total benefits or amounts that will be received by any particular person or group pursuant to the amended plan are not presently determinable.

On April 18, 2005, the closing sale price of a share of Global Crossing common stock was $13.75.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE

AMENDMENT TO THE 2003 GLOBAL CROSSING LIMITED STOCK INCENTIVE PLAN.

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PROPOSAL NO. 2

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Under Section 89 of the Companies Act, 1981 of Bermuda, our shareholders have the authority to appoint the independent registered public accounting firm of the Company and to authorize the Audit Committee of our Board of Directors to determine the auditors’ remuneration. The Audit Committee of the Board of Directors has tentatively selected Ernst & Young LLP (“Ernst & Young”) as independent accountants to audit our consolidated financial statements for the fiscal year ending December 31, 2005. The Board of Directors is asking shareholders to approve such appointment and the authority of the Audit Committee to determine their remuneration.

On January 8, 2003, Old GCL’s Bankruptcy Court-appointed Examiner and the audit committee of the Old GCL Board of Directors retained Grant Thornton LLP (“GT”) as the independent registered public accounting firm of Old GCL effective as of November 25, 2002. GT served as the Company’s independent registered public accounting firm through March 2004, during which period GT issued audit reports in respect of the Company’s 2001, 2002 and 2003 fiscal years. As described below, these audit reports were subsequently withdrawn and thereafter reinstated (in the case of fiscal years 2001 and 2002) or supplanted by an audit report on restated financial statements (in the case of fiscal year 2003).

On December 9, 2003, the plan of reorganization of Old GCL became effective. At that time, a new Board of Directors was established for the Company. During the first quarter of 2004, the Board of Directors’ newly established audit committee initiated a process to select the independent registered public accounting firm for the Company. At the conclusion of that process, on April 1, 2004 a decision was reached by the Audit Committee to engage Ernst & Young and to dismiss GT as the Company’s independent registered public accounting firm for the year ending December 31, 2004, subject to the requirements of Bermuda corporate law.

Under Bermuda corporate law, the independent registered public accounting firm may not be removed before the expiration of its term of office other than by at least 2/3 of the votes cast in a general meeting of the shareholders. Moreover, Bermuda corporate law provides that a new independent registered public accounting firm may be appointed for the remainder of the term of office only by the shareholders acting at that general meeting, except in the event of a resignation of an existing auditor. Accordingly, in order to effectuate an orderly and expeditious transition pending the annual general meeting of shareholders then scheduled for June 2004, the Audit Committee, acting with the support of ST Telemedia (the Company’s controlling shareholder), requested GT to tender its resignation. GT accommodated this request and tendered its resignation effective as of April 2, 2004. Prior to its formal resignation, in response to having been advised on March 26, 2004 by the Company’s Chief Financial Officer of the intent of the Company’s Audit Committee to change independent registered public accounting firms, on March 31, 2004 GT provided the Securities and Exchange Commission (the “Commission”) with the required written notification that the auditor-client relationship between the Company and GT had ceased.

GT’s subsequently withdrawn reports on the consolidated balance sheet of the Company and its subsidiaries as of December 31, 2003 and of Old GCL and its subsidiaries as of December 31, 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit) and cash flows for the period from December 10, 2003 to December 31, 2003 (in the case of the Company) and for the period from January 1, 2003 to December 9, 2003 and the years ended December 31, 2002 and 2001 (in the case of Old GCL) (collectively, the “Original Audited Financial Statements”) did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2002 and 2003 and through the date of GT’s formal resignation on April 2, 2004, there were no disagreements between the Company or Old GCL and GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of GT, would have caused GT to make reference to the matter in connection with its reports.

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As previously disclosed in Item 14 of Old GCL’s 2002 annual report on Form 10-K and in Item 9A of the Company’s 2003 annual report on Form 10-K, GT identified to the Company’s Audit Committee and management certain internal control deficiencies that GT considered to be “significant deficiencies” that, in the aggregate, constituted “material weaknesses” under standards established by the American Institute of Certified Public Accountants. In each case, GT further advised the Audit Committee that these internal control deficiencies did not affect GT’s unqualified report on the Original Audited Financial Statements.

As previously disclosed in the Company’s amended 2003 annual report on Form 10-K/A filed with the Commission on October 8, 2004, in the course of preparing the Company’s financial statements for the first quarter of 2004 in early April 2004 after the filing of the Company’s original 2003 annual report on Form 10-K, management became concerned about the adequacy of the Company’s accrued cost of access liabilities. Cost of access primarily comprises usage-based voice charges paid to other telecommunications carriers to originate and/or terminate switched voice traffic and charges for leased lines for dedicated facilities. On April 27, 2004, the Company announced that its previously reported financial statements for the years ended December 31, 2003 and 2002 should be disregarded pending the outcome of the Company’s review of its cost of access liabilities, and on April 29, 2004, GT withdrew its reports on the Original Financial Statements. After internal and independent investigations and careful analysis and deliberation, the Company ultimately concluded that there was a material weakness in its internal control over financial reporting and that a restatement of 2003 financial statements was required. The Company filed restated 2003 financial statements in its 2003 Form 10-K/A, and GT issued an audit report in respect of such restated 2003 financial statements. GT’s audit report did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. On October 8, 2004, GT also reinstated its audit reports in respect of the Company’s 2001 and 2002 fiscal years, which were not impacted by the restatement.

During the fiscal years ended December 31, 2002 and 2003 and through the date of the engagement of Ernst & Young on April 2, 2004, none of the Company, Old GCL or anyone acting on either’s behalf consulted Ernst & Young regarding any matter described in Item 304(a)(2)(i) or (ii) of Regulation S-K of the Commission.

Representatives of Ernst & Young are expected to be present at the annual meeting and to respond to appropriate questions and will have the opportunity to make a statement should they so desire.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE

APPOINTMENT OF ERNST & YOUNG LLP AND OF THE AUTHORITY OF THE AUDIT

COMMITTEE TO DETERMINE THEIR REMUNERATION.

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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Report of the Compensation Committee

1. Overview

The Compensation Committee’s (the “Committee”) role is to establish and review the overall compensation philosophy and policies of the Company, subject to concurrence by the Board of Directors of the Company (the “Board”), and to discharge certain responsibilities of the Board related to the compensation of the approximately 30 “key employees” of the Company and related matters. In this regard, the Committee annually reviews and approves all key employee compensation components, and administers awards and compensation programs and plans intended by the Committee to qualify as performance-based executive compensation and equity-based compensation. The Committee’s charter reflects these various responsibilities, and the Committee and the Board periodically review and revise, if necessary, the charter. The Committee’s membership is determined by the Board and is composed of three or more members of the Board with at least one member being a “Security Director” as that term is defined in the Network Security Agreement between the Company and the U.S. Government. The Committee meets at scheduled times during the year, and it also considers and takes action by written consent. The Committee Chairman reports on Committee actions and recommendations at Board meetings. The Compensation & Benefits group in the Company’s Human Resource Department supports the Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering the Company’s compensation programs. In addition, the Committee has the power to retain the services of outside counsel, advisors, experts and others to assist the Committee. For the past year, the Committee has utilized an outside compensation consulting firm to assist the Committee in its review of the compensation for key employees.

2. Compensation Philosophy

The Company’s compensation philosophy for executive officers is to link the compensation of such officers to measures of company performance that contribute to increased value for Global Crossing’s shareholders. This philosophy applies to all Global Crossing employees, with a more significant level of compensation at risk as an employee’s level of responsibility increases. The philosophy takes into account the following goals: enhancing shareholder value; providing a competitive and performance-oriented environment that motivates executive officers to achieve a high level of individual and corporate results in the business environment in which they operate; linking incentive-based compensation to the performance of each executive officer, as measured by financial and strategic performance goals; and enabling the Company to attract and retain top quality management.

Section 162(m) of the Internal Revenue Code of 1986 limits the U.S. federal income tax deductibility of certain annual compensation payments in excess of $1 million to a company’s chief executive officer or to any of its four other most highly compensated executive officers. Accordingly, in the case of Mr. Legere, the portion of his base salary that exceeds $1 million is not deductible by the Company. It is the objective of the Compensation Committee to administer compensation plans in compliance with the provisions of Section 162(m) where feasible and where consistent with Global Crossing’s compensation philosophy as stated above. The Company maintains an annual bonus plan that meets the requirements of Section 162(m) and also has in place a stock incentive plan pursuant to which stock-based incentives may be awarded in compliance with Section 162(m). The senior leadership performance program described below is likewise intended to satisfy the requirements of Section 162(m). As described below, the Committee and the Board approved a change in the 2004 annual bonus program during the course of the year in light of a change in the Company’s business plan. As a result of this change, the bonus payouts for the 2004 annual bonus program did not meet the requirements of Section 162(m).

3. Executive Compensation Component Summary

The major components of compensation for executive officers, including the CEO, are base salary, short-term performance based cash incentives in the form of annual bonuses and long-term incentives in the form of equity grants. In addition, a one-time long-range senior leadership performance plan was implemented during the

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last quarter of 2004 that rewards the key leaders within the organization if certain key financial metrics are attained over the course of a multi-year period. Each component of the total executive officer and key employee compensation package emphasizes a different aspect of the Company’s compensation philosophy. Annually, the Committee reviews quantitative and qualitative measures of corporate and individual performance in assessing compensation levels of executive officers and key employees. This review evaluates Global Crossing’s performance both on a short- and long-term basis. In addition, the Committee evaluates compensation in light of the compensation practices of other companies in the telecommunications industry and peer group companies as may be determined by the Committee. These companies are used as a reference standard for establishing levels of base salary, annual bonuses and equity grants. In 2004, the analysis completed with the assistance of the outside compensation consultant resulted in the following observations:

•	Base salaries are greater than the competitive norm.

•	Performance-based cash incentive targets are higher than market, but actual payouts have been lower than market.

•	Annual equity grants, as an incentive for future performance, are targeted at less than competitive levels, but when coupled with base salaries and performance-based cash incentives, provide total direct compensation that is slightly above market levels.

Long-term incentive compensation is realized through the grant of restricted share units, stock options or a combination thereof. For 2003 and 2004, all employees (including those governed by collective bargaining agreements) received restricted stock units in order to help further align all employees with shareholders.

The Committee has requested that the outside compensation consultant make recommendations regarding possible incentive compensation program design changes to more closely align the various components of executive compensation to current market practice by placing greater emphasis on long-term as opposed to short-term incentives and by reducing overall targeted compensation to the market median over time.

4. Details of Setting Executive Compensation

In setting the annual base salary and short and long-term incentive target amounts for each key employee, the Committee reviews national executive compensation information provided by the outside compensation consultant. The information is based on a subset of telecommunication companies as well as a group of global service companies with comparable revenue. Global Crossing targets the market median for both the total cash compensation and total direct compensation. However, when Global Crossing exceeds certain predetermined financial goals, amounts paid under the performance-based cash incentives may lead to total cash compensation levels that are higher than the average cash compensation for comparable positions at other companies included in the selected peer group. Conversely, total cash compensation levels may be reduced and therefore be below total cash compensation levels at other peer group companies when performance is below predetermined financial goals.

5. Base Salary

Upon hiring, base salaries for executive officers are set by the Committee (or, in the case of the CEO and Executive Vice Presidents, by the Board of Directors upon the Committee’s recommendation) based on recruiting requirements (i.e., market demand), competitive pay practices, individual experience and breadth of knowledge, internal equity considerations and other objective and subjective factors. Increases in base salary are also determined by the Committee or the Board of Directors, as applicable. Increases are determined primarily on an evaluation of competitive data, the individual’s performance and contribution to Global Crossing, and Global Crossing’s overall performance. For 2004, there were only a limited number of salary adjustments given the Company’s performance relative to market performance.

6. Short-Term Performance-Based Incentive

The annual bonus is designed to incentivize eligible employees to work towards the common goals of the corporation. Employees will be rewarded for their contributions if Global Crossing attains key financial

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objectives. Global Crossing relies heavily on annual bonus compensation to attract, retain and reward executives of outstanding abilities and to motivate them to perform to the full extent of their abilities. Target bonus opportunities for executive officers, including the CEO, are determined on the basis of competitive bonus levels, level of responsibility and ability to influence results on a corporate level. Target annual bonuses for the CEO and Executive Vice Presidents are determined by the Board of Directors upon recommendation by the Committee. Target annual bonuses for other executive officers are determined by the Committee. The Committee may consider quantitative financial measures and may also consider qualitative measures such as leadership, experience, strategic direction and overall contribution to Global Crossing.

The Committee and Board determine the target bonus levels and quantitative and qualitative performance measurements on an annual basis. In February 2004, targeted annual bonus opportunities of 55% - 100% of bonus eligible base salary were established for the Company’s executive officers based on their level within the organization. Bonus eligible base salary reflects an executive’s average base salary during the course of the year. Any change in an executive’s level that impacts targeted annual bonus opportunity is prorated. To determine an executive’s actual bonus amount, the executive’s bonus eligible base salary is multiplied by his or her target bonus opportunity and adjusted to take into account the performance level attained with respect to both quantitative and qualitative objectives.

The broad-based 2004 annual bonus program was designed to include attainment of equally weighted financial objectives pertaining to earnings, revenues, and cash use, coupled with functional unit and individual performance measurements. The Committee then designed a bonus plan for the executive officers that contained the same bonus components: three equally weighted financial objectives, functional and individual performance metrics. However, in the case of the executive officers the Committee determined that the three equally weighted financial objectives should contain a more difficult EBITDA goal and enhanced payout parameter than those applicable to the general employee population since the executive officers were in the best position to significantly impact the financial performance of the Company. During the course of the year, the Board approved a change in the Company’s business plan expected to have significant consequences for the Company’s results of operations, including a significant reduction in revenues from the carrier voice business. The Committee and the Board therefore approved a change to the bonus plan metrics for the fourth quarter, including new equally weighted corporate financial targets pertaining to earnings and cash use, and the elimination of a revenue target for the fourth quarter. In addition, both the functional and individual qualitative performance components were removed from the bonus calculation for all four quarters of the year. For the first three quarters, the Committee and Board agreed, based on cash use performance during this timeframe, to award a 12.5% payout of each employee’s annual target bonus opportunity. Actual earnings and cash use results for the fourth quarter were at or above the targeted levels, resulting in an award of 25% of each employee’s annual target bonus opportunity. These payout results were combined and the actual bonus paid for 2004 was 37.5% of each employee’s annual target bonus opportunity.

7. Senior Leadership Performance Program

In November 2004, the Committee established a performance-based compensation program for retaining and motivating key executives to achieve the corporation’s strategic direction and critical financial milestones, which will enhance shareholder value. This special one-time program is designed to incentivize select key executives to work towards the common goals of the Company over an extended period of time. The goals are to attain positive levels of certain measures of earnings and cash flow by December 31, 2006. Each performance measure is independent and equally weighted. For each objective, the result must be met for all three months within a quarter or for two consecutive quarters before a corresponding payment will be made. Prorated payments will be made when each independent objective is reached. The Committee may calculate performance without regard to extraordinary items.

Eligible award value is equal to the executive’s annual target bonus potential as of the effective date of this program. Payments will be made as a combination of 50% cash and 50% stock. The quantity of shares available for each eligible executive is based on the economic value of the stock units on November 19, 2004, the day on

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which the Board approved the program. This design feature allows the value received to be appropriately impacted by changes in stock performance.

Equity Grants

In contrast to bonuses that are paid for prior year accomplishments, equity grants represent incentives tied to future stock price appreciation. They are intended to provide executive officers with a direct incentive to enhance shareholder value. Equity grants are awarded at the discretion of the Committee and are primarily based on an evaluation of competitive market data and the anticipated contribution that the executive officer will make to Global Crossing. Global Crossing makes equity grants under the 2003 Global Crossing Limited Stock Incentive Plan. Executive officers and select key employees received a portion of their grants in the form of restricted share units vesting over five years and a portion in stock options with three year vesting, while other employees received grants with shorter vesting periods.

Enhanced Severance

Global Crossing’s Key Management Protection Plan is intended to retain executive officers and other key executives by mitigating their concerns about financial hardship in the event of an involuntary actual or constructive termination without “cause” (as defined in the plan). Upon any such termination, the plan provides the following benefits: (1) a lump-sum cash severance payment equal to base salary plus prorated annual bonus at target level multiplied by (a) three, in the case of the Chief Executive Officer, and (b) one or two in the case of other executive officers, plus any accrued and unpaid salary through the termination date, any unpaid bonus attributable to the year prior to termination and a pro rated portion of any annual bonus attributable to the year in which termination occurs; (2) continued coverage for medical, dental, vision and life insurance benefits for a number of years equal to the severance multiplier described above, and (3) outplacement services at a cost not to exceed 30% of the participant’s base salary.

Benefits

Global Crossing offers its executive officers the same health and welfare benefit, disability and insurance plans that it offers to all its employees. There are no executive perquisites, executive vacation programs, or supplemental executive retirement plans.

2004 CEO Total Compensation

Mr. Legere’s total compensation is comprised of the same elements as other executive officers. Per his employment agreement dated December 9, 2003, Mr. Legere’s annual base salary for 2004 was $1,100,000 with a target short-term incentive bonus opportunity of 100% of base salary. Under the short-term incentive plan, Mr. Legere received a bonus in the amount of $412,500 which represents a payout of 37.5% of his target bonus as discussed above. For the long-term incentive portion, Mr. Legere was granted 50,000 restricted stock units with vesting over a five year period, and 88,000 stock options with equal vesting over a three year period. Under the senior leadership performance program, Mr. Legere is eligible for an additional 40,892 restricted stock units pending achievement of certain corporate financial performance metrics outlined above. In addition, Mr. Legere’s employment agreement: (1) has an initial term of four years; (2) provides for the payment of severance to Mr. Legere in the event of a termination of employment under certain circumstances in an amount ranging from one to three times the sum of Mr. Legere’s base salary and target annual bonus, depending on the date of such termination, plus certain other benefits and payments; and (3) entitles Mr. Legere to reimbursement (on an after-tax basis) for certain excise taxes should they apply to payments made to Mr. Legere by the Company.

THE COMPENSATION COMMITTEE

Peter Seah Lim Huat, Chairman
Donald Cromer
Lee Theng Kiat
Robert Sachs

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Comparison of Cumulative Total Returns

Two graphs are provided below setting forth cumulative total return information. The first chart compares the cumulative total shareholder return on Old GCL’s common shares for the period from December 31, 1998 to December 9, 2003, the date of its cancellation by order of the Bankruptcy Court, with the cumulative total return of the NASDAQ Composite Index and the NASDAQ Telecom Index over the same period. The second graph compares the cumulative total shareholder return on New GCL’s common shares from the date such shares began regular-way trading on December 10, 2003, the day after our emergence from bankruptcy, through December 31, 2004, with the cumulative total return of the NASDAQ Composite Index and the NASDAQ Telecom Index over the same period. Each graph assumes $100 invested on December 31, 1998 or December 10, 2003, as the case may be, in our common shares and $100 invested on each such date in each of the NASDAQ Composite Index and the NASDAQ Telecom Index, with dividends reinvested.

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Summary Compensation Table

The table below sets forth information concerning compensation paid to the CEO and the four other most highly compensated executive officers (the “Named Executive Officers”) during the periods presented.

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Restricted Stock Award(s)(3)	Securities Underlying Options/ SARs	LTIP Payouts	All Other Compensation(4)
John J. Legere	2004	$1,100,000	$412,500	$409,684	$1,467,500	88,000	—	—
Chief Executive Officer	2003	1,087,356	4,028,000	157,335	—	325,000	—	—
	2002	850,208	3,940,000	14,834,381	—			—

Anthony D. Christie	2004	$375,000	$105,488	$6,411	249,475	15,000		4,938
Executive Vice President and	2003	321,264	97,500	93,037	—	50,000	—	4,727
Chief Marketing Officer	2002	325,000	524,495	16,187	—	—	—	6,052

Edward T. Higase	2004	$360,000	$101,268	$137,385	176,100	11,000		—
Executive Vice President,	2003	355,862	108,000	431,959	—	50,000	—	—
Worldwide Carrier Services	2002	360,165	581,400	95,674	—	—	—	—

John B. McShane	2004	$375,000	$205,488	$3,455	249,475	15,000		6,150
Executive Vice President	2003	321,264	97,500	3,229		50,000		6,000
and General Counsel	2002	310,145	499,056	18,842				5,305

José Antonio Ríos	2004	$500,000	$187,500	$1,013,717	352,200	22,000
Chief Administrative Officer	2003	494,253	195,000	1,068,623	—	110,000	—
and President, Global Crossing International	2002	500,000	1,070,000	1,111,903	—	—	—

(1)	The amounts in this column generally represent corporate annual, quarterly and retention bonuses for executives. In addition:

•	Mr. McShane’s 2004 bonus includes a special recognition performance bonus of $100,000.

•	Mr. Legere’s 2003 bonus includes a Contingent Performance Fee of $2,700,000 and a retention bonus of $800,000 (both of which are described below under “Certain Compensation Arrangements”).

•	Mr. Legere’s 2002 bonus includes three retention bonus payments of $800,000 each, as required by his “Bankruptcy Period Employment Agreement” (as described below under “Certain Compensation Arrangements”).

•	Mr. McShane’s 2002 bonus includes a retention bonus payment of $121,875 and a special recognition performance bonus of $20,000.

•	The 2003 bonuses of the Named Executive Officers include the following one-time bonuses relating to our December 9, 2003 emergence from bankruptcy, which were paid on January 15, 2004: $528,000 for Mr. Legere, $195,000 for Mr. Ríos, $97,500 for Mr. McShane, $97,500 for Mr. Christie and $108,000 for Mr. Higase.

(2)	The amounts in this column include the following:

•	Loan forgiveness for Mr. Legere of $10,000,000 in 2002 as required by his “October 3, 2001 Employment Agreement” (as defined below under “Certain Compensation Arrangements”); and for Mr. Ríos of $1,000,000 in 2002, $1,000,000 in 2003 and $1,000,000 in 2004.

•	Tax payments and related tax gross-up payments for Mr. Legere of $4,786,293 in 2002, $2,277 in 2003 and $257,088 in 2004; for Mr. McShane $15,878 in 2002; and for Mr. Higase of $95,674 in 2002, $376,997 in 2003 and $137,102 in 2004.

•	The value of imputed interest for Mr. Legere in the amount of $10,789 in 2002 and for Mr. Ríos of $111,380 in 2002, $68,100 in 2003 and $10,262 in 2004.

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•	Cost of living allowances for Mr. Legere of $37,035 in 2002 and for Mr. Christie of $3,413 in 2002.

•	Relocation payments for Mr. Christie of $12,511 in 2002 and $92,774 in 2003.

•	Temporary living expenses for Mr. Legere of $154,794 in 2003 and $152,314 in 2004.

•	Auto and temporary living expenses for Mr. Higase of $54,500 in 2003.

(3)	The restricted stock units (“RSUs”), which were granted on March 8, 2004, will vest 10%, 15%, 20%, 25% and 30%, respectively, on the first through fifth anniversaries of the date of grant. Additionally, upon the occurrence of a change in control, any portion of the award still subject to restrictions shall vest. The values of the RSUs indicated in the above table are based on the fair market value of the Company’s common shares on the date of grant of $29.35 per share. No dividends are payable on RSUs. Based on the fair market value of the Company’s common shares on December 31, 2004 of $18.14 per share, the aggregate year-end 2004 RSU holdings of the Named Executive Officers are as follows:

•	For Mr. Legere, 50,000 RSUs with an aggregate value of $907,000.

•	For Mr. Rios, 12,000 RSUs with an aggregate value of $217,680.

•	For Mr. McShane, 8,500 RSUs with an aggregate value of $154,190.

•	For Mr. Christie, 8,500 RSUs with an aggregate value of $154,190.

•	For Mr. Higase, 6,000 RSUs with an aggregate value of $108,840.

(4)	The amounts in this column represent 401(k) plan matches and Supplemental Retirement Savings Plan (“SRSP”) payments, The purpose of the SRSP is to afford eligible employees the opportunity to defer into the SRSP the contributions that otherwise would have been permitted to be deferred into a 401(k) or other similar employee retirement savings plan, but for certain contribution or compensation limits imposed by the Internal Revenue Code.

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Option Grants In Last Fiscal Year

The table below sets forth information concerning options granted to the Named Executive Officers during the last fiscal year (2004).

	Individual Grants
Name	Number of Securities Underlying Options Granted*	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	Grant Date Present Value **
John J. Legere Chief Executive Officer	88,000	17.4%	$15.39	December 15, 2014	$939,840

Anthony D. Christie Executive Vice President and Chief Marketing Officer	15,000	3.0%	$15.39	December 15, 2014	$160,200

Edward T. Higase Executive Vice President, Worldwide Carrier Services	11,000	2.2%	$15.39	December 15, 2014	$117,480

John B. McShane Executive Vice President and General Counsel	15,000	3.0%	$15.39	December 15, 2014	$160,200

José Antonio Ríos Chief Administrative Officer and President, Global Crossing International	22,000	4.4%	$15.39	December 15, 2014	$234,960

*	The options vest in three equal annual installments, commencing on the first anniversary of the date granted.
**	The grant date present value is calculated using the Black Scholes model with the following assumptions: (a) fair value of the common shares on December 15, 2004 of $15.39 per share, which was the closing price of the Company’s common shares on that date; (b) volatility of 86%; (c) no dividends; (d) five year average life of options; and (e) discount rate/bond yield of 3.49%.

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Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The table below sets forth information concerning exercises of stock options by the Named Executive Officers during the last fiscal year (2004) and the 2004 year-end value of such executive officers’ unexercised options.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options At Fiscal Year End		Value of Unexercised In-The-Money Options At Fiscal Year End*
			No. of Exercisable Options	No. of Non-Exercisable Options	Value of Exercisable Options	Value of Unexercisable Options
John J. Legere Chief Executive Officer	0	$0.00	108,355	304,645	$864,673	$1,970,827

Anthony D. Christie Executive Vice President and Chief Marketing Officer	0	$0.00	16,670	48,330	$133,027	$307,223

Edward T. Higase Executive Vice President, Worldwide Carrier Services	0	$0.00	16,670	44,330	$133,027	$296,223

John B. McShane Executive Vice President and General Counsel	0	$0.00	16,670	48,330	$133,027	$307,223

José Antonio Ríos Chief Administrative Officer and President, Global Crossing International	0	$0.00	36,674	95,326	$292,659	$645,641

*	Based on the excess of the fair market value of the common shares on December 31, 2004 of $18.14 per share over the respective option exercise prices.

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Long Term Incentive Compensation

The table below sets forth information concerning long term incentive compensation granted to the Named Executive Officers during the last fiscal year (2004).

Name	Number of shares, units or other rights (#)	Performance or other period until maturation or payout	Estimated future payouts under non-stock price-based plans
			Threshold	Target	Maximum
			($ or #)	($ or #)	($ or #)
John J. Legere	40,892	December 31, 2006
Chief Executive Officer		December 31, 2006	$550,000	$550,000	$550,000

Anthony D. Christie	10,455	December 31, 2006
Executive Vice President and Chief Marketing Officer		December 31, 2006	$140,625	$140,625	$140,625

Edward T. Higase	10,037	December 31, 2006
Executive Vice President, Worldwide Carrier Services		December 31, 2006	$135,000	$135,000	$135,000

John B. McShane	10,455	December 31, 2006
Executive Vice President and General Counsel		December 31, 2006	$140,625	$140,625	$140,625

José Antonio Ríos	18,587	December 31, 2006
Chief Administrative Officer and President, Global Crossing International		December 31, 2006	$250,000	$250,000	$250,000

The above table reflects incentive opportunities granted under the Senior Leadership Performance Program (the “Leadership Program”), which was adopted by the Board of Directors on November 19, 2004 at the recommendation of the Compensation Committee of the Board. The Leadership Program is a special long-term incentive program intended to retain key executives and to motivate them to help the Company achieve its financial goals. The participants in the Leadership Program include all executive officers of the Company and a limited group of additional key executives (collectively, the “Leadership Participants”).

Each Leadership Participant’s aggregate potential award under the Leadership Program (the “Potential Award”) is an amount equivalent to such Leadership Participant’s regular annual cash bonus target opportunity as of the date on which the Leadership Program was approved. This amount is 100% of base salary in the case of Mr. Legere and 75% of base salary in the case of each of the other Named Executive Officers. Actual awards under the Leadership Program will be paid only if the Company achieves specified performance goals relating to earnings (the “EBITDA Goal”) and/or cash flow (the “Cash Flow Goal”). Specifically, each Leadership Participant will be entitled to receive (i) a bonus in an amount equal to 50% of such Leadership Participant’s Potential Award if the EBITDA Goal is achieved by December 31, 2006 and/or (ii) a bonus in an amount equal to 50% of such Leadership Participant’s Potential Award if the Cash Flow Goal is achieved by December 31, 2006. Any such bonus shall be payable 50% in cash and 50% in common shares of the Company issued under the 2003 Plan. Shares awarded under the Leadership Program are valued based on the closing price of the common shares on the Nasdaq National Market on November 19, 2004, the date on which the Leadership Program was approved. To earn a bonus award under the Leadership Program, a Leadership Participant must be employed by the Company when performance goals are achieved and on the date of payment. Awards under the Leadership Program are in addition to any award payable under the annual cash bonus program or any other compensatory plan or arrangement.

Compensation Committee Interlocks and Insider Participation

Peter Seah Lim Huat, Donald Cromer, Lee Theng Kiat and Robert Sachs serve on the Compensation Committee of the Board of Directors. None of these individuals had any relationships with the Company requiring disclosure under Securities and Exchange Commission rules. Mr. Seah is a member of the Temasek Advisory Panel in Temasek Holdings (Pte) Ltd and Deputy Chairman on ST Telemedia’s Board of Directors and Mr. Lee is president and chief executive officer of ST Telemedia, which are both indirect parent entities of the Company.

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Certain Compensation Arrangements

Upon our emergence from bankruptcy, we entered into a new employment agreement with Mr. Legere (the “Emergence Employment Agreement”). This agreement superseded the prior employment agreement Old GCL had with Mr. Legere, except with respect to certain rights Mr. Legere had under that agreement relating to indemnification, liability insurance and the resolution of disputes thereunder.

The Emergence Employment Agreement: (1) provides Mr. Legere with an annual base salary of $1.1 million and a target annual bonus of $1.1 million; (2) entitles Mr. Legere to attend all meetings of our Board of Directors and to receive all materials provided to the members of the Board, subject to certain limited exceptions; (3) extends the term of the agreement through the fourth anniversary of December 9, 2003 (the date on which the agreement became effective); (4) entitled Mr. Legere to a $2.7 million bonus payable on December 9, 2003 but superseded any opportunity he would otherwise have had under his prior employment agreement to earn a performance fee of up to $4 million based on the value to be received by the creditors of the Company in its chapter 11 reorganization; (5) entitled Mr. Legere to an initial grant of options to purchase 325,000 of our common shares, such options to vest in full upon termination of Mr. Legere’s employment by the Company without “cause” or upon Mr. Legere’s death, “disability” or resignation for “good reason” (as such quoted terms are defined in the agreement; such terms being collectively referred to as “Designated Terminations”); (6) provides for the payment of severance to Mr. Legere in the event of a Designated Termination in an amount ranging from one to three times the sum of Mr. Legere’s base salary and target annual bonus, depending on the date of such termination, plus certain other benefits and payments; and (7) entitles Mr. Legere to reimbursement (on an after-tax basis) for certain excise taxes should they apply to payments made to Mr. Legere by the Company. The Emergence Employment Agreement was filed as Exhibit 10.3 to our 2003 annual report on Form 10-K. Mr. Legere is the only Named Executive Officer of New GCL with an employment agreement.

In connection with our emergence from bankruptcy, we adopted the Global Crossing Limited Key Management Protection Plan. This plan provides enhanced severance benefits for executive officers and certain other of our key employees. With respect to each of the Named Executive Officers, if his employment is terminated by us (other than for cause or by reason of death or disability), or he terminates employment for “good reason” (generally, an unfavorable change in employment status or compensation), the plan entitles him to receive (i) a lump sum payment equal to two times (three times in the case of Mr. Legere) the sum of his annual base salary plus guideline bonus opportunity (reduced by any cash severance benefit otherwise paid to the executive under any applicable severance plan or other severance arrangement), (ii) a prorated annual target bonus for the year in which the termination occurs, (iii) continuation of his life and health insurance coverages for up to two years (three years in the case of Mr. Legere) and (iv) payment for outplacement services in an amount not to exceed 30% of his base salary. The Global Crossing Limited Key Management Protection Plan was filed as Exhibit 10.4 to our 2003 annual report on Form 10-K.

Compensation of Outside Directors

Each director who is not an employee of the Company and its subsidiaries receives cash compensation of $5,000 for each meeting of the Board of Directors attended in person and $2,500 for each such meeting attended telephonically. Each director who is not an employee of the Company and its subsidiaries also receives cash compensation for attendance at each meeting of a committee of the Board of Directors of which he or she is a member in the amount of $2,500 for each meeting attended in person and $1,250 for each such meeting attended telephonically. Executive Committee members, whether or not they are directors of the Company, receive fees consistent with those received by committee members, as described above.

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In addition, each non-employee director, each non-employee chairman of a board committee and the members of the Government Security Committee also receive annual retainers in accordance with the following schedule:

Board Chairman Retainer: $100,000

Board Vice Chairman Retainer: $75,000

Retainer for Other Members of Board or Executive Committee: $50,000

Additional Retainer for Government Security Committee Members: $45,000

Additional Committee Chair Retainers:

•	Audit: $30,000
•	Compensation: $15,000
•	Nominating: $10,000
•	Executive: $10,000
•	Government Security: $10,000

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

All proposals of shareholders who wish to bring business before our 2006 Annual General Meeting of Shareholders must be received by us at our principal executive offices at Wessex House, 45 Reid Street, Hamilton HM12 Bermuda, not later than December 25, 2005, for inclusion in our proxy statement and form of proxy relating to such annual meeting. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable law.

Under the Companies Act of 1981 (Bermuda), any shareholders who represent not less than 5% of the total voting power of shareholders having the right to vote at the meeting or who are 100 or more in number may requisition any resolution which may properly be moved at a shareholders’ meeting. A shareholder wishing to move a resolution at an annual meeting is generally required to give us notice of the resolution at our registered office at least six weeks before the meeting. Any such proposal must also comply with the other provisions contained in our bye-laws relating to shareholder proposals.

At this time, as described above, the right to appoint individuals for board membership is currently held by both our majority shareholder, the STT Shareholder Group, and the Creditors Committee directors. These designation rights will in general control the nomination process until either (a) the STT Shareholder Group’s share ownership percentage in the Company changes; or (b) the Creditor’s Committee directors’ terms are completed. However, should events occur so as to permit new directors to be nominated for appointment to our board, pursuant to Section 87(e) of our bye-laws, for a shareholder to nominate a director for election at the 2006 Annual General Meeting of Shareholders, a notice executed by that shareholder (not being the person to be proposed) must be received by our Secretary as soon as practicable and in any event at least six weeks before the meeting at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. This notice should state the intention of that shareholder to propose such person for appointment and set forth as to each person whom the shareholder proposes to nominate for election (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class, series and number of shares of our capital stock which are beneficially owned by such person, (iv) particulars which would, if such person were so appointed, be required to be included in our register of directors and officers and (v) all other information relating to such person that is required to be disclosed in solicitations for proxies for the election of directors pursuant to the rules and regulations of the Securities and Exchange Commission under Section 14 of the Exchange Act, together with notice executed by such person of his or her willingness to serve as a director if so elected.

III-41

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

Our Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Secretary” at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may only deliver one copy of this Proxy Statement and Annual Report to multiple shareholders who share an address unless that nominee or Global Crossing has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and Annual Report to a shareholder at a shared address to which a single copy of the document was delivered. A shareholder who wishes to receive a separate copy of our proxy statements and annual reports, now or in the future, should submit their request to us by telephone at (800) 836-0342 or by submitting a request by e-mail to investors@globalcrossing.com or a written request to the Secretary, Wessex House, 45 Reid Street, Hamilton HM12 Bermuda. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

INCORPORATION BY REFERENCE

We are permitted to “incorporate by reference” the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The following document filed by us with the Commission is incorporated by reference in this proxy statement, except as superseded or modified by this proxy statement:

1. The 2003 Global Crossing Limited Stock Incentive Plan (the “2003 Plan”), which is attached as Exhibit 10.5 to our 2004 annual report on Form 10-K, as filed with the Commission.

Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference in this proxy statement shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement. We will provide without charge to each person, including any beneficial owner, to whom this proxy statement is delivered, upon the written or oral request of that person, by first class mail or other equally prompt means within one business day of receipt of such request a copy of any document incorporated in this proxy statement by reference (other than exhibits unless those exhibits are specifically incorporated by reference into the documents). Requests for these copies should be sent to us by telephone at (800) 836-0342 or by submitting a request by e-mail to investors@globalcrossing.com or a written request to the Secretary, Global Crossing Limited, Wessex House, 45 Reid Street, Hamilton HM12, Bermuda.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.” You may also visit us at www.globalcrossing.com.

April 26, 2005

III-43

2004 ANNUAL REPORT

EXPLANATORY NOTE

This 2004 Annual Report (the “Annual Report”) contains an overview of Global Crossing Limited’s business, as well as information regarding our operations during fiscal 2004 and other information that our shareholders may find useful.

The financial information and related disclosures included in this Annual Report reflect our financial statements that are the subject of our 2004 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2005 (the “Form 10-K Filing”).

No attempt has been made in this Annual Report to modify or update disclosures presented in our Form 10-K Filing.

In this Annual Report, “New GCL” refers to Global Crossing Limited, a company formed under the laws of Bermuda in 2002, and “Old GCL” refers to Global Crossing Ltd., our predecessor company which was formed under the laws of Bermuda in 1997. Except as otherwise noted herein, references in this Annual Report to “Global Crossing,” “the Company,” “we,” “our” and “us” in respect of time periods on or prior to December 9, 2003 mean Old GCL and its subsidiaries (collectively, the “Predecessor”), while such references in respect of time periods after December 9, 2003 mean New GCL and its subsidiaries (collectively, the “Successor”).

COMPANY OVERVIEW—BACKGROUND AND ORGANIZATION

New GCL became the successor to Old GCL as a result of the consummation of the transactions contemplated by the Joint Plan of Reorganization, as amended (the “Plan of Reorganization”) of Old GCL and certain of its debtor subsidiaries (Old GCL, collectively with its debtor subsidiaries, the “GC Debtors”), pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) on December 9, 2003 (the “Effective Date”).

The Company provides telecommunication services using a global IP-based network that directly connects more than 300 cities in over 30 countries and delivers services to more than 500 major cities in over 50 countries around the world. The Company serves many of the world’s largest corporations, providing a full range of managed data and voice products and services. The Company operates throughout the Americas and Europe. The Company provides services throughout the Asia/Pacific region through commercial arrangements with other carriers.

Global Crossing’s strategy is predicated on providing global data and Internet Protocol (“IP”)-based telecommunications solutions to enterprises, governments and telecommunications carriers. Our extensive global network and advanced IP service platform are key to achieving our mission, which is to attain market leadership in global data and IP services.

SELECTED FINANCIAL DATA

The table below presents selected consolidated financial data of the Company as of and for the five years ended December 31, 2004. The historical financial data as of December 31, 2004 and 2003 and for the year ended December 31, 2004, the period from December 10, 2003 to December 31, 2003, the period from January 1, 2003 to December 9, 2003, and the year ended December 31, 2002, have been derived from the historical consolidated financial statements presented elsewhere in this Annual Report and should be read in conjunction with such consolidated financial statements and accompanying notes.

The consolidated financial statements of Predecessor for the period from January 1, 2003 to December 9, 2003 and the year ended December 31, 2002, were prepared while the Company was still involved in chapter 11 proceedings and, accordingly, were prepared in accordance with Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”). As a result, the selected historical financial data for such periods does not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that would have resulted if Predecessor were deemed not to have been continuing as a going concern.

Upon emergence from bankruptcy on the Effective Date, we adopted fresh start accounting and reporting, which resulted in material adjustments to the historical carrying amounts of our assets and liabilities (see Note 2, “Fresh Start Accounting,” to the accompanying consolidated financial statements). As a result, the historical financial data of Predecessor may not be entirely comparable to the historical financial data of Successor and may be of limited value in evaluating our financial and operating prospects in the future.

	Successor		Predecessor
	Year Ended December 31, 2004	December 10 to December 31, 2003	January 1 to December 9, 2003	Year Ended December 31,
				2002	2001	2000
	(in millions, except share and per share information)
Statements of Operations data:
Revenues	$2,487	$164	$2,599	$2,903	$3,326	$3,108
Cost of access and maintenance	1,844	125	1,982	2,262	2,356	1,848
Other operating expenses	772	49	692	967	1,995	1,752
Depreciation and amortization	164	8	138	132	1,462	1,395
Asset impairment charges	—	—	—	—	16,265	—
Operating income (loss)	(293)	(18)	(213)	(458)	(18,752)	(1,322)
Interest expense	(45)	(3)	(13)	(62)	(494)	(351)
Loss from write-down and sale of investments, net	—	—	—	—	(2,041)	—
Gain from sale of subsidiary’s common stock and related subsidiary stock sale transactions	—	—	—	—	—	303
Reorganization items, net	—	—	(124)	(92)	—	—
Gain on settlement of liabilities subject to compromise and recapitalization	—	—	23,076	—	—	—
Gain from fresh start adjustments	—	—	1,109	—	—	—
Benefit (provision) for income taxes	(56)	(1)	(5)	103	1,795	(368)
Income (loss) from continuing operations	(311)	(19)	23,887	(319)	(19,853)	(1759)
Income (loss) from discontinued operations, net	(25)	8	852	973	(2,811)	(1034)
Income (loss) applicable to common shareholders	(340)	(11)	24,739	635	(22,632)	(3,115)
Income (loss) per common share, basic:
Income (loss) from continuing operations applicable to common shareholders, basic	$(14.31)	$(0.86)	$26.26	$(0.37)	$(22.09)	$(2.46)

Income (loss) applicable to common shareholders, basic	$(15.45)	$(0.50)	$27.20	$0.70	$(25.53)	$(3.69)

Shares used in computing basic income (loss) per share	22,002,858	22,000,000	909,413,046	903,217,277	886,471,473	844,153,231

Income (loss) per common share, diluted:
Income (loss) from continuing operations applicable to common shareholders, diluted	$(14.31)	$(0.86)	$25.08	$(0.37)	$(22.09)	$(2.46)

Income (loss) applicable to common shareholders, diluted	$(15.45)	$(0.50)	$25.97	$0.70	$(25.53)	$(3.69)

Shares used in computing diluted income ((loss) per share	22,002,858	22,000,000	952,459,514	903,217,277	886,471,473	844,153,231

	Successor		Predecessor
	December 31,
	2004	2003	2002	2001	2000
Balance Sheet data:
Cash and cash equivalents	$365	$216	$367	$532	$735
Working capital not including long-term debt in default	(57)	(148)	316	(794)	(207)
Property and equipment, net	1,065	1,133	964	923	7,672
Goodwill and intangibles, net	14	110	—	—	8,606
Total assets	1,931	2,248	2,635	4,214	27,624
Short-term borrowings and long-term debt in default	—	—	—	6,589	1,000
Long-term debt	646	200	—	—	5,113
Liabilities subject to compromise	—	—	8,662	—	—
Mandatorily redeemable and cumulative convertible preferred stock[1]	—	—	1,918	3,161	3,158
Total shareholders’ equity (deficit)	51	393	(10,935)	(12,195)	9,889

	Successor		Predecessor
	Year Ended December 31,	Year Ended December 31,	January 1 to December 9,	Year Ended December 31,
	2004	2003	2003	2002	2001	2000
Cash flow data:
Net cash provided by (used in) operating activities	$(198)	$(79)	$(353)	$76	$(1,343)	$(498)
Net cash provided by (used in) investing activities	(64)	(5)	(148)	(245)	984	(3,331)
Net cash provided by (used in) financing activities	411	(2)	436	4	156	2,994

[1]	The mandatorily redeemable preferred stock and long-term debt in default were reclassified into liabilities subject to compromise at December 31, 2002.

In reading the above selected historical financial data, please note the following:

•	The Company implemented “fresh start” accounting in accordance with the American Institute of Certified Public Accountants (“AICPA”) SOP 90-7, upon emergence from bankruptcy on December 9, 2003. Fresh start accounting required the Company to allocate the reorganization value to its assets and liabilities based upon their estimated fair values. Adopting fresh start accounting has resulted in material adjustments to the historical carrying amount of the Company’s assets and liabilities. The Company engaged an independent appraiser to assist in the allocation of the reorganization value and in determining the fair market value of its property and equipment and intangible assets. The determination of fair values of assets and liabilities is subject to significant estimation and assumptions. Adopting fresh start accounting rules resulted in the Company recording a $23.934 billion gain on settlement of liabilities subject to compromise and recapitalization ($858 million related to Global Marine is included in discontinued operations) as well as a $1.100 billion gain relating to other fresh start adjustments ($9 million loss from fresh start adjustments related to Global Marine is included in discontinued operations). See Note 2 to the accompanying consolidated financial statements for a complete description of the fresh start accounting impacts on the Company’s Effective Date balance sheet.

•	The consolidated statement of operations data for the year ended December 31, 2000 includes the results of IXnet Inc. (the Company’s subsidiary specializing in the provision of telecommunications services to the financial services community (“IXnet”)) (excluding IXnet’s Asian operations) for the period from June 14, 2000, date of acquisition, through December 31, 2000. The consolidated balance sheet as of December 31, 2000 includes amounts related to IXnet (excluding Asian operations).

•

The consolidated statement of operations data for all periods presented reflects the results of the ILEC, GlobalCenter, IPC Information Systems, Inc. (the Company’s former subsidiary engaged in the business of designing, manufacturing, installing and servicing turret systems, which provide desktop access to time-sensitive voice communications and data for the financial services community (“IPC”)), Asia Global Crossing (including PCL and the Asian operations of IXnet), Global Marine, and SBSS as discontinued operations. The ILEC business was sold on June 29, 2001 to Citizens Communications, Inc. for cash proceeds of $3.369 billion, resulting in an after-tax loss of approximately $206 million; GlobalCenter was sold to Exodus Communications, Inc. for 108.15 million shares valued at $1.918 billion on January 11, 2001, resulting in a deferred gain of $126 million amortizable over the 10 year life of a network services agreement between the Company and Exodus; IPC was sold to Goldman Sachs Capital Partners, Inc. for cash proceeds of $300.5 million on December 20, 2001, representing a loss of $120 million; Asia Global Crossing, a 58.9% owned subsidiary, was abandoned on November 17, 2003 upon its filing for bankruptcy and our effective loss of control with no corresponding proceeds or outflow, representing a gain of $1.184 billion; and Global Marine was sold for consideration of $1 million, resulting in no gain on the sale. The sale of the Company’s holdings in SBSS is currently subject to the approval of the other joint venture holder and regulatory approval of the Chinese government, which is expected to occur by mid-2005. The Company’s agreement to transfer its shareholding in SBSS expires in October 2005. The 2001 discontinued operating results of Asia Global Crossing includes impairment charges of $2.399 billion and $450 million in accordance with the provisions of SFAS No. 121 and APB No. 18, respectively.

•	Restructuring efforts from August 2001 through 2004 resulted in more than 5,700 employee terminations and the closing of 257 sites. Restructuring charges of $15 million, $41 million, $90 million and $398 million are reflected in the results from operations above in 2004, 2003, 2002 and 2001, respectively. The 2004 and 2001 charges are included in other operating expenses. The 2003 and 2002 charges are recorded as reorganization items as required under SOP 90-7. See further discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	In 2001, the results from operations include non-cash long-lived asset impairment charges of $17.181 billion ($916 million related to Global Marine are included in discontinued operations) in accordance with the provisions of SFAS No. 121. This includes a write-off of all goodwill and other identifiable intangibles of $8.573 billion ($545 million related to Global Marine are included in discontinued operations) and tangible long-lived assets of $8.608 billion ($371 million related to Global Marine are included in discontinued operations).

•	We raised significant capital (both equity and debt) during the years ending December 31, 2001 and 2000. All outstanding common and preferred stock of Old GCL were canceled upon our emergence from bankruptcy. In addition, all outstanding indebtedness of the GC Debtors, including debt under our $2.25 billion senior secured corporate credit facility was canceled. Our wholly-owned subsidiary, GCNAH, issued $200 million principal amount of Exit Notes to ST Telemedia upon emergence from bankruptcy, which notes were subsequently transferred to a subsidiary of ST Telemedia. The Exit Notes were refinanced on December 23, 2004. See further discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our consolidated financial statements and related notes appearing in this Annual Report.

Some of the statements contained in the following discussion of our financial condition and results of operations refer to future expectations and business strategies or include other “forward-looking” information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived from numerous assumptions. See Item 1, “Business—Cautionary Factors That May Affect Future Results,” of the Form 10-K Filing for risk factors that should be considered when evaluating forward-looking information detailed below. These factors could cause our actual results to differ materially from the forward-looking statements.

Executive Summary

Overview

We are a global provider of telecommunications services to carriers and commercial enterprises around the world. The principal services we offer to our customers include voice, data and conferencing services. We offer these services using a global IP-based network that directly connects more than 300 cities in over 30 countries and delivers services to more than 500 major cities in over 50 countries around the world. The majority of our telecommunications services revenues and cash flows are generated based on monthly recurring services. Prior to August 13, 2004, through our Global Marine subsidiary we also provided installation and maintenance services for subsea telecommunication systems as a separate reportable operating segment (see “Discontinued Operations” below for further information relating to Global Marine). In 2005, we expect to reorganize the telecommunications services segment into two separate reportable segments representing our telecommunications operations at GCUK and the rest of the Company’s telecommunications operations due to organizational and financial reporting changes being implemented as a result of the issuance of the GCUK Notes on December 23, 2004 (see below) and the planned registration with the SEC of an exchange offer in respect of such securities during 2005.

Industry

The telecommunications industry remains highly competitive. Over the last few years many of our competitors have attempted to reorganize or have completed reorganizations, which has resulted in competitors emerging from bankruptcy with significant improvements in their financial condition and competitiveness. The result to the industry has been significant price erosion for TDM voice and Frame Relay and ATM data products and services. We believe there will be significant continued pricing pressure for telecommunications services in the future that makes these services unprofitable or have very low profitability. As a result we have initiated a business restructuring plan to downsize, sell or otherwise exit several business areas and certain low margin services (see “Restructuring Activities” below for further information).

The competitive landscape in the telecommunications industry is beginning to change rapidly, and we believe we are well positioned to take advantage of these changes. The large-scale mergers taking place in the North American market and the business combinations in Europe and Latin America will cause many of our competitors to experience varying degrees of disruption, delay and inefficiency while integration issues are addressed. Moreover, as the number of viable service providers diminishes with industry consolidation, we expect to experience greater demand from customers seeking network diversity and redundancy. Our existing customer base, capabilities and extensive network of suppliers globally position us as a viable global alternative provider. However, industry consolidation is likely to lead to greater economies of scale and other competitive advantages for our competitors, although it is possible that regulatory changes or conditions will be implemented in response to such consolidation in order to mitigate the impact on non-dominant carriers such as ourselves.

Strategy

See Item 1, “Business—Business Strategy”, of the Form 10-K Filing for a discussion of our business strategy.

Key Performance Indicators

We utilize a focused group of financial and non-financial key performance indicators which are reviewed by senior management at least monthly. This reporting facilitates timely and effective communication of results and key decisions, allowing our global business to react more quickly to changing requirements and changes in our key performance indicators.

The Company’s senior management review our cash performance on a weekly basis and compare it to our operating plan to assist us in making short-term and long-term decisions.

We use a headcount management reporting process within the Company, based upon our globally structured organization. All employees have been categorized into, and are managed within, globally integrated functional groups such as sales, customer service, network operations, information technology, finance, legal and human resources. Our headcount was approximately 3,600 as of March 1, 2005. This metric is tracked monthly via a system-generated report from our human resources database maintained on our SAP software system. Actual records are tracked against budgeted headcount not only by the functions mentioned, but also by location and against expected payroll dollars.

We capture and analyze several non-financial metrics periodically, including metrics which measure our service capabilities (e.g., days required to provision a circuit between two of our points of presence), network performance (e.g., average availability), IP network traffic growth (e.g., voice minutes carried over IP platform) and headcount. In order to achieve our strategic objectives and the profitability needed to succeed as a business, the tracking and execution of these non-financial objectives is as important as our cash performance discussed above and the following financial key performance indicators.

Financial key performance indicators in our business are focused on revenue growth in our core enterprise, conferencing and carrier data sales businesses, margin improvement and on our cost structure, including our direct costs to sell and third party access costs. Our cost of access management team executes cost initiatives, which are tracked each month to measure how the initiatives are impacting needed cost reductions to offset the declining pricing currently being experienced across all our product lines. The initiatives include facility network access optimization which includes extending the access network closer to the customer as well as aggregating circuits with lower trunk speeds and migrating them to fewer high speed circuits, switched network access optimization through direct end office trunking versus tandem switching termination, use of alternative termination providers and other traditional means such as revenue assurance (access charges to billing reconciliations) and resolution of disputes with our access vendors.

Another key measure for our margin performance is average revenue per minute (“ARPM”). ARPM inherently reflects the “quality” of the minutes sold and is a key indicator of whether our customer segment mix is shifting in line with our goals. This metric is closely tracked each week to assist us in identifying targeted customers and product sets that are deteriorating in ARPM. It also serves to assist us in our volume and pricing statistics, which are closely monitored to track the performance of the sales organization throughout the year.

2004 Highlights

In October 2004 we announced a number of strategic initiatives to increase our focus on higher margin global data and IP services offerings to multi-national enterprises, governments and telecommunications carriers. These initiatives include enhancements to our distribution capabilities intended to promote distribution through direct and indirect sales channels, including systems integrators and alliances with other carriers. At the same time, portions of our business that were underperforming relative to our financial expectations and that did not provide long-term strategic value were identified, and implementation plans were devised to achieve targeted levels of profitability or to exit those lines of business. These plans include downsizing our carrier voice business, primarily in North America, through pricing actions designed to maintain targeted gross margins for this service. These plans also include the divestiture or other exiting of our operations in consumer, small business, trader voice and calling card services. Finally, these plans called for workforce reductions, facility consolidation and other cost saving measures made possible by these strategic initiatives. We believe that implementation of this restructuring plan will over time reduce our funding requirements, accelerate the date by which our operating cash flow will be sufficient to satisfy our anticipated liquidity requirements and lead to overall profitability for the Company. See “Business Restructuring” below for further information on our restructuring activities.

Our revenues decreased in 2004 compared with 2003 as a result of continued pricing reductions for telecommunications services, continual decline in non-core revenue streams such as small business and the financial industry’s trader voice products, actions taken by us in the first half of 2004 to tighten pricing and payment terms for our international long distance reseller customer base and the business restructuring initiatives taken by us in the fourth quarter discussed above. In addition, our revenue decreased due to lower non-cash amortization of prior period IRUs in 2004 compared with 2003 as a result of fresh start accounting on our emergence from bankruptcy on December 9, 2003. Since emerging from bankruptcy our focus has been on acquiring customers in key market segments including regional and multinational enterprises and federal government agencies sold directly or through indirect channels, including through systems integrators. In 2004, our sales volume for data and voice services increased as a result of increased sales to new and existing customers, although our voice services volume increased at a much lower rate than in past years as a result of our initiatives to tighten payment terms for international long distance customers and the downsizing of business with lower margin voice services customers. The increase in revenue as a result of sales volume increases was not significant enough to offset the decrease in revenue as a result of pricing reductions. Telecommunications pricing remained very competitive in 2004 for both voice and data services. Our average annual price declines were approximately 15% for voice services, over 35% for IP access services and lower rates than IP access services for broadband, IP VPN and managed data services.

Our cost of access expense is our single largest expense and was 69.7% and 73.8% of our revenues, excluding revenue from the non-cash amortization of IRUs, for the years ended December 31, 2004 and 2003, respectively. Our cost of access expense decreased in 2004 compared with 2003 as a result of initiatives to reduce access costs. These initiatives included shifting suppliers, contract renegotiations to lower access rates, tariffed discount plans, facility network access optimization, switched network access optimization through direct end office trunking and the continued review of access charges, special promotions and disputes resolution. The result of the improvement in cost of access unit charges and other initiatives was an improvement in gross margin, excluding non-cash amortization of IRU revenue, even though there were significant decreases in revenue. The improvement in cost of access unit charges also resulted in an improvement in gross margin percentage, despite the significant reductions in pricing.

Total gross margin, excluding non-cash amortization of IRU revenue, is calculated as follows:

	Year Ended December 31, 2004	% of revenues excluding IRU amortization revenue	Twelve Months Ended December 31, 2003	% of revenues excluding IRU amortization revenue
	(in millions)		(in millions)
Consolidated revenue	$2,487	NA	$2,763	NA
Revenue from the amortization of prior period IRUs (“IRU amortization revenue”)	4	NA	78	NA

Revenue excluding IRU amortization revenue	2,483	100%	2,685	100%
Cost of access	1,731	69.7%	1,982	73.8%

Gross margin excluding IRU amortization revenue	$752	30.3%	$703	26.2%

During 2004, our operations continued to generate negative cash flows and reduce our available liquidity. As a result, we determined we would need additional funds to meet our liquidity requirements for 2004 and beyond. As an interim financing arrangement during 2004, we borrowed $125 million from a subsidiary of ST Telemedia under a senior secured loan facility (the “Bridge Loan Facility”). On December 23, 2004, we completed a recapitalization plan, as described below (the “Recapitalization Plan”), to restructure existing indebtedness with ST Telemedia and its subsidiaries and to raise additional financing. Based on our business plan, our expectation is that cash on hand, together with proceeds from anticipated sales of non-core assets, marketable securities and IRU’s will provide us with the liquidity needed to fund our operations until we start to generate positive cash flow at some point in the second half of 2006.

Under the Recapitalization Plan, we repaid $75 million of principal amount of the $200 million 11% senior secured notes issued on the Effective Date (the “Exit Notes”) to a subsidiary of ST Telemedia. We also paid accrued interest of approximately $15 million on the Exit Notes and Bridge Loan Facility. The remaining $125 million of Exit Notes and the $125 million Bridge Loan Facility were exchanged for a $250 million aggregate principal amount of 4.7% payable-in-kind mandatory convertible notes (the “Convertible Notes”), which are held by subsidiaries of ST Telemedia.

As part of the Recapitalization Plan, GCUK issued $200 million in aggregate principal amount of 10.75% United States dollar denominated senior secured notes due 2014 and £105 million aggregate principal amount of 11.75% pounds sterling denominated senior secured notes due 2014 (collectively, the “GCUK Notes”). The United States dollar and sterling denominated notes were issued at a discount of approximately $3 million and £2 million, respectively, which resulted in the Company receiving gross proceeds, before underwriting fees, of approximately $398 million. (See “Liquidity and Capital Resources” below for further description of the Recapitalization Plan.)

2005 Outlook

In 2005, we expect our revenue to increase modestly for our enterprise and carrier data services businesses, including through expansion of indirect channels such as system integrators and alliances with other carriers. We expect to increase revenue in these areas through aggressive customer acquisition in specific target markets, including enterprise customers in the financial services, high-tech, health care, and transportation and distribution sectors, government customers, wireless and mobile operators, and regional LECs.

However, this increase in revenue from growth in our core business areas will not be large enough to offset significant decreases in revenue resulting from: the sale or other exiting of non-strategic parts of our business including the small business, consumer, financial industry trader voice, and calling card business lines; reductions in carrier voice services revenue due to pricing actions to maintain targeted gross margins which are expected to result in significant reductions in carrier voice sales volume; and continued pricing reductions for telecommunications services generally. We expect to see price declines for commoditized products such as long distance TDM voice services for enterprise customers and IP access and international private line data services in the range of 10% to 20% and 15% to 25%, respectively, as a result of continued intense competition throughout the industry. We expect minimal price declines for premium products such as IP VPN, video conferencing and managed services. We expect relative price stability in carrier voice services and will manage pricing to achieve targeted gross margins for these services.

We expect our access costs to decline significantly as a result of: the reduction in revenues described above; a change in revenue mix towards data and IP services, which have lower cost of access unit charges than voice services; and continuing cost of access initiatives to take further advantage of favorable contract discounts and rates, to optimize the network and to eliminate redundant circuits. We expect a modest decrease in gross margin dollars but a significant increase in our gross margin percentage as a result of increases in higher margin data and IP services revenues, improvements in margins for carrier voice services due to the pricing actions referenced above, and reductions in revenues from the non-strategic business areas discussed above. As discussed further below, as a result of the restructuring activities commenced in the fourth quarter of 2004, which include headcount reductions and facility closings, we expect significant savings in employee and related benefit expenses during 2005. This should result in significantly reduced operating expenses and a reduction in our operating loss when compared with 2004 results.

In 2005, we expect our cash flow used by operations to decrease as a result of the improvement in operating loss indicated above and lower payments related to deferred reorganization costs and restructuring costs. We expect a slight reduction in cash used for capital expenditures and repayments of capital lease obligations compared to 2004 levels. Cash used to pay interest obligations on our indebtedness will increase significantly as a result of the Recapitalization Plan discussed above. We expect to continue to sell capacity on our network in the form of IRUs and anticipate significant proceeds from non-core asset sales. Overall, we expect our cash and cash equivalents balance to decrease significantly in 2005 but at a lower rate than in 2004.

Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) or 15d-15(f) under the Exchange Act. Because of its inherent limitations, internal control over financial reporting cannot provide absolute assurance of the prevention or detection of misstatements.

Under Section 404 of the Sarbanes-Oxley Act (“SOX 404”), management is required to assess the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. We expect to complete our assessment in time to file an amendment to the Form 10-K prior to the May 2, 2005 SEC reporting deadline. At the current stage of our assessment process, we have identified the material weaknesses described in Item 9A, “Controls and Procedures,” of the Form 10-K Filing. Also as described in Item 9A, we are creating and implementing remediation plans for these material weaknesses.

Discontinued Operations

On August 3, 2004, New GCL’s Board of Directors approved a plan to divest Global Marine, a non-core business, and on August 13, 2004, we entered into a series of agreements with Bridgehouse for the sale of Global Marine and the transfer of our forty-nine percent shareholding in S.B. Submarine Systems Company Ltd. (“SBSS”), a joint venture primarily engaged in the subsea cable installation and maintenance business in China, for consideration up to $15 million, subject to certain conditions as defined in the agreements. We completed the sale of Global Marine during the third quarter for consideration of $1 million. No gain or loss was recorded on the sale. The sale of our holdings of SBSS is subject to approval by the other joint venture holder and regulatory approval by the Chinese government, which we expect to occur by mid-2005. Our agreement to transfer our shareholding in SBSS expires in October 2005. As a result of these transactions, Bridgehouse has assumed all of Global Marine’s capital and operating lease commitments.

Restructuring Activities

2004 Restructuring Plans

During the first three quarters of 2004, we adopted restructuring plans to combine previously segregated customer support functions for greater efficiency and to allow our sales force to increase its focus on customer acquisition rather than retention, to consolidate staff into a single location to reduce overhead charges and improve functional efficiency, and to achieve certain other targeted reductions. The plans resulted in the elimination of approximately 100 employees and closure of one facility. As a result, we recorded $3 million of restructuring charges, of which $2 million related to severance and related benefit obligations related to the eliminated employees and $1 million related to facility closure costs, net of estimated sublease rentals. All amounts accrued under these restructuring plans were paid during 2004.

On October 8, 2004, our board of directors approved a restructuring plan designed to focus on businesses that are consistent with our overall vision—to be a premier provider of global data and IP services to enterprises and carriers by building on our extensive network and technological capabilities. The restructuring plan involves concentrating our efforts in areas that we anticipate will provide profitable growth opportunities and moving away from a number of unprofitable and non-strategic parts of the business. We commenced the restructuring plan during the fourth quarter of 2004. We developed the restructuring plan in light of ongoing adverse conditions in the telecommunications industry, in particular the continued pricing pressures for telecommunications services. We believe that the implementation of the restructuring plan will, over time, reduce our funding requirements, accelerate the date by which our operating cash flow will be sufficient to satisfy our anticipated liquidity requirements and lead to overall profitability for the Company.

The October 2004 restructuring plan includes initiatives to increase our focus on our core enterprise, conferencing and carrier data sales business, as well as to pursue several new business development initiatives in areas where we can capitalize on our IP network and capabilities. These initiatives are focused principally on global IP offerings and on expanding our distribution capabilities through indirect channels such as system integrators as well as providing enhanced services for telecommunications carriers to resell. We plan to redeploy certain personnel and reorganize our sales and marketing efforts around these initiatives. The plan also includes downsizing our carrier voice business, primarily in North America, through pricing actions designed to maintain targeted gross margins for this service. The plan also includes the divestiture or other exiting of our operations in consumer, small business, trader voice and calling card services. Finally, the plan calls for implementing workforce reductions, facilities consolidation and other cost savings initiatives associated with the parts of the business being deemphasized noted above. To date, more than 450 reductions in headcount have been completed across a range of business functions and job classes, principally in our North American operations, representing annualized cost savings of approximately $36 to $38 million. As part of the restructuring plan, we also plan to close and consolidate two real estate facilities, with associated anticipated annual cost savings of approximately $1 million.

As a result of these efforts, we estimate that we will incur cash restructuring charges of approximately $12 million to $13 million for severance and benefits in connection with the anticipated workforce reduction and approximately $2 million related to the real estate consolidation. Payments due for these restructuring activities are expected to be completed during 2005 for employee terminations and continue through 2008 for real estate consolidations. The majority of the restructuring charges related to severance and benefits occurred in the final quarter of 2004 and the restructuring charges related to real estate consolidations have occurred in 2004 and will occur in 2006. During the quarter ended December 31, 2004, we recorded $12 million of restructuring charges, of which $11 million related to severance and associated benefit obligations resulting from employee eliminations and $1 million related to facility closure costs, net of estimated sublease rentals under this restructuring plan. As of December 31, 2004, we have eliminated approximately 400 employee positions and vacated one facility under this restructuring plan. As a result of these restructuring activities and asset impairments announced by other telecommunications companies during the second half of 2004, we performed a review of our long-lived assets to determine if any impairment exists. Based on our review, we have determined that no impairment exists at December 31, 2004.

2003 and Prior Restructuring Plans

During 2001 and 2002, we announced and implemented certain restructuring activities to reduce our operating expenses and cash flow requirements. The restructuring activities were taken as a result of the slow down of the economy and telecommunications industry as well as our efforts to restructure the Company while under bankruptcy protection. The restructuring activities included the realignment of regional organizational structures into integrated global functions and the elimination of certain positions within existing functions. As a result of these activities, the Company eliminated approximately 4,900 positions and vacated approximately 245 facilities through December 31, 2002.

During the period January 1 to December 9, 2003, we adopted restructuring plans to further integrate certain global functions to more appropriately align those functional units with regional operating needs. We also integrated responsibilities within the network operations, service delivery, and other functions. We determined the integration of these responsibilities would increase efficiency and reduce operating costs. As a result of these initiatives, we recorded a restructuring charge of $9 million in the period January 1 to December 9, 2003. This charge consists of $8 million related to employee terminations related to severance-related payments and outplacement costs for employees involuntarily terminated and $1 million related to facility closures net of anticipated sub-lease payments. As a result of these activities, we eliminated approximately 300 positions and vacated approximately 10 facilities during the period January 1, 2003 to December 9, 2003. In addition, during the period January 1 to December 9, 2003, we re-assessed the adequacy of the restructuring liability and determined that an additional $32 million would be required for continuing lease obligations related to surplus facilities included in previously announced restructuring plans. In total, for the period January 1 to December 9, 2003 we recorded restructuring charges of $41 million, which was recorded as a reorganization item (see Note 18 to the consolidated financial statements included in this annual report).

On December 9, 2003, we emerged from chapter 11 bankruptcy proceedings and released $105 million of subject to compromise liabilities related to restructuring liabilities, in accordance with SOP 90-7. This consisted of $21 million related to stayed post-employment benefits, $75 million related to facility lease rejection claims, and $9 million related to other restructuring items. As of December 9, 2003, we maintained $3 million of this employee-related liability as deferred reorganization costs for non-priority payments to 556 former employees terminated more than 90 days prior to our bankruptcy filing but prior to receipt of their full severance benefit payout. These payments were approved by the Bankruptcy Court in 2002 subject to meeting certain conditions and disbursed in December 2003.

During the year ended December 31, 2004, we paid ongoing severance payments and continuing lease obligations committed to in these previously announced restructuring plans. As at December 31, 2004, our restructuring liability related to these plans was $150 million. We anticipate making payments under these restructuring plans, related to continuing lease obligations, through 2025.

Accounting Impact of Reorganization

As a result of our chapter 11 filing in the Bankruptcy Court, the consolidated financial statements of Predecessor have been prepared in accordance with SOP 90-7. SOP 90-7 requires an entity to distinguish pre- petition liabilities as subject to compromise from post-petition liabilities on its consolidated balance sheet. The liabilities subject to compromise reflect our estimate of the amount of pre-petition claims that were restructured in the GC Debtors’ chapter 11 cases. In addition, our consolidated statement of operations reflects ongoing operations separately from any revenues, expenses, realized gains and losses, and provisions resulting from the reorganization, otherwise known as reorganization items, except those required to be reported as discontinued operations and extraordinary items in conformity with Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, as amended by SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”, and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

On the Effective Date, we implemented the “fresh start” accounting provisions of SOP 90-7 to the financial statements of Successor. Under fresh start accounting, we allocated the reorganization value to our assets and liabilities based upon their estimated fair values. The reorganization equity value of $407 million was determined pursuant to our Plan of Reorganization and ST Telemedia’s $250 million equity investment for 61.5% ownership. The fair value of the assets and liabilities of Successor, on the Effective Date, of approximately $2.2 billion comprised $200 million in Exit Notes, $407 million in New GCL common and preferred stock and additional paid in capital and approximately $1.6 billion of other liabilities, including obligations under various capital leases, that were not eliminated or discharged under the terms of the Plan of Reorganization. The Plan of Reorganization resulted in the cancellation of all Old GCL outstanding common and preferred stock and additional paid in capital and all pre-petition indebtedness of the GC Debtors. See Note 2, “Fresh Start Accounting,” to the accompanying consolidated financial statements for a full description of the impact of fresh start accounting on Successor’s consolidated balance sheet on the Effective Date. As a result of these changes to the capital structure, Successor’s interest expense and preferred dividend obligations will be significantly less than we incurred in periods prior to our bankruptcy filing.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The preparation of these financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Management continually evaluates its judgments, estimates and assumptions based on historical experience and available information. The following are the significant areas of our consolidated financial statements that involve significant judgment, assumptions, uncertainties and estimates. The estimates involved in these areas are considered critical because if actual results or events differ materially from those contemplated by management in making these estimates, the impact on our consolidated financial statements could be material. For a full description of our significant accounting policies, see Note 3, “Basis of Presentation and Significant Accounting Policies,” to the accompanying consolidated financial statements.

Fresh Start Accounting and Reporting

Upon emergence from bankruptcy, we adopted fresh start accounting and reporting which resulted in material adjustments to the historical carrying amount of our assets and liabilities. Fresh start accounting and reporting was applied in accordance with SOP 90-7, which required us to allocate the reorganization value to our assets and liabilities based upon their estimated fair values. The Company engaged an independent appraiser to assist in the allocation of the reorganization value and in determining the fair market value of its property and equipment and intangible assets. As provided by the accounting rules, we used a one-year period following the Effective Date to finalize the allocation of the reorganization value to our assets and liabilities, excluding changes in amounts related to pre-confirmation contingencies, which are included in the determination of net income (loss). During the one-year allocation period, we adjusted the reorganization value among assets as well as between assets and liabilities as a result of additional information during 2004. These adjustments were recorded as reclassifications during 2004. The determination of the fair values of assets and liabilities was subject to significant estimation and assumption.

Receivable Reserves

Sales Credit Reserves

During each reporting period we must make estimates for potential future sales credits to be issued in respect of current revenues, related to billing errors, service interruptions and customer disputes which are recorded as a reduction in revenue. We analyze historical credit activity and changes in customer demands related to current billing and service interruptions when evaluating our credit reserve requirements. We reserve known billings errors and service interruptions as incurred. We review customer disputes and reserve against those we believe to be valid claims. We also estimate a general sales credit reserve related to unknown billing errors and disputes based on such historical credit activity. The determination of the general sales credit and customer dispute credit reserve requirements involves significant estimation and assumption.

Allowance for Doubtful Accounts

During each reporting period we must make estimates for potential losses resulting from the inability of our customers to make required payments. We analyze our reserve requirements using several factors, including the length of time the receivables are past due, changes in the customer’s creditworthiness, the customer’s payment history, the length of the customer’s relationship with us, the current economic climate, and current industry trends. A specific reserve requirement review is performed on customer accounts with larger balances. A general reserve requirement is performed on accounts not subject to specific review utilizing the factors previously mentioned. We have historically experienced significant changes month to month in reserve level requirements, primarily due to unanticipated large customer bankruptcy filings or other insolvency proceedings. Due to the current economic climate, the competitive environment in the telecommunications sector and the volatility of the financial strength of particular customer segments including resellers and CLECs, the collectibility of receivables and credit worthiness of customers can become more difficult and unpredictable. Changes in the financial viability of significant customers, worsening of economic conditions and changes in our ability to meet service level requirements may require changes to our estimate of the recoverability of the receivables. In some cases receivables previously charged off are recovered through litigation and negotiations and are recognized as a reduction in bad debt expense in the period realized. Appropriate adjustments will be recorded to the period in which these changes become known. The determination of both the specific and general allowance for doubtful accounts reserve requirements involves significant estimation and assumption.

We have identified process deficiencies related to the establishment of our receivable reserves that we believe constitute a material weakness. See Item 9A, “Controls and Procedures” of the Form 10-K Filing for further information.

Cost of Access Accruals

Background

Our cost of access primarily comprises usage-based voice charges paid to other carriers to originate and/or terminate switched voice traffic and charges for leased lines for dedicated facilities. Cost of access is our single largest expense, amounting to approximately 69.6% of our revenue for the year ended December 31, 2004.

As a result of a review we initiated in April 2004, we determined that there was a material weakness in our internal control over financial reporting related to cost of access accounting in our North American operations, including the failure to make use of available information to conduct an aggregate true-up of estimated cost of access expenses to actual cash payments made to access providers. This weakness resulted in an understatement of cost of access in 2003 and gave rise to the restatement of our 2003 financial statements. A description of this weakness and the remediation measures that have been and are being undertaken by us is set forth in Item 9A, “Controls and Procedures,” of our amended 2003 annual report on Form 10-K/A.

Set forth below is a summary of our current policy and procedures regarding cost of access accounting after giving effect to changes made in light of our cost of access review. This summary reflects significant changes in the processes utilized to validate the monthly estimates of the cost of access accrual produced by our underlying cost of access expense estimation processes in North America. Except for the implementation of the COA Overlay (as defined below), the overall design of our cost of access estimation process remains materially unchanged, although refinements have been made to improve the accuracy of inputs to the process.

Policy and Use of Management Estimates

Our policy is to record access expense as services are provided by vendors. Access costs for switched voice traffic are estimated and expensed based on the volume of access services purchased, as measured by the Company’s internal cost of access expense systems, and the access rates determined by contracts between the Company and its access providers and/or tariff rates obtained from industry data sources. Access costs for leased lines are expensed based on invoice data and on estimates of the impact of circuits acquired, disconnected or re-rated during the applicable month. We make a preliminary estimate of monthly access costs incurred based on this information. We then adjust this preliminary estimate based on an analysis of historical differences between such preliminary monthly estimates and the comparable amounts determined by the validation procedures described below, including the rebuilding of the cost of access accrual on a 90 day lag basis using aggregate cash payment information. The amount of the adjustment to our preliminary estimate is referred to in this annual report as the “COA Overlay.” The recognition of access costs involves the use of significant management estimates and assumptions and requires reliance on non-financial systems.

The estimation and validation of cost of access expense is extremely complex due to the following: changing regulations regarding access rules and related charges; the frequency of pricing changes in the market; constantly changing traffic patterns; the volume of information and inconsistency or deficiencies in external databases, particularly regarding line ownership information; delays in invoicing by access vendors; and the receipt of multiple invoices from the same vendor. These complicating factors are especially relevant in North America, where approximately 84% of our total access charges were incurred in 2004. Thus, our estimates of our cost of access expense are imprecise and may differ from the actual costs for the relevant periods when they are finally settled in the ordinary course of business. As a result of the improved cost of access expense estimation and accrual validation processes reflected in the below summary, we believe that we have established appropriate reserves for our accrued cost of access liabilities.

Principal Estimation Systems

For switched voice traffic, each month the minutes recorded by our switches (the “minutes of use” or “MOUs”) are multiplied by the estimated rates for those minutes for that month; the result, after adjusting for any applicable COA Overlay, is the usage expense and accrued usage cost recorded for that month for switched voice traffic. We use proprietary systems to identify, capture, and measure usage-based access costs for voice traffic in North America using multiple sources of data, including: MOU data recorded by the Company’s switches; vendor identification and rate information in widely used industry databases; rate element estimates for smaller vendors; historical data; and actual contract rates for certain usage-based charges.

For leased lines, each month the expense is initially calculated based on the number of circuits and the average circuit costs, according to our leased line inventory system, adjusted for contracted rate changes. The result, after adjusting for any applicable COA Overlay, is the leased line expense and accrued leased line cost recorded for that month. Our inventory system is based on invoices received from facilities providers, which generally bill in advance of the period in which services are provided, as adjusted to track the daily changes in our circuit inventory that are due to customer acquisitions and disconnections. An outside service provider assists us in maintaining and managing our circuit inventory data.

We monitor the accuracy of our systems to measure network volumes and track circuits, and our rate tables are updated frequently to maintain the accuracy of the rate structure we have with our access providers and in accordance with the current tariff rates.

Accounting Entries for Cost of Access

The initial expenses estimated by our cost of access systems are expensed each month in our consolidated financial statements, with a corresponding increase in the cost of access accrual. As invoices for MOUs purchased or access lines leased in North America are received and approved for payment, the Company records balance sheet entries to reduce the accrual and increase accounts payable. Similarly, disbursement of cash to North American access vendors is also a balance sheet entry, reducing accounts payable and cash.

Outside of North America, invoices are expensed upon receipt and the related estimates are reversed. This methodology is practicable outside of North America using existing systems because there are far fewer invoices (particularly manual invoices) and access vendors and a lower level of regulatory complexity in those regions.

Validation of the North American Cost of Access Accrual

A reconciliation of North American cost of access charges at the individual invoice level is impracticable due to current system constraints and given the magnitude of invoices received (approximately 12,000 are received each month and many are manual), the incompatibility of vendor billing information with our cost of access estimation systems, and the high frequency of charges that we dispute with our access providers. We therefore use procedures designed to validate the cost of access accrual established by our cost of access estimation systems.

The primary validation procedures now used in North America are: a monthly rebuilding of the cost of access accrual on a 90 day lag basis using aggregate cash payment information from our financial systems; a comparison, by type of expense (e.g., domestic or international MOUs), of the expense estimates produced by our cost of access estimation systems to the actual amounts billed by major vendors that are captured in our vouchering system; a corroborative review by experienced and knowledgeable employees in the operational and financial cost of access management organizations; and a statistical analysis of the timing of the receipt and vouchering of cost of access invoices and their related service periods. In the fourth quarter of 2004, we also established a predictive test that calculates a forecast of the accrual balance required in the current month based on invoices received to date and the historical timing of invoice receipt versus actual service consumption. Due to delays by access vendors in sending invoices, which can result in our receipt of invoices up to 90 days after the end of the month in which the access services were provided, it is not possible to complete a comprehensive true-up to actual cash payments at the time of the issuance of the Company’s balance sheet within the time frames required by applicable periodic reporting requirements under the Exchange Act. Thus, cost of access accrual estimates are subject to the imprecision discussed above even after giving effect to the application of the Company’s cost of access estimate validation processes. Any mis-estimates reflected in a given balance sheet that are discovered through a subsequent true-up procedure are addressed through change in estimate adjustments made in the preparation of the ensuing balance sheet. We believe that our cost of access expense estimation and accrual validation processes allow us to establish appropriate reserves for our accrued cost of access liabilities and that any such change in estimate adjustments will therefore be immaterial.

Disputes

We perform monthly bill verification procedures to identify errors in vendors’ billing processes. The bill verification procedures include the examination of bills, comparing billed rates with rates used by the cost of access expense estimation systems during the cost of access monthly close process, evaluating the trend of invoiced amounts by vendors, and reviewing the types of charges being assessed. These procedures do not include a comparison of invoiced amounts to amounts accrued in the financial statements for North American operations. If we discover a bill that appears to contain possible inaccuracies in rate or volume data, we record a charge to the cost of access expense and a corresponding increase to the access accrual for the disputed amounts, unless past experience, regulatory rulings or other corroborating evidence indicates that it is not probable that the Company will ultimately be required to pay the invoiced amount. If we ultimately reach an agreement with an access vendor to settle a disputed amount for less than the corresponding accrual, we recognize the resulting gain in the period in which the settlement is reached. Disputes for which we have decided not to accrue an expense are tracked in a log and reviewed periodically to assess whether a loss has now become probable and reasonably estimable, in which case an accrual is established. We generally withhold payments on all amounts subject to dispute until the dispute is settled.

Impairment of Goodwill and Other Long-Lived Assets

We assess the possible impairment of long-lived assets composed of property and equipment, goodwill, other intangibles and other assets held for a period longer than one year, whenever events or changes in circumstances indicate that the carrying amount of the asset(s) may be impaired. Goodwill and other intangible assets are also reviewed annually for impairment whether or not events have occurred that may indicate impairment. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the undiscounted net future cash flows expected to be generated by the asset. If these projected future cash flows are less than the carrying amount, impairment would be recognized, resulting in a write-down of the assets with a corresponding charge to earnings. The impairment loss is measured by the amount by which the carrying amounts of the assets exceed their fair value. Calculating the future net cash flows expected to be generated by assets to determine if impairment exists and to calculate the impairment involves significant assumptions, estimation and judgment. The estimation and judgment involves, but is not limited to, industry trends including pricing, estimating long term revenues, revenue growth, operating expenses, capital expenditures, and expected periods the assets will be utilized.

As discussed in Note 2, “Fresh Start Accounting,” to the accompanying consolidated financial statements included in this annual report, we adopted fresh start accounting upon our emergence from bankruptcy under SOP 90-7, which resulted in a change in the value of our long-lived assets. The change was a result of allocating the reorganization value to our assets and liabilities based upon their estimated fair values.

As a result of the 2004 restructuring activities discussed above and asset impairments announced by other telecommunications companies during the second half of 2004, we performed a review of our long-lived assets to determine if any impairment exists. Based on the results of our review no impairment exists at December 31, 2004.

Deferred Taxes

Our current and deferred income taxes, and associated valuation allowances, are impacted by events and transactions arising in the normal course of business as well as in connection with special and non-recurring items. Assessment of the appropriate amount and classification of income taxes is dependent on several factors, including estimates of the timing and realization of deferred income tax on income and deductions. Actual realization of deferred tax assets and liabilities may materially differ from these estimates as a result of changes in tax laws as well as unanticipated future transactions impacting related income tax balances.

The assessment of a valuation allowance on deferred tax assets is based on the weight of available evidence that some portion or all of the deferred tax asset will not be realized. Deferred tax liabilities were first applied to the deferred tax assets reducing the need for a valuation allowance. Future utilization of the remaining net deferred tax asset would require the ability to forecast future earnings. Based on past performance resulting in net loss positions, sufficient evidence exists to require a valuation allowance on a significant portion of the Company’s net asset balance for all operations except GCUK. Certain of the Company’s UK deferred tax assets have been recognized due to positive evidence of the future realization of those assets

As a result of our bankruptcy, estimates have been made that impact the deferred tax balances. The factors resulting in estimation include but are not limited to the fresh start valuation of assets and liabilities, implications of cancellation of indebtedness income and various other matters.

Restructuring

We have engaged in restructuring activities, which require us to make significant judgments and estimates in determining restructuring charges, including, but not limited to, future severance costs and other employee separation costs, sublease income or disposal costs, length of time on market for abandoned rented facilities, and contractual termination costs. Such estimates are inherently judgmental and changes in such estimates, especially as they relate to contractual lease commitments and related anticipated third-party sub-lease payments, could have a material effect on the restructuring liabilities and consolidated results of operations.

See further discussions in this management’s discussion and analysis and in Note 4, “Restructuring Costs and Related Impairments,” to the accompanying consolidated financial statements, for information on restructuring activities.

Stock-Based Compensation

On December 9, 2003, we adopted the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), related to stock-based awards granted or modified on December 9, 2003 and thereafter, commencing with the stock option award issued in connection with the emergence event on December 9, 2003. In addition to the December 9, 2003 grant, options covering 504,600 shares of New GCL common stock were granted on December 15, 2004. Once the fair value of a stock option is calculated, we estimate the number of options expected to actually vest (total options granted less options reduced by expected employee attrition) to determine total expected stock compensation expense. The total expected stock compensation expense is amortized on a straight-line basis over the option vesting term; provided that the amount amortized as of a given date may be no less than the portion of the options vested as of such date. We use the Black-Scholes option pricing model to determine the fair value of a stock option awarded. The Black-Scholes model requires several subjective inputs including expected volatility, expected life of the option and expected dividend yield. As we restructured our business through the bankruptcy process in 2002 and 2003, we have very limited historical experience to assist us in determining the inputs and have therefore based our inputs, excluding dividend yield which is based on our expectation, on the average of a select group of our competitors’ assumptions for 2003 and a mean-average of our Company’s stock volatility during 2004 and an average of our competitors assumptions. The assumptions used to calculate the fair value of the options granted on December 9, 2003 and December 15, 2004 are a 70% and 86%, respectively expected volatility, a 5-year expected life of the option and 0% dividend yield. The estimated 4% employee attrition rate is based on a review of historical attrition, prior to entering into bankruptcy, and current telecommunications market trends. The determination of inputs used in the Black-Scholes option pricing model and expected employee attrition involves significant estimation and assumption.

For a description of our stock-based compensation programs, see Note 20, “Stock-Based Compensation”, to the accompanying consolidated financial statements.

Assessment of Loss Contingencies

We have legal and other contingencies that could result in significant losses upon the ultimate resolution of such contingencies. We have provided for losses in situations where we have concluded that it is probable that a loss has been or will be incurred and the amount of the loss is reasonably estimable. A significant amount of judgment is involved in determining whether a loss is probable and reasonably estimable due to the uncertainty involved in predicting the likelihood of future events and estimating the financial impact of such events. Accordingly, it is possible that upon the further development or resolution of a contingent matter, a significant charge could be recorded in a future period related to an existing contingent matter. For additional information, see Note 23, “Commitments, Contingencies and Other,” to the accompanying consolidated financial statements.

Comparison of Financial Results

In light of events and circumstances that occurred during the years ended December 31, 2004, 2003 and 2002, the results between periods are not necessarily comparable due to the following factors:

•	As a result of the consummation of the Plan of Reorganization and emergence from bankruptcy on December 9, 2003, we discharged certain pre-petition liabilities subject to compromise, restructured our equity and adopted fresh start accounting in accordance with SOP 90-7. This resulted in recording a gain on settlement of pre-petition liabilities and recapitalization of $23.934 billion (including $858 million related to Global Marine which is included in discontinued operations) and a gain of $1.1 billion related to fresh start accounting adjustments (including a $9 million loss from fresh start adjustments related to Global Marine which is included in discontinued operations), including the elimination of $1.405 billion (including $7 million related to Global Marine) in deferred revenue. This adjustment of deferred revenue decreases the amortization of deferred revenue in periods after the Effective Date.

•	We filed for bankruptcy protection on January 28, 2002, which had a profound effect on our results, including the cessation of interest accruing on all of our then outstanding indebtedness and dividends on then outstanding preferred stock; significant reduction of operating expenses through lease and contract rejections resulting from the exercise of our rights under the Bankruptcy Code; improvements in working capital cash flows due to the stay orders of the court applying to our pre-petition liabilities; and erosion of revenues in 2004, 2003 and 2002 from levels experienced in 2001.

•	We have restructured our cost environment commencing August 2001, when we made our initial announcement of employee reductions, asset abandonments and real estate portfolio rationalization and have continued restructuring activities through 2004. The restructuring activities have resulted in significant reductions in other operating expenses and cash capital expenditures.

•	During those years the performance of the telecommunications industry declined as a whole. As a result of an excess of supply over demand, significant price deflation occurred throughout the period, as discussed further below.

Inclusion of Results of Operations of Successor and Predecessor during 2003

On the Effective Date, New GCL emerged with a new capital structure and with no retained earnings or accumulated losses. This resulted in a new reporting entity under a new basis of accounting, thereby resulting in a second accounting period in 2003 for the Company. Following the transaction closing late in the business day on December 9, 2003, Successor commenced operations on December 10, 2003 and thus experienced a 22 day operating period in 2003. The results for the period January 1, 2003 through December 9, 2003 represent the Predecessor’s operations.

As required by Item 303(a) of Regulation S-K, the below discussion and analysis of results covers all periods for which financial statements are presented, even when those periods relate to periods shorter than a full 12 month period. Such shortened periods are not directly comparable to full-year periods. Therefore, in order to provide an informative comparison of results, we use pro forma information below for the twelve months ended December 31, 2003 by combining the results of operations of Predecessor from January 1, 2003 through December 9, 2003 with the results of operations of Successor from December 10, 2003 through December 31, 2003.

Results of Operations for the Year Ended December 31, 2004 compared to the Pro Forma Combined Results of Operations for the Twelve Months Ended December 31, 2003

The following discussion compares the restated results of operations of Successor for the year ended December 31, 2004 and Successor and Predecessor on a combined basis for the year ended December 31, 2003. The discussion is provided for comparative purposes only, but the value of such a comparison may be limited. The pro forma combined results of operations for the year ended December 31, 2003 combines the results of operations for Predecessor for the period from January 1, 2003 to December 9, 2003 with the results of operations for Successor for the period from December 10, 2003 to December 31, 2003. Such pro forma combined financial information does not reflect the results of operations that either Predecessor or Successor would have achieved for a full 12-month operating cycle in 2003. The pro forma combined financial information for the year ended December 31, 2003 is merely additive and does not give pro forma effect to the Predecessor’s results as if the consummation of the Plan of Reorganization and the related fresh start and other adjustments had occurred at the beginning of the period presented. In addition, Successor has a significantly different capital structure than Predecessor as a result of the reorganization.

Revenues. Revenues for the year ended December 31, 2004 and twelve months ended 2003 reflect the following changes:

	Year Ended December 31, 2004	Twelve Months Ended December 31, 2003	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Commercial	$1,001	$1,048	$(47)	(4)%
Consumer	17	28	(11)	(39)%
Carrier:
Service revenue	1,465	1,609	(144)	(9)%
Amortization of prior period IRUs	4	78	(74)	(95)%

Total carrier	1,469	1,687	(218)	(13)%

Total revenues	$2,487	$2,763	$(276)	(10)%

Commercial revenues. Commercial revenue relates to the provision of voice, data and conferencing services to our business customers, other than carriers and consumers.

	Year Ended December 31, 2004	Twelve Months Ended December 31, 2003	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Voice services revenue	$434	$470	$(36)	(8)%
Data services revenue	480	497	(17)	(3)%
Conferencing services revenue	87	81	6	7%

Total commercial revenues	$1,001	$1,048	$(47)	(4)%

In 2004 our commercial revenues decreased as a result of declines in the average unit prices of voice, data, and conferencing services and decreases in non-core areas of our commercial sales channel including small business, calling card and financial industry trader voice customers. Small business and financial industry trader voice revenue decreased $72 million to $148 million during 2004 compared with $220 million for 2003. The decrease in revenue as a result of lower average unit prices and the impact of our business restructuring activities was partially offset by modest increases in sales volume for voice and data services and significant sales volume increases for conferencing services. During 2004, we experienced a slight change in our sales mix towards the higher margin data and conferencing products (57% of total commercial revenues for the year ended December 31, 2004 compared with 55% for the same period in 2003) from the lower margin voice services products. This sales mix change was primarily a result of growth in our IP and global managed services sales, lower data customer attrition than voice customer attrition during the bankruptcy period, and decreases in non-core areas.

Voice services revenue decreased as a result of a greater than 10% decrease in average annual unit prices and as a result of reductions in calling card and small business voice services revenues. The decrease in average annual unit prices is a result of continued competition in the North American domestic wireline market. The decrease in revenue due to voice services price declines was partially offset by an increase in voice services sales volume of approximately 5%. The increase is a result of additional purchases from existing customers as well as sales to new customers.

Data services revenue decreased as a result of average unit price reductions and the attrition of certain financial market customers and, to a lesser degree, small business customers. We have seen significant pricing declines in data services such as IP access and private line services. The rate of price declines for these products has slowed from prior trends and pricing for premium products such as IP VPN and managed service applications have declined at a slower rate. The decrease in revenue was partially offset by an increase in sales volume for data service products. We have had significant increases in sales unit volume and revenues for our IP services products, including Internet access and IP VPN services.

Conferencing services revenue increased as a result of an over 25% increase in sales unit volume. The increase in sales volume is a result of greater collaboration between the conferencing and commercial sales force representatives to target new and existing customers not yet using Global Crossing’s conferencing services, the marketing of new video conferencing services to these customers, and changes in our pricing structure for conferencing services. The increase in revenue as a result of the greater sales volume was partially offset by an over 15% decrease in average annual unit prices for conferencing services. The decrease in pricing for conferencing services is a result of continued competition and pricing promotions.

Consumer revenues. We do not invest in our consumer business as we have determined this business is not core to our strategy. We have no plans to grow this business as the costs to maintain and acquire customers are expected to exceed the benefits to our future profitability. Therefore we expect consumer revenues to continue to decline as a result of customer attrition and price erosion of the existing customer base.

Carrier revenues. Service revenue in the carrier channel relates to the provision of voice and data services to our telecommunications carrier customers.

	Year Ended December 31, 2004	Twelve Months Ended December 31, 2003	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Voice services revenue	$1,255	$1,394	$(139)	(10)%
Data services revenue	210	215	(5)	(2)%

Total carrier service revenues	$1,465	$1,609	(144)	(9)%

In 2004 our carrier service revenues decreased as a result of declines in the average unit prices of voice and data services, our actions to tighten pricing and payment terms for our international long distance reseller customers and our business restructuring activities, implemented in the fourth quarter of 2004, to downsize unprofitable parts of our carrier sales services which includes certain United States domestic and international long distance customers. The lower unit prices were partially offset by modest increases in sales unit volume of both voice and data services. During 2004, we experienced a slight change in our sales mix towards the higher margin data products (14% of total carrier revenues for the year ended December 31, 2004 compared with 13% for the twelve months ended December 31, 2003) from the lower margin voice services products. This sales mix change was primarily a result of growth in our IP services sales and a reduction of our voice services sales as a result of our business restructuring activities in the fourth quarter.

Voice services revenue decreased partially as a result of greater than 10% and 15%, respectively, decreases in average annual unit prices for our U.S. domestic and international long distance voice services products. The decreases are a result of continued competition in both the U.S. domestic wireline services and international long distance services markets. In addition, a portion of the decrease is a result of the tightening of our payment terms for long distance reseller customers, which resulted in the non-renewal of certain low margin wireless customer contracts and due to the business initiatives initiated in the fourth quarter to downsize our lower margin voice services customers. The decrease in revenue was partially offset by greater than 5% increases in sales unit volume for our U.S. domestic voice services. Our unit volume for international long distance services had a minimal increase.

Data services revenue decreased as a result of a decrease in average annual unit prices and a significant increase in data service sales to a larger carrier customer in 2003 that has since decreased its business with us significantly, partially offset by an increase in sales unit volume. The decrease in average unit prices is due to continued competition in the carrier markets. The majority of the increase in sales unit volume relates to sales of IP services (IP access to ISP/Enhanced Service Provider and research and education markets).

Revenue recognized relating to the amortization of IRUs sold in prior periods decreased in 2004 as compared with 2003 as a result of the adoption of fresh start accounting on the Effective Date. The adoption of fresh start accounting resulted in the elimination of approximately 90% of deferred revenue to reflect its then fair value.

Cost of access and maintenance. Cost of access and maintenance (“COA&M”) primarily includes the following: (i) usage based voice charges paid to local exchange carriers (“LECs”) and interexchange carriers (“IXCs”) to originate and/or terminate switched voice traffic; (ii) charges for leased lines for dedicated facilities and local loop (“last mile”) charges from both domestic and international carriers; and (iii) thirdparty maintenance costs incurred in connection with maintaining the terrestrial network, subsea fiber optic network (“wet maintenance”) and cable landing stations.

	Year Ended December 31, 2004	Twelve Months Ended December 31, 2003	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Cost of access:
Leased line access charges	$622	$643	$(21)	(3)%
Usage based charges	1,109	1,339	(230)	(17)%

Total cost of access	1,731	1,982	(251)	(13)%
Maintenance expenses	113	125	(12)	(10)%

Total COA&M	$1,844	$2,107	$(263)	(12)%

Cost of access for the twelve months ended December 31, 2003 includes a $67 million charge resulting from the restatement of our previously issued financial statements as a result in errors in the calculation of our cost of access liability. Our cost of access expense decreased as a result of initiatives to negotiate lower cost of access unit prices and eliminate non-revenue usage. These initiatives include: shifting suppliers, contract and tariff renegotiations, facility network access optimization including extending the access network closer to the customer as well as aggregating circuits with lower trunk speeds and migrating them to fewer high speed circuits, optimization through direct end office trunking and increased review of access charges, special promotions, use of alternative termination providers and disputes resolution. Usage based charges decreased as a result of per unit pricing reductions, partially offset by volume increases. Through our cost of access initiatives we were able to reduce our cost of access charges and improve our gross margin.

Third-party maintenance expenses decreased as a result of optimizing our vendor arrangements by renegotiating certain maintenance agreements. Specific renegotiations included term extensions, which resulted in lower annual charges, and amendments to change maintenance charges from a standing fixed charge to a variable charge based on actual vendor time and material charges incurred.

Other operating expenses. Other operating expenses primarily consist of (i) cost of sales relating to our managed services and conferencing services; (ii) real estate and network operations related expenses, including all administrative real estate costs; (iii) sales and marketing expenses; (iv) general and administrative expenses (“G&A”), including all administrative employee-related expenses, regulatory costs, insurance and professional fees; (v) stock-related expenses-related to employee stock options and restricted stock units; (vi) bad debt expense; (vii) non-income taxes, including property taxes on owned real estate and trust fund related taxes such as gross receipts taxes, franchise taxes and capital taxes; and (viii) restructuring costs.

(in millions)	Year Ended December 31, 2004	% of Revenue	Twelve Months Ended December 31, 2003	% of Revenue	$ Increase/ (Decrease)	% Increase/ (Decrease)
Other operating expenses:
Cost of sales	$45	1.8%	$47	1.7%	$(2)	(4)%
Real estate and network operations	391	15.7%	387	14.0%	4	1%
Sales and marketing	138	5.5%	124	4.5%	14	11%
General and administrative	128	5.1%	105	3.8%	23	22%
Stock-related expenses	28	1.1%	1	—	27	NM
Bad debt expense	10	0.4%	47	1.7%	(37)	(79)%
Non-income taxes	17	0.7%	30	1.1%	(13)	(43)%
Restructuring costs	15	0.7%	—	—	15	NM

Total other operating expenses	$772	31.0%	$741	26.8%	$31	4%

NM—not meaningful

The decrease in cost of sales was, in part, a result of recognizing approximately $6 million of vendor charges in 2003 for service contracts that were either discontinued or expired during 2004. The decrease was partially offset by increases resulting from (i) leasing additional equipment to connect our customers to our network to deliver our managed services product as a result of increased managed services and conferencing services sales and (ii) higher cost of sales rates upon renewal of contracts with vendors for servicing our managed services product.

Real estate and network operations related expenses increased primarily as a result of (i) an increase in rental properties throughout 2003, resulting in rent increases on these properties for all of 2004, (ii) increased facility maintenance and utility costs due to the aging of certain facilities, and (iii) increases in employee related costs as a result of accruing an annual bonus in 2004 and salary increases effective January 1, 2004 (although overall employee costs were lower as a result of lower headcount). The total annual bonus accrual for 2004 was approximately $15 million, of which approximately $7 million relates to real estate and network operations. No annual bonus expenses were incurred in 2003 since comparable costs were recorded as reorganization items, as opposed to operating costs, during the pendency of our bankruptcy proceedings. The increase related to these items was partially offset by decreases in salaries and benefits expenses due to headcount reductions in real estate and network operations resulting from our business restructuring activities implemented in the fourth quarter of 2004.

Sales and marketing expenses increased primarily due to (i) increases in salaries and benefits costs as a result of headcount increases in conferencing and enterprise sales in 2004, (ii) an increase in sales commissions for certain high performing conferencing and other sales representatives and (iii) increases in marketing expenses as a result of new advertising and marketing programs to support our strategy of acquiring new customers upon emergence from bankruptcy. In addition, other employee-related costs were higher in 2004 compared to 2003, as a result of accruing an annual bonus in 2004 and salary increases effective January 1, 2004 for the marketing and salaried sales employees. As discussed above, no annual bonus expenses were recorded in operating expenses in 2003. These increases were partially offset from decreases in salaries and benefits expenses due to headcount reductions in carrier sales resulting from our business restructuring activities implemented in the fourth quarter of 2004.

Bad debt expense decreased primarily due to (i) improvements in the aging of our accounts receivable through focused collection efforts, enhanced evaluations of customers’ creditworthiness and credit limits and the tightening of our payment terms for our international long distance reseller customers which provided for lower levels of general reserve requirements, (ii) a decrease in general reserve requirements as a result of lower revenues (see “Revenues” above for further discussion of the decrease in revenue), (iii) an approximately $2 million recovery in 2004 from a significant carrier customer for previously reserved balances and (iv) the fact that we recorded approximately $8 million in bad debt expenses in 2003 related to two significant carrier customers defaulting on their payments. Our international long distance reseller customers are generally higher financial risk than other customers and the tightening of payment terms with such customers has reduced this risk.

Non-income taxes decreased as a result of lower personal property, capital stock, franchise and gross receipts taxes. The decrease is primarily a result of reductions in the market value of certain assets. Asset values determine property taxes and apportionment values, which determine capital and franchise taxes.

Stock-related expenses for 2004 consist of (i) $19 million stock compensation expense related to the December 9, 2003 and December 15, 2004 stock option grants and (ii) $9 million related to the March 8, 2004 restricted stock unit grant. See Note 7, “Stock-Based Compensation”, to the accompanying consolidated financial statements. Stock-related expenses for 2003 consist of $1 million stock compensation expense for Successor related to the December 9, 2003 stock option grant. There were no stock-related expenses incurred during the period January 1 to December 9, 2003 relating to Predecessor’s options, which were accounted for under the intrinsic value method.

G&A costs increased as a result of (i) increases in professional fee costs of approximately $7 million primarily related to the planning, documenting and testing of our internal control systems for compliance with Sarbanes-Oxley Act requirements, (ii) professional fees of approximately $5 million related to the investigation and review of our cost of access liability, (iii) recognizing a $11 million reduction in G&A expenses in 2003 related to our deferred gain on the disposal of our former GlobalCenter subsidiary, (iv) increases in employee related costs as a result of accruing an annual bonus in 2004 and salary increases effective January 1, 2004 and (v) professional fees of approximately $4 million related to the restructuring of indebtedness with ST Telemedia as part of the Recapitalization Plan. As discussed above, no annual bonus expenses were recorded in operating expenses in 2003. The increase related to the items above were partially offset by (a) decreases in salaries and benefits expenses due to headcount reductions resulting from our business restructuring activities implemented in the fourth quarter of 2004, (b) decreases in communications costs as a result of programs to reduce our mobile and long distance charges by converting to VOIP technology and other cost saving initiatives, and (c) a decrease in our insurance costs as our insurance policies were renegotiated in 2004.

Depreciation and amortization. Depreciation and amortization consists of depreciation of property and equipment, amortization of customer installation costs and amortization of identifiable intangibles. The increase in depreciation and amortization is attributable to the revaluation of property and equipment and intangibles, as a result of the fresh start accounting adjustments, on the Effective Date, the impact of depreciating new capital purchases since the Effective Date and the write-off of certain North American deferred customer installation costs.

Other income statement items. Other significant components of our condensed consolidated statements of operations for the year ended December 31, 2004 and twelve months ended December 31, 2003 include the following:

	Year Ended December 31, 2004	Twelve Months Ended December 31, 2003	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Interest expense	(45)	(16)	$29	181%
Other income, net	47	59	(12)	(20)%
Reorganizations items, net	—	(124)	(124)	NM
Gain on settlement of liabilities subject to compromise and recapitalization	—	23,076	(23,076)	NM
Gain from fresh start adjustments	—	1,109	(1,109)	NM
Gain on preconfirmation contingencies	29	—	29	NM
Provision for income taxes	(56)	(6)	50	833%
Discontinued operations	(25)	860	(885)	NM

NM—not meaningful

Interest expense. Interest expense includes interest related to the Exit Notes, the Bridge Loan Facility, the GCUK Notes, the Convertible Notes, capital lease obligations, certain tax liabilities and amortization of deferred finance costs related to the Exit Notes and GCUK Notes. The increase in interest expense is primarily as a result of a full year’s recognition of interest and amortization of deferred finance fees for the Exit Notes. In addition, the increase is also partially a result of interest incurred for 2004 financing activities under the Bridge Loan Facility, GCUK Notes and Convertible Notes and certain tax contingencies.

Other income, net. The decrease in other income, net is primarily a result of changes in the amount of income recorded related to the extinguishment of our obligations under certain long-term and prepaid lease agreements for services on our network through either customer settlement agreements or bankruptcy proceedings of the customers that had purchased the services from us partially offset by increases in gains resulting from foreign currency impacts on transactions and a gain recorded in 2004 for recovery of legal fees under our Directors and Officers insurance policy. In 2003, we recorded $32 million of other income due to the extinguishment of our liabilities to customers related to long term and prepaid lease agreements. During 2004, we did not recognize any gains from the extinguishment of our obligations under long term service agreements. The decrease in other income above was partially offset by an increase in the amount of gains resulting from foreign currency impacts on transactions. Foreign currency transaction gains increased $19 million in 2004 to $39 million compared with a $20 million transaction gain in 2003. During the year ended December 31, 2004 we recorded an $8 million gain from a recovery of legal fees incurred from Class action lawsuits under our Directors and Officers insurance policy.

Reorganization items, net. We had no reorganization items in 2004 as a result of our emergence from bankruptcy on the Effective Date. During periods prior to the Effective Date, reorganization items represented expenses and incomes incurred or realized as a direct result of the reorganization under bankruptcy that commenced on January 28, 2002. Reorganization items are reported separately in the condensed consolidated statements of operations in accordance with the provisions of SOP 90-7. The reorganization items comprise (i) retained professional fee costs associated with the reorganization, (ii) costs incurred in connection with our continued restructuring efforts (see “Restructuring Charges” above for further discussion), (iii) costs related to the employee retention programs, (iv) adjustments to liabilities subject to compromise to the settlement claim amounts allowed by the Bankruptcy Court, and (v) interest income attributable to increased GC Debtors’ cash balances as a result of the bankruptcy. The reorganization items consisted of the following:

Predecessor
Twelve Months Ended December 31, 2003
Professional fees	$(115)
Restructuring costs	(41)
Retention plan costs	(22)
Vendor settlements	45
Interest income	9

Total reorganization items	$(124)

Gain on Preconfirmation Contingencies. During 2004, the Company settled various third-party disputes and revised its estimated liability for other disputes related to periods prior to the emergence from chapter 11 proceedings. The Company has accounted for this in accordance with AICPA Practice Bulletin 11—Accounting for Preconfirmation Contingencies in Fresh Start Reporting and recorded a gain on the settlements and change in estimated liability of $29 million. The most significant gain is a result of settlements with certain tax authorities and changes in the estimated liability for other income and non-income tax contingencies.

Gain on settlement of liabilities subject to compromise and recapitalization. On the Effective Date we recognized a $23.076 billion gain on settlement of liabilities subject to compromise and recapitalization as a result of transactions contemplated by the Plan of Reorganization.

Fresh start accounting adjustments. As a result of our adoption of fresh start accounting on the Effective Date, we recorded certain adjustments to our assets and liabilities to reflect their fair values. The fresh start adjustments resulted in a gain of $1.109 billion.

Provision for income taxes. The increase in the provision for income taxes is primarily attributable to the unique tax accounting that applies under fresh start accounting to deferred tax benefits realized by us following our emergence from bankruptcy protection. Fresh start accounting requires the realization of valuation allowances, related to net deferred tax assets that existed on or prior to the Effective Date, to be recorded as a reduction of intangibles until exhausted, and thereafter to be recorded as additional paid in capital. The $56 million tax provision for the year ended December 31, 2004 related to the application of these rules and does not result in any cash taxes.

Discontinued operations, net of tax. As discussed in Note 5, “Discontinued Operations”, to the accompanying consolidated financial statements, on August 13, 2004 we entered into an agreement with Bridgehouse for the sale of Global Marine and the transfer our forty-nine percent shareholding in SBSS. We sold these assets, which were not considered core to our strategy. The results of their operations have been classified as discontinued operations for all periods presented. No gain or loss was recorded on the sale of Global Marine. The sale of our shareholding in SBSS is subject to approval by the other joint venture holder and regulatory approval. The income from discontinued operations decreased $885 million to a loss of $25 million in the year ended December 31, 2004 compared with a gain of $860 million in 2003. The loss is primarily a result of a recognizing a $849 million gain related to recapitalization and fresh start adjustments during 2003 and a significant decline in installation and maintenance revenues in 2004 due to the expiration of a significant maintenance contract on January 1, 2004, reduced installation activity and the early termination of two sub-charter agreements. Partially offsetting the decrease in revenues was a reduction in operating expenses as a result of Global Marine’s restructuring activities.

Pro Forma Combined Results of Operations for the Twelve Months Ended December 31, 2003 compared to Predecessor Results of Operations for the Year Ended December 31, 2002

Revenues. Revenues for the years ended December 31, 2003 and 2002 reflect the following changes:

	Twelve Months Ended December 31, 2003	Year Ended December 31, 2002	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Commercial	$1,048	$1,252	$(204)	(16)%
Consumer	28	44	(16)	(36)%
Carrier:
Service revenue	1,609	1,533	76	5%
Amortization of prior period IRUs	78	74	4	5%

Total carrier	1,687	1,607	80	5%

Total revenue	$2,763	$2,903	$(140)	(5)%

Commercial revenues. Commercial revenues relates to the provision of voice, data and conferencing services to our customers, other than carriers and consumers.

	Twelve Months Ended December 31, 2003	Year Ended December 31, 2002	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Voice services revenue	$470	$557	$(87)	(16)%
Data services revenue	497	576	(79)	(14)%
Conferencing services revenue	81	119	(38)	(32)%

Total commercial revenues	$1,048	$1,252	$(204)	(16)%

In 2003 our commercial revenues decreased as a result of pricing declines in both voice and data services and volume declines in the financial services sector customers resulting from customers’ continued uncertainty regarding our financial viability. The decline in conferencing services was more severe as we were the primary providers of conferencing services to many customers including multinational corporations. We believe the prolonged bankruptcy period and related uncertainty directly contributed to this attrition. Data revenue declined less than voice revenue despite significant pricing declines, reflecting the greater difficulty and cost required for customers to switch to alternative providers of data services than voice services due to the need for customer premises equipment in the provision of data (as compared with voice) services. Commercial data revenues held up well with our global managed service customers, particularly in the United Kingdom, although we experienced a significant decrease in commercial data revenue in the financial services sector, where we have a substantial concentration of customers, which has been hit hard by the economic climate.

Consumer revenues. We continued to minimize investment in our consumer business during 2003 as we had previously determined that this business was not core to our strategy and plans for the period. There are no plans to grow this business as the costs to maintain and acquire customers are expected to exceed the benefits to our future profitability. In addition, price levels for consumer services continued to decline as a result of new competitive entry and substantial increases in network capacity.

Carrier revenues. Service revenue in the carrier channel relates to the provision of voice and data services to our telecommunications carrier customers.

	Twelve Months Ended December 31, 2003	Year Ended December 31, 2002	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Voice services revenue	$1,394	$1,288	$106	8%
Data services revenue	215	245	(30)	(12)%

Total carrier service revenues	$1,609	$1,533	$76	5%

While the total carrier service revenue increased over prior years, we experienced a shift in our sales mix from the higher margin data services (13% of carrier service revenue in 2003 versus 16% in 2002) to lower margin voice services (87% of carrier service revenue in 2003 versus 84% in 2002). The decrease in data services revenue was as a result of continued industry pricing declines and reductions in capacity maintenance revenues as a result of the termination of several significant IRU agreements either through customer settlement agreements or through the bankruptcy proceedings of the customers that had purchased the capacity from us. Carrier voice services revenue increased as a result of aggressive marketing of voice services to compensate for the reduction in data services revenue. The increase was a result of significant increases in volume offset by continued pricing declines. The prolonged period in bankruptcy had less of an impact on carrier voice services revenue as carriers often used several voice services providers to meet their traffic demands, thereby reducing the overall risk of relying on one carrier supplier for voice services. Further, because of short lead times to change voice services providers, there was less risk of a disruption in service if a change in providers were to become necessary, as compared with data services, which require a much longer lead time to switch providers.

The revenue recognized in 2003 relating to the amortization of IRUs sold in prior periods increased as a result of new activations of capacity related to IRUs. Upon the consummation of the Plan of Reorganization and adoption of fresh start accounting we eliminated $1.398 billion of deferred revenue related to prepaid IRUs and other long term agreements to adjust the deferred revenue to its fair value (approximately a 90% reduction).

Operating Expenses. Components of operating expenses for the years ended December 31, 2003 and 2002 were as follows:

	Twelve Months Ended December 31, 2003	Year Ended December 31, 2002	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Cost of access and maintenance	$2,107	$2,262	$(155)	(7)%
Other operating expenses	741	967	(226)	(23)%
Depreciation and amortization	146	132	14	11%

Total operating expenses	$2,994	$3,361	$(367)	(11)%

Cost of access and maintenance. COA&M for the years ended December 31, 2003 and 2002 reflect the following changes.

	Twelve Months Ended December 31, 2003	Year Ended December 31, 2002	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Cost of access
Leased line access charges	$643	$722	$(79)	(11)
Usage based charges	1,339	1,325	14	1%

Total cost of access	1,982	2,047	(65)	(3)%
Maintenance expenses	125	215	(90)	(42)%

Total COA&M	$2,107	$2,262	$(155)	(7)%

Cost of access decreased as a result of cost of access initiatives to eliminate non-revenue generating usage and negotiate lower cost of access unit prices. Usage based access charges increased $14 million, or 1%, to $1.339 billion in 2003 from $1.325 billion in 2002. The increase in usage based charges was a result of overall unit volume increases and increases in our sales of certain voice products requiring higher levels of usage based access charges, partially offset by pricing reductions negotiated in unit costs, the use of alternative termination providers and other actions to reduce access costs. As indicated above, the pricing levels for our voice revenues decreased 10% in 2003. However, we were able to execute similar access pricing rate decreases and thereby minimize margin erosion for usage based services. Leased line based usage charges decreased $79 million, or 11%, to $643 million in 2003 from $722 million in 2002. Revenue related to the leased line usage charges decreased at a similar level in 2003. Our leased line revenues are related to our higher margin data services and our cost of access initiatives were successful in maintaining an almost equal decrease in cost of access which helped to increase the overall margin percentage for the data services.

Third-party maintenance expenses decreased primarily as a result of our ability to eliminate certain terrestrial, cable station, and equipment maintenance contracts, the transition of certain third-party managed costs into employee managed maintenance at lower costs (which is included in “other operating expenses” below) and the renegotiation of terms and conditions, including price reductions, of existing contracts for maintenance during the bankruptcy.

Other operating expenses. Other operating expenses primarily consist of (i) cost of sales, relating to our managed services and conferencing services; (ii) real estate and network operations related expenses, including all administrative real estate costs; (iii) sales and marketing expenses; (iv) G&A, including all administrative employee related expenses, regulatory costs, insurance and professional fees; (v) bad debt expense; and (vi) non- income taxes, including property taxes on owned real estate and trust fund related taxes such as gross receipts taxes, franchise taxes and capital taxes.

(in millions)	Twelve Months Ended December 31, 2003	% of Revenue	Year Ended December 31, 2002	% of Revenue	$ Increase/ (Decrease)	% Increase/ (Decrease)
Other Operating Expenses:
Cost of sales	$47	1.7%	$49	1.7%	$(2)	(4)%
Real estate and network operations	387	14.0%	519	17.9%	(132)	(25)%
Sales and marketing	124	4.5%	156	5.4%	(32)	(21)%
General and administrative	106	3.8%	141	4.9%	(35)	(25)%
Bad debt expense	47	1.7%	75	2.6%	(28)	(37)%
Non-income taxes	30	1.1%	27	0.8%	3	11%

Total other operating expenses	$741	26.8%	$967	33.3%	$(226)	(23)%

Other Operating Expenses—

Cost of sales for managed services and conferencing services were 1.7% of revenue in both 2003 and 2002. The vast majority of these expenses are governed by long term contracts or leases, which were reduced through negotiations in 2002 following our filing for bankruptcy. These reductions were offset by higher costs resulting from increased managed services revenue in 2003 compared with 2002. The increases in revenue required us to lease additional equipment to connect our customers to our network to deliver our managed services.

Real estate and network operations related expenses declined as a result of (i) significant real estate restructuring activities initiated during the first and second quarters of 2002, for which there was a full year impact recognized in 2003 (as of December 31, 2003, 257 sites, consisting of approximately 4.1 million square feet had been vacated), (ii) significant network operations employee termination restructuring activities initiated during the first and second quarters of 2002, for which there was a full year impact recognized in 2003, (iii) additional minor real estate restructuring activities along with additional minor network operations employee termination restructuring activities in 2003, and (iv) lower real estate tax charges due primarily to a one-time real estate tax rebate of $13 million for a property tax assessment in the United Kingdom. In addition, employee related costs in this category were lower in 2003 from 2002 levels as no annual bonus expenses were incurred during 2003.

Sales and marketing expenses decreased as a result of (i) significant sales and marketing employee termination restructuring activities initiated during the first and second quarters of 2002, for which there was a full year impact recognized in 2003 and (ii) reductions in sales commission payments resulting from not only the employee termination activities described above, but also due to a revised sales compensation plan and a lower revenue base against which commissions were paid. In addition, employee-related costs in this category were lower in 2003 from 2002 levels as no annual bonus expenses were incurred during 2003.

G&A costs decreased as a result of (i) significant administrative employee termination restructuring activities initiated during the first and second quarters of 2002, for which there was a full year impact recognized in 2003, (ii) additional minor administrative employee termination restructuring activities in 2003 and (iii) continued cost management of discretionary G&A spending, including, but not limited to, travel and entertainment, advertising and consulting. In addition, employee-related costs in this category were lower in 2003 from 2002 levels as no annual bonus expenses were incurred during 2003. G&A in 2003 includes $1 million in stock compensation expense relating to the December 9, 2003 Effective Date stock option grant.

Bad debt expense decreased, primarily due to (i) improvements in the aging of our account receivables, focused collection efforts, enhanced evaluations of customers’ creditworthiness and limits, and recovery of significantly aged amounts through settlements and (ii) lower incidences of significant carrier customer bankruptcy actions in 2003 as compared with 2002 due to elimination of several less financially stable customers in the latter part of 2002.

Non-income taxes increased, primarily due to property tax credits received during 2002 from certain jurisdictional taxing authorities on owned real estate and other assets, including equipment. Property tax credits received during 2002 were primarily attributable to local taxing authorities utilizing lower property values more in line with fair values than in prior periods. This result was consistent with the impairment charges recorded by the Company in December 2001.

Depreciation and amortization. Depreciation and amortization consists of depreciation of property and equipment, amortization of customer installation costs and amortization of identifiable intangibles. The increase in depreciation and amortization is directly attributable to the impact of depreciating the first post-impairment period (2002) of capital purchases for a full year, along with the depreciation of capital purchases during 2003. In addition, the increase to the carrying value of property and equipment and goodwill and intangibles created as a result of fresh start accounting on the Effective Date also increased depreciation and amortization levels during the intervening period (see Note 2, “Fresh Start Accounting,” to the accompanying consolidated financial statements for further information on the impact to property and equipment and goodwill as a result of fresh start accounting).

Other income statement items. Other significant components of our consolidated statements of operations for the twelve months ended December 31, 2003 and the year ended December 31, 2002 include the following:

	Twelve Months Ended December 31, 2003	Year Ended December 31, 2002	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Interest expense	$(16)	$(62)	$(46)	(74)%
Other income, net	59	188	(129)	(69)%
Reorganizations items, net	(124)	(92)	32	35%
Gain on settlement of liabilities subject to compromise and recapitalization	23,076	—	23,076	NM
Gain from fresh start accounting adjustments	1,109	—	1,109	NM
Benefit (provision) for income taxes	(6)	103	(109)	NM
Income from discontinued operations	860	973	(113)	(12)%

NM—not meaningful

Interest expense. The decrease in interest expense is directly attributable to our bankruptcy filing on January 28, 2002. We ceased recording interest expense on our outstanding debt upon commencement of our bankruptcy proceedings in accordance with SOP 90-7. In January 2002 we recorded $43 million of interest expense on existing indebtedness that was subsequently stayed as a result of the bankruptcy filing. The balance of the interest expense in 2002 relates to interest expense related to capital lease obligations. In 2003, the interest expense relates to capital lease obligations, except for approximately $1 million related to interest expense on the Exit Notes issued on the Effective Date.

Other income, net. The decrease in other income, net is primarily a result of changes in the amount of income recorded related to the extinguishment of our obligations under certain long-term and prepaid lease agreements for services on our network through either customer settlement agreements or bankruptcy proceedings of the customers that had purchased the services from us, gains and losses on the sale of property and equipment, and changes in gains or losses resulting from foreign currency impacts on transactions. In 2003 we recorded $32 million of other income related to the extinguishment of our liabilities to customers related to long-term and prepaid lease agreements as compared with $97 million in 2002. The decrease is a result of the majority of settlement agreements with customers being signed within the first year of filing our petition for bankruptcy protection and the level of bankruptcies of our customers decreasing in 2003 as compared with 2002. In 2003 we recorded a $2 million gain on the sale of property and equipment, net as compared with a gain of $57 million for 2002. Foreign currency transactions gains decreased in 2003 to $20 million compared to $32 million for 2002.

Reorganization items, net. Reorganization items represent expenses and income that are incurred or realized as a direct result of the reorganization under bankruptcy that commenced on January 28, 2002. Reorganization items are reported separately in the consolidated statements of operations in accordance with the provisions of SOP 90-7. The reorganization items comprise (i) retained professional fee costs associated with the reorganization, (ii) costs incurred in connection with our continued restructuring efforts (see “Restructuring Charges” above for further discussion), (iii) costs related to the employee retention programs, (iv) adjustments to liabilities subject to compromise to the settlement claim amounts allowed by the Bankruptcy Court, (v) non-cash charges relating to the write-off of deferred financing fees, and (vi) interest income attributable to increased GC Debtors’ cash balances as a result of the bankruptcy. The reorganization items consisted of the following:

	Twelve Months Ended December 31, 2003	Year Ended December 31, 2002	$ Increase/ (decrease)	% Increase/ (decrease)
	(in millions)
Professional fees	$(115)	$(133)	$18	14%
Restructuring costs	(41)	(90)	49	54%
Retention plan costs	(22)	(40)	18	45%
Vendor settlements	45	255	(210)	(82)%
Deferred finance costs	—	(102)	102	100%
Interest income	9	18	(9)	(50)%

Total reorganization items	$(124)	$(92)	$(32)	(35)%

The gain from vendor settlements decreased as the majority of negotiations to settle certain pre-petition liabilities with key network vendors were finalized in 2002. The decrease in deferred finance costs was a result of a complete write-off of them on January 28, 2002 due to the bankruptcy filing in accordance with SOP 90-7. The restructuring charges decreased as we initiated the majority of our restructuring activities in 2001 and 2002. In 2003, we entered into additional restructuring activities, with a smaller impact than in 2002, to further reduce our operating expenses. Following another modest work force reduction in January 2004 and a lease termination near the end of the first quarter 2004, our restructuring efforts are expected to be completed. Professional fees decreased primarily as a result of a reduction in fees in 2003 associated with investigations as compared with 2002. The number of retained professional advisors serving the Company and the pre-petition creditors increased in 2003 over 2002 primarily due to the regulatory approval process. However, the monthly run rates of the retained professionals decreased during the second and third quarters of 2003 (the sixth and seventh quarters of the bankruptcy proceedings). Retention plan costs decreased as a result of a decrease in the number of retention plan programs and a lower number of employees being entitled to the retention plans due to restructuring efforts.

Gain on settlement of liabilities subject to compromise and recapitalization. On the Effective Date we recognized a $23.076 billion gain on settlement of liabilities subject to compromise and recapitalization as a result of transactions contemplated by the Plan of Reorganization. This included elimination of $16.068 billion of the Predecessor equity structure, settling $8.710 billion of liabilities subject to compromise for cash, restricted cash, and equity of New GCL on the Effective Date of approximately $535 million, including $7 million in cash paid to the liquidating trust, and deferred payment plans totaling $221 million.

Fresh start accounting adjustments. As a result of our adoption of fresh start accounting, upon consummation of the Plan of Reorganization on the Effective Date, we recorded certain adjustments to our assets and liabilities to reflect their fair values. The fresh start adjustments, which resulted in a gain of $1.109 billion, consist of the elimination of $1.398 billion of deferred revenue, elimination of $6 million of other liabilities, establishment of $110 million of intangible assets and a step-up in value of $144 million for property and equipment, net, offset by a write-down of $96 million of other assets and elimination of $415 million of accumulated other comprehensive loss. These amounts were all a result of recording required adjustments to our asset, liability and other equity accounts in order to appropriately allocate our reorganization value and eliminate all accumulated losses of Predecessor in accordance with SOP 90-7.

Benefit (provision) for income taxes. The decrease in tax benefit for income taxes was primarily attributable to recognizing United States income tax refunds during 2002 as a result of loss carrybacks from 2001 and 2002 to prior tax years. No loss carrybacks were available in 2003. The 2003 tax provision is primarily related to minimum taxes in various foreign tax jurisdictions.

Income from discontinued operations. Income from discontinued operations recognized in 2003 primarily consists of the installation and maintenance segment’s gain on settlement of liabilities subject to compromise and recapitalization, and fresh start accounting adjustments recognized on the Effective Date. During 2002, certain subsidiaries were deemed abandoned due to our loss of control through our equity interest and lack of continuing involvement. The results of such subsidiaries were therefore classified as discontinued operations under Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. For further information on our discontinued operations see Note 5, “Discontinued Operations and Disposition,” in the accompanying consolidated financial statements.

Successor Results of Operations for the 22-day period from December 10, 2003 to December 31, 2003

Revenue during the 22-day period was $164 million. This level of activity was similar to the level of performance earlier in the fourth quarter. Operating expenses totaled $182. The net loss for the period was $11 million. The results during this short 22-day period are not necessarily indicative of the future performance of the Company over longer periods. No comparable period results for the Predecessor exist. As discussed elsewhere in this management’s discussion and analysis, the Company is continuing and will continue to experience losses subsequent to the reorganization on December 9, 2003. See “Liquidity and Capital Resources—Cash Management Impacts and Working Capital” below for a discussion of the cash performance of the Successor during the 22 day period.

Predecessor Results of Operations for the period from January 1, 2003 to December 9, 2003 and the year ended December 31, 2002

The following discussion provides a comparison of the results of operations of Predecessor for the period from January 1, 2003 to December 9, 2003 to the year ended December 31, 2002 as required by Item 303(a) of Regulation S-K. This discussion and analysis of the results below relates to Predecessor operations during bankruptcy and includes a comparison of two periods that are not equal in length and is therefore of limited use. The period from January 1 to December 9, 2003 has 22 days less activity (approximately 6% of the calendar year) than the year ended December 31, 2002 and, therefore, contributes to the decrease or lower increase in categories period over period when compared with the pro forma combined analysis previously discussed herein. Further, these periods are not directly comparable to the subsequent periods presented as a result of the impact of the Plan of Reorganization discussed above.

	Predecessor
	January 1 to December 9, 2003	Year ended December 31, 2002	$ Increase/ Decrease	% Increase/ Decrease
	(in millions)
REVENUES:
Commercial	$988	$1,252	$(264)	(21)%
Consumer	26	44	(18)	(41)%
Carrier:
Service revenue	1,507	1,533	(26)	(2)%
Amortization of prior period IRUs	78	74	4	5%

Total carrier	1,585	1,607	(22)	(1)%

Total revenue	2,599	2,903	(304)	(10)%

OPERATING EXPENSES:
Cost of access and maintenance	$1,982	$2,262	$(280)	(12)%
Other operating expenses	692	967	(275)	(28)%
Depreciation and amortization	138	132	6	5%

Total operating expenses	$2,812	$3,361	$(549)	(16)%

OTHER SIGNIFICANT COMPONENTS OF OUR CONSOLIDATED STATEMENT OF OPERATIONS:
Interest expense	$(13)	$(62)	$(49)	(79)%
Other income, net	57	188	(131)	(70)%
Reorganizations items, net	(124)	(92)	32	35%
Gain on settlement of liabilities subject to compromise and recapitalization	23,076	—	23,076	NM
Gain from fresh start accounting adjustments	1,109	—	1,109	NM
Benefit (provision) for income taxes	(5)	103	(108)	NM
Income from discontinued operations	$852	$973	$(121)	(12)%

NM—not meaningful

Commercial revenues. In 2003 our commercial revenues decreased as a result of pricing declines in both voice and data services and volume declines in the financial markets base of customers resulting from customers’ continued uncertainty regarding our financial viability. Data revenue declined less than voice revenue despite significant pricing declines, reflecting the greater difficulty and cost required for customers to switch to alternative providers of data services than voice services in light of the increased need for customer premises equipment in the provision of data versus voice services. Commercial data revenues held up well with our global managed service customers, particularly in the United Kingdom, although we experienced a significant decrease in commercial data revenue in the financial services sector, where we have a substantial concentration of customers, which has been hit hard by the economic climate.

Consumer revenues. Consumer revenues decreased as we continued to minimize our investment in this business as we have determined it is not core to our strategy and plans for the future. There are no plans to grow this business as the costs to acquire and maintain customers are expected to exceed the benefits to our future profitability. In addition, price levels for consumer services continued to decline, as a result of new competitive entry and substantial increases in network capacity.

Carrier revenues. While the total carrier service revenue increased over 2002, we experienced a shift in our sales mix from the higher margin data services to lower margin voice services. The decrease in data services was as a result of continued industry pricing declines and reductions in capacity maintenance revenues as a result of the termination of several significant IRU agreements either through customer settlement agreements or through the bankruptcy proceedings of the customers that had purchased the capacity from us. Carrier voice services revenue increased as a result of aggressive marketing of voice services to compensate for the reduction in data services revenue. The increase was a result of significant increases in volume offset by continued pricing declines. The prolonged period in bankruptcy had less of an impact on carrier voice services revenue as carriers often use several voice services providers to meet their traffic demands, thereby reducing the overall risk of relying on one carrier supplier for voice services. Further, because of short lead times to change voice services providers there is less risk of a disruption in service if a change in providers were to become necessary, as compared with data services, which require a much longer lead time to switch providers.

The revenue recognized relating to the amortization of IRUs signed in prior periods increased as a result of new activations of capacity related to IRUs.

Cost of access and maintenance.

Cost of access decreased as a result of cost of access initiatives.

Third-party maintenance expenses decreased primarily as a result of our ability to eliminate certain terrestrial, cable station, and equipment maintenance contracts, the transition of certain third-party managed costs into employee managed maintenance at lower costs (which is included in “other operating expenses” below) and the renegotiation of terms and conditions including price reductions, of existing contracts for maintenance during the bankruptcy.

Other operating expenses.

	Predecessor
	January 1 to December 9, 2003	% of Revenue	Year ended December 31, 2002	% of Revenue	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Other Operating Expenses:
Cost of sales	$44	1.7%	$49	1.7%	$(5)	(10)%
Real estate and network operations	368	14.2%	519	17.9%	(151)	(29)%
Selling and marketing	114	4.3%	156	5.4%	(42)	(27)%
Non-income taxes	29	1.1%	27	0.8%	2	7%
General and administrative	93	3.6%	141	4.9%	(48)	(34)%
Bad debts expense	44	1.7%	75	2.6%	(31)	(41)%

Total—other operating expenses	$692	26.6%	$967	33.3%	$(275)	(28)%

Cost of sales for managed services and conferencing services were 1.7% of revenue in both 2003 and 2002. The vast majority of these expenses are governed by long term contracts or leases, which were reduced through negotiations in 2002 following our filing for bankruptcy. These reductions were offset by higher costs resulting from increased managed services revenue in 2003 compared with 2002. The increases in revenue required us to lease additional equipment to connect our customers to our network to deliver our managed services product.

Real estate and network operations related expenses declined as a result of (i) significant real estate restructuring activities initiated during the first and second quarters of 2002, for which there was a full year impact recognized in 2003, (ii) significant network operations employee termination restructuring activities initiated during the first and second quarters of 2002, for which there was a full year impact recognized in 2003, (iii) additional minor real estate restructuring activities along with additional minor network operations employee termination restructuring activities in 2003, and (iv) lower real estate tax charges due primarily to a one-time real estate tax rebate of $13 million for a property tax assessment in the United Kingdom. In addition, employee-related costs in this category were lower in 2003 from 2002 levels as no annual bonus expenses were incurred during 2003.

Sales and marketing expenses decreased 27% as a result of (i) significant sales and marketing employee termination restructuring activities initiated during the first and second quarters of 2002, for which there was a full year impact recognized in 2003 and (ii) reductions in sales commission payments resulting from not only the employee termination activities described above, but also due to a revised sales compensation plan and a lower revenue base against which commissions were paid. In addition, employee-related costs in this category were lower in 2003 from 2002 levels as no annual bonus expenses were incurred during 2003.

Bad debt expense decreased 41% primarily due to (i) improvements in the aging of our account receivables, focused collection efforts, enhanced evaluations of customers’ creditworthiness and limits, and recovery of significantly aged amounts through settlements and (ii) lower incidences of significant carrier customer bankruptcy actions in 2003 as compared with 2002 due to elimination of several less financially stable customers in the latter part of 2002.

Non-income taxes increased $2 million, primarily resulting from property tax credits received during 2002 from certain jurisdictional taxing authorities on owned real estate and other assets, including equipment. Property tax credits received during 2002 were primarily attributable to local taxing authorities utilizing lower property values more in line with fair values than in prior periods. This result was consistent with the impairment charges recorded by the Company in December 2001.

G&A costs decreased 34% as a result of (i) significant administrative employee termination restructuring activities initiated during the first and second quarters of 2002, for which there was a full year impact recognized in 2003, (ii) additional minor administrative employee termination restructuring activities in 2003 and (iii) continued cost management of discretionary G&A spending, including, but not limited to, travel and entertainment, advertising and consulting. In addition, employee-related costs in this category were lower in 2003 from 2002 levels as no annual bonus expenses were incurred during 2003.

Depreciation and amortization. Depreciation and amortization consists of depreciation of property and equipment, amortization of customer installation costs and amortization of other identifiable intangibles. The increase in depreciation and amortization is attributable to the depreciation of Predecessor capital purchases during 2002 and 2003.

Interest expense. The decrease in interest expense is directly attributable to our bankruptcy filing on January 28, 2002. We ceased recording interest expense on our outstanding debt upon commencement of our bankruptcy proceedings in accordance with SOP 90-7. In January 2002 we recorded $43 million of interest expense on existing indebtedness that was subsequently stayed as a result of the bankruptcy filing. The balance of the interest expense in 2002 and the amount in 2003 relates to interest expense related to capital lease obligations.

Other income, net. The decrease in other income, net is primarily a result of changes in the amount of income recorded related to the extinguishment of our obligations under certain long-term and prepaid lease agreements for services on our network through either customer settlement agreements or bankruptcy proceedings of the customers that had purchased the services from us, gains and losses on the sale of property and equipment, and changes in gains or losses resulting from foreign currency impacts on transactions. In 2003 we recorded $32 million of other income related to the extinguishment of our liabilities to customers related to long-term and prepaid lease agreements as compared with $97 million in 2002. The decrease is a result of the majority of settlement agreements with customers being signed within the first year of filing our petition for bankruptcy protection and the level of bankruptcies of our customers decreasing in 2003 as compared with 2002. In 2003 we recorded a $2 million gain on the sale of property and equipment, net as compared with a gain of $57 million, net for 2002. Foreign currency transactions gains decreased in 2003 to $18 million compared to $32 million for 2002.

Reorganization items, net. Reorganization items represent expenses and income that are incurred or realized as a direct result of the reorganization under bankruptcy that commenced on January 28, 2002. Reorganization items are reported separately in the consolidated statements of operations in accordance with the provisions of SOP 90-7. The reorganization items consisted of the following:

	Predecessor
	January 1 to December 9, 2003	Year Ended December 31, 2002	$ Increase/ (decrease)	% Increase/ (decrease)
		(in millions)
Professional fees	$(115)	$(133)	$18	14%
Restructuring costs	(41)	(90)	49	54%
Retention plan costs	(22)	(40)	18	45%
Vendor settlements	45	255	(210)	(82)%
Deferred finance costs	—	(102)	102	100%
Interest income	9	18	(9)	(50)%

Total reorganization items	$(124)	$(92)	$(32)	(35)%

The gain from vendor settlements decreased as the majority of negotiations to settle certain pre-petition liabilities with key network vendors were finalized in 2002. The decrease in deferred finance costs was a result of a complete write-off of them on January 28, 2002 as a result of the bankruptcy filing in accordance with SOP 90-7. The restructuring charges decreased as we initiated the majority of our restructuring activities in 2001 and 2002. In 2003, we entered into additional restructuring activities, with a smaller impact than in 2002, to further reduce our operating expenses. Professional fees decreased primarily as a result of a reduction in fees in 2003 associated with investigations as compared with 2002. The number of retained professional advisors serving the Company and pre-petition creditors increased in 2003 over 2002 primarily due to the regulatory approval process. However, the monthly fee and expense run rates of the retained professionals decreased during the second and third quarters of 2003 (the sixth and seventh quarters of the bankruptcy proceedings). Retention plan costs decreased as a result of a decrease in the number of retention plan programs and a lower number of employees being entitled to the retention plans due to restructuring efforts.

Gain on settlement of liabilities subject to compromise and recapitalization. On the Effective Date, we recognized a $23.076 billion gain on settlement of liabilities subject to compromise and recapitalization as a result of transactions contemplated by the Plan of Reorganization. This included elimination of $16.068 billion of the Predecessor equity structure, settling $8.710 billion of liabilities subject to compromise for cash, restricted cash, and equity of New GCL on the Effective Date of approximately $535 million, including $7 million in cash paid to the liquidating trust, and deferred payment plans totaling $221 million.

Fresh start accounting adjustments. As a result of our adoption of fresh start accounting, upon consummation of the Plan of Reorganization on the Effective Date, we recorded certain adjustments to our assets and liabilities to reflect their fair values. The fresh start adjustments, which resulted in a gain of $1.109 billion, consist of the elimination of $1.398 billion of deferred revenue, elimination of $6 million of other liabilities, establishment of $110 million of intangible assets and a step-up in value of $144 million for property and equipment, net, offset by a write-down of $96 million of other assets and elimination of $415 million of accumulated other comprehensive loss. These amounts were all a result of recording required adjustments to our asset, liability and other equity accounts in order to appropriately allocate our reorganization value and eliminate all accumulated losses of Predecessor in accordance with SOP 90-7.

Benefit (provision) for income taxes. The decrease in tax benefit for income taxes was primarily attributable to recognizing United States income tax refunds during 2002 as a result of loss carrybacks from 2001 and 2002 to prior tax years. No loss carrybacks were available in 2003. The 2003 tax provision is primarily related to minimum taxes in various foreign tax jurisdictions.

Income from discontinued operations. The income from discontinued operations recognized in 2003 primarily consists of the installation and maintenance segment’s gain on settlement of liabilities subject to compromise and recapitalization, and fresh start accounting adjustments recognized on the Effective Date. During 2002, certain subsidiaries were deemed abandoned due to our loss of control through our equity interest and lack of continuing involvement. The results of such subsidiaries were therefore classified as discontinued operations under Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. For further information on our discontinued operations see Note 5, “Discontinued Operations and Disposition,” in the accompanying consolidated financial statements.

Liquidity and Capital Resources

Financial Condition and State of Liquidity

At December 31, 2004, our available liquidity consisted of $365 million of unrestricted cash and cash equivalents. At December 31, 2004, we also held $17 million ($13 million of which is included in long-term other assets) in restricted cash. This restricted cash represents collateral relating to certain rental guarantees, performance bonds, letters of credit and deposits.

For each period since inception, we have incurred substantial operating losses. For 2004, we posted an operating loss of approximately $293 million and had net cash used in operating and investing activities of approximately $262 million, which included $114 million of cash disbursements related to deferred reorganization costs. In the near term, our existing and projected operations are not expected to generate cash flows sufficient to pay our expected operating expenses, fund our expected capital expenditure requirements, meet our debt service obligations and meet our restructuring cost requirements. We expect our available liquidity to substantially decline in 2005 due to operating cash flow requirements and cash disbursements of approximately $18 million for deferred reorganization costs.

On December 23, 2004, we completed the Recapitalization Plan to restructure existing indebtedness with ST Telemedia and its subsidiaries and to raise additional financing. Based on our business plan, our expectation is that cash on hand, together with proceeds from anticipated sales of non-core assets, marketable securities and IRUs, will provide us with the liquidity needed to fund our operations until we start to generate positive cash flow at some point in the second half of 2006. As described above, our business plan calls for significant increases in gross margin percentages due to improvements in product mix and cost of access initiatives, as well as rigorous management of operating expenses and capital expenditures.

As a holding company, all of our revenues are generated by our subsidiaries and substantially all of our assets are owned by our subsidiaries. As a result, we are dependent upon dividends and inter-company transfer of funds from our subsidiaries to meet our debt service and other payment obligations. Our subsidiaries are incorporated and are operating in various jurisdictions throughout the world. A number of our subsidiaries have cash on hand that exceeds their immediate requirements but that cannot be distributed or loaned to us or our other subsidiaries to fund our or their operations due to contractual restrictions or legal constraints related to the solvency of such entities. These restrictions could cause us or certain other subsidiaries to become and remain illiquid while other subsidiaries have sufficient liquidity to meet their liquidity needs.

In particular, GCUK serves as a source of funding for us and our other subsidiaries, and we expect to continue to use GCUK as a source of funding, subject to the covenants in the GCUK Notes and restrictions under English law. Because of losses that GCUK has accumulated, it will not be possible for GCUK to pay dividends to its parent company, an indirect subsidiary of ours, until such time as these losses have been reduced and thereafter only to the extent of any available profit. Until that time, any funds to be made available by GCUK to us and our other subsidiaries will be made through inter-company loans. However, GCUK’s ability to make loans to us and our other subsidiaries is restricted by the indenture governing the GCUK Notes. See below under “Indebtedness” for further information regarding the restrictions under the indenture for the GCUK Notes.

A default by us or any of our subsidiaries under any capital lease obligation or debt obligation totaling more than $2.5 million, as well as the bankruptcy or insolvency of any of such entities, could trigger cross-default provisions under the indenture for the Convertible Notes or the indenture for the GCUK Notes, as applicable, and may trigger cross-default provisions under any working capital facility or other financing that we may arrange. This could lead the applicable debt holders to accelerate the maturity of their relevant debt instruments, foreclose on our assets and adversely affect our rights under other commercial agreements, which would have a material adverse effect on our financial condition. In addition, in the event of a “Conversion Restriction” (as defined below under “Indebtedness-Mandatory Convertible Notes with Controlling Shareholder”), we could be required to pay cash interest at 11% (calculated retroactively from the issue date) and to redeem the Convertible Notes on December 23, 2008 for $250 million.

Based upon business opportunities and market conditions prevailing from time to time, we may in the future enter into additional financing arrangements, which could include a working capital facility. Our ability to do so is subject to the restrictions contained in the covenants in our outstanding debt instruments (as described below under “Indebtedness”) and to the rights of ST Telemedia under our outstanding preferred shares.

Recapitalization Plan

As previously discussed, on December 23, 2004 the Company completed a Recapitalization Plan to restructure its existing indebtedness with its controlling shareholder ST Telemedia and its subsidiaries and to raise additional funding.

Under the Recapitalization Plan, we repaid $75 million of principal amount of the Exit Notes to a subsidiary of ST Telemedia. We also paid accrued interest of approximately $15 million on the Exit Notes and the Bridge Loan Facility. The remaining $125 million of Exit Notes and the $125 million of Bridge Loan Facility were exchanged for the Convertible Notes, which are held by subsidiaries of ST Telemedia. The Exit Notes were secured by a lien on all the assets of GCUK and the assets of its subsidiaries. The Convertible Notes are secured by a lien on substantially all of the assets of the Company and its material subsidiaries except for GCUK’s assets and the assets of its subsidiaries.

As part of the Recapitalization Plan, GCUK issued $200 million in aggregate principal amount of 10.75% United States dollar denominated senior secured notes and £105 million aggregate principal amount of 11.75% pounds sterling denominated senior secured notes. The dollar and sterling denominated notes were issued at a discount of approximately $3 million and £2 million, respectively which resulted in the Company receiving gross proceeds, before underwriting fees, of approximately $398 million. The GCUK Notes are secured by certain assets of GCUK.

See below under “Indebtedness” for further information on the Exit Notes, Bridge Loan Facility, Convertible Notes, and GCUK Notes.

Indebtedness

At December 31, 2004, we had $646 million of long-term indebtedness outstanding, consisting of $396 million of GCUK Notes and $250 million of Convertible Notes.

GCUK Senior Secured Notes

On December 23, 2004, GCUK Finance issued the GCUK Notes. The GCUK Notes mature on the tenth anniversary of their issuance. Interest is due semi-annually on June 15 and December 15.

The GCUK Notes are senior obligations of GCUK Finance and rank equal in right of payment with all of its future debt. GCUK has guaranteed the GCUK Notes as a senior obligation ranking equal in right of payment with all of its existing and future senior debt. The GCUK Notes are secured by certain assets of GCUK and GCUK Finance, including the capital stock of GCUK Finance, but certain material assets of GCUK will not serve as collateral for the GCUK Notes.

GCUK Finance may redeem the GCUK Notes in whole or in part, at any time on or after December 15, 2009 at redemption prices decreasing from 105.375% (for the United States dollar denominated notes) or 105.875% (for the pounds sterling denominated notes) in 2009 to 100% of the principal amount in 2012 and thereafter. At any time before December 15, 2009, GCUK Finance may redeem either both series of notes, in whole or in part, by paying a “make-whole” premium calculated in accordance with the GCUK Notes indenture, which is filed as an exhibit to the Form 10-K Filing. GCUK Finance may also redeem up to 35% of the principal amount of either series of notes before December 15, 2007 using the proceeds of certain equity offerings. GCUK Finance may also redeem either or both series of notes, in whole but not in part, upon certain changes in tax laws and regulations.

The GCUK Notes were issued under an indenture which includes covenants and events of default that are customary for high-yield senior note issuances. The indenture governing the GCUK Notes limits GCUK’s ability to, among other things: (i) incur or guarantee additional indebtedness, (ii) pay dividends or make other distributions to repurchase or redeem its stock; (iii) make investments or other restricted payments, (iv) create liens; (v) enter into certain transactions with affiliates (vi) enter into agreements that restrict the ability of its material subsidiaries to pay dividends; and (vii) consolidate, merge or sell all or substantially all of its assets.

A loan or dividend payment by GCUK to the Company and its affiliates is a restricted payment under indenture governing the GCUK Notes. Under the indenture, such a payment (i) may be made only if GCUK is not then in default under the indenture and would be permitted at that time to incur additional indebtedness under the applicable debt incurrence test and (ii) would be limited to, among other things, 50% of GCUK’s consolidated net income plus non-cash charges minus capital expenditures (“Designated GCUK Cash Flow”). Under the terms of the indenture governing the Convertible Notes, loans from GCUK made to us or our other subsidiaries must be subordinated to the payment of obligations under the Convertible Notes. The terms of any inter-company loan by GCUK to us or our other subsidiaries must be agreed by the board of directors of GCUK, including its independent members, who are also members of its audit committee. In addition, within 120 days after the end of the period beginning on December 23, 2004 and ending December 31, 2005 and for each twelve month period thereafter, GCUK must offer to purchase a portion of the GCUK Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date, with 50% of Designated GCUK Cash Flow from that period. To the extent that holders of notes do not fully participate in the repurchase offer, the loan or dividend of any remaining proceeds up to this additional 50% of Designated GCUK Cash Flow to the Company and its affiliates would be permitted, subject to the limitations on restricted payments described above.

Mandatory Convertible Notes with Controlling Shareholder

On December 23, 2004, Global Crossing Limited issued Convertible Notes to subsidiaries of the Company’s controlling shareholder ST Telemedia. The Convertible Notes mandatorily convert into common equity on the fourth anniversary of their issuance. Interest accrues at 4.7% per annum and the Company will pay interest by issuing additional Convertible Notes. There are no sinking fund requirements. The holders of the Convertible Notes have the right to convert them into common shares of New GCL at any time prior to their maturity date. Any Convertible Note that is not converted into common shares of New GCL prior to the maturity date will convert automatically into common shares on the maturity date. The number of common shares of New GCL to be issued upon conversion of the Convertible Notes will be determined by dividing the principal amount converted (together with any accrued but unpaid interest) by the “Conversion Price”. The initial conversion price will be $18.60 per share. The terms of the Convertible Notes contain customary provisions for the adjustment of the Conversion Price in the event that the Company declares a stock dividend or stock split or any recapitalization, reorganization or similar transaction. In addition, if the Company issues or sells common shares or any security convertible or exchangeable into common shares within six months of December 23, 2004 at a price per share that is less than 83.3% of the Conversion Price on December 23, 2004 the number of common shares of New GCL issued upon conversion will be adjusted. In the event that the Company is unable to deliver common shares of New GCL upon receiving a notice of conversion from a holder of the Convertible Notes, as the result of any law, rule or regulation or administrative proclamation or any other reason (a “Conversion Restriction”), the Company will pay accrued interest on those Convertible Notes at a rate of 11% (calculated retroactively from the issue date), provided that upon a sale or transfer of Convertible Notes by the ST Telemedia or any of its subsidiaries to any third party, the initial interest rate of 4.7% will be reinstated upon the original terms of the Convertible Notes. If the Company is unable to deliver common shares of New GCL on the maturity date, the Company will redeem the Convertible Notes for $250 million, plus accrued interest at 11% (calculated retroactively from the issue date). The Company is also required to repay the Convertible Notes in cash if the Company were to default on the indenture governing the Convertible Notes. Due to the possibility of a Conversion Restriction, the Company accounts for interest on the Convertible Notes by accruing at the 11% rate. However, at such time, if any, as the Convertible Notes are converted into common shares of New GCL, all amounts accrued for interest and principal on the applicable Convertible Notes will be reclassified to common stock and additional paid in capital in our consolidated balance sheet.

The Convertible Notes are guaranteed by the majority of the Company’s existing subsidiaries, except for GCUK and its subsidiaries and are senior in right of payment to all other indebtedness of the Company and its material subsidiaries (other than GCUK and its subsidiaries), except they are equal in right of payment with one or more working capital facilities of the Company or its subsidiaries in aggregate principal amount of up to $150 million and a limited amount of certain other senior indebtedness of the Company and its subsidiaries. Payment of the Convertible Notes is secured by a lien on substantially all the assets of the Company and its material subsidiaries, except for GCUK’s assets and the assets of its subsidiaries, such lien to be second priority to the lien of any working capital facilities if and when such working capital facilities are provided.

The Convertible Notes will not be redeemable at the Company’s option prior to the occurrence of a Conversion Restriction. After the occurrence of a Conversion Restriction, the Company will have the right to redeem all or any part of the Convertible Notes held by ST Telemedia or any of its subsidiaries at a redemption price in cash equal to 100% of the aggregate principal amount of the Convertible Notes redeemed, plus accrued and unpaid interest.

The Convertible Notes were issued under an indenture which includes covenants and events of default that are customary for high-yield senior note issuances. These provisions include (i) limitations on the indebtedness of Company and its subsidiaries (other than GCUK and its subsidiaries), (ii) limitations on dividend and other payments to equity holders and subordinated debt (including ST Telemedia), (iii) limitations on investments and sale and leaseback transactions, (iv) restrictions on asset sales, consolidations, and mergers, (v) limitations on granting additional liens and (vi) limitations on transactions with affiliates. The covenants permit the Company to enter into one or more working capital facilities and have limited exceptions, baskets, and carve-outs. The limitation on indebtedness covenant, in particular, permits the incurrence of the following: (i) up to $150 million in additional debt under one or more working capital facilities, (ii) up to $50 million in purchase money debt or capital lease obligations, (iii) up to $50 million in debt for general corporate purposes and (iv) additional subordinated debt if we satisfy the leverage ratio specified in the indenture, although the Company does not expect to satisfy that ratio for the foreseeable future.

Bridge Loan Facility with Controlling Shareholder

On May 18, 2004, the Company reached an agreement with a subsidiary of ST Telemedia, the Company’s indirect controlling shareholder, to provide the Company with up to $100 million in financing under a senior secured loan facility, which was amended on November 2, 2004 to increase the availability thereunder to $125 million. The full $125 million available under the Bridge Loan Facility, as amended was borrowed as of November 5, 2004. The Bridge Loan Facility was entered into by the Company’s primary operating subsidiary in the United Kingdom, GCUK. The Bridge Loan Facility was initially scheduled to mature on December 31, 2004 and initially bore interest at a rate equal to one-month LIBOR plus 9.9%. Every 90 days after the May 18, 2004 closing, the spread over LIBOR increased by 0.5%. In addition, the Company was required to pay a fee of 1.0% per annum on any undrawn portion of the Bridge Loan Facility. On December 23, 2004, the Bridge Loan Facility was terminated as part of the debt restructuring discussed above.

Exit Notes with Controlling Shareholder

GC North American Holdings, Inc. (“GCNAH”), one of the Company’s U.S. subsidiaries, issued $200 million in aggregate principal amount of Exit Notes to ST Telemedia on the Effective Date. On March 12, 2004, ST Telemedia transferred the Exit Notes to a subsidiary. The Exit Notes matured on the third anniversary of their issuance. Interest accrued at 11% per annum and was due June 15 and December 15.

The Exit Notes were guaranteed by New GCL and all of its material subsidiaries and were senior in right of payment to all other indebtedness of New GCL and its material subsidiaries, except that they were equal in right of payment with (i) one or more working capital facilities in an aggregate principal amount of up to $150 million and (ii) a limited amount of certain other senior indebtedness. The Exit Notes were secured by a first priority lien on the stock and assets of GMS and GCUK. In addition, any sale of those subsidiaries would trigger mandatory repayment of the Exit Notes to the extent of the proceeds of any such sale. To the extent proceeds of any such sales were other than cash, such proceeds were to be substituted for the collateral. However, we received a waiver of the requirement to use proceeds from the sale of Global Marine and SBSS to repay the Exit Notes. Payment of the Exit Notes was also secured by a lien on substantially all the other assets of Successor and its material subsidiaries, such lien being second in priority to the lien of any working capital facility if and when such working capital facility was provided.

GCNAH was allowed to redeem the Exit Notes, plus accrued and unpaid interest, at any time without penalty or premium. In the event of a change of control, GCNAH was obligated to offer to redeem the notes at 101% of the outstanding principal amount plus accrued and unpaid interest.

The Exit Notes were issued under an indenture which included covenants and events of default that were customary for high-yield senior note issuances. These provisions included (i) limitations on the indebtedness of Successor, (ii) limitations on dividend and other payments to equity holders (including ST Telemedia), (iii) limitations on investments and sale and leaseback transactions, (iv) restrictions on asset sales, consolidations, and mergers, (v) limitations on granting additional liens and (vi) cross-default provisions which could result in the acceleration of our repayment obligations in the event that one or more of the Company’s subsidiaries were to default on any capital lease obligation or debt obligation totaling more than $2.5 million or the bankruptcy or insolvency of any subsidiary. The covenants permitted Successor to enter into one or more working capital facilities and had limited exceptions, baskets, and carve-outs. The limitation on indebtedness covenant, in particular, permitted the incurrence of the following: (i) up to $150 million in additional debt under one or more working capital facilities, (ii) up to $50 million in purchase money debt or capital lease obligations, (iii) up to $10 million in debt for general corporate purposes and (iv) additional subordinated debt if we satisfied the leverage ratio specified in the indenture, although we did not expect to satisfy such ratio for the foreseeable future. It was likely that amendments to the indenture would be required by lenders as a condition to their willingness to provide any financing.

On December 23, 2004, after repayment of $75 million of principal amount of the Exit Notes, the Exit Notes were terminated as part of the debt restructuring discussed above.

Cash Management Impacts and Working Capital

Condensed Consolidated Statements of Cash Flows (in millions)

		Pro forma Combined
	Year Ended December 31, 2004	Twelve Months Ended December 31, 2003	$ Increase (Decrease)
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income (loss)	$(336)	$24,728	$(25,064)
Discontinued operations	25	(860)	885
Reorganization items, net	—	(24,061)	24,061
Deferred reorganization costs	(114)	(64)	(50)
Depreciation, amortization, stock compensation, bad debt expense, loss on disposal of property and equipment and non-cash income tax provision	260	194	66
Amortization revenue of prior period IRUs	(4)	(78)	74
Cash used in reorganization items	—	(391)	391
Gain on preconfirmation contingencies	(29)	—	(29)
Write-off of deferred financing costs	4	—	4
Other changes in operating assets and liabilities	9	108	(99)
Net cash used in discontinued operations	(13)	(8)	(5)

Cash flows used in operating activities	(198)	(432)	234

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Capital expenditures	(89)	(150)	61
Proceeds from sale of discontinued operations and other assets	24	7	17
Other investing activities	1	(10)	11

Cash flows used in investing activities	(64)	(153)	89

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Proceeds from long-term borrowings	398	—	398
Capital & debt infusions by controlling shareholder	125	450	(325)
Repayment of long-term debt with controlling shareholder	(75)	—	(75)
Repayment of capital leases	(17)	(12)	(5)
Other	(20)	(4)	(16)

Cash flows provided by financing activities	411	434	(23)

NET CHANGE IN CASH AND CASH EQUIVALENTS	$149	$(151)	$300

Cash Flow Activity for the year ended December 31, 2004

Cash and cash equivalents increased $149 million during the year ended December 31, 2004 to $365 million from $216 million at December 31, 2003. Our unrestricted cash increased as a result of collection of receipts related to sales of services, prepaid service/IRU agreements, miscellaneous receipts from VAT refunds, interest on deposits, proceeds from the sale of our equity interest in two holding companies and marketable securities, property tax rebates, other receipts and financing activities described below. The increase in cash is partially offset by the continued operating cash flow losses, capital expenditures, payments made related to deferred reorganization costs, restructuring costs, and final fees and expenses paid to professionals retained in the bankruptcy proceedings.

During 2004, we collected approximately $2.545 billion of cash receipts from sales of service and approximately $47 million under prepaid service/IRU agreements, of which $38 million related to a prepaid service/IRU from one customer, which represented the final installment due under a settlement agreement entered into during 2003. Operating expense disbursements, including $21 million related to retention plan payments, were approximately $2.680 billion in 2004. Cash disbursements for cost of access were approximately $1.734 billion in 2004. Other operating cash disbursements (including cost of sales, real estate, payroll, third-party maintenance, general and administrative costs and the final retention plan payment related to 2003) during 2004 were approximately $946 million. Cash paid for capital expenditures and the repayment of capital lease obligations were approximately $89 million and $17 million, respectively. Payments related to deferred reorganization costs, restructuring costs and fees for professionals retained in the bankruptcy proceedings were approximately $114 million, $47 million, and $21 million, respectively. Miscellaneous receipts collected in 2004 were approximately $108 million which included approximately $32 million related to VAT, $ 8 million related to directors and officers insurance policy refunds, $20 million related to property tax rebates, $19 million related to proceeds from the sale of marketable securities, $4 million related to proceeds from the sale of our equity interests in holding companies and other miscellaneous receipts.

In 2004, we also received proceeds of $398 million in financing from the GCUK Notes and proceeds of $125 million in financing related to our debt restructuring with the controlling shareholder ST Telemedia. The debt restructuring also included the repayment of $75 million of principal amount of Exit Notes, the payment of approximately $15 million of accrued interest on the Exit Notes and Bridge Loan Facility and the exchange of the remaining $125 million of Exit Notes and $125 million of Bridge Loan Facility for $250 million of the Convertible Notes. See Note 13. “Long-Term Debt and Debt with Controlling Shareholder,” to the accompanying consolidated financial statements for further discussion of GCUK Notes and our restructuring of debt with controlling shareholder ST Telemedia.

Cash Flows from Operating Activities

Cash flows used by operations decreased $234 million in 2004 compared with 2003. The decrease in cash flows used by operations is primarily due to lower reorganization related payments during 2004 partially offset by lower cash provided by changes in operating assets and liabilities. Reorganization payments, including deferred reorganization costs decreased due to lower professional fees, retention costs, restructuring costs and payments issued to certain creditors on the Effective Date partially offset by payments related to deferred reorganization costs payable after the Effective Date to access providers and other claimants. Cash provided by changes in operating assets and liabilities decreased mainly as a result of an increase in restructuring payments during 2004 and lower levels of cash collections for services and prepaid capacity/IRU agreements during 2004, partially offset by lower access vendor payments made during 2004. Changes in operating assets and liabilities are subject to significant variability from period to period depending on the timing of operating cash receipts and payments.

Cash Flows from Investing Activities

Cash flows used in investing activities declined $89 million in 2004 compared with 2003, primarily due to capital expenditures, which declined $61 million in 2004 from 2003 levels. Capital expenditures were greater in 2003 primarily as a result of payments made by our foreign subsidiaries that were not protected from local vendors under the bankruptcy laws of the United States, for capital projects completed prior to the bankruptcy filing in January 2002. In addition, GCUK paid approximately $30 million in capital expenditures in 2003 on two significant projects that did not require additional capital expenditures in 2004. Capital expenditures during 2004 primarily related to network and information technology expenditures. The network expenditures primarily consist of capital spending to meet our anticipated network needs to acquire and/or expand existing customer service capabilities. These expenditures include investing in transmission technologies, as well as our global IP and Voice over Internet Protocol (“VoIP”) service platforms. Examples include expansion of our network footprint in Asia and ongoing migration of traffic to our VOIP network as a result of decommissioning of legacy time division multiplexing (“TDM”) switching equipment. The information technology expenditures consist of development projects to enhance and automate our “sales order to cash” process as well as improve and expand our suite of IP products and refresh our personal computer and server inventory. Proceeds from asset sales increased primarily as a result of a sale of marketable securities and our equity interest in two non-operating holding companies for approximately $19 million and $4 million, respectively.

Cash Flows from Financing Activities

Cash flows provided by financing activities declined $23 million in 2004 compared with 2003 primarily as a result of lower net cash received from capital and debt issued during 2004. As previously indicated, we completed a Recapitalization Plan which included receiving $398 million in proceeds, before underwriting fees, from the GCUK Notes and repaying $75 million of the Exit Notes. The majority of the remaining activity is the repayment of capital lease obligations primarily related to lease payments for GCUK’s network.

Working Capital

Our working capital improved $91 million to a negative working capital of $57 million at December 31, 2004 compared to a negative working capital of $148 million at December 31, 2003. This improvement was principally due to the impact of (i) the $398 million in proceeds we received from the issuance of the GCUK Notes less deferred financing fees of approximately $21 million and (ii) the $125 million proceeds in financing related to the Bridge Loan Facility exchanged for a portion of the Convertible Notes. The improvement related to the items above was partially offset by (i) over $100 million of operating cash flow losses, (ii) approximately $89 million of cash paid for capital expenditures, (iii) the elimination of approximately $57 million of working capital as at December 31, 2003 as a result of the sale of Global Marine in 2004, (iv) the repayment of $75 million of the Exit Notes and (v) the transfer of long-term restructuring and deferred reorganization liabilities to current as a result of the liabilities becoming due within one year of December 31, 2004.

Contractual Cash Commitments

The following table summarizes our contractual cash commitments at December 31, 2004:

In millions	Total	Less than 1 year (2005)	1-3 years (2006-2007)	3-5 years (2008-2009)	More than 5 years (2010-2120)
Long-term debt obligations(1)	$863	$47	$94	$93	$629
Capital lease obligations	173	26	41	27	79
Pension funding obligations(2)	1	1	—	—	—
Operating lease obligations	1,096	107	193	171	625
Purchase obligations(3)	1,928	622	608	235	463

Total	$4,061	$803	$936	$526	$1,796

(1)	Amount does not include any principal or interest payments due for the Convertible Notes. See “Liquidity and Capital Resources” for further information related to Convertible Notes and the circumstances under which principal and cash interest could be payable thereunder. The principal repayment of the GCUK Notes of approximately $402 million is included in the “More than 5 years” section of the table. Under the indenture for the GCUK Notes, within 120 days after the end of the period beginning on December 23, 2004 and ending on December 31, 2005 and each twelve month period thereafter, GCUK must offer to purchase a portion of the GCUK Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date with 50% of GCUK’S consolidated net income plus non-cash charges minus capital expenditures (“Designated GCUK Cash Flow”) from that period. As Designated GCUK Cash Flow will vary from period to period and the repurchase is at the option of the holder we cannot predict if any early purchases of the GCUK Notes and related interest will occur. The pound sterling interest and principal due for the GCUK Notes has been exchanged for all periods at the December 31, 2004 year end rate of 1.926 United States dollars to one pound sterling.

(2)	Amount relates to our current expected funding requirements in 2005 related to our defined benefit pension plans (see Note 21 to the accompanying consolidated financial statements for further information related to our defined benefit pension plans). Funding requirements will vary yearly based on actuarial assumptions, company funding policy and statutory funding requirements and therefore we have not included amounts beyond 2005.
(3)	Amounts represent contractual commitments with third parties to purchase network access services ($1.010 billion), maintenance services for portions of our network and information technology ($367 million), other purchase order commitments ($51 million), rental payments for restructured properties ($451 million), and deferred reorganization costs related to our bankruptcy proceedings ($49 million). Included in the other purchase order commitments is approximately $2 million related to our 2005 estimated incremental expenditures to implement the Network Security Agreement. We expect to incur approximately $2 million of incremental expenditures annually for years beyond 2005. The term of the Network Security Agreement is as long as ST Telemedia holds more than 10% of the equity in New GCL. As the term is indeterminable we have not included the commitment beyond 2005.

Credit Risk

We are subject to concentrations of credit risk in our trade receivables. Although our receivables are geographically dispersed and include customers both large and small and in numerous industries, our revenue in our carrier sales channel is generated from services to other carriers in the telecommunications industry. In 2004, our revenues from the carrier sales channel represented approximately 59% of our consolidated revenues.

Off-balance sheet arrangements

We have approximately $17 million of letter of credit and performance and surety bond requirements as of December 31, 2004 relating to our workmen’s compensation and employee liability insurance policies, real estate lease obligations, customer performance obligations and license and permit obligations to governmental agencies. Approximately $16 million of these requirements are collateralized with restricted cash as reflected in the accompanying consolidated financial statements.

From time to time, New GCL and certain of its wholly owned subsidiaries may enter into guarantees on behalf of other wholly owned subsidiaries.

Recently Issued Accounting Pronouncements

See Note 4, “Basis of Presentation and Significant Accounting Policies,” to the accompanying consolidated financial statements for a full description of recently issued accounting pronouncements including the date of adoption and effects on results of operations and financial condition.

Inflation

We do not believe that our business is impacted by inflation to a significantly different extent than the general economy.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the normal course of business we are exposed to market risk arising from changes in interest rates and foreign currency exchange rates that could impact our cash flows and earnings. We selectively use financial instruments to manage these risks.

Interest Rate Risk

As at December 31, 2004, we were not subject to interest rate fluctuations as our indebtedness had fixed interest rates. See “Liquidity and Capital Resources” above for information on our indebtedness. During the year ended December 31, 2004 the Bridge Loan Facility was subject to interest rate risk. The interest rate for the Bridge Loan Facility was one-month LIBOR plus 9.9%. Due to the short-term nature of the facility we did not enter into any financial instrument to mitigate the risk. As part of the Recapitalization Plan completed on December 23, 2004 the Bridge Loan Facility was converted to Convertible Notes which have a fixed interest rate. For future indebtedness, to the extent we are subject to interest rate risk, our policy will be to manage interest rates through use of a combination of fixed and floating rate debt. Interest rate swaps or other derivatives may be used to adjust interest rate exposures when appropriate based upon market conditions. Our objective in managing exposure to changes in interest rates is to reduce volatility on earnings and cash flow associated with such changes.

Foreign Currency Risk

We did not enter into any foreign currency contracts during 2004 and 2003. The Euro and pound sterling were the principal foreign currencies held by us in 2004 and 2003 and therefore changes in these foreign exchange rates provide the greatest foreign exchange risk to us.

In order to better manage the Company’s foreign currency risk, the Company entered into a 5-year cross-currency interest rate swap transaction with an affiliate of Goldman Sachs & Co. to minimize exposure of any dollar/sterling currency fluctuations related to interest payments on the United States $200 million denominated GCUK Notes. The swap transaction converts the U.S. dollar currency rate on interest payments to a specified pound sterling amount. In addition, the hedge counterparty has been granted a security interest in the collateral securing the GCUK Notes ranking equally with the security interest holders of the GCUK Notes. The hedging arrangements are subject to early termination upon events of default under the indenture governing the GCUK Notes. The cross-currency interest rate swap is classified as a cash flow hedge in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and as a result, any unrealized gains or losses from changes in fair value are recorded in the stockholders’ equity section in the balance sheet as other comprehensive income (loss). As December 31, 2004, the Company recognized $5 million in other comprehensive loss related to the GCUK cross-currency interest rate swap.

For our subsidiaries using the U.S. dollar as their functional currency, translation adjustments are recorded in the accompanying consolidated statements of operations. Our foreign exchange transaction gains for the year ended December 31, 2004, the period December 10, 2003 to December 31, 2003, the period January 1, 2003 to December 9, 2003, and the year ended December 31, 2002 were $39 million, $2 million, $18 million, and $32 million, respectively.

For our subsidiaries not using the U.S. dollar as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the period. Resulting translation adjustments are recorded directly to a separate component of shareholders’ equity. For the year ended December 31, 2004, the period December 10, 2003 to December 31, 2003, the period January 1, 2003 to December 9, 2003 and the year ended December 31, 2002, losses from foreign currency translations were $26 million, $4 million, $68 million, and $65 million, respectively.

We have not entered into, and do not intend to enter into, financial instruments for speculation or trading purposes. Additional information regarding financial instruments is contained in Note 13 “Long-Term Debt and Debt with Controlling Shareholder” and Note 22, “Financial Instruments,” to the accompanying consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

Page
Report of Independent Registered Public Accounting Firm: Ernst & Young LLP	IV-47

Report of Independent Registered Public Accounting Firm: Grant Thornton LLP	IV-48

Consolidated Balance Sheets for Successor as of December 31, 2004 and December 31, 2003	IV-49

Consolidated Statements of Operations for the year ended December 31, 2004 (Successor), the period from December 10, 2003 to December 31, 2003 (Successor), the period from January 1, 2003 to December 9, 2003 (Predecessor) and the year ended December 31, 2002 (Predecessor)

IV-50

Consolidated Statements of Shareholders’ Equity (Deficit) for the year ended December 31, 2004 (Successor), the period from December 10, 2003 to December 31, 2003 (Successor), the period from January 1, 2003 to December 9, 2003 (Predecessor) and the year ended December 31, 2002 (Predecessor)

IV-51

Consolidated Statements of Cash Flows for the year ended December 31, 2004 (Successor), the period from December 10, 2003 to December 31, 2003 (Successor), the period from January 1, 2003 to December 9, 2003 (Predecessor) and the year ended December 31, 2002 (Predecessor)

IV-52

Consolidated Statements of Comprehensive Income (Loss) for the year ended December 31, 2004 (Successor), the period from December 10, 2003 to December 31, 2003 (Successor), the period from January 1, 2003 to December 9, 2003 (Predecessor) and the year ended December 31, 2002 (Predecessor)

IV-53

Notes to Consolidated Financial Statements	IV-54

Schedule:

Schedule II—Valuation and Qualifying Accounts	IV-110

R EPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

GLOBAL CROSSING LIMITED

We have audited the accompanying consolidated balance sheet of Global Crossing Limited and subsidiaries as of December 31, 2004, and the related consolidated statement of operations, shareholders’ equity (deficit), and cash flows for the year then ended. Our audit also included the financial statement schedule listed in the Index at item 15(a). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2004 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Crossing Limited and subsidiaries at December 31, 2004, and the consolidated results of their operations and their cash flows for the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, represent in all material respects the information set forth therein.

ERNST & YOUNG LLP

New York, New York

March 15, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Global Crossing Limited

We have audited the accompanying consolidated balance sheet of Global Crossing Limited and subsidiaries (the “Company”) as of December 31, 2003 (Successor Company balance sheet), and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit) and cash flows for the period from December 10, 2003 to December 31, 2003 (Successor Company operations), for the period from January 1, 2003 to December 9, 2003, and the year ended December 31, 2002 (Predecessor Company operations). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

On December 26, 2002, the Bankruptcy Court entered an order confirming the plan of reorganization, as amended, which became effective on December 9, 2003. Similarly, on January 3, 2003, the Bermuda Court sanctioned the Schemes (the Bermuda equivalent to confirmation), and the Schemes became effective on December 9, 2003. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with AICPA Statement of Position 90-7, Financial Reporting for Entities in Reorganization Under the Bankruptcy Code, for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 2.

In our opinion, the Successor Company consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003, and the results of its operations and its cash flows for the period from December 10, 2003 to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor Company consolidated financial statements referred to above present fairly, in all material respects, the results of the Predecessor Company’s operations and its cash flows for the period from January 1, 2003 to December 9, 2003, and for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3—Operating Expenses: Cost of Access, the consolidated financial statements as of December 31, 2003 and for the periods from December 10, 2003 to December 31, 2003 and from January 1, 2003 to December 9, 2003 have been restated to reflect adjustments related to the Company’s cost of access liabilities and cost of access expenses.

We have also audited Schedule II for the period from December 10, 2003 to December 31, 2003 (Successor Company operations), for the period from January 1, 2003 to December 9, 2003 and the year ended December 31, 2002 (Predecessor Company operations). In our opinion, this schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information therein.

/s/ GRANT THORNTON LLP

New York, New York

March 8, 2004 (except with respect to the matters described in the fifth paragraph above, as to which the date is October 8, 2004)

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share information)

	December 31,
	2004	2003
ASSETS:
Current assets:
Cash and cash equivalents	$365	$216
Restricted cash and cash equivalents	4	12
Accounts receivable, net of allowances of $88 and $115	298	402
Other current assets and prepaid costs	94	145
Current assets of discontinued operations	4	117

Total current assets	765	892

Property and equipment, net	1,065	1,133
Intangible assets, net (including goodwill of $0 and $12)	14	110
Other assets	87	44
Non current assets of discontinued operations	—	69

Total assets	$1,931	$2,248

LIABILITIES:
Current liabilities:
Accounts payable	$136	$128
Accrued cost of access	194	229
Accrued restructuring costs—current portion	44	31
Deferred revenue—current portion	81	78
Deferred reorganization costs—current portion	18	128
Other current liabilities	349	386
Current liabilities of discontinued operations	—	60

Total current liabilities	822	1,040

Debt with controlling shareholder	250	200
Long-term debt	396	—
Obligations under capital leases	90	84
Deferred revenue	135	148
Accrued restructuring costs	106	155
Deferred reorganization costs	31	42
Other deferred liabilities	50	36
Non current liabilities of discontinued operations	—	150

Total liabilities	1,880	1,855

COMMITMENTS AND CONTINGENCIES (see Note 23)

SHAREHOLDERS’ EQUITY:
Common stock, 55,000,000 shares authorized, par value $.01 per share, 22,053,690 and 22,000,000 shares issue and outstanding as of December 31, 2004 and 2003, respectively	—	—
Preferred stock with controlling shareholder, 45,000,000 shares authorized, par value $0.10 per share, 18,000,000 shares issued and outstanding as of December 31, 2004 and 2003	2	2
Additional paid-in capital	431	406
Accumulated other comprehensive loss	(35)	(4)
Accumulated deficit	(347)	(11)

	51	393

Total liabilities and shareholders’ equity	$1,931	$2,248

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share information)

	Successor		Predecessor
	Year Ended December 31, 2004	December 10 to December 31, 2003	January 1 to December 9, 2003	Year Ended December 31, 2002
REVENUES	$2,487	$164	$2,599	$2,903
OPERATING EXPENSES:
Cost of access and maintenance	1,844	125	1,982	2,262
Other operating expenses	772	49	692	967
Depreciation and amortization	164	8	138	132

	2,780	182	2,812	3,361

OPERATING LOSS	(293)	(18)	(213)	(458)
OTHER INCOME (EXPENSE):
Interest income	7	1	—	2
Interest expense	(45)	(3)	(13)	(62)
Other income, net	47	2	57	188

LOSS FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS	(284)	(18)	(169)	(330)
Net gain on preconfirmation contingencies	29	—	—	—
Reorganization items, net	—	—	(124)	(92)
Gain on settlement of liabilities subject to compromise and recapitalization	—	—	23,076	—
Gain from fresh start adjustments	—	—	1,109	—

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(255)	(18)	23,892	(422)
Benefit (provision) for income taxes	(56)	(1)	(5)	103

INCOME (LOSS) FROM CONTINUING OPERATIONS	(311)	(19)	23,887	(319)
Income (loss) from discontinued operations, (net of provision for income taxes of $0, $0, $0, and $1, respectively)	(25)	8	852	973

NET INCOME (LOSS)	(336)	(11)	24,739	654
Preferred stock dividends	(4)	—	—	(19)

INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$(340)	$(11)	$24,739	$635

INCOME (LOSS) PER COMMON SHARE, Basic:
Income (loss) from continuing operations applicable to common shareholders	$(14.31)	$(0.86)	$26.26	$(0.37)

Income (loss) from discontinued operations, net	$(1.14)	$0.36	$0.94	$1.07

Income (loss) applicable to common shareholders	$(15.45)	$(0.50)	$27.20	$0.70

Shares used in computing basic income (loss) per share	22,002,858	22,000,000	909,413,046	903,217,277

INCOME (LOSS) PER COMMON SHARE, Diluted:
Income (loss) from continuing operations applicable to common shareholders	$(14.31)	$(0.86)	$25.08	$(0.37)

Income (loss) from discontinued operations, net	$(1.14)	$0.36	$0.89	$1.07

Income (loss) applicable to common shareholders	$(15.45)	$(0.50)	$25.97	$0.70

Shares used in computing diluted income (loss) per share	22,002,858	22,000,000	952,459,514	903,217,277

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(in millions, except share information)

	Common and Preferred Stock		Treasury Stock		Other Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss)	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
Predecessor:
Balance at December 31, 2001	912,451,501	$9	22,033,758	$(209)	$13,637	$(237)	$(25,395)	$(12,195)
Issuance of common stock to convert preferred stock	18,634,948	—	—	—	797	—	—	797
Preferred stock dividends ($2.25 per share)	—	—	—	—	(19)	—	—	(19)
Write-off preferred stock cost to liquidation value	—	—	—	—	(72)	—	—	(72)
Write-off preferred stock issuance costs	—	—	—	—	(9)	—	—	(9)
Foreign currency translation adjustment	—	—	—	—	—	(65)	—	(65)
Additional minimum pension liability	—	—	—	—	—	(42)	—	(42)
Other	—	—	—	—	16	—	—	16
Net income	—	—	—	—	—	—	654	654

Balance at December 31, 2002	931,086,449	$9	22,033,758	$(209)	$14,350	$(344)	$(24,741)	$(10,935)
Issuance of common stock to convert preferred stock	543,038	—	—	—	24	—	—	24
Foreign currency translation adjustment	—	—	—	—	—	(68)	—	(68)
Additional minimum pension liability	—	—	—	—	—	(3)	—	(3)
Net loss	—	—	—	—	—	—	(293)	(293)
Impact on Fresh Start Adjustments:
Elimination of accumulated losses	—	—	—	—	—	—	25,034	25,034
Cancellation of shares in Predecessor	(931,629,487)	(9)	(22,033,758)	209	(14,374)	—	—	(14,174)
Other fresh start adjustments	—	—	—	—	—	415	—	415

Predecessor balance at December 9, 2003	—	$—	—	$—	$—	$—	$—	$—
Successor:
Equity infusion to controlling shareholder:
Issuance of preference shares	18,000,000	2	—	—	181	—	—	183
Issuance of common shares	6,600,000	—	—	—	67	—	—	67
Equity issued to creditors:
Issuance of common shares	15,400,000	—	—	—	157	—	—	157

Successor balance at December 9, 2003	40,000,000	$2	—	$—	$405	$—	$—	$407
Foreign currency translation adjustment	—	—	—	—	—	(4)	—	(4)
Amortization of stock compensation expense	—	—	—	—	1	—	—	1
Net loss	—	—	—	—	—	—	(11)	(11)

Balance, December 31, 2003	40,000,000	$2	—	$—	$406	$(4)	$(11)	$393

Issuance of common stock from exercise of stock options	53,690	—	—	—	1	—	—	1
Preferred stock dividends ($0.22 per preferred share)	—	—	—	—	(4)	—	—	(4)
Foreign currency translation adjustment	—	—	—	—	—	(26)	—	(26)
Amortization of stock compensation expense	—	—	—	—	28	—	—	28
Unrealized derivative loss on cash flow hedge	—	—	—	—	—	(5)	—	(5)
Net loss	—	—	—	—		—	(336)	(336)

Balance, December 31, 2004	40,053,690	$2	—	$—	$431	$(35)	$(347)	$51

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Successor		Predecessor
	Year Ended December 31, 2004	December 10 to December 31, 2003	January 1 to December 9, 2003	Year Ended December 31, 2002
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income (loss)	$(336)	$(11)	$24,739	$654
Adjustments to reconcile net income (loss) to net cash provided by (used in) continuing operations:
(Income) loss from discontinued operations	25	(8)	(852)	211
Gain on abandonment of Asia Global Crossing	—	—	—	(1,184)
(Gain) loss on sale of property and equipment	2	—	(1)	(41)
Amortization of prior period IRUs	(4)	—	(78)	(74)
Non-cash fresh start adjustments	—	—	(1,109)	—
Gain on settlement of liabilities subject to compromise and recapitalization	—	—	(23,076)	—
Non cash income tax provision	56	—	—	—
Depreciation and amortization	164	8	138	132
Reorganization items, net	—	—	124	92
Stock related expenses	28	1	—	—
Provision for doubtful accounts	10	3	45	74
Deferred reorganization costs	(114)	(51)	(13)	—
Gain on preconfirmation contingencies	(29)	—	—	—
Write-off of deferred financing costs	4	—	—	—
Other	(30)	(8)	(20)	(46)
Changes in operating assets and liabilities	39	(7)	143	503

Net cash provided by (used in) continuing operations	(185)	(73)	40	321
Net cash used in discontinued operations	(13)	(6)	(2)	37
Net cash used in reorganization items	—	—	(391)	(282)

Net cash provided by (used in) operating activities	(198)	(79)	(353)	76

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(89)	(11)	(139)	(275)
Proceeds from sale of property and equipment	—	1	2	45
Proceeds from sale of discontinued operations	1	—	—	—
Proceeds from sale of marketable securities	19	—	4	4
Proceeds from sale of equity interest in holding companies	4	—	—	—
Change in restricted cash and cash equivalents	1	5	(15)	(19)

Net cash used in investing activities	(64)	(5)	(148)	(245)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Proceeds from long-term debt	398	—	—	17
Proceeds from short-term borrowings with controlling shareholder	125	—	—	—
Repayment of long-term debt with controlling shareholder	(75)	—	—	—
Repayment of capital leases	(17)	(1)	(11)	(12)
Finance and organization costs incurred	(21)	(1)	(3)	—
Proceeds from exercise of stock options	1	—	—	—
Capital infusion by controlling shareholder	—	—	250	—
Other	—	—	—	(1)
Proceeds from debt issued to controlling shareholder	—	—	200	—

Net cash provided by (used in) financing activities	411	(2)	436	4

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	149	(86)	(65)	(165)
CASH AND CASH EQUIVALENTS, beginning of period	216	302	367	532

CASH AND CASH EQUIVALENTS, end of period	$365	$216	$302	$367

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

	Successor		Predecessor
	Year Ended December 31, 2004	December 10 to December 31, 2003	January 1 to December 9, 2003	Year Ended December 31, 2002
Net income (loss)	$(336)	$(11)	$24,739	$654
Foreign currency translation adjustment	(26)	(4)	(68)	(65)
Additional minimum pension liability	—	—	(3)	(42)
Unrealized derivative loss on cash flow hedges	(5)	—	—	—

Comprehensive income (loss)	$(367)	$(15)	$24,668	$547

The accompanying notes are an integral part of these consolidated financial statements.

G LOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except number of sites, square footage, percentage, share and per share information)

1. BACKGROUND AND ORGANIZATION

Global Crossing Limited (formerly GC Acquisition Ltd.), a company organized under the laws of Bermuda in 2002 (“New GCL”), became the successor to Global Crossing Ltd., a company organized under the laws of Bermuda in 1997 (“Old GCL”), as a result of the consummation of the transactions contemplated by the Joint Plan of Reorganization, as amended (the “Plan of Reorganization”) of Old GCL and certain of its debtor subsidiaries (Old GCL, collectively with its debtor subsidiaries, the “GC Debtors”), pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) on December 9, 2003 (the “Effective Date”). In these notes to the consolidated financial statements, references to the “Company” in respect of time periods preceding the Effective Date are references to Old GCL and its consolidated subsidiaries (collectively, the “Predecessor”), while such references in respect of time periods commencing with the Effective Date are references to New GCL and its consolidated subsidiaries (collectively, the “Successor”).

The Company provides telecommunication services using a global IP-based network that directly connects more than 300 cities in over 30 countries and delivers services to more than 500 major cities in over 50 countries around the world. The Company serves many of the world’s largest corporations, providing a full range of managed data and voice products and services. Through its former Global Marine Systems Limited (“GMS” or “Global Marine”) subsidiary, prior to August 13, 2004, the Company also provided installation and maintenance services for subsea telecommunications systems (see Note 5).

The Company’s vision is to be a premier provider of global data and Internet Protocol (“IP”) services in commercial centers worldwide by building on its extensive global network and advanced IP service platform.

Recapitalization Plan

On December 23, 2004, the Company completed a recapitalization plan, as described below (the “Recapitalization Plan”), to restructure its existing indebtedness with its controlling shareholder, Singapore Technologies Telemedia Pte Ltd (“ST Telemedia”), and its subsidiaries, and to raise additional financing. Based on its business plan, the Company’s expectation is that cash on hand, together with proceeds from anticipated sales of non-core assets, marketable securities and Indefeasible Rights of Use, will provide the Company with the liquidity needed to fund the Company’s operations until they start to generate positive cash flow at some point in the second half of 2006.

Under the Recapitalization Plan, the Company repaid $75 of principal amount of the $200 11% senior secured notes issued on the Effective Date (the “Exit Notes”) to a subsidiary of ST Telemedia. The Company also paid accrued interest of approximately $15 on the Exit Notes and on a $125 senior secured loan facility (the “Bridge Loan Facility”) entered into on May 18, 2004 with a subsidiary of ST Telemedia. The remaining $125 of Exit Notes and the $125 of Bridge Loan Facility were exchanged for $250 aggregate principal amount of 4.7% payable in kind mandatory convertible notes (the “Convertible Notes”), which are held by subsidiaries of ST Telemedia. The Exit Notes were secured by a lien on substantially all of the assets of the Company and its material subsidiaries, including Global Crossing (UK) Telecommunications Limited (the Company’s principal operating subsidiary in the United Kingdom; together with its subsidiaries, “GCUK”). The Convertible Notes are secured by a lien on substantially all of the assets of the Company and its material subsidiaries except for GCUK’s assets and the assets of its subsidiaries. As a result of the exchange, the Company has written off the remaining unamortized deferred financing fees for the Exit Notes of $4 which are included in “other income (loss), net” in the accompanying consolidated statement of operations.

As part of the Recapitalization Plan, Global Crossing (UK) Finance PLC, a special purpose financing subsidiary of GCUK (“GCUK Finance”), issued $200 in aggregate principal amount of 10.75% United States

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

dollar denominated senior secured notes due 2014 and £105 aggregate principal amount of 11.75% pounds sterling denominated senior secured notes due 2014 (collectively, the “GCUK Notes”). The dollar and sterling denominated notes were issued at a discount of approximately $3 and £2, respectively which resulted in the Company receiving gross proceeds, before underwriting fees, of approximately $398. The GCUK Notes are secured by certain assets of GCUK, including the capital stock of GCUK Finance, but certain material assets of GCUK will not serve as collateral for the GCUK Notes.

See Note 13 for further information on the Exit Notes, Bridge Loan Facility, Convertible Notes, and GCUK Notes.

2. FRESH START ACCOUNTING

The Company implemented “fresh start” accounting and reporting in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position No. 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”) upon its emergence from bankruptcy on the Effective Date. Fresh start accounting required the Company to allocate the reorganization value to its assets and liabilities based upon their estimated fair values. The reorganization equity value of $407 was determined pursuant to the Company’s Plan of Reorganization and ST Telemedia’s $250 equity investment for 61.5% ownership. Adopting fresh start accounting resulted in material adjustments to the historical carrying amount of the Company’s assets and liabilities. The reorganization value was allocated by the Company to its assets and liabilities based upon their preliminary estimated fair values. The Company engaged an independent appraiser to assist in the allocation of the reorganization value and in determining the fair market value of its property and equipment and intangible assets. As provided by the accounting rules, the Company used a one-year period following the Effective Date to finalize the allocation of the reorganization value to the Company’s assets and liabilities, excluding changes in amounts related to pre-confirmation contingencies which are included in the determination of net income (loss) in accordance with AICPA Practice Bulletin 11, “Accounting for Preconfirmation Contingencies in Fresh Start Reporting.” During the one-year allocation period the Company adjusted the reorganization value among assets as well as between assets and liabilities categories as a result of additional information during 2004. These adjustments were recorded as reclassifications during 2004. The determination of fair values of assets and liabilities is subject to significant estimation and assumptions.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The following table reflects the debt and equity restructuring, reorganization adjustments and the adoption of fresh start reporting adjustments to the Company’s consolidated balance sheet as of the Effective Date.

	Predecessor	Debt & Equity Restructuring		Reorganization Adjustments		Fresh Start Adjustments		Successor
	December 9, 2003							December 9, 2003
ASSETS:
Current Assets:
Cash and cash equivalents	$131	$—		450	(a)	$—		$302
				$(279)	(b)
Restricted cash and cash equivalents	329	—		(322)	(c)	—		17
				10	(d)	—
Accounts receivable, net	363	—		—		(3)	(k)	360
Other current assets and prepaid costs	161	—		—		(27)	(k)	134
Current assets of discontinued operations	110	—		—		(3)		107

Total current assets	1,094	—		(141)		(33)		920
Property and equipment, net	966	—		—		144	(l)	1,110
Intangibles, net	—	—		—		110	(l)	110
Other assets	110	—		—		(43)	(l)	44
						(23)	(l)
Non current assets of discontinued operations	89	—		—		(13)		76

Total assets	$2,259	$—		$(141)		$142		$2,260

LIABILITIES:
Current liabilities not subject to compromise:
Accounts payable	$82	$—		$—		$(3)	(m)	$79
Accrued cost of access	286	—		—		(2)	(m)	284
Accrued restructuring costs—current portion	30	—		—		—		30
Deferred revenue—current portion	211	—		—		(151)	(n)	60
Deferred reorganization costs—current portion	—	202	(e)	(13)	(g)	—		189
Other current liabilities	455	—		(56)	(g)	15	(m)	414
Current liabilities of discontinued operations	101	—		—		(30)		71

Total current liabilities	1,165	202		(69)		(171)		1,127

Debt with controlling shareholder	—	—		200	(h)	—		200
Obligations under capital leases	80	—		—		—		80
Deferred revenue	1,337	—		—		(1,247)	(n)	90
Deferred reorganization costs	—	32	(e)	—		—		32
Other deferred liabilities	175	—		—		(1)	(m)	174
				(522)	(f)
Liabilities subject to compromise	8,710	(8,031)	(f)	(157)	(f)	—		—
Non current liabilities of discontinued operations	173	—		—		(23)		150

Total liabilities	11,640	(7,797)		(548)		(1,442)		1,853

CUMULATIVE CONVERTIBLE PREFERRED STOCK	1,894	(1,894)	(l)	—		—		—

SHAREHOLDERS’ EQUITY (DEFICIT):
Preferred stock	—	—		2	(j)	—		2
Common stock	9	(9)	(i)	—		—		—
Treasury stock	(209)	209	(i)	—		—		—
Additional paid-in capital	14,374	(14,374)	(i)	405	(j)	—		405
Accumulated other comprehensive loss	(415)	—		—		415	(o)	—
Accumulated deficit	(25,034)	23,934	(o)	—		1,100	(o)	—

	(11,275)	9,760		407		1,515		407

Total liabilities and shareholders’ equity	$2,259	$69		$(141)		$73		$2,260

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Debt and equity restructuring, reorganization adjustments, emergence date and fresh start accounting adjustments consist primarily of the following:

(a)	To record the receipt of the $250 equity infusion from ST Telemedia and the $200 of cash proceeds for ST Telemedia’s purchase of the Exit Notes.

(b)	To record the payment of $200 of unrestricted cash to the secured and unsecured creditors and to record the payment of $56 in professional fees to the advisors to the unsecured creditors and secured creditors, JPLs, the indenture trustees and their counsels and certain of the Company’s advisors. The balance of this amount was utilized to cash collateralize certain letter of credit requirements ($10), pay post emergence professional fees to the estate ($7), fund the bankruptcy distribution ($3) and pay certain vendor settlements that were not deferred past the emergence date ($3).

(c)	To record the payment of restricted cash of $315 to the secured creditors and $7 to unsecured creditors in accordance with the Plan of Reorganization.

(d)	To record cash restricted at closing to establish collateral for certain Company letter of credit requirements.

(e)	To establish $234 of deferred reorganization costs representing subject to compromise liabilities not required to be funded at emergence as described in the related settlement agreements and/or the Plan of Reorganization. Certain settlement payments in connection with access vendors (approximately $12) and the Federal tax settlement (approximately $15) are due beyond one year of the emergence date.

(f)	To record the discharge of subject to compromise liabilities in consideration for the $522 in cash settlements at emergence referred to in (b) and (c) and 38.5% of the common stock (valued at $157 in the Plan of Reorganization) in New GCL including indebtedness of $6,641 for pre-petition debt obligations, $526 of pre-petition mandatorily redeemable preferred stock (classified as a liability in accordance with SFAS No. 150) and $1,547 of pre-petition liabilities including accrued cost of access, accrued construction costs, and other liabilities.

(g)	To record the payment of required emergence costs including professional fees and vendors settlements.

(h)	To reflect the outstanding principal amount under the Exit Notes, in accordance with the Plan of Reorganization.

(i)	To cancel all of the outstanding preferred and common stock, including the treasury stock, of Old GCL in accordance with the Plan of Reorganization.

(j)	To record the issuance of equity in New GCL consisting of 18 million shares of preferred stock and 6.6 million shares of common stock to ST Telemedia for 61.5% ownership, the issuance of 13 million shares of common stock for 32.5% ownership to the unsecured creditor classes and 2.4 million shares of common stock to the secured creditors for 6% ownership all in accordance with the Plan of Reorganization.

(k)	To adjust the carrying value of receivables, certain prepaid lease and maintenance agreements and certain value-added tax recoverable positions of foreign entities to fair value in accordance with fresh start accounting.

(l)	To adjust the carrying value of property and equipment, intangibles and investments in unconsolidated affiliates to fair value in accordance with fresh start accounting. The Company engaged an independent appraiser to assist in the allocation and valuation of these assets.

(m)	To adjust the carrying value of certain liabilities to fair value in accordance with fresh start accounting.

(n)	To adjust the carrying value of deferred revenue to fair value in accordance with fresh start accounting.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

(o)	To eliminate the remaining equity balances of Old GCL in accordance with the recapitalization provisions of fresh start accounting, including accumulated other comprehensive loss of $415, and accumulated deficit of $23,934 and $1,100.

3. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

A summary of the basis of presentation and the significant accounting policies followed in the preparation of these consolidated financial statements is as follows:

Basis of Presentation and Use of Estimates

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the consolidated financial statements and the accompanying notes, as well as the reported amounts of revenue and expenses during the reporting period. Actual amounts and results could differ from those estimates. The estimates the Company makes are based on historical factors, current circumstances and the experience and judgment of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the Company’s evaluations.

As discussed in Note 1, Old GCL and certain of its subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code and accordingly, the accompanying consolidated financial statements of the Predecessor have also been prepared in accordance with SOP 90-7. SOP 90-7 requires an entity to distinguish any revenues, expenses, realized gains and losses, and provisions resulting from the reorganization and restructuring of the organization separately as reorganization items in the consolidated statement of operations, except those required to be reported as discontinued operations and extraordinary items in conformity with Accounting Principles Board Opinion No. 30 (“APB No. 30”), “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, as amended by Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets” and Statement of Financial Accounting Standards No. 145, (“SFAS No. 145”), “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”.

The Company’s emergence from bankruptcy resulted in a new reporting entity with no retained earnings or accumulated losses as of December 9, 2003. Accordingly, the Company’s consolidated financial statements for periods prior to December 9, 2003 are not comparable to financial statements on or subsequent to December 9, 2003. The 2003 results have been presented separately under “Successor” for the 22-day period December 10, 2003 to December 31, 2003 and “Predecessor” for periods prior to December 9, 2003 as required by SOP 90-7.

Principles of Consolidation

The consolidated financial statements include the accounts of New GCL and Old GCL and their wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Under U.S. GAAP, consolidation is generally required for investments of more than 50% of the outstanding voting stock of an investee, except when control is not held by the majority owner. Under these same rules, legal

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

reorganization or bankruptcy represent conditions which can preclude consolidation in instances where control rests with the bankruptcy court, rather than with the majority owner. As discussed in Note 5, during the year ended December 31, 2002 Asia Global Crossing Ltd. (together with its consolidated subsidiaries, “AGC”) and Pacific Crossing Limited (“PCL”) filed for voluntary petitions for relief under the Bankruptcy Code. As a result of the chapter 11 petitions, the Company’s ability to exert control and exercise influence over AGC’s and PCL’s management decisions through its equity interest was substantially eliminated. Furthermore, the nature of the reorganization plans of AGC and PCL were such that the Company no longer had access to or a continuing involvement in the businesses of AGC and PCL. As a result, AGC’s and PCL’s financial results are included as discontinued operations for all periods presented.

The Company is a subsidiary of ST Telemedia and its results of operations are consolidated into those of ST Telemedia. The Company provides ST Telemedia with the information necessary to accomplish such consolidation.

Revenue Recognition

Services

Revenue derived from telecommunication and maintenance services, including sales of capacity under operating-type leases, are recognized as services are provided. Non-refundable payments received from customers before the relevant criteria for revenue recognition are satisfied are included in deferred revenue in the accompanying consolidated balance sheets.

Operating Leases

The Company offers customers flexible bandwidth products to multiple destinations for stipulated periods of time and many of the Company’s contracts for subsea circuits are entered into as part of a service offering. Consequently, the Company defers revenue related to those circuits and amortizes the revenue over the appropriate term of the contract. Accordingly, the Company treats non-refundable cash received prior to the completion of the earnings process as deferred revenue.

Telecom Installation Revenue and Costs

In accordance with SEC Staff Accounting Bulletin 101, “Revenue Recognition in Financial Statements” (“SAB No. 101”), as amended by SEC Staff Accounting Bulletin 104, “Revenue Recognition” (“SAB No. 104”), the Company generally amortizes revenue related to installation services on a straight-line basis over the average contracted customer relationship (16 to 24 months). In situations where the contracted period is significantly longer than the average, the actual contract term is used.

The Company capitalizes third-party line installation costs incurred by the Company for new facilities and connections from the Global Crossing network to networks of other carriers in order to provision customer orders. The costs are capitalized to prepaid costs (current portion—see Note 7) and other assets (long-term portion—see Note 10) and amortized using the straight-line method into depreciation and amortization over the average contracted relationship (16 months to 24 months). In situations where the contracted period is significantly longer the actual contract term is used. Internal costs, including labor, incurred in the provisioning of customer orders are expensed as incurred.

Non-Monetary Transactions

The Company may exchange capacity with other capacity or service providers. These transactions are accounted for in accordance with APB No. 29 “Accounting for Non Monetary Transactions” (“APB No. 29”),

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

where an exchange for similar capacity is recorded at a historical carryover basis and dissimilar capacity is accounted for at fair market value with recognition of any gain or loss. On August 2, 2002, the SEC staff communicated its position on indefeasible rights of use (“IRU”) capacity swaps to the American Institute of Certified Public Accountants (“AICPA”) SEC Regulations Committee. The SEC staff concluded that all IRU capacity swaps consisting of the exchange of leases should be evaluated within paragraph 21 of APB No. 29. That is, if a swap involves leases that transfer the right to use similar productive assets, the exchange should be treated as the exchange of similar productive assets irrespective of whether the “outbound” lease is classified as a sale-type lease, direct financing lease or operating lease and irrespective of whether the “inbound” lease is classified as a capital lease or an operating lease. The SEC staff directed that, in accounting for such transactions, the carrying value rather than the fair market value should be used. The SEC staff further directed registrants to apply this guidance historically and prospectively, and to restate prior financial statements if appropriate. All adjustments that the Company considers are necessary to comply with the SEC’s guidance have been reflected in the accompanying consolidated financial statements and the related notes. There were no material gains or losses from non-monetary transactions for the year ended December 31, 2004, the periods December 10 to December 31, 2003 and January 1 to December 9, 2003 or the year ended December 31, 2002.

Operating Expenses

Cost of Access

Background

The Company’s cost of access primarily comprises usage-based voice charges paid to other carriers to originate and/or terminate switched voice traffic and charges for leased lines for dedicated facilities. Cost of access is the Company’s single largest expense, amounting to approximately 70%, 73%, 72%, and 71%, respectively of total revenue for the year ended December 31, 2004, the period December 10, 2003 to December 31, 2003, the period January 1, 2003 to December 9, 2003 and the year ended December 31, 2002.

As a result of a review the Company initiated in April 2004, the Company determined that there was a material weakness in its internal control over financial reporting related to cost of access accounting in its North American operations, including the failure to make use of available information to conduct an aggregate true-up of estimated cost of access expenses to actual cash payments made to access providers. This weakness resulted in an understatement of cost of access in 2003 and gave rise to the restatement of the Company’s 2003 financial statements included herein. A description of this weakness and the remediation measures that have been and are being undertaken by the Company is set forth in Item 9A, “Controls and Procedures,” of the Company’s amended 2003 annual report on Form 10-K/A.

Set forth below is a summary of the Company’s current policy and procedures regarding cost of access accounting after giving effect to changes made in light of the Company’s cost of access review. This summary reflects significant changes in the processes utilized to validate the monthly estimates of the cost of access accrual produced by the Company’s underlying cost of access expense estimation processes in North America. The overall design of the Company’s cost of access estimation process remains materially unchanged, although refinements have been made to improve the accuracy of inputs to the process.

Policy and Use of Management Estimates

The Company’s policy is to record access expense as services are provided by vendors. Access costs for switched voice traffic are estimated and expensed based on the volume of access services purchased, as measured by the Company’s internal cost of access expense systems, and the access rates determined by contracts between

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

the Company and its access providers and/or tariff rates obtained from industry data sources. Access costs for leased lines are expensed based on invoice data and on estimates of the impact of circuits acquired, disconnected or re-rated during the applicable month. The Company makes a preliminary estimate of monthly access costs incurred based on this information. The Company then adjusts this preliminary estimate based on an analysis of historical differences between such preliminary monthly estimates and the comparable amounts determined by the validation procedures described below, including the rebuilding of the cost of access accrual on a 90 day lag basis using aggregate cash payment information. The amount of the adjustment to the Company’s preliminary estimate is referred to in this annual report on Form 10-K as the “COA Overlay.” The recognition of access costs involves the use of significant management estimates and assumptions and requires reliance on non-financial systems.

The estimation and validation of cost of access expense is extremely complex due to the following: changing regulations regarding access rules and related charges; the frequency of pricing changes in the market; constantly changing traffic patterns; the volume of information and inconsistency or deficiencies in external databases, particularly regarding line ownership information; delays in invoicing by access vendors; and the receipt of multiple invoices from the same vendor. These complicating factors are especially relevant in North America, where approximately 84% of the Company’s total access charges were incurred in 2004. Thus, the Company’s estimates of the Company’s cost of access expense are imprecise and may differ from the actual costs for the relevant periods when they are finally settled in the ordinary course of business. As a result of the improved cost of access expense estimation and accrual validation processes reflected in the below summary, the Company believes that it has now established appropriate reserves for its accrued cost of access liabilities.

Principal Estimation Systems

For switched voice traffic, each month the minutes recorded by the Company’s switches (the “minutes of use” or “MOUs”) are multiplied by the estimated rate for those minutes for that month; the result, after adjusting for any applicable COA Overlay, is the usage expense and accrued usage cost recorded for that month for switched voice traffic. The Company uses proprietary systems to identify, capture, and measure usage-based access costs for voice traffic in North America using multiple sources of data, including: MOU data recorded by the Company’s switches; vendor identification and rate information in widely used industry databases; rate element estimates for smaller vendors; historical data; and actual contract rates for certain usage-based charges.

For leased lines, each month the expense is initially calculated based on the number of circuits and the average circuit costs, according to the Company’s leased line inventory system, adjusted for contracted rate changes. The result, after adjusting for any applicable COA Overlay, is the leased line expense and accrued leased line cost recorded for that month. The Company’s inventory system is based on invoices received from facilities providers, which generally bill in advance of the period in which services are provided, as adjusted to track the daily changes in the Company’s circuit inventory that are due to customer acquisitions and disconnections. An outside service provider assists the Company in maintaining and managing the Company’s circuit inventory data.

The Company monitors the accuracy of its systems to measure network volumes and track circuits, and the Company’s rate tables are updated frequently to maintain the accuracy of the rate structure the Company has with its access providers and in accordance with the current tariff rates.

Accounting Entries for Cost of Access

The initial expenses estimated by the Company’s cost of access systems are expensed each month in the Company’s consolidated financial statements, with a corresponding increase in the cost of access accrual. As

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

invoices for MOUs purchased or access lines leased in North America are received and approved for payment, the Company records balance sheet entries to reduce the accrual and increase accounts payable. Similarly, disbursement of cash to North American access vendors is also a balance sheet entry, reducing accounts payable and cash. Outside of North America, invoices are expensed upon receipt and the related estimates are reversed. This methodology is practicable outside of North America using existing systems because there are far fewer invoices (particularly manual invoices) and access vendors and a lower level of regulatory complexity in those regions.

Validation of the North American Cost of Access Accrual

A reconciliation of North American cost of access charges at the individual invoice level is impracticable due to system constraints and given the magnitude of invoices received (approximately 12,000 are received each month and many are manual), the incompatibility of vendor billing information with the Company’s cost of access estimation systems, and the high frequency of charges that the Company disputes with its access charges. The Company therefore use procedures designed to validate the cost of access accrual established by the Company’s cost of access estimation systems.

The primary validation procedures now used in North America are: a monthly rebuilding of the cost of access accrual on a 90 day lag basis using aggregate cash payment information from the Company’s financial systems; a comparison, by type of expense (e.g., domestic or international MOUs), of the expense estimates produced by the Company’s cost of access estimation systems to the actual amounts billed by major vendors that are captured in the Company’s vouchering system; a corroborative review by experienced and knowledgeable employees in the operational and financial cost of access management organizations; and a statistical analysis of the timing of the receipt and vouchering of cost of access invoices and their related service periods. In the fourth quarter of 2004, the Company also established a predictive test that calculates a forecast of the accrual balance required in the current month based on invoices received to date and the historical timing of invoice receipt versus actual service consumption. Due to delays by access vendors in sending invoices, which can result in our receipt of invoices up to 90 days after the end of the month in which services were provided, it is not possible to complete a comprehensive true-up to actual cash payments at the time of the issuance of the Company’s balance sheet within the time frames required by applicable periodic reporting requirements under the Securities Exchange Act of 1934. Thus, cost of access accrual estimates are subject to the imprecision discussed above even after giving effect to the application of the Company’s cost of access estimate validation processes. Any mis-estimates reflected in a given balance sheet that are discovered through a subsequent true-up procedure are addressed through change in estimate adjustments made in the preparation of the ensuing balance sheet. The Company believes that the cost of access expense estimation and accrual validation processes allow the Company to establish appropriate reserves for the Company’s accrued cost of access liabilities and that any such change in estimate adjustments will therefore be immaterial.

Disputes

The Company performs monthly bill verification procedures to identify errors in vendors’ billing processes. The bill verification procedures include the examination of bills, comparing billed rates with rates used by the cost of access expense estimation systems during the cost of access monthly close process, evaluating the trend of invoiced amounts by vendors, and reviewing the types of charges being assessed. These procedures do not include a comparison of invoiced amounts to amounts accrued in the financial statements for North American operations. If the Company discovers a bill that appears to contain possible inaccuracies in rate or volume data, the Company records a charge to the cost of access expense and a corresponding increase to the access accrual for the disputed amounts, unless past experience, regulatory rulings or other corroborating evidence indicates that

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

it is not probable that the Company will ultimately be required to pay the invoiced amount. If the Company ultimately reaches an agreement with an access vendor to settle a disputed amount for less than the corresponding accrual, the Company recognizes the resulting gain in the period in which the settlement is reached. Disputes for which the Company has decided not to accrue an expense are tracked in a log and reviewed periodically to assess whether a loss has now become probable and reasonably estimable, in which case an accrual is established. The Company generally withholds payments on all amounts subject to dispute until the dispute is settled.

Operating Leases

Costs of the network relating to capacity contracts accounted for as operating leases are amortized over the lesser of the term of the lease and the estimated useful life of the capacity.

Cash and Cash Equivalents, Restricted Cash and Cash Equivalents (Current and Long-Term)

The Company considers cash in banks and short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash and cash equivalents and restricted cash and cash equivalents are stated at cost, which approximates fair value. Restricted cash balances, comprised of various rental guarantees, performance bonds and deposits, were $17 and $18 at December 31, 2004 and 2003, respectively.

Allowance for Doubtful Accounts and Sales Credits

The Company provides allowances for doubtful accounts and sales credits. Allowances for doubtful accounts are charged to other operating expenses, while allowances for sales credits are charged to revenue. The adequacy of the reserves is evaluated monthly by the Company utilizing several factors including the length of time the receivables are past due, changes in the customer’s credit worthiness, the customer’s payment history, the length of the customer’s relationship with the Company, the current economic climate, and current industry trends. A specific reserve requirement review is performed on customer accounts with larger balances. A general reserve requirement is performed on most accounts utilizing the factors previously mentioned. Service level requirements are assessed to determine sales credit requirements where necessary. The Company has experienced significant changes month-to-month in reserve level requirements, primarily due to unanticipated large customer bankruptcy filings or other insolvency proceedings. Allowances were $88 and $115 as of December 31, 2004 and 2003, respectively. Changes in the financial viability of significant customers, worsening of economic conditions and changes in the Company’s ability to meet service level requirements may require changes to its estimate of the recoverability of the receivables. Such changes in estimates will be recorded in the period in which these changes become known.

The Company identified process deficiencies related to the establishment of its receivable reserves that management of the Company believe constitutes a material weakness. See Item 9A, “Controls and Procedures” of this annual report on Form 10-K for further information.

Property and Equipment, net

Property and equipment, net, which includes amounts under capitalized leases, were stated at their preliminary estimated fair values as of the Effective Date as determined by the Company’s reorganization value. Purchases of property and equipment, net, including amounts under capital leases, subsequent to the Effective

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Date are stated at cost, net of depreciation and amortization. Major enhancements are capitalized, while expenditures for repairs and maintenance are expensed when incurred. Costs incurred prior to the capital project’s completion are reflected as construction in progress, which is reclassified to property and equipment at the date the project is complete.

Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, with the exception of leasehold improvements and assets acquired through capital leases, which are depreciated over the lesser of the estimated useful lives or the term of the lease.

Estimated useful lives of the Company’s property and equipment are as follows as of December 31, 2004:

Buildings	10-40 years
Leasehold improvements	Lesser of 20 years or remaining lease term
Furniture, fixtures and equipment	3-7 years
Transmission equipment	7-25 years

When property or equipment is retired or otherwise disposed of, the cost and accumulated depreciation will be relieved from the accounts, and resulting gains or losses will be reflected in net income (loss).

In accordance with SFAS No. 144, the Company periodically evaluates the recoverability of its long-lived assets and evaluates such assets for impairment whenever events or circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable. Impairment is determined to exist if the estimated future undiscounted cash flows are less than the carrying value of such asset. The amount of any impairment then recognized would be calculated as the difference between the fair value and the carrying value of the asset. As a result of the Company’s recent restructuring plan, announced on October 8, 2004 (see Note 4) and asset impairments announced by other telecommunications companies during the second half of 2004, management of the Company performed a recoverability test of its long-lived assets as of December 31, 2004. The results of the test indicate that no impairment of the Company’s long-lived assets is required.

Computer Software Costs

The Company capitalizes the cost of internal-use software which has a useful life in excess of one year in accordance with Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. Capitalized computer software costs are amortized using the straight-line method over a period of between 3 to 5 years.

Intangibles

Intangibles consist primarily of customer relationships, trademarks, internally developed software and goodwill, primarily attributable to the assembled work force. The fair values attributable to the identified intangibles were based on a number of significant assumptions as determined by the Company and its independent appraisal expert. Identifiable intangible assets with finite lives will be amortized under the straight-line method over their applicable preliminary estimated useful lives, estimated by the Company to be between 6 and 7 years (see Note 9). Goodwill and intangibles with indefinite lives are not amortized in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” but are reviewed for impairment at least annually

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

(beginning with the first anniversary of the acquisition date). The Company performed no impairment review during the year ended December 31, 2004 as all goodwill and intangibles with indefinite lives were reduced to zero as a result of the reversal of valuation allowances, in accordance with SOP 90-7 (see Note 17).

Deferred Finance Costs

Costs incurred to obtain financing through the issuance of the GCUK Notes have been reflected as an asset included in “other assets” in the accompanying December 31, 2004 consolidated balance sheet (see Note 10). The financing costs relating to the debt will be amortized to interest expense over the term of the GCUK Notes or the expected payment date of the debt obligation using the effective interest rate method.

Costs incurred to restructure the debt with ST Telemedia and its subsidiaries have been expensed as incurred and are included in “other operating expenses” in the accompanying consolidated statement of operations. The unamortized deferred financing fees for the Exit Notes of $4 have been written off and are included in “other income (loss), net” in the accompanying consolidated statement of operations.

Restructuring

The Company initiated a restructuring program commencing in August 2001 which has continued through December 31, 2004. The components of the restructuring liability represent direct costs of exiting lease commitments for certain real estate facility locations and employee termination costs, along with certain other costs associated with approved restructuring plans (see Note 4 for further information on the Company’s restructuring plans.) These were recorded in accordance with EITF 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”) through January 1, 2003, when the Company adopted the provisions of SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”), which requires that costs, including severance costs, associated with exit or disposal activities be recorded at their fair value when a liability has been incurred. Under EITF 94-3, certain exit costs, including severance costs, were accrued upon management’s commitment to an exit plan, which is generally before the exit activity has occurred. The Company has applied the provisions of SFAS No. 146 to any exit or disposal activities initiated after December 31, 2002. The liability as of the Effective Date represents the Company’s best estimate of the fair value of the liability at that date in accordance with SOP 90-7. Adjustments for changes in assumptions are recorded in the period such changes become known. Changes in assumptions, especially as they relate to contractual lease commitments and related anticipated third-party sub-lease payments, could have a material effect on the restructuring liabilities.

Derivative Instruments

The Company follows SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) which requires that all derivatives be measured at fair value and recognized as either assets or liabilities in the Company’s consolidated balance sheets. Changes in fair value of derivative instruments that do not qualify as hedges and/or any ineffective portion of hedges are recognized as a gain or loss in the Company’s consolidated statement of operations in the current period. Changes in the fair values of the derivative instruments used effectively as fair value hedges are recognized in income (losses), along with the change in the value of the hedged item. Changes in the fair value of the effective portions of cash flow hedges are reported in other comprehensive income (loss) and recognized in income (losses) when the hedged item is recognized in income (losses).

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The Company has entered into a cross-currency interest rate swap transaction to minimize exposure of any dollar/sterling currency fluctuations related to interest payments on the $200 United States dollar denominated GCUK Notes (see Note 13). The cross-currency interest rate swap is classified as a cash flow hedge in accordance with SFAS No. 133. The Company measures the effectiveness of this derivative instrument on a cumulative basis, comparing changes in the cross-currency interest rate swap’s cash flows since inception with changes in the hedged item’s cash flows (the interest payment on the $200 United States dollar denominated GCUK Notes. The fair value of the cash flow hedge has is recorded to “other current liabilities” and “other deferred liabilities” at December 31, 2004 (see Note 22).

Fair Value of Financial Instruments

The Company does not enter into financial instruments for trading or speculative purposes. The carrying amounts of financial instruments classified as current assets and liabilities, other than marketable securities, approximate their fair value due to their short maturities. The fair value of short-term investments, the GCUK Notes, GCUK Notes currency hedge and the Convertible Notes are based on market quotes, current interest rates, or management estimates, as appropriate. (see Note 22).

Asset Retirement Obligations

Effective January 1, 2003, the Company adopted SFAS No. 143 “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). SFAS No. 143 recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. If a reasonable estimate of fair value cannot be made in the period the asset retirement obligation is incurred, SFAS No. 143 requires the liability to be recognized when a reasonable estimate of the fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the associated fixed asset.

Income Taxes

The provision for income taxes, income taxes payable and deferred income taxes are determined using the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. A valuation allowance is provided when the Company determines that it is more likely than not that a portion of the deferred tax asset balance will not be realized. Certain of the Company’s United Kingdom deferred tax assets have been recognized due to positive evidence of the future realization of those assets.

The Company’s reorganization has resulted in a significantly modified capital structure as a result of applying fresh-start accounting in accordance with SOP 90-7 on the Effective Date. Fresh-start accounting has important consequences on the accounting for the realization of valuation allowances, related to net deferred tax assets that existed on the Effective Date but which arose in pre-emergence periods. Specifically, fresh start accounting requires the reversal of such allowances to be recorded as a reduction of intangible assets until exhausted and thereafter as additional paid in capital and not a benefit that culminates in the earnings process (see Note 17). This treatment does not result in any change in liabilities to taxing authorities or in cash flows.

Foreign Currency Translation and Transactions

For transactions that are in a currency other than the entity’s functional currency, translation adjustments are recorded in the accompanying consolidated statements of operations. For those subsidiaries not using the U.S.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

dollar as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense transactions are translated at average exchange rates during the period. Resulting translation adjustments are recorded directly to a separate component of shareholders’ equity (deficit) and are reflected in the accompanying consolidated statements of comprehensive income (loss). Translation differences resulting from the effect of exchange rate changes on cash and cash equivalents were immaterial and are not reflected separately in the Company’s consolidated statements of cash flows for each of the periods presented.

The Company’s foreign exchange transaction gains included in “other income, net” in the consolidated statements of operations for the year ended December 31, 2004, the periods December 10, 2003 to December 31, 2003 and, January 1, 2003 to December 9, 2003, and the year ended December 31, 2002, were $39, $2, $18, and $32, respectively.

Income (Loss) Per Common Share

Basic earnings (loss) per common share (“EPS”) is computed as net income (loss) available to common stockholders divided by the weighted-average number of common shares outstanding for the period. Net income (loss) applicable to common stockholders includes preferred stock dividends for the years ended December 31, 2004 and December 31, 2002. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock (see Note 19).

Stock-Based Compensation

On December 9, 2003, the Company adopted the fair value provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”) related to stock-based awards granted or modified on December 9, 2003 and thereafter. Under the fair value provisions of SFAS No. 123, the fair value of each stock-based compensation award is estimated at the date of grant, using the Black Scholes option-pricing model for stock option awards and the current market price for restricted stock unit awards. The Company recognizes stock compensation expense based on the number of awards expected to vest. Most stock-based awards have graded vesting (i.e. portions of the award vest at different dates during the vesting period). The fair value of the awards is determined using a single expected life for the entire award (the average expected life for the awards that vest on different dates). The Company recognizes the related compensation cost of such awards on a straight-line basis; provided that the amount amortized at any given date may be no less than the portion of the award vested as of such date. The stock compensation expense recognized for the year ended December 31, 2004 and the period December 10 through December 31, 2003 relating to stock option and restricted stock unit awards granted under Global Crossing Limited 2003 Stock Incentive Plan (the “2003 Stock Incentive Plan”) was $28 and $1, respectively, which is reported as a component of other operating expenses (see Note 20).

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The following are the assumptions used to calculate the weighted average fair value of stock options granted for the year ended December 31, 2004 and the period December 10, 2003 to December 31, 2003. No stock options were granted for the period January 1, 2003 to December 9, 2003 and the year ended December 31, 2002. For the period December 10, 2003 to December 31, 2003, as New GCL did not have a historical basis for determining the volatility and expected life assumptions in the model due to New GCL’s short market trading history, the assumptions used are an average of those used by a select group of telecommunications companies. In 2004, as New GCL’s equity has a trading history of only one year, the volatility assumption used for 2004 represents a mean-average of the Company’s stock volatility during 2004 and an average of those used by a select group of telecommunications companies.

	Year Ended December 31, 2004	December 10 to December 31, 2003
Dividend yield	0%	0%
Expected volatility	86%	70%
Risk-free interest rate	3.49%	3.25%
Expected life (years)	5	5
Attrition rate	4%	4%
Weighted average fair value of options granted	$10.68	$28.65

For the period January 1, 2003 through December 9, 2003 and the year ended December 31, 2002, the Company accounted for employee stock options using the intrinsic method in accordance with APB No. 25, “Accounting for Stock Issued to Employees” as amended by SFAS No. 123 and, as a result, did not recognize compensation expense. Had compensation expense been determined and recorded based upon the fair value recognition provisions of SFAS No. 123 for stock option awards granted prior to December 9, 2003, net income and income per share would have been the following pro forma amounts:

	January 1 to December 9, 2003	Year Ended December 31, 2002
Income applicable to common shareholders, as reported	$24,739	$635
Stock-based employee compensation expense determined under fair-value-based method	(179)	(401)

Pro forma income applicable to common shareholders	$24,560	$234

Income per common share, basic:
As reported	$27.20	$0.70

Pro forma	$27.00	$0.26

Income per common share, diluted:
As reported	$25.97	$0.70

Pro forma	$25.77	$0.26

Upon consummation of the Company’s Plan of Reorganization all outstanding options with respect of Predecessor’s common stock were canceled.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Concentration of Credit Risk

The Company has some concentration of credit risk among its customer base. The Company performs ongoing credit evaluations of its larger customers’ financial condition. The Company establishes an allowance for uncollectible accounts based on the credit risk applicable to particular customers, historical trends and other relevant information. As of December 31, 2004 and 2003, no one customer accounted for more than 5% and 9% of the Company’s accounts receivable, net, respectively. For each of the year ended December 31, 2004, the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003, and the year ended December 31, 2002, no one customer accounted for more than 3% of the Company’s revenue.

Extinguishment of Deferred Revenue Obligations

The Company enters into agreements with its customers that may result in the receipt of non-refundable cash before the relevant criteria for revenue recognition have been satisfied and as a result a liability is recorded as deferred revenue.

During the period January 1, 2003 to December 9, 2003 and the year ended December 31, 2002, certain long-term and prepaid lease agreements for services on the Company’s network were terminated either through customer settlement agreements or through the bankruptcy proceedings of the customers that had purchased such services from the Company. In Accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a Replacement of FASB Statement No. 125,” the remaining deferred revenue of $32 and $97, respectively, was realized into “other income, net” in the accompanying consolidated statements of operations as a result of the extinguishment of the liability to provide future services to the applicable customer.

Pension and Other Post-Retirement Benefits

The Company has contributory and non-contributory employee pension plans available to qualified employees. The Company follows the accounting guidance as specified in SFAS No. 87, “Employers Accounting for Pensions,” for the recognition of net periodic pension cost.

The Company provides certain health care benefits for qualified employees who meet age, participation and length of service requirements at retirement age. The Company follows the accounting guidance as specified in SFAS No. 106, “Employers’ Accounting for Post-retirement Benefits Other Than Pension,” for recognition of post-retirement benefits (see Note 21).

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and other non-owner related charges in equity not included in net income (loss), such as unrealized gains and losses on marketable securities classified as available for sale, foreign currency translation adjustments related to foreign subsidiaries and other adjustments.

Advertising Costs

The Company expenses the cost of advertising as incurred. Advertising expense is included as a component of other operating expenses in the accompanying consolidated statements of operations and aggregated $1, $0, $3 and $1, for the year ended December 31, 2004, the period December 10, 2003 to December 31, 2003, the period January 1, 2003 to December 9, 2003, and the year ended December 31, 2002.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Recently Issued Accounting Pronouncements

In December 2004 the FASB issued revised SFAS No. 123R, “Share-Based Payment”, (“SFAS No. 123R”). SFAS No. 123R sets accounting requirements for “share-based” compensation to employees and requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation. SFAS No. 123R is effective in interim or annual periods beginning after June 15, 2005. As the Company already follows the fair value provisions of SFAS No. 123, the Company’s adoption of SFAS No. 123R is not expected to have a material impact on the Company’s consolidated results of operations or financial position.

In December 2004 the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29” (“SFAS No. 153”). SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is to be applied prospectively for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company’s adoption of SFAS No. 153 is not expected to have a material impact on the Company’s consolidated results of operations or financial position.

Reclassifications

Certain amounts in prior period consolidated financial statements and accompanying footnotes have been reclassified to conform to the current year presentation.

4. RESTRUCTURING COSTS AND RELATED IMPAIRMENTS

2004 Restructuring Plans

During the first three quarters of 2004, the Company adopted restructuring plans to combine previously segregated customer support functions for greater efficiency and to allow the Company’s sales force to increase its focus on customer acquisition rather than retention, to consolidate staff into a single location to reduce overhead charges and to improve functional efficiency and to achieve certain other targeted reductions. The plans resulted in the elimination of approximately 100 employees and closure of one facility. As a result, the Company recorded $3 of restructuring charges, of which $2 related to severance and related benefit obligations related to the eliminated employees and $1 related to facility closure costs, net of estimated sublease rentals. All amounts accrued under these restructuring plans were paid during 2004.

On October 8, 2004, the Company’s board of directors approved a restructuring plan designed to focus on businesses that are consistent with the Company’s overall vision—to be a premier provider of global data and Internet Protocol (“IP”) services to enterprises by building on its extensive global network and technological capabilities. The restructuring plan involves concentrating the Company’s efforts in areas that the Company anticipates will provide profitable growth opportunities and moving away from a number of unprofitable and non-strategic parts of the business. The Company began to implement the restructuring plan during the fourth quarter of 2004. The Company has developed the restructuring plan in light of ongoing adverse conditions in the telecommunications industry, in particular the continued pricing pressures for telecommunications services. The Company believes that the implementation of the restructuring plan will, over time, reduce the Company’s funding requirements, accelerate the date by which its operating cash flow will be sufficient to satisfy its anticipated liquidity requirements and lead to overall profitability for the Company. The October 8, 2004 restructuring plan included initiatives to increase the Company’s focus on its core enterprise, conferencing and carrier data sales business as well as to pursue several new business development initiatives in areas where the

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Company can capitalize on its IP network and capabilities. These initiatives are focused principally on global IP offerings and on expanding the Company’s distribution capabilities through indirect channels such as system integrators as well as providing enhanced services for telecommunications carriers to resell. The Company plans to redeploy certain personnel and reorganize its sales and marketing efforts around these initiatives. The plan also includes downsizing the Company’s carrier voice business, primarily in North America, through pricing actions designed to maintain targeted gross margins for this service. The plan also includes the divestiture or other existing of the Company’s operations in consumer, small business, trader voice, and calling card services. Finally the plan calls implementing workforce reductions, facilities consolidation and other cost savings initiatives associated with the parts of the business being deemphasized noted above. To date, more than 450 reductions in headcount have been completed across a range of business functions and job classes, principally in the Company’s North American operations, representing annualized cost savings of approximately $36 to $38. As part of the restructuring plan, the Company also plans to close and consolidate two real estate facilities, with associated anticipated annual cost savings of approximately $1.

As a result of these efforts, the Company estimates that it will incur cash restructuring charges of approximately $12 to $13 for severance and benefits in connection with the anticipated workforce reduction and approximately $2 related to the real estate consolidation. Payments due for these restructuring activities are expected to be completed during 2005 for employee terminations and continue through 2008 for real estate consolidations. The majority of the expected restructuring charges related to severance and benefits occurred in the final quarter of 2004 and the restructuring charges related to real estate consolidations occurred in 2004 and are expected to occur in 2006. During the quarter ended December 31, 2004, the Company recorded $12 of restructuring charges, of which $11 related to severance and associated benefit obligations resulting from employee eliminations and $1 related to facility closure costs, net of estimated sublease rentals under this restructuring plan. As of December 31, 2004 the Company has eliminated approximately 400 employee positions and vacated 1 facility under this restructuring plan.

All restructuring charges during the year ended December 31, 2004 are included in other operating expenses in the consolidated statement of operations (see Note 16).

The table below details the activity of the restructuring reserves for the 2004 restructuring plans in the accompanying consolidated balance sheet for the year ended December 31, 2004:

	Employee Separations	Facility Closings	Total
Balance at January 1, 2004	$—	$—	$—

Additions	13	2	15
Deductions	(7)	(1)	(8)
Currency impact	—	—	—

Balance at December 31, 2004	$6	$1	$7

2003 and Prior Restructuring Plans

During 2001 and 2002, the Company announced and implemented certain restructuring activities to reduce operating expenses and cash flow requirements of the Company. The restructuring activities were taken as a result of the slow down of the economy and telecommunications industry as well as efforts to restructure the Company while under bankruptcy protection. The restructuring activities included the realignment of regional organizational structures into integrated global functions and the elimination of certain positions within existing functions. As a result of these activities, the Company eliminated approximately 4,900 positions and vacated approximately 245 facilities through December 31, 2002.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

During the period January 1 to December 9, 2003, the Company adopted restructuring plans to further integrate certain global functions to more appropriately align those functional units with regional operating needs. The company also integrated responsibilities within the network operations, service delivery, and other functions. The Company determined that the integration of these responsibilities would increase efficiency and reduce operating costs. As a result of these initiatives, the Company recorded a restructuring charge of $9 in the period January 1 to December 9, 2003. This charge consists of $8 related to employee terminations related to severance-related payments and outplacement costs for employees involuntarily terminated and $1 related to facility closures net of anticipated sub-lease payments. As a result of these activities, the Company eliminated approximately 300 positions and vacated approximately 10 facilities during the period January 1, 2003 to December 9, 2003. In addition, during the period January 1 to December 9, 2003 the Company re-assessed the adequacy of the restructuring liability and determined that an additional $32 would be required for continuing lease obligations related to surplus facilities included in previously announced restructuring plans. In total, for the period January 1 to December 9, 2003 the Company recorded restructuring charges of $41, which has been recorded as a reorganization item (see Note 18).

On December 9, 2003, the Company emerged from chapter 11 bankruptcy proceedings and released $105 of subject to compromise liabilities, related to restructuring liabilities, in accordance with SOP 90-7. This consisted of $21 related to stayed post-employment benefits, $75 related to facility lease rejection claims, and $9 related to other restructuring items. As of December 9, 2003, the Company maintained $3 of this employee-related liability as deferred reorganization costs for non-priority payments to 556 former employees terminated more than 90 days prior to the Company’s bankruptcy filing but prior to receipt of their full severance benefit payout. These payments were approved by the Bankruptcy Court in 2002 subject to meeting certain conditions and disbursed in December 2003.

During the year ended December 31, 2004, the Company paid ongoing severance payments and continuing lease obligations committed to in these previously announced restructuring plans. The Company anticipates making payments under these restructuring plans, related to continuing lease obligations, through 2025.

The table below details the activity of the restructuring reserves for the 2003 and prior restructuring plans:

	Employee Separations	Facility Closings	Other	Total
Predecessor balance at January 1, 2003	$28	$232	$9	$269

Additions	8	33	—	41
Deductions	(8)	(29)	—	(37)
Fresh start accounting	(21)	(75)	(9)	(105)
Currency impact	—	11	—	11

Successor balance at December 9, 2003	7	172	—	179

Additions	—	—	—	—
Deductions	—	(2)	—	(2)
Currency impact	—	9	—	9

Successor balance at December 31, 2003	7	179	—	186

Additions	—	—	—	—
Deductions	(7)	(47)	—	(54)
Currency impact	—	11	—	11

Successor balance at December 31, 2004	$0	$143	$—	$143

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

5. DISCONTINUED OPERATIONS AND DISPOSITIONS

Sale of Global Marine Systems

On August 13, 2004, the Company entered into a series of agreements with Bridgehouse Marine Ltd. (“Bridgehouse”) for the sale of GMS and the transfer of the Company’s forty-nine percent shareholding in S.B. Submarine Systems Company LTD. (“SBSS”), a joint venture primarily engaged in the subsea cable installation and maintenance business in China, to Bridgehouse for consideration up to $15, subject to certain conditions as defined in the agreements. The Company has sold these assets, because they are not considered core to its strategy. During the third quarter of 2004, the Company completed the sale of GMS for consideration of $1. No gain or loss was recorded on the sale. The sale of the Company’s holdings in SBSS is currently subject to the approval of the other joint venture holder and regulatory approval of the Chinese government, which is expected to occur by mid-2005. The Company’s agreement to transfer its shareholding in SBSS expires in October 2005. As a result of these transactions Bridgehouse has assumed all of GMS’s capital and operating lease commitments.

Asia Global Crossing

On November 17, 2002, Asia Global Crossing Ltd., a former subsidiary of the Company, and one of AGC’s wholly owned subsidiaries, Asia Global Crossing Development Company (“AGCDC”), filed voluntary petitions for relief under the Bankruptcy Code. On the same date, AGC commenced joint provisional liquidation cases in Bermuda. Similarly, on July 19, 2002, PCL, a majority owned subsidiary of AGC and operator of the Pacific Crossing trans-Pacific fiber optic cable system (“PC-1”) and certain of its subsidiaries filed voluntary petitions for relief under the Bankruptcy Code. On the same date, PCL commenced joint provisional liquidation cases in Bermuda. AGC’s and PCL’s bankruptcy cases are being administered separately and were not consolidated with the GC Debtors’ chapter 11 cases.

As a result of the bankruptcy petitions of AGC and PCL, the Company’s ability to exert control and exercise influence over AGC’s and PCL’s management decisions through its equity interest was substantially eliminated. Furthermore, the nature of the reorganization plans of AGC and PCL were such that the Company would no longer have access to or a continuing involvement in the businesses of AGC and PCL. Due to the Company’s loss of control and lack of continuing involvement in AGC’s and PCL’s operations, the Company effectively disposed of its rights and obligations by abandoning its equity ownership effective on the date of AGC’s and PCL’s chapter 11 petitions. AGC and PCL have been accounted for as discontinued operations for all periods presented in accordance with SFAS No. 144. As a result of the abandonment, the Company recognized a gain of approximately $1,184 in the consolidated statement of operations for the year ended December 31, 2002, representing its interest in AGC’s cumulative net loss at the time.

On March 11, 2003, Asia Netcom, a company organized by China Netcom Corporation (Hong Kong) on behalf of a consortium of investors, acquired substantially all of AGC’s operating subsidiaries (except PCL) in a sale pursuant to the Bankruptcy Code. On June 11, 2003, AGC’s and AGCDC’s bankruptcy cases were converted from reorganizations under chapter 11 of the Bankruptcy Code to chapter 7 liquidation proceedings. The Company no longer had control or effective ownership in any of the assets formerly operated by AGC effective as of AGC’s bankruptcy petition. No recovery is expected for AGC’s shareholders, including the Company.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The following is a summary of the net assets (liabilities) and operating results of GMS, SBSS and AGC included in discontinued operations:

	December 31,
	2004	2003
Balance Sheet Data:
Current assets	$4	$117
Property and equipment	—	53
Other assets	—	16

Total assets	4	186

Current liabilities	—	60
Obligations under capital leases	—	116
Other deferred liabilities	—	34

Total liabilities	—	210

Net assets (liabilities)	$4	$(24)

	Successor		Predecessor
	Year Ended December 31, 2004	December 10 to December 31, 2003	January 1 to December 9, 2003	Year Ended December 31, 2002
Income Statement Data:
Revenue	$70	$14	$168	$363
Operating expenses	(100)	(6)	(153)	(451)

Operating income (loss)	(30)	8	15	(88)
Interest expense, net	(7)	—	(11)	(106)
Other income (expenses) net	12	—	2	(13)
Reorganization items	—	—	(3)	(3)
Gain on settlement of liabilities subject to compromise and recapitalization	—	—	858	—
Loss on fresh start adjustments	—	—	(9)	—
Provision for income taxes	—	—	—	(1)

Income (loss) from discontinued operations, net of tax	(25)	8	852	(211)
Gain on disposal/abandonment of discontinued operations	—	—	—	1,184

Discontinued operations, net	$(25)	$8	$852	$973

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

6. ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	December 31,
	2004	2003
Accounts receivable
Billed	$297	$388
Unbilled	89	129

Total accounts receivable	386	517
Allowances	(88)	(115)

Accounts receivable, net of allowances	$298	$402

The fair value of accounts receivable balances approximates their carrying value because of their short-term nature. The Company is exposed to concentrations of credit risk from other telecommunications providers (see Note 3).

7. OTHER CURRENT ASSETS AND PREPAID COSTS

Other current assets and prepaid costs consist of the following:

	December 31,
	2004	2003
Prepaid taxes, including value added taxes in foreign jurisdictions	$33	$70
Prepaid installation charges, capacity and operations, administration & maintenance costs	26	33
Prepaid rents and deposits	19	24
Other	16	18

Total current assets and prepaid costs	$94	$145

8. PROPERTY AND EQUIPMENT

Property and equipment, including assets held under capital leases, consist of the following:

	December 31,
	2004	2003
Land	$5	$5
Buildings	40	60
Leasehold improvements	58	39
Furniture, fixtures and equipment	51	31
Transmission equipment	1,002	969
Construction in progress	33	35

	1,189	1,139
Accumulated depreciation	(124)	(6)

Total property and equipment, net	$1,065	$1,133

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

As previously disclosed in Note 3, and pursuant to SOP 90-7, the Successor adjusted its carrying value of property and equipment to their estimated fair values at the Effective Date. The Company engaged an independent appraisal expert to assist in the preliminary allocation of the Company’s value to its property and equipment.

Assets recorded under capital lease agreements included in property and equipment consisted of $29 and $44 of cost less accumulated depreciation of $5 and $0 at December 31, 2004 and 2003, respectively.

Depreciation and amortization expense related to property and equipment and third-party line installation costs (see Note 3) for the year ended December 31, 2004, the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003, and the year ended December 31, 2002 was approximately $154, $7, $138, and $132, respectively.

9. INTANGIBLES

Intangible assets, net consist of the following:

	Estimated Useful Life	December 31,
		2004	2003
Goodwill	—	$—	$12
Trademark and trade name	—	—	20
Customer lists	7 years	13	72
Internally developed software	6 years	1	6

Total intangibles		$14	$110

As previously disclosed in Note 2, and pursuant to SOP 90-7, the Company recorded the estimated fair value of intangible assets of $110 on the Effective Date. The Company engaged an independent appraisal expert to assist in the preliminary allocation of the Company’s reorganization value to its intangible assets. The accumulated amortization of intangibles for the years ended December 31, 2004 and 2003 were $11 and $1, respectively.

During the year ended December 31, 2004, $74 of intangible assets were eliminated as a result of the reversal of valuation allowances related to net deferred tax assets that existed on the Effective Date but which arose in pre-emergence periods. The reversals of such allowances are recorded as a reduction of intangible assets until exhausted and thereafter as additional paid in capital in accordance with SOP 90-7 (see Note 17).

10. OTHER ASSETS

Other assets consist of the following:

	December 31,
	2004	2003
Deferred tax assets(1)	$15	$—
Deferred finance costs, net	20	5
Restricted cash	13	6
Prepaid installation charges—long term portion	8	14
Other	31	19

Total other assets	$87	$44

(1)	Certain of the Company’s UK deferred tax assets have been recognized in 2004 due to positive evidence of the future realization of those assets (see Note 17). The deferred tax assets are included in other current assets and prepaid costs and other assets.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

11. OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

	December 31,
	2004	2003
Accrued other taxes including value added taxes in foreign jurisdictions	$104	$98
Accrued professional fees (including retained professionals)	44	54
Income taxes payable	24	41
Accrued payroll, bonus, commissions and related benefits	45	52
Accrued real estate and related costs	25	20
Current portion of capital lease obligations	18	12
Accrued capital expenditures	10	21
Accrued operations, administration & maintenance costs	14	17
Other	65	71

Total other current liabilities	$349	$386

12. DEFERRED REORGANIZATION COSTS

Deferred reorganization costs consist of the following:

	December 31,
	2004	2003
Access providers	$11	$109
Income taxes and related interest	21	25
Non-income taxes	14	21
Other	3	15

Total deferred reorganization costs	49	170
Less—current portion	(18)	(128)

Long-term portion	$31	$42

In accordance with the Plan of Reorganization certain reorganization costs were not due and payable in full on the Effective Date. The payment terms were negotiated with the claimants during the settlement process. Many of the Company’s access providers received their settlements in twelve equal monthly installments commencing thirty days after the Effective Date. Some access providers agreed to twenty-four monthly installment terms. Most of the telecommunications equipment vendors and other reorganization costs were paid within thirty days of the Effective Date. Certain of the income tax claims in the case have payment terms of up to six years.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

13. LONG-TERM DEBT AND DEBT WITH CONTROLLING SHAREHOLDER

Outstanding debt obligations consist of the following:

	December 31,
	2004	2003
GCUK senior secured notes	$402	$—
Mandatory convertible notes with controlling shareholder	250	—
Exit Notes with controlling shareholder	—	200
Less: unamortized discount on GCUK senior secured notes	(6)	—

Total debt obligations	$646	$200

GCUK Senior Secured Notes

On December 23, 2004, GCUK Finance issued $200 in aggregate principal amount of 10.75% United States dollar denominated senior secured notes and £105 aggregate principal amount of 11.75% pounds sterling denominated senior secured notes. The dollar and sterling denominated notes were issued at a discount of approximately $3 and £2, respectively. The GCUK Notes mature on the tenth anniversary of their issuance. Interest is due each June 15 and December 15.

The GCUK Notes are senior obligations of GCUK Finance and rank equal in right of payment with all of its future debt. GCUK has guaranteed the GCUK Notes as a senior obligation ranking equal in right of payment with all of its existing and future senior debt. The GCUK Notes are secured by certain assets of GCUK and GCUK Finance, including the capital stock of GCUK Finance.

GCUK Finance may redeem the GCUK Notes in whole or in part, at any time on or after December 15, 2009 at redemption prices decreasing from 105.375% (for the dollar denominated notes) or 105.875% (for the pounds sterling denominated notes) in 2009 to 100% of the principal amount in 2012 and thereafter. At any time before December 15, 2009, GCUK Finance may redeem either or both series of notes, in whole or in part, by paying a “make-whole” premium, calculated in accordance with the GCUK Notes indenture, which is filed as an exhibit to this annual report on Form 10-K. GCUK Finance may also redeem up to 35% of the principal amount of either series of notes before December 15, 2007 using the proceeds of certain equity offerings. GCUK Finance may also redeem either or both series of notes, in whole but not in part, upon certain changes in tax laws and regulations.

The GCUK Notes were issued under an indenture which includes covenants and events of default that are customary for high-yield senior note issuances. The indenture governing the GCUK Notes limits GCUK’s ability to, among other things: (i) incur or guarantee additional indebtedness, (ii) pay dividends or make other distributions to repurchase or redeem its stock; (iii) make investments or other restricted payments, (iv) create liens; (v) enter into certain transactions with affiliates (vi) enter into agreements that restrict the ability of its material subsidiaries to pay dividends; and (vii) consolidate, merge or sell all or substantially all of its assets.

A loan or dividend payment by GCUK to the Company and its affiliates is a restricted payment under indenture governing the GCUK Notes. Under the indenture such a payment (i) may be made only if GCUK is not then in default under the indenture and would be permitted at that time to incur additional indebtedness under the applicable debt incurrence test and (ii) would be limited to, among other things, 50% of GCUK’s consolidated net income plus non-cash charges minus capital expenditures (“Designated GCUK Cash Flow”). Under the terms

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

of the indenture governing the Convertible Notes, loans from GCUK made to the Company or the Company’s other subsidiaries must be subordinated to the payment of obligations under the Convertible Notes. The terms of any inter-company loan by GCUK to the Company or the Company’s other subsidiaries must be agreed by the board of directors of GCUK, including its independent members, who are also members of its audit committee. In addition, within 120 days after the end of the period beginning on December 23, 2004 and ending December 31, 2005 and for each twelve month period thereafter, GCUK must offer to purchase a portion of the GCUK Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date, with 50% of Designated GCUK Cash Flow from that period. To the extent that holders of notes do not fully participate in the repurchase offer, the loan or dividend of any remaining proceeds up to this additional 50% of Designated GCUK Cash Flow to the Company and its affiliates would be permitted, subject to the limitations on restricted payments described above.

GCUK Notes Currency Hedge

In order to better manage the Company’s foreign currency risk, the Company entered into a 5-year cross-currency interest rate swap transaction with an affiliate of Goldman Sachs & Co. to minimize exposure of any dollar/sterling currency fluctuations related to interest payments on the $200 dollar denominated GCUK Notes. The swap transaction converts the U.S. dollar currency rate on interest payments to a specified pound sterling amount. In addition, the hedge counterparty has been granted a security interest in the collateral securing the GCUK Notes ranking equally with the security interest holders of the GCUK Notes. The hedging arrangements are subject to early termination upon events of default under the indenture governing the GCUK Notes.

For accounting purposes, the cross-currency interest rate swap is classified as a cash flow hedge in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and as a result, any unrealized gains or losses from changes in fair value are recorded in the stockholders’ equity section in the balance sheet as other comprehensive income (loss). As December 31, 2004, the Company recognized $5 in other comprehensive loss related to the GCUK cross-currency interest rate swap.

Restructuring of Debt with Controlling Shareholder

As previously discussed in Note 1, on December 23, 2004, the Company restructured its debt held by its controlling shareholder ST Telemedia and its subsidiaries by: (i) repaying $75 of principal amount of Exit Notes, (ii) payment of approximately $15 of accrued interest on the Exit Notes and Bridge Loan Facility; and (iii) the exchange of the remaining $125 of Exit Notes and $125 of Bridge Loan Facility for $250 of Convertible Notes. The principal terms of each debt instrument are disclosed below.

Mandatory Convertible Note with Controlling Shareholder

On December 23, 2004, New GCL issued the Convertible Notes to subsidiaries of the Company’s controlling shareholder, ST Telemedia. The Convertible Notes mandatorily convert into common equity on the fourth anniversary of their issuance. Interest accrues at 4.7% per annum and the Company will pay interest by issuing additional Convertible Notes. There are no sinking fund requirements. The holders of the Convertible Notes have the right to convert them into common shares of New GCL at any time prior to their maturity date. Any Convertible Note that is not converted into common shares of New GCL prior to the maturity date will convert automatically into common shares on the maturity date. The number of common shares of New GCL to be issued upon conversion of the Convertible Notes will be determined by dividing the principal amount converted (together with any accrued but unpaid interest) by the “Conversion Price.” The initial conversion price

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

will be $18.60 per share. The terms of the Convertible Notes contain customary provisions for the adjustment of the Conversion Price in the event that the Company declares a stock dividend or stock split or any recapitalization, reorganization or similar transaction. In addition, if the Company issues or sells common shares or any security convertible or exchangeable into common shares within six months of December 23, 2004 at a price per share that is less than 83.3% of the Conversion Price on December 23, 2004 the number of common shares of New GCL issued upon conversion will be adjusted. In the event that the Company is unable to deliver common shares of New GCL upon receiving a notice of conversion from a holder of the Convertible Notes, as the result of any law, rule or regulation or administrative proclamation or any other reason (a “Conversion Restriction”), the Company will pay accrued interest on those Convertible Notes at a rate of 11% (calculated retroactively from the issue date), provided that upon a sale or transfer of Convertible Notes by the ST Telemedia or any of its subsidiaries to any third party, the initial interest rate of 4.7% will be reinstated upon the original terms of the Convertible Notes. If the Company is unable to deliver common shares of New GCL on the maturity date, the Company will redeem the Convertible Notes for $250, plus accrued interest at 11% (calculated retroactively from the issue date). The Company is also required to repay the Convertible Notes in cash if the Company were to default on the indenture governing the Convertible Notes. Due to the possibility of a Conversion Restriction, the Company accounts for interest on the Convertible Notes by accruing at the 11% rate. However, at such time, if any, as the Convertible Notes are converted into common shares of New GCL, all amounts accrued for interest and principal on the applicable Convertible Notes will be reclassified to common stock and additional paid in capital in the Company’s consolidated balance sheet.

The Convertible Notes are guaranteed by the majority of the Company’s existing subsidiaries, except for GCUK and its subsidiaries and are senior in right of payment to all other indebtedness of the Company and its material subsidiaries (other than GCUK and its subsidiaries), except they are equal in right of payment with one or more working capital facilities of the Company or its subsidiaries in aggregate principal amount of up to $150 and a limited amount of certain other senior indebtedness of the Company and its subsidiaries. Payment of the Convertible Notes is secured by a lien on substantially all the assets of the Company and its material subsidiaries, except for GCUK’s assets and the assets of its subsidiaries, such lien to be second priority to the lien of any working capital facilities if and when such working capital facilities are provided.

The Convertible Notes will not be redeemable at the Company’s option prior to the occurrence of a Conversion Restriction. After the occurrence of a Conversion Restriction, the Company will have the right to redeem all or any part of the Convertible Notes held by ST Telemedia or any of its subsidiaries at a redemption price in cash equal to 100% of the aggregate principal amount of the Convertible Notes redeemed, plus accrued and unpaid interest.

The Convertible Notes were issued under an indenture which includes covenants and events of default that are customary for high-yield senior note issuances. These provisions include (i) limitations on the indebtedness of Company and its subsidiaries (other than GCUK and its subsidiaries), (ii) limitations on dividend and other payments to equity holders and subordinated debt holders, (iii) limitations on investments and sale and leaseback transactions, (iv) restrictions on asset sales, consolidations, and mergers, (v) limitations on granting additional liens and (vi) limitations on transactions with affiliates. The covenants have limited exceptions, baskets, and carve-outs. The limitation on indebtedness covenant, in particular, permits the incurrence of the following: (i) up to $150 in additional debt under one or more working capital facilities, (ii) up to $50 in purchase money debt or capital lease obligations, (iii) up to $50 in debt for general corporate purposes and (iv) additional subordinated debt if the Company satisfies the leverage ratio specified in the indenture, although the Company does not expect to satisfy that ratio for the foreseeable future.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Retired Bridge Loan Facility with Controlling Shareholder

On May 18, 2004, the Company reached an agreement with a subsidiary of ST Telemedia to provide the Company with up to $100 in financing under a senior secured loan facility, which was amended on November 2, 2004 to increase the availability thereunder to $125. The full $125 available under the Bridge Loan Facility was borrowed as of November 5, 2004. The Bridge Loan Facility was entered into by GCUK. The Bridge Loan Facility was initially scheduled to mature on December 31, 2004 and initially bore interest at a rate equal to one-month LIBOR plus 9.9%. Every 90 days after the May 18, 2004 closing, the spread over LIBOR increased by 0.5%. In addition, the Company was required to pay a fee of 1.0% per annum on any undrawn portion of the Bridge Loan Facility. On December 23, 2004, the Bridge Loan Facility was terminated as part of the debt restructuring discussed above.

Retired Exit Notes with Controlling Shareholder

GC North American Holdings, Inc. (“GCNAH”), one of the Company’s U.S. subsidiaries, issued $200 in aggregate principal amount of Exit Notes to ST Telemedia on the Effective Date. The Exit Notes were scheduled to mature on the third anniversary of their issuance. Interest accrued at 11% per annum and was due June 15 and December 15.

The Exit Notes were guaranteed by New GCL and all of its material subsidiaries and were senior in right of payment to all other indebtedness of New GCL and its material subsidiaries, except that they were equal in right of payment with (i) one or more working capital facilities in an aggregate principal amount of up to $150 and (ii) a limited amount of certain other senior indebtedness. The Exit Notes were secured by a first priority lien on the stock and assets of GMS and GCUK. In addition, any sale of those subsidiaries would have triggered mandatory repayment of the Exit Notes to the extent of the proceeds of any such sale. To the extent proceeds of any such sales were other than cash, such proceeds would have been substituted for the collateral. The Company received a waiver of this requirement to use the proceeds from the sale of Global Marine or SBSS to repay the Exit Notes. Payment of the Exit Notes was also secured by a lien on substantially all the other assets of Successor and its material subsidiaries, such lien being second in priority to the lien of any working capital facility if and when such working capital facility was provided.

GCNAH was allowed to redeem the Exit Notes, plus accrued and unpaid interest, at any time without penalty or premium. In the event of a change of control, GCNAH was obligated to offer to redeem the notes at 101% of the outstanding principal amount plus accrued and unpaid interest.

The Exit Notes were issued under an indenture which included covenants and events of default that were customary for high-yield senior note issuances. These provisions included (i) limitations on the indebtedness of Successor, (ii) limitations on dividend and other payments to equity holders, (iii) limitations on investments and sale and leaseback transactions, (iv) restrictions on asset sales, consolidations, and mergers, (v) limitations on granting additional liens and (vi) cross-default provisions which could have resulted in the acceleration of the Company’s repayment obligations in the event that one or more of the Company’s subsidiaries were to default on any capital lease obligation or debt obligation totaling more than $2.5 or the bankruptcy or insolvency of any subsidiary. The covenants had limited exceptions, baskets, and carve-outs. The limitation on indebtedness covenant, in particular, permitted the incurrence of the following: (i) up to $150 in additional debt under one or more working capital facilities, (ii) up to $50 in purchase money debt or capital lease obligations, (iii) up to $10 in debt for general corporate purposes and (iv) additional subordinated debt if the Company satisfied the leverage ratio specified in the indenture, although it did not expect to satisfy such ratio for the foreseeable future. It was likely that amendments to the indenture would be required by lenders as a condition to their willingness to provide any financing.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

On December 23, 2004, $75 of principal amount of the Exit Notes was repaid, and the $125 balance of the Exit Notes was terminated as part of the debt restructuring discussed above.

14. OBLIGATIONS UNDER CAPITAL LEASES

The Company has capitalized the future minimum lease payments of property and equipment under leases that qualify as capital leases.

At December 31, 2004, future minimum payments under these capital leases are as follows and are included in other current liabilities and obligations under capital lease in the accompanying consolidated balance sheet:

Year Ending December 31,
2005	$26
2006	23
2007	18
2008	15
2009	12
Thereafter	79

Total minimum lease payments	173
Less: amount representing interest	(61)
Less: amount representing maintenance	(4)

Present value of minimum lease payments	108
Less—current portion (see Note 11)	(18)

Obligations under capital leases	$90

15. SHAREHOLDERS’ EQUITY (DEFICIT)

Successor

Preferred Stock

On the Effective Date, New GCL issued 18,000,000 shares of 2% cumulative senior convertible preferred stock to a subsidiary of ST Telemedia (the “New GCL Preferred Stock”). The New GCL Preferred Stock accumulates dividends at the rate of 2% per annum. Those dividends will be payable in cash after New GCL and its subsidiaries achieve cumulative operating earnings before interest, taxes, depreciation and amortization (but excluding the contribution of (i) sales-type lease revenue (ii) revenue recognized from the amortization of indefeasible rights of use not recognized as sales-type leases and (iii) any revenue recognized from extraordinary transactions or from the disposition of assets by the Company or any subsidiary other than in the ordinary course of business) of $650 or more. The New GCL Preferred Stock has a par value of $.10 per share and a liquidation preference of $10 per share (for an aggregate liquidation preference of $180). The New GCL Preferred Stock ranks senior to all other capital stock of New GCL, provided that any distribution to shareholders following a disposition of all or any portion of the assets of New GCL will be shared pro rata by the holders of Successor common stock and Successor Preferred Stock on an as-converted basis. Each share of New GCL Preferred Stock is convertible into one share of New GCL Common Stock at the option of the holder.

The preferred stock will vote on an as-converted basis with the New GCL common stock, but will have class voting rights with respect to any amendments to the terms of the New GCL Preferred Stock. As long as

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

ST Telemedia beneficially owns at least 15% or more of New GCL Common Stock on a non-diluted and as-converted basis, excluding up to 3,478,261 shares of New GCL common stock reserved or issued under the new management stock incentive plan (“Stock Incentive Plan”) adopted by Successor on the Effective Date, its approval will be required for certain major corporate actions of Successor and/or its subsidiaries. Those corporate actions include (i) the appointment or replacement of the chief executive officer, (ii) material acquisitions or dispositions, (iii) mergers, consolidations or reorganizations, (iv) issuance of additional equity securities (other than enumerated exceptions), (v) incurrence of indebtedness above specified amounts, (vi) capital expenditures in excess of specified amounts, (vii) the commencement of bankruptcy or other insolvency proceedings, and (viii) certain affiliate transactions.

Common stock

On the Effective Date, New GCL was authorized to issue 55,000,000 shares of common stock. Pursuant to the Plan of Reorganization, upon the Company’s emergence from bankruptcy, New GCL issued 15,400,000 shares of common stock to its pre-petition creditors and issued 6,600,000 shares of common stock to a subsidiary of ST Telemedia. 18,000,000 shares of common stock were reserved for the conversion of the New GCL Preferred Stock, while an additional 3,478,261 shares of common stock were reserved for issuance under New GCL’s 2003 Stock Incentive Plan. During 2004 the shares of common stock reserved for issuance under New GCL’s 2003 Stock Incentive Plan was increased to 4,878,261.

Each share of New GCL common stock has a par value of $.01 and entitles the holder thereof to one vote on all matters to be approved by stockholders. The amended and restated bye-laws of New GCL contain certain special protections for minority shareholders, including a maximum discount applicable to rights offerings made prior to December 9, 2006 and certain obligations of ST Telemedia, or other third parties, to offer to purchase shares of New GCL Common Stock under certain circumstances. Certain other minority protections expired when the New GCL Common Stock was listed on the NASDAQ National Market, including certain pre-emptive rights and certain limitations on transactions with ST Telemedia or its affiliates.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

16. OPERATING EXPENSES

Operating expenses consist of the following:

	Successor		Predecessor
	Year Ended December 31, 2004	December 10 to December 31, 2003	January 1 to December 9, 2003	Year Ended December 31, 2002
OPERATING EXPENSES:
Cost of access and maintenance:
Cost of access	$1,731	$119	$1,863	$2,047
Third-party maintenance	113	6	119	215

Total cost of access and maintenance	$1,844	$125	$1,982	$2,262

Other operating expenses:
Cost of sales	$45	$3	$44	$49
Real estate, network, and operations	391	19	368	519
Sales and marketing	138	10	114	156
General and administrative	128	12	93	141
Non-income taxes	17	1	29	27
Bad debt expense	10	3	44	75
Restructuring costs	15	—	—	—
Stock-related expenses	28	1	—	—

Total other operating expenses	$772	$49	$692	$967

Depreciation and amortization	$164	$8	$138	$132

Total operating expenses	$2,780	$182	$2,812	$3,361

Restructuring charges and incentive cash compensation under employee retention programs for the period January 1, 2003 to December 9, 2003 and the year ended December 31, 2002 were included in reorganization items, net in the consolidated statement of operations (see Note 18).

17. INCOME TAX

The benefit (provision) for income taxes is comprised of the following:

	Successor		Predecessor
	Year Ended December 31, 2004	December 10 to December 31, 2003	January 1 to December 9, 2003	Year Ended December 31, 2002
Current	$—	$(1)	$(5)	$103
Deferred	(56)	—	—	—

Total income tax benefit (provision)	$(56)	$(1)	$(5)	$103

Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted and income is earned. Bermuda does not impose a statutory income tax and consequently the benefit (provision) for income taxes recorded relates to income earned by certain subsidiaries of the Company which are located in jurisdictions that impose income taxes.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The current tax provision includes recurring income, asset and withholding taxes for 2002, 2003 and 2004 of $10, $6, and $0, respectively. In 2002, a tax benefit was recognized for changes in tax laws of $12 for a change in the U.S. net operating loss (“NOL”) carry-back period to 5 years. Additionally in 2002, based on the completion of an examination by the U.S. Internal Revenue Service, a tax benefit of approximately $100 was recorded for the 2002 net operating loss and capital loss that were carried back to previous years. Fresh start accounting has resulted in a net deferred tax provision of $56 in 2004, resulting from the utilization of pre-emergence net deferred tax assets that were offset by a full valuation allowance.

The deferred income tax provision reflects the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The following is a summary of the significant items giving rise to components of the Company’s deferred tax assets and liabilities:

	December 31,
	2004		2003
	Assets	Liabilities	Assets	Liabilities
Property and equipment	$579	$—	$1,112	$—
Net operating loss (NOL) carry forwards	1,669	—	2,936	—
Bad debt reserve	431	—	119	—
Deferred revenue	—	(22)	—	(95)
Intangibles	—	—	—	(23)
Other	—	(164)	78	—

	2,679	(186)	4,245	(118)
Valuation allowance	(2,475)	—	(4,127)	—

	$204	$(186)	$118	$(118)

The Company’s valuation allowance changed in the amount of $(1,652) and $983 for the years ended December 31, 2004 and 2003, respectively. The valuation allowance is primarily related to deferred tax assets due to the uncertainty of realizing the full benefit of the NOL carry-forwards. In evaluating the amount of valuation allowance required, the Company considers the subsidiary’s prior operating results and future plans and expectations. The utilization period of the NOL carry-forwards and the turnaround period of other temporary differences are also considered. The pre-emergence valuation allowance on net deferred tax assets amounts to $2,335 at December 31, 2004 which if realized would be accounted for in accordance with SOP 90-7.

A substantial amount of the Company’s pre-emergence NOL’s and other deferred assets generated prior to the bankruptcy have been reduced as a result of the discharge and cancellation of various pre-petition liabilities. As of December 31, 2004 the Company has NOL carry forwards of $6,898, $743, and $406 in Europe, North America, and Latin America, respectively. Certain of these carry forwards expire in 2005.

Approximately $18 of the Company’s UK deferred tax assets have been recognized in 2004 due to sufficient positive evidence of the future realization of those assets. Under fresh start accounting the decline in the valuation allowance has been credited against intangible assets.

In connection with the Company’s emergence from bankruptcy, the Company realized substantial cancellation of debt income (“COD”). This income was not taxable for U.S. income tax purposes because the COD income resulted from the Company’s reorganization under the Bankruptcy Code. However, for U.S.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

income tax reporting purposes, the Company is required, as of the beginning of its 2004 taxable year, to reduce certain tax attributes, including (a) net operating loss carry-forwards, (b) capital losses (c) certain tax credit carry-forwards, and (d) tax basis in assets, in a total amount equal to the gain on the extinguishment of debt. The reorganization of the Company on the Emergence Date constituted an ownership change under Section 382 of the Internal Revenue Code, and the use of any of the Company’s net operating loss, capital losses, and tax credit carry-forwards, that are not reduced pursuant to these provisions, and certain subsequently recognized “built-in” losses and deductions, if any, existing prior to the ownership change, will be subject to an overall annual limitation. As a result, the U.S. deferred tax attributes have been reduced $5,326 (pre-tax), offset by a corresponding reduction in the pre-emergence valuation allowance.

The Company and its subsidiaries’ income tax returns are routinely examined by various tax authorities. In connection with such examinations, tax authorities have raised issues and proposed tax adjustments. The Company is reviewing the issues raised and will contest any adjustments it deems inappropriate. In management’s opinion, adequate provision for income taxes has been made for all open years in accordance with SFAS No. 5, “Accounting for Contingencies.”

18. REORGANIZATION ITEMS

Reorganization items are expenses or income that are incurred or realized by Predecessor as a result of the reorganization and are disclosed separately in the Company’s consolidated statement of operations as required by SOP 90-7. These items include professional fees, restructuring costs and retention plan costs relating to the reorganization. These expenses and costs are offset by interest earned on cash accumulated as a result of Predecessor’s not paying its pre-petition liabilities during the pendency of the bankruptcy cases as well as vendor settlements. Reorganization items for Predecessor for the period January 1, 2003 to December 9, 2003 and the year ended December 31, 2002 are as follows:

	Predecessor
	January 1 to December 9, 2003	Year ended December 31, 2002
Professional fees	$(115)	$(133)
Restructuring costs	(41)	(90)
Retention plan costs	(22)	(40)
Vendor settlements	45	255
Deferred finance costs	—	(102)
Interest income, net	9	18

Total reorganization items, net	(124)	(92)
Gain on settlement of liabilities subject to compromise and recapitalization (see Note 2)	23,076	—
Gain from fresh start adjustments (see Note 2)	1,109	—

Gain (loss) on reorganization items	$24,061	$(92)

Preconfirmation Contingencies

During the year ended December 31, 2004, the Company settled various third-party disputes and revised its estimated liability for other disputes related to periods prior to the emergence from chapter 11 proceedings. The Company has accounted for this in accordance with AICPA Practice Bulletin 11—Accounting for

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Preconfirmation Contingencies in Fresh Start Reporting. The resulting net gain on the settlements and change in estimated liability of $29 is included within Reorganization Items in the consolidated statement of operations for the year ended December 31, 2004. The most significant portion of the gain is a result of settlements with certain tax authorities and changes in the estimated liability for other income and non-income tax contingencies. In addition, the Company recorded a contingent gain related to a recovery of legal fees under its directors and officers insurance policy.

19. INCOME (LOSS) PER COMMON SHARE

The following is a reconciliation of the numerators and the denominators of the basic and diluted income (loss) per share:

	Successor		Predecessor
	Year Ended December 31, 2004	December 10 to December 31, 2003	January 1 to December 9, 2003	Year Ended December 31, 2002
Income (loss) from continuing operations	$(311)	$(19)	$23,887	$(319)
Preferred stock dividends	(4)	—	—	(19)

Income (loss) from continuing operations applicable to common shareholders	$(315)	$(19)	$23,887	$(338)

Weighted average shares outstanding:
Basic	22,002,858	22,000,000	909,413,046	903,217,277

Incremental shares based on assumed conversion of cumulative convertible preferred stock	—	—	43,046,468	—

Diluted	22,002,858	22,000,000	952,459,514	903,217,277

Income (loss) from continuing operations applicable to common shareholders:
Basic earnings (loss) per share	$(14.31)	$(0.86)	$26.26	$(0.37)

Diluted earnings (loss) per share	$(14.31)	$(0.86)	$25.08	$(0.37)

The Company had a loss from continuing operations for the year ended December 31, 2004, the period from December 10 to December 31, 2003 and the year ended December 31, 2002. As a result, diluted loss per share is the same as basic in those periods, as any potentially dilutive securities would reduce the loss per share from continuing operations.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Diluted earnings (loss) per share for the year ended December 31, 2004, the period from December 10, 2003 to December 31, 2003, the period January 1, 2003 to December 9, 2003 and the year ended December 31, 2002 does not include the effect of the following potential shares, as they are anti-dilutive:

	Successor		Predecessor
Potential common shares excluded from The calculation of diluted earnings (loss) per share (in millions)	Year Ended December 31, 2004	December 10 to December 31, 2003	January 1 to December 9, 2003	Year Ended December 31, 2002
Mandatory convertible notes with controlling shareholder	13	—	—	—
Cumulative convertible preferred stock—Predecessor	—	—	—	44
Convertible preferred stock—Successor	18	18	—	—
Stock options	1	1	—	—

Total	32	19	—	44

In addition, stock options and warrants having an exercise price greater than the average market price of the common shares of 86 million and 89 million, calculated on a weighted average basis, for the period January 1, 2003 to December 9, 2003 and the year ended December 31, 2002, respectively, were excluded from the computation of diluted loss per share.

20. STOCK-BASED COMPENSATION

Stock Options

New GCL adopted the 2003 Stock Incentive Plan on the Effective Date. Under the 2003 Stock Incentive Plan, New GCL is authorized to issue, in the aggregate, stock awards of up to 4,878,261 common shares of New GCL to any employee, director or consultant who is selected to participate in the 2003 Stock Incentive Plan.

Non-qualified options to purchase 2,199,000 shares and 504,600 shares of New GCL common stock were granted on the Effective Date and December 15, 2004, respectively. These stock options are exercisable over a ten-year period, vest over a three-year period and have an exercise price of $10.16 per share and $15.39 per share, respectively.

Information regarding options granted and outstanding for the year ended December 31, 2004 and the period December 10 to December 31, 2003 is summarized below:

	Number of Options Outstanding	Weighted- Average Exercise Price
Balance as of December 10, 2003	—	$—
Granted on December 10, 2003	2,199,000	$10.16
Successor balance as of December 31, 2003	2,199,000	$10.16
Granted	504,600	$15.39
Exercised	(53,690)	$10.16
Cancelled/forfeited	(131,332)	$10.16

Balance as of December 31, 2004	2,518,578	$11.21

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The following table summarizes information concerning outstanding and exercisable options for the year ended December 31, 2004:

	Exercise Prices
Exercise Prices	Number Outstanding	Options Outstanding	Weighted Average Exercise Price per Share	Options Exercisable
		Weighted Average Remaining Contractual Life (in years)		Number Exercisable	Weighted Average Exercise Price per Share
$10.16	2,013,978	9.0	$10.16	671,326	$10.16
$15.39	504,600	10.0	15.39	—	—

Total	2,518,578	9.2	$11.21	671,326	$10.16

Restricted Stock Units

During the year ended December 31, 2004, the Company awarded 1,183,475 restricted stock units to employees, officers and members of the Board of Directors under the 2003 Global Crossing Stock Incentive Plan. The restricted stock units vest and convert into common shares of New GCL over a period between one and five years, with higher seniority employees having five year vesting periods. Granted but unvested units are forfeited upon termination of employment.

The following table summarizes restricted stock units granted, forfeited and canceled for the year ended December 31, 2004:

	Number of restricted stock units	Weighted- Average Issue Price
Balance as of December 31, 2003	—
Granted	1,183,475	$29.26
Cancelled/forfeited	(163,625)	—

Balance as of December 31, 2004	1,019,850	—

Performance Share Awards

On November 19, 2004, the Board of Directors adopted the Senior Leadership Performance Program (the “Program”) at the recommendation of the Compensation Committee of the Board of Directors. The Program is a long-term incentive program intended to retain key executives and to motivate them to help the Company achieve its financial goals. The participants in the Program include all executive officers of the Company and a limited group of additional key executives (collectively, the “Participants”).

The Program creates for each Participant an aggregate potential award under the Program (the “Maximum Award”), an amount equivalent to the Participant’s regular annual cash bonus target opportunity as of the date on which the Program was approved. The awards will be granted if the Company achieves specified performance goals relating to earnings (the “EBITDA” Goal”) and/or cash flow (the “Cash Flow Goal”). Specifically, each Participant will be entitled to receive (i) a bonus in the amount equal to 50% of such Participant’s Maximum Award if the EBITDA Goal is achieved by December 31, 2006 and/or (ii) a bonus in an amount equal to 50% of such Participant’s Maximum Award if the Cash Flow Goal is achieved by December 31, 2006.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Any such bonus is payable 50% in cash and 50% in shares of the Company’s common stock issued under the 2003 Stock Incentive Plan. The number of shares to be awarded to the Participants under the Program, assuming the EBITDA Goal and Cash Flow Goal are met, is 203,234 shares. If both the EBITDA Goal and the Cash Flow Goal are achieved, the aggregate cash bonus amount to be paid out under the Program would be approximately $3 million. Awards under the Program are in addition to any award payable under the annual cash bonus program or any other compensatory plan or arrangement. Participants must be employed by the Company at the time the EBITDA Goal and/or Cash Flow Goal are achieved to be eligible for an award.

Predecessor

As of December 9, 2003, Old GCL had 69,177,037 stock options outstanding. Pursuant to the Plan of Reorganization, all Old GCL’s outstanding stock options were cancelled. Information regarding options granted and outstanding for the period January 1 to December 9, 2003 and the years ended December 31, 2002 is summarized below:

	Number of Options Outstanding	Weighted- Average Exercise Price
Predecessor:
Balance as of December 31, 2001	115,160,473	$17.92
Cancelled/forfeited	(42,748,356)	18.96

Balance as of December 31, 2002	72,412,117	$17.31
Cancelled/forfeited	(3,235,080)	$13.50
Cancellation of stock options	(69,177,037)	$17.49

Predecessor balance as of December 9, 2003	—	—

21. EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

The Company sponsors a number of defined contribution plans. The principal defined contribution plans are discussed individually below. Other defined contribution plans are not significant individually and therefore have been summarized in aggregate below.

On December 31, 2001, the net assets of various plans including the Global Crossing 401(k) Plan and Frontier Employees’ Retirement Savings Plan were merged into the Global Crossing Employees’ Retirement Savings Plan (as so combined, the “Plan”). The Plan qualifies under Section 401(k) of the Internal Revenue Code. Each eligible employee may contribute on a tax-deferred basis a portion of his or her annual earnings not to exceed certain limits. The Company provided 100% matching contributions up to 6% of gross compensation through February 2002. Effective March 2002 the Company provides 50% matching contributions up to 6% of gross compensation. The Company’s contributions to the Plan vest immediately. Expenses recorded by the Company relating to the Plan were approximately $4, $0, $4 and $6 for the year ended December 31, 2004, the period December 10, 2003 to December 31, 2003, the period January 1, 2003 to December 9, 2003 and the year ended December 31, 2002, respectively.

The Company maintains a defined contribution plan for the employees of GCUK. Each eligible employee may contribute on a tax-deferred basis a portion of his or her annual earnings not to exceed certain limits. The

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Company will match 100% up to the first 8% of individual employee contributions, which vest after two years. Expenses recorded by the Company relating to the plan were approximately $2, $0, $3 and $5 for the year ended December 31, 2004, the period December 10, 2003 to December 31, 2003, the period January 1, 2003 to December 9, 2003 and the year ended December 31, 2002, respectively.

Other defined contribution plans sponsored by the Company are individually not significant. On an aggregate basis the expenses recorded by the Company relating to these plans were approximately $3, $0, $3 and $3 for the year ended December 31, 2004, the period December 10, 2003 to December 31, 2003, the period January 1, 2003 to December 9, 2003 and the year ended December 31, 2002, respectively.

Defined Benefit Plans

The Company sponsors both contributory and non-contributory employee pension plans available to eligible employees of Global Crossing North America, Inc. (f/k/a Frontier Corporation) and GCUK (f/k/a Racal Telecom). The plans provide defined benefits based on years of service and final average salary.

Global Crossing North America, Inc.’s pension plan was frozen on December 31, 1996. As of December 31, 1996 all existing plan participants became 100% vested and all employees hired after this date are not eligible to participate in the plan.

GCUK has two separate pension plans, the Global Crossing UK Pension Plan (“GCUK Pension Plan”) and the Global Crossing Railways Pension Plan (“GCUK Railway Pension Plan”). Both pension plans were closed to new employees on December 31, 1999. The GCUK Railway Pension Plan is a pension plan that splits the initial costs 60%/40% between the Company and the employees respectively.

The Company uses a December 31 measurement date for all pension plans.

Changes in the projected benefit obligation for all pension plans sponsored by the Company are as follows:

	Pension Plans
	Successor		Predecessor
	December 31, 2004	December 31, 2003	December 9, 2003
Benefit obligation at beginning of period	$58	$58	$52
Service cost	2	—	1
Interest cost	4	—	3
Actuarial loss (gain)	7	—	3
Benefits paid	(2)	—	(3)
Foreign exchange loss	6	—	2

Benefit obligation at end of period	$75	$58	$58

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Changes in the fair value of assets for all pension plans sponsored by the Company are as follows:

	Pension Plans
	Successor		Predecessor
	December 31, 2004	December 31, 2003	December 9, 2003
Fair value of plan assets at beginning of period	$60	$59	$50
Actual return on plan assets	8	1	10
Employer contribution	1	—	1
Benefits paid	(2)	—	(4)
Foreign exchange gain	6	—	2

Fair value of plan assets at end of year	$73	$60	$59

The funded status for all pensions plans sponsored by the Company is as follows:

	Pension Plans
	Successor		Predecessor
	December 31, 2004	December 31, 2003	December 9, 2003
Funded status	$(2)	$2	$1
Unrecognized net (gain) loss	2	—	—
Adjustment required to recognize minimum liability	—	3	3

Prepaid (accrued) benefit cost, net	$—	$5	$4

Amounts recognized in the statement of financial position consist of the following:

	Pension Plans
	December 31,
	2004	2003
Prepaid benefit cost	$5	$6
Accrued benefit liability	(5)	(1)
Accumulated other comprehensive loss	—	—

Net amount recognized	$—	$5

The total accumulated benefit obligation for all pension plans sponsored by the Company is $60 and $57, at December 31, 2004 and 2003, respectively.

The GCUK Pension Plan benefit obligation exceeded the fair value of plan assets at December 31, 2004 and 2003. The benefit obligation and fair value of plan assets for this plan is $12 and $7, respectively at December 31, 2004 and $9 and $5, respectively at December 31, 2003. No other pension plans benefit obligation exceeded the fair value of plan assets.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Details on the effect on operations of principal pension plans sponsored by the Company are as follows:

	Pension Plans
	Successor		Predecessor
	Year Ended December 31, 2004	December 10 to December 31, 2003	January 1 to December 9, 2003	Years Ended December 31, 2002
Service cost	$2	$—	$1	$1
Interest cost on projected benefit obligation	2	—	3	4
Expected return on plan assets	(3)	—	(4)	(5)
Recognized due to emergence	—	—	5	—
Recognized curtailment (gain) loss	—	—	—	(3)

Net periodic pension (benefit) cost	1	—	5	(3)
Recognized due to spin-off to Citizens	—	—	7	—

Net (benefit) cost	$1	$—	$12	$(3)

In June 2001, the Company sold its ILEC business to Citizens. In connection with this sale, the associated pension assets and related liability were to be transferred to Citizens. As a result of the Company’s bankruptcy filing the transfer of the pension assets and related liability was delayed pending approval of the Bankruptcy Court. While the transfer of the pension assets and related liability was delayed, the Company segregated the assets related to the ILEC employees during 2001. Although the assets remained in the Company’s control as of December 31, 2002, Citizens effectively administered benefit payments to the ILEC employees for the 2002 plan year. In December 2002, the Bankruptcy Court approved the transfer of the pension assets and related liability to Citizens, with the actual transfer of the assets occurring in February 2003.

Actuarial assumptions used to determine benefit obligations for pension plans sponsored by the Company are as follows:

	December 31,
	2004	2003
Discount rate	5.25%-6.25%	5.5-6.25%
Compensation increases	3.75%	4.5%
Expected return on assets	6.1%-8.5%	6.5-8.5%

Actuarial assumptions used to determine net periodic benefit costs for pension plans sponsored by the Company are as follows:

	Successor		Predecessor
	Year Ended December 31, 2004	December 10 to December 31, 2003	January 1 to December 9, 2003	Year Ended December 31, 2002
Discount rate	5.5%-6.25%	5.6-6.25%	5.5-6.5%	5.5-6.5%
Compensation increases	4.5%	4.5%	4.5%	3.8-4.25%

Investment strategies for all significant pension plans is as follows:

The GCUK Railways Pension Plan, which represents approximately 68% of the Company’s total plan assets as at December 31, 2004, is invested in 76% equity securities, 10% bonds, 9% real estate and 5% other assets.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The current planned asset allocation strategy was determined with regard to actuarial characteristics of the GCUK Railway Pension Plan. It is based on the assumption that equities would outperform bonds over the long term and is consistent with the overall objective of long-term capital growth. The expected long-term rate of return on plan assets was calculated by the plan actuary and is based on historic returns each asset class held by the plan at the beginning of the year.

The Global Crossing North America, Inc. pension plan, which represents approximately 23% of the Company’s total plan assets as at December 31, 2004, is invested 65% in equity securities and 35% bonds which matches the target asset allocation. The target asset allocation has been derived based on the assumption that equities would outperform bonds over the long term and is consistent with the objective of long-term capital growth. The expected long-term rate of return on plan assets was calculated by the plan actuary and is based on historic returns each asset class held by the plan at the beginning of the year.

The weighted-average asset allocations by asset category for all pension plans are as follows:

	December 31,
	2004	2003
Equity securities	71%	70%
Debt securities	19%	20%
Real Estate	6%	3%
Other	4%	7%

Total	100%	100%

The Company expects to make total contributions of $1 in 2005 in respect of all pension plans.

Information for pension plan with an accumulated benefit obligation in excess of plan assets

As at December 31, 2004 and 2003 the accumulated benefit obligation (“ABO”) of the GCUK Pension Plan exceeded the fair value of the GCUK Pension Plan’s assets by $3 and $1, respectively. As a result, the Company recognized an additional minimum pension liability of $1 for the year ended December 31, 2003. No additional minimum pension liability was recorded for the year ended December 31, 2004, as the accrued benefit liability recorded was greater than the excess of the ABO over the fair value of plan assets.

The accumulated benefit obligation and fair value of assets relating to the GCUK Pension Plan were $10 and $6, respectively, at December 31, 2004, and $7 and $5, respectively, at December 31, 2003.

Amounts relating to the GCUK Pension Plan that are recognized in the consolidated statement of financial position are as follows:

	December 31,
	2004	2003
Accrued benefit liability	$(5)	$(1)
Accumulated other comprehensive loss	—	—
Net amount recognized	$(5)	$(1)

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Details on the effect on operations of GCUK Pension Plan are as follows:

	Pension Plans
	Successor		Predecessor
	Year Ended December 31, 2004	December 10 to December 31, 2003	January 1 to December 9, 2003	Year Ended December 31, 2002
Service cost	$1	$—	$—	$—
Interest cost on projected benefit obligation	—	—	1	1
Expected return on plan assets	—	—	—	—
Net amortization and deferral	—	—	—	—

Net (benefit) cost	$1	$—	$1	$1

None of the Company’s other pension plans’ ABO’s exceed the fair value of their respective pension plans assets as at December 31, 2004.

Benefit Payments

The following table summarizes expected benefit payments from the Company’s various pension plans through 2014. Actual benefits payments may differ from expected benefit payments.

Pension Plans
2005	$2
2006	2
2007	2
2008	2
2009	2
2010-2014	12

Post Retirement Benefit Plan

The Company sponsors a post-retirement benefit plan for eligible employees of Global Crossing North America, Inc. Global Crossing North America, Inc.’s post-retirement benefit plan was frozen on December 31, 1996. As of December 31, 1996 all existing plan participants became eligible for postretirement benefits and all employees hired after this date are not eligible to participate in the plan. The benefit obligation at December 31, 2004 was $1. No additional disclosures have been provided due to this obligation being immaterial.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

22. FINANCIAL INSTRUMENTS

The carrying amounts for cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accrued construction costs, accounts payable, accrued liabilities, accrued interest, and obligations under capital leases approximate their fair value. The fair value of the GCUK Notes and GCUK cross-currency interest rate swap transaction are based on market quotes. Management believes the carrying value of the Convertible Notes and Exit Notes approximated fair value as of December 31, 2004 and 2003, respectively. The fair values are as follows:

	December 31,
	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
GCUK Notes	$396	$401	$—	$—
Convertible Notes with controlling shareholder	$250	$250	$—	$—
GCUK cross-currency interest rate swap transaction	$—	$5	$—	$—
Exit Notes with controlling shareholder	$—	$—	$200	$200

23. COMMITMENTS, CONTINGENCIES AND OTHER

Contingencies

Amounts accrued for contingent liabilities are included in “other current liabilities”, “deferred reorganization cost—current and long-term” and “other deferred liabilities” at December 31, 2004 and 2003.

Under the Plan of Reorganization, which became effective on December 9, 2003, essentially all claims against the GC Debtors that arose prior to the commencement of the chapter 11 cases were discharged. Claims for monetary damages (and equitable claims that give rise to a right to payment), including most of the legal proceedings pending against the Company at that time, were included in that discharge. However, certain claims pending at that time could affect the Successor. The following is a description of those claims and of material legal proceedings in respect of claims alleged to have arisen after the commencement of the chapter 11 cases that were pending during or after the fourth quarter of 2004.

SBC Communications Inc. Claim

SBC Communications Inc. (“SBC”) has asserted that the Company is engaging in the misrouting of traffic through third-party intermediaries for the purpose of avoiding access charges payable to SBC’s local exchange carrier affiliates, allegedly in violation of certain FCC orders. SBC asserted that the Company owed it $19 through July 15, 2004. The Company responded to SBC denying the claim in its entirety.

On November 17, 2004, SBC’s local exchange carrier affiliates commenced an action against the Company and other defendants in the United States District Court for the Eastern District of Missouri. The complaint alleges that the Company, through certain unnamed intermediaries, which are characterized as “least cost routers,” terminated long distance traffic in a manner designed to avoid the payment of interstate and intrastate access charges.

The complaint alleges five causes of action: (1) breach of federal tariffs; (2) breach of state tariffs; (3) unjust enrichment (in the alternative to the tariff claims); (4) fraud; and (5) civil conspiracy. Although the complaint does not contain a specific claim for damages, plaintiffs allege that they have been damaged in the amount of

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

approximately $20 for the time period of February 2002 through August 2004. The complaint also seeks an injunction against the use of “least cost routers” and the avoidance of such charges. The Company filed a motion to dismiss the complaint on January 18, 2005, which motion was mooted by the filing of a First Amended Complaint on February 4, 2005. The First Amended Complaint added as defendants five competitive local exchange carriers and certain of their affiliates (none of which are affiliated with the Company) and re-alleged the same five causes of action. The Company filed a motion to dismiss the First Amended Complaint on March 4, 2005.

Restatement Class Action Litigation

Following the Company’s April 27, 2004 announcement that the Company expected to restate certain of its consolidated financial statements as of and for the year ended December 31, 2003, eight separate class action lawsuits all purporting to be brought on behalf of Company shareholders were commenced against the Company and certain of its officers and directors in the United States District Courts in New Jersey, New York and California. The cases were consolidated and transferred by the Judicial Panel on Multidistrict Litigation to Judge Gerald Lynch of the United States District Court for the Southern District of New York based on his past involvement in prior cases involving the Company. On February 18, 2005, lead plaintiffs filed an amended consolidated class action complaint against the Company and two of its past and present officers.

The consolidated amended complaint alleges that the Company defrauded the public securities markets by issuing false and misleading statements that failed to disclose or indicate (i) that the Company had materially understated its accrued cost of access liabilities by as much as $80, (ii) that the Company lacked sufficient internal controls to prevent material misstatements, (iii) that the Company lacked sufficient internal controls to properly record and report accrued cost of access liabilities and operating expenses, (iv) that its financial statements were not prepared in accordance with generally accepted accounting principles, (v) that the Company did not, contrary to its representations, consistently monitor the accuracy of its systems that measured cost of access, (vi) that the Company’s results were materially inflated, and (vii) that the Company did not have a “clean” balance sheet.

The consolidated amended complaint on behalf of a class of persons who purchased or acquired the Company’s common stock between December 9, 2003 and April 26, 2004, asserts claims under the federal securities laws, specifically Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. Plaintiffs contend that the Company’s misstatement or omissions artificially inflated the price of the Company’s stock, which declined when the “true” costs were disclosed. Plaintiffs seek compensatory damages as well as other relief. If the case is not settled, defendants anticipate filing a motion to dismiss the consolidated amended complaint.

Securities and Exchange Commission Investigation

On February 5, 2002, the SEC commenced a formal investigation into the Company’s concurrent transactions for purchase and sale of telecommunications capacity and services between the Company and its carrier customers and related accounting and disclosure issues. The Company has been cooperating with the SEC by providing documents and other information to the SEC staff, which has taken testimony from current and former officers and directors of Old GCL. To resolve the SEC’s investigation, the Company and certain former officials have entered into negotiations with the SEC staff with a view to settlement, although to date a final settlement has not been reached.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Department of Justice Inquiry

In early 2002, the U.S. Attorney’s Office for the Central District of California, in conjunction with the Federal Bureau of Investigation (the “FBI”), began conducting an investigation into the Company’s concurrent transactions and related accounting and disclosure issues. The Company provided documents to the U.S. Attorney’s office and the FBI, and FBI representatives interviewed a number of current and former officers and employees of the Company. The Company does not know whether the investigation is ongoing or has concluded.

Department of Labor Investigation

In 2002, the Department of Labor (“DOL”) initiated an investigation related to the Company’s administration of its benefit plans, including the acquisition and maintenance of investments in the Company’s 401(k) employee savings plans. The Company cooperated with the DOL by providing documents and other information to the DOL staff, and the DOL interviewed a number of the officers and employees of the Company. Following its investigation, the DOL and certain current and former directors, officers and employees of Old GCL entered into settlement agreements in July 2004 resolving that investigation. Neither Old GCL nor New GCL is a party to any of those agreements. Any claims arising out of the DOL’s ability to impose a civil monetary penalty on the Company was discharged upon consummation of the Plan of Reorganization.

Claim by the United States Department of Commerce

A claim was filed in the Company’s bankruptcy proceedings by the United States Department of Commerce (the “Commerce Department”) on October 30, 2002 asserting that an undersea cable owned by Pacific Crossing Limited (“PCL”), a former subsidiary of the Company, violates the terms of a Special Use permit issued by the National Oceanic and Atmospheric Administration. The Company believes responsibility for the asserted claim rests entirely with the Company’s former subsidiary. An identical claim has also been filed in the bankruptcy proceedings of the former subsidiary in Delaware. On July 11, 2003, the Company and the Global Crossing Creditors’ Committee filed an objection to this claim with the bankruptcy court. Subsequently, the Commerce Department agreed to limit the size of the pre-petition portion of its claim to $14. Negotiations with PCL to resolve the remaining issues are ongoing but no final resolution has been reached.

United Kingdom Anti-Trust Investigation

In 2002, an investigation was commenced by the United Kingdom Office of Fair Trading (“OFT”) regarding an allegation that various subsea cable operator entities, including the Company, had engaged in an illegal agreement to collectively boycott a location in the United Kingdom as a means for the landing of subsea telecommunications cables in the United Kingdom. The Company responded to that investigation in 2002 denying the allegation.

In August 2003, the OFT extended its investigation in respect of allegations of price fixing and information sharing on the level of fees that the subsea entities would pay landowners for permission to land submarine telecommunication cables on their land in the United Kingdom. The Company responded to those allegations on October 10, 2003. The Company has cooperated fully with the investigation and has supplied additional factual materials including a number of formal witness statements. By letter dated December 2, 2004, the OFT informed the Company and others that its investigation is continuing and that it will be issuing a Statement of Objections to a number of parties under investigation. The OFT has not, however, indicated which parties will be receiving such a statement and to date no findings have been made against the Company and the Company continues to deny any wrongdoing.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Qwest Rights-of-Way Litigation

In May 2001, a purported class action was commenced against three of the Company’s subsidiaries in the United States District Court for the Southern District of Illinois. The complaint alleges that the Company had no right to install a fiber optic cable in rights-of-way granted by the plaintiffs to certain railroads. Pursuant to an agreement with Qwest Communications Corporation, the Company has an indefeasible right to use certain fiber optical cables in a fiber optic communications system constructed by Qwest within the rights-of-way. The complaint alleges that the railroads had only limited rights-of-way granted to them that did not include permission to install fiber optic cable for use by Qwest or any other entities. The action has been brought on behalf of a national class of landowners whose property underlies or is adjacent to a railroad right-of-way within which the fiber optic cables have been installed. The action seeks actual damages in an unstated amount and alleges that the wrongs done by the Company involve fraud, malice, intentional wrongdoing, willful or wanton conduct and/or reckless disregard for the rights of the plaintiff landowners. As a result, plaintiffs also request an award of punitive damages. The Company made a demand of Qwest to defend and indemnify the Company in the lawsuit. In response, Qwest has appointed defense counsel to protect the Company’s interests.

The Company’s North American network includes capacity purchased from Qwest on an IRU basis. Although the amount of the claim is unstated, an adverse outcome could have an adverse impact on the Company’s ability to utilize large portions of the Company’s North American network. This litigation was stayed against the Company pending the effective date of the Plan of Reorganization, and the plaintiffs’ pre-petition claims against the Company were discharged at that time in accordance with the Plan of Reorganization. By agreement between the parties, the Plan of Reorganization preserved plaintiffs’ rights to pursue any post-confirmation claims of trespass or ejectment. If the plaintiffs were to prevail, the Company could lose its ability to operate large portions of its North American network, although it believes that it would be entitled to indemnification from Qwest for any losses under the terms of the IRU agreement under which the Company originally purchased this capacity. As part of a global resolution of all bankruptcy claims asserted against the Company by Qwest, Qwest agreed to reaffirm its obligations of defense and indemnity to the Company for the assertions made in this claim. In September 2002, Qwest and certain of the other telecommunication carrier defendants filed a proposed settlement agreement in the United States District Court for the Northern District of Illinois. On July 25, 2003, the court granted preliminary approval of the settlement and entered an order enjoining competing class action claims, except those in Louisiana. The settlement and the court’s injunction were opposed by a number of parties who intervened and an appeal was taken to the United States Court of Appeals for the Seventh Circuit. In a decision dated October 19, 2004, the Court of Appeals reversed the approval of the settlement and lifted the injunction. The case has been remanded to the District Court for further proceedings.

Customs Tax Audit

A tax authority in South America has concluded a preliminary audit of the Company’s books and records for the years ended December 31, 2001 and 2000 and has made certain initial findings adverse to the Company including the following: failure to disclose discounts on certain goods imported into the country, failure to include the value of software installed on certain computer equipment, and clerical errors in filed import documents. The Company has received a formal assessment in the amount of $9. The potential customs and duties exposure, including possible treble penalties to the Company, could be as high as $25 to $35. The Company is continuing to work with the tax authority to resolve the audit.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Foreign Income Tax Audit

A tax authority in South America has issued a preliminary notice of findings based on an income tax audit for calendar years 2001 and 2002. The examiner’s initial findings take the position that the Company incorrectly documented its importations and incorrectly deducted its foreign exchange losses against its foreign exchange gains on loan balances. Based on a preliminary notice of findings, the Company estimates that a future assessment could be as high as $11, plus potential interest and penalties. The Company is continuing to work with the tax authority to resolve the issues.

Administrative Claims from the Chapter 11 Case

Under the Plan of Reorganization, claims arising after the commencement of the GC Debtors’ chapter 11 cases (“Administrative Claims”) are to be paid in full. As is typical in chapter 11 cases, Administrative Claims were asserted against the GC Debtors that far exceed the amount owed. The Successor has assumed these obligations and is in the process of resolving such Administrative Claims. The Company does not believe that the resolution of those claims will have a material adverse effect on the Successor.

Claim by Pacific Crossing Limited

This claim arises out of the management of the PC-1 cable, which was constructed, owned and operated by Pacific Crossing Limited (“PCL”), the Company’s former subsidiary. PCL asserts that the Company and Asia Global Crossing, another former subsidiary of ours, breached their fiduciary duties to PCL, improperly diverted revenue derived from sales of capacity on PC-1 and failed to account for the way revenue was allocated among the corporate entities involved with the ownership and operation of PC-1. The claim also asserts that revenues derived from operation and maintenance fees were also improperly diverted and that PCL’s expenses increased unjustifiably through agreements executed by the Company and Asia Global Crossing on behalf of PCL.

Originally PCL filed an administrative expense claim in the Bankruptcy Court for $8 in post-petition services plus unliquidated amounts arising from the Company’s alleged breaches of fiduciary duty and misallocation of PCL’s revenues. The Company objected to the claim and asserted that the losses claimed were the result of operational decisions made by PCL management and its corporate parent, Asia Global Crossing. On February 4, 2005, PCL filed an amended claim in the amount of $79 claiming the Company failed to pay revenue for services and maintenance charges relating to PC-1 capacity, failed to pay PCL for use of the related cable stations and to recover a portion of the monies received by the Company under a settlement agreement entered into with Microsoft and an arbitration award against Softbank in favor of the Company. PCL claims that the Company acted as an agent for PCL under the original capacity commitment agreement with Microsoft and Softbank and that PCL is now entitled to a share of the proceeds of both the settlement and the arbitration award. The Company expects to file an objection to the amended claim shortly.

Network Rail Copper Lease

A portion of the GCUK Network is subject to a finance lease with Network Rail, the owner of the railway infrastructure in the UK. The finance lease includes provisions addressing copper cable and PABX equipment used by the Company to deliver managed voice services to UK train operating companies (the “Copper Provisions”). Under a prior agreement, the Copper Provisions of the finance lease could have been terminated on 12 months notice. In connection with its plans to modernize the signaling system on the UK railways, Network Rail issued a notice to terminate the Copper Provisions, which termination would have become effective March 31, 2005.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

As this prospective termination of the Copper Provisions raised an issue regarding the Company’s ability to continue to provide managed voice services to train operating companies in the UK and could also have led to breaches of certain customer contracts pursuant to which the Company agreed to provide these services beyond March 31, 2005, negotiations were entered into with Network Rail to put in place a new agreement. On November 11, 2004, a new five-year agreement was put in place, enabling the Company to continue to serve these customers on commercially acceptable terms, and furthermore providing a revenue stream for services being provided to Network Rail over the same period.

Foreign Government Highways Tax

On December 20, 2004, representatives of one of the Company’s European subsidiaries were advised at a meeting with the applicable governmental agency for highways that a tax would be levied on the Company in respect of the Company’s network in that country. In particular, the tax was to be assessed on the estimated valuation of public lands across which the Company’s network is laid and would be retrospective to the date of occupancy by the Company of the lands at issue. The Company has received assessments totaling $4. All other telecommunications operators in that country whose network crosses these public lands are receiving similar assessments. The Company believes that many other operators have challenged the nature and calculation of this tax and have raised a number of technical and legal points against the assessments. The Company intends to appeal the tax assessments received in an attempt to reduce the amount assessed.

Commitments

Access, Maintenance and Other Purchase Commitment Obligations

The Company has purchase commitments with third-party access vendors that require it to make payments to purchase network services, capacity and telecommunications equipment through 2009. Some of these access vendor commitments require the Company to maintain minimum monthly and/or annual billings, in certain cases based on usage. In addition, the Company has purchase commitments with third parties that require it to make payments for operations, administration and maintenance services for certain portions of its network through 2025. Further, the Company has other purchase commitments, including expenditures to implement a network security agreement. In order to gain regulatory approval, which was a requirement for the consummation of the Plan of Reorganization from the United States government, the Company entered into an agreement to address the United States government’s national security and law enforcement concerns. Implementation of and compliance under the agreement will require ongoing capital and operating expenditures of approximately $2 per annum.

The following table summarizes the Company’s purchase commitments at December 31, 2004:

	Total	Less than 1 year (2005)	1-3 years (2006-2007)	3-5 years (2008-2009)	More than 5 years (2010-2025)
Network access services	$1,010	$439	$449	$110	$12
Maintenance services	367	73	64	28	202
Other purchase obligations	51	50	1	—	—

Total	$1,428	$562	$514	$138	$214

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Operating leases

The Company has commitments under various non-cancelable operating leases for office and equipment space, automobiles, equipment rentals and other leases. Estimated future minimum lease payments on operating leases are approximately as follows:

Year Ending December 31,
2005	$107
2006	98
2007	95
2008	92
2009	79
Thereafter	625

Total	$1,096

The leases have various expiration dates and renewal options through 2100. Certain of the Company’s operating lease agreements include scheduled rent increases over the term of the lease. In accordance with Statement of SFAS No. 13, “Accounting for Leases” the Company recognizes the rent expense on a straight-line basis and records a liability representing the rent expensed but not invoiced in other deferred liabilities. Rental expense related to office and equipment space, automobiles, equipment rentals and other leases for the year ended December 31, 2004, the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003 and the year ended December 31, 2002, was $101, $9, $102, and $137, respectively

24. RELATED PARTY TRANSACTIONS

Commercial relationships between the Company and ST Telemedia

During the years ended December 31, 2004 and 2003, the Company provided approximately $1.2 and $0.3, respectively of telecommunications services to subsidiaries and affiliates of ST Telemedia. Further, during the years ended December 31, 2004 and 2003 the Company received approximately $0.9 and $0.7, respectively of co-location services from an affiliate of ST Telemedia.

On the Effective Date, the Company issued $200 Exit Notes to a subsidiary of ST Telemedia.

In May 2004, the Company reached agreement with a subsidiary of ST Telemedia to provide the Company with up to $100 in financing under the Bridge Loan Facility. Under this facility, the Company borrowed $40 on June 1, 2004, an additional $40 on August 2, 2004, and a final $20 on October 1, 2004. On November 2, 2004 the Bridge Loan Facility was amended to increase the availability thereunder to $125, and the Company borrowed the additional $25 on November 5, 2004.

On December 23, 2004, the Company and ST Telemedia completed the Restructuring Agreement whereby the Company repaid $75 principal on the Exit Notes and issued $250 Convertible Notes in exchange for termination of the remaining $125 of Exit Notes and $125 Bridge Loan Facility. See Note 13 for further information on the Exit Notes, Bridge Loan Facility, Convertible Notes and Restructuring Agreement.

During the year ended December 31, 2004, the Company paid approximately $28.5 of interest related to the Exit Notes and Bridge Loan Facility to a subsidiary of ST Telemedia.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

At December 31, 2004 and 2003 the Company had approximately $4.4 and $1.0, respectively, due to ST Telemedia and its subsidiaries and affiliates and approximately $0.1 and $0, respectively, due from ST Telemedia and its subsidiaries and affiliates. The amounts due to ST Telemedia and its subsidiaries and affiliates relate to interest due under debt agreements and dividends due under the GCL Preferred Stock and are included in “other current liabilities” in the accompanying consolidated balance sheets.

Commercial relationships between the Company and Carlos Slim

According to filings made with the Securities Exchange Commission, Carlos Slim Helu and members of his family (collectively, the “Slim Family”), together with entities controlled by the Slim Family, held greater than 10% of New GCL’s common stock as of December 31, 2004. The members of the Slim Family may therefore be considered related parties of the Company. During the year ended December 31, 2004, the Company engaged in various commercial transactions in the ordinary course of business with telecommunications companies controlled by or subject to significant influence from the Slim Family (“Slim-Related Entities”). Specifically, during year ended December 31, 2004, the Company provided approximately $6.0 of telecommunications services to Slim-Related Entities and purchased approximately $6.0 of access related services from Slim-Related Entities.

Loans to Executive Officers

In February 2001, one of the Company’s subsidiaries made a $3.0 interest-free loan to José Antonio Ríos, an executive officer of the Company. The loan was forgiven in three equal installments on the first, second and third anniversaries of the date of grant.

During 1999 through 2002 the Company made approximately $5.0 in loans to other employees. As of December 31, 2002, all employee loans mentioned herein have been either paid in full, forgiven or fully reserved for collectibility.

Joint Venture Between AGC and ST Telemedia

On May 20, 2000, AGC entered into a non-binding memorandum of understanding with a majority owned subsidiary of ST Telemedia (“Starhub”) to enter into joint venture agreements for the purpose of forming two joint ventures, each of which was to be 50% owned by AGC and Starhub. On January 12, 2001, AGC and Starhub executed the first joint venture agreement, forming Starhub Asia Global Crossing Pte Ltd (“SAGC”). SAGC was established to build and operate backhaul and telehouses in Singapore and to connect a terrestrial network within Singapore to connect with AGC’s Pan Asian East Asia Crossing (“EAC”) subsea system. On May 8, 2002, AGC and Starhub announced that SAGC would become a wholly-owned subsidiary of AGC. This modification occurred to more appropriately reflect the respective capacity needs of AGC and Starhub. Under the terms of the modification, AGC was to continue to utilize the Starhub network for its Singapore backhaul. Similarly, Starhub was to continue to access AGC’s network for its international capacity needs. As a result of AGC’s chapter 11 petitions and subsequent sale of substantially all of AGC’s operating subsidiaries on March 11, 2003 (see Note 5), there is no longer any continuing relationship between AGC and Starhub.

Relationship with Simpson Thacher & Bartlett LLP

Simpson Thacher was the Company’s principal corporate counsel from the Company’s inception in 1997 through its bankruptcy filing in January 2002. D. Rhett Brandon, a Simpson Thacher partner, served concurrently as the Company’s acting vice president and general counsel from mid-September 2001 through February 2002,

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

while remaining a partner of and receiving compensation from Simpson Thacher, which billed the Company fees that included Mr. Brandon’s time charges, incurred at his usual hourly rate. The Company made aggregate payments of approximately $17.1 and $3.8 to Simpson Thacher for fees and disbursements in 2001 and 2002, respectively, including significant payments made within 90 days of the date on which the Company first filed for protection under the Bankruptcy Code. It is possible that a portion of these payments may be recoverable by Predecessor in an avoidance action under the Bankruptcy Code or otherwise. Pursuant to the Plan of Reorganization, Predecessor’s rights to pursue any such action were transferred to a liquidating trust established for the benefit of Predecessor’s creditors, to whom any recovery will be distributed.

CEO Employment Agreement and Loan Forgiveness

On October 3, 2001, GCL hired Mr. Legere as its chief executive officer and entered an employment agreement with him (the “October 3, 2001 Employment Agreement”). The October 3, 2001 Employment Agreement provided for a three-year term and a base salary of $1.1, a target annual bonus of $1.4, a signing bonus in the net after-tax amount of $3.5, and 5 million options to purchase GCL common stock. The agreement also changed the terms applicable to the $10 balance then outstanding on a $15.0 loan previously made by AGC to Mr. Legere in his capacity as AGC’s chief executive officer. Specifically, Global Crossing agreed to make three payments in an after-tax amount sufficient to cover all taxes attributable to the forgiveness of Mr. Legere’s loan by AGC. The tax-related payment in respect of the forgiveness of the first $5 installment was made by the Company on or about January 1, 2002. This payment, in the amount of approximately $4.8, also included a tax gross-up in respect of interest imputed on Mr. Legere’s loan in 2001. The $10.0 loan balance was forgiven in full by AGC in connection with the termination of Mr. Legere’s employment by AGC on January 11, 2002 and no tax-related payment was ever made by the Company in respect of the forgiveness of the $10.0 loan balance.

After the GC Debtors’ January 28, 2002 bankruptcy filing, on April 8, 2002, the GC Debtors filed a motion to assume the October 31, 2001 Employment Agreement, subject to certain modifications, including a temporary voluntary 30% reduction in Mr. Legere’s base salary. Mr. Legere’s employment agreement was the subject of extensive negotiation and review by the creditors committee and the agent for the Company’s bank creditors. Numerous additional concessions were made by Mr. Legere, including the waiver of tax-related payments referenced above that would have totaled approximately $8.8. In light of these concessions, the agreement provided Mr. Legere with (i) a $3.2 retention bonus payable in four equal installments on June 4, 2002, July 31, 2002, October 31, 2002 and January 31, 2003 and (ii) the opportunity to earn a performance fee up to $4.0 based on the value to be received by the creditors of the Company in its chapter 11 reorganization (the “Contingent Performance Fee”). The Bankruptcy Court approved the assumption of the modified employment agreement on May 31, 2002. The $3.2 retention bonus payments were made by the Company to Mr. Legere on the dates specified above; however, no Contingent Performance Fee was paid to Mr. Legere as his proposed new employment agreement (described below) went into effect when the Plan of Reorganization became effective.

The Company entered into a new employment agreement with Mr. Legere (the “Emergence Employment Agreement”) on December 10, 2003, the form of which was approved by ST Telemedia. This agreement superseded the October 3, 2001 Employment Agreement, except with respect to certain rights Mr. Legere had under the latter agreement relating to indemnification, liability insurance and the resolution of disputes thereunder.

The Emergence Employment Agreement: (i) provides Mr. Legere with an annual base salary of $1.1 and a target annual bonus of $1.1; (ii) entitles Mr. Legere to attend all meetings of New GCL’s Board of Directors and to receive all materials provided to the members of the Board, subject to certain limited exceptions; (iii) provides for a four-year term ending December 9, 2007; (iv) entitled Mr. Legere to a $2.7 bonus payable on the Effective

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Date (which was paid in December 2003); (v) entitled Mr. Legere to an initial grant of options to purchase not less than 0.69 percent of the fully diluted shares of New GCL’s common stock), such options to vest in full upon termination of Mr. Legere’s employment by the Company without “cause” or upon Mr. Legere’s death, “disability” or resignation for “good reason” (as such quoted terms are defined in the agreement; such terms being collectively referred to as “Designated Terminations”); (vi) provides for the payment of severance to Mr. Legere in the event of a Designated Termination in an amount ranging from one to three times the sum of Mr. Legere’s base salary and target annual bonus, depending on the date of such termination, plus certain other benefits and payments; and (vii) entitles Mr. Legere to reimbursement (on an after-tax basis) for certain excise taxes should they apply to payments made to Mr. Legere by the Company.

Mr. Legere’s right to an initial grant of stock options was satisfied by the issuance to him of 325,000 such options on December 9, 2003. These options are included in the 2,199,000 options issued on the Effective Date (see note 20).

On January 15, 2004, Mr. Legere received a $0.5 retention plan payment as part of the $22 in aggregate retention payments made to employees of Successor.

25. SEGMENT REPORTING

The Company is a global provider of internet and long distance telecommunications facilities and related services supplying its customers with global “point to point” connectivity. Prior to September 13, 2004, through the Company’s former Global Marine subsidiary the Company also provided installation and maintenance services for subsea telecommunications systems (see Note 5). As a result of the sale of Global Marine, the Company maintains one reportable segment: telecommunications services. Segments are determined based on products and services delivered to groups of customers. The Company’s chief operating decision maker monitors the revenue streams of the various products and geographic locations, and operations are managed and financial performance is evaluated based on the delivery of multiple, integrated services to customers over a single network.

In 2005, the Company expects to reorganize the telecommunications services segment into two separate reportable segments representing the Company’s telecommunications operations at GCUK and the rest of the Company’s telecommunications operations due to organizational and financial reporting changes being implemented as a result of the issuance of the GCUK Notes on December 23, 2004 and the planned registration with the SEC of an exchange offer in respect of such securities during 2005.

The information below summarizes the products and service revenue of the Company’s telecommunications services segment:

	Successor		Predecessor
	Year Ended December 31, 2004	December 10 to December 31, 2003	January 1 to December 9, 2003	Year Ended December 31, 2002
Revenues:
Commercial	$1,001	$60	$988	$1,252
Consumer	17	2	26	44
Carrier:
Service revenue	1,465	102	1,507	1,533
Amortization of prior period IRUs	4	—	78	74

Total carrier	1,469	102	1,585	1,607

Consolidated revenues	$2,487	$164	$2,599	$2,903

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Company information provided on geographic sales is based on the order location of the customer. Long-lived assets are based on the physical location of the assets. The following table presents revenue and long-lived asset information for geographic areas:

	Successor		Predecessor
	Year Ended December 31, 2004	December 10 to December 31, 2003	January 1 to December 9, 2003	Year Ended December 31, 2002
Revenue(1):
United States	$1,745	$114	$1,877	$2,239
United Kingdom	668	44	631	554
Other countries	74	6	91	110

Consolidated Worldwide	$2,487	$164	$2,599	$2,903

	Successor		Predecessor
	December 31,		December 31,
	2004	2003	2002
Long-lived assets:
United States	$333	$395	$347
United Kingdom	266	252	251
International waters	208	285	251
Other countries	258	201	115
Other(2)	14	110	—

Consolidated Worldwide	$1,079	$1,243	$964

(1)	There were no individual customers for the year ended December 31, 2004, the period December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003 and the year ended 2002 that accounted for more than 10% of consolidated revenue.
(2)	Long-lived assets include customer lists, trademark and trade name, goodwill and internally developed software.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

26. SUPPLEMENTAL CASH FLOW INFORMATION

	Successor		Predecessor
	Year Ended December 31, 2004	December 10 to December 31, 2003	January 1 to December 9, 2003	Year Ended December 31, 2002
SUPPLEMENTAL INFORMATION ON NON-CASH FINANCING ACTIVITIES:
Common stock issued to holders of preferred stock	$—	$—	$24	$797

During the year ended December 31, 2004, the Company restructured its debt held by its controlling shareholder ST Telemedia and its subsidiaries and exchanged $125 of principal amount of Exit Notes and $125 of Bridge Loan Facility for $250 of Convertible Notes. See Note 14.

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Changes in operating assets and liabilities:
Accounts receivable	$(80)	$6	$(24)	$39
Other current assets	25	(12)	3	31
Other long-term assets	1	1	(32)	66
Deferred revenue	31	19	105	58
Restructuring reserve	(32)	(2)	—	—
Current liabilities other than debt	91	(22)	38	343
Deferred credits and other	3	3	53	(34)

	$39	$(7)	$143	$503

Restricted cash received (disbursed) related to sale of IPC	$—	$—	$(309)	$—

Cash paid for interest and income taxes:
Cash paid for interest	$32	$1	$7	$9

Cash paid (received) for income taxes, net	$4	$(1)	$(34)	$(94)

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

27. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables present the unaudited quarterly results of the Successor for the year ended December 31, 2004, unaudited operating results of Predecessor for the three quarters ended September 30, 2003, and the period from October 1 through December 9, 2003, and unaudited operating results of Successor for the period December 10, through December 31, 2003.

	Successor
	March 31, 2004			June 30, 2004			September 30, 2004			December 31, 2004
	As Previously Reported	Adjustments[2]	As Restated	As Previously Reported	Adjustments[2]	As Restated	As Previously Reported	Adjustments[2]	As Restated
Revenue	$664	$2	$666	$626	$2	$628	$617	$3	$620	$573
Operating loss	(83)	3	(80)	(81)	4	(77)	(85)	5	(80)	(56)
Loss from continuing operations[1]	(99)	4	(95)	(102)	5	(97)	(97)	6	(91)	(28)
Discontinued operations	(13)	—	(13)	(9)	—	(9)	(4)	—	(4)	1
Net loss	(112)	4	(108)	(111)	5	(106)	(101)	6	(95)	(27)
Loss applicable to common shareholders	(113)	4	(109)	(112)	5	(107)	(102)	6	(96)	(28)
Income (loss) from continuing operations per common share	(4.55)	0.18	(4.37)	(4.68)	0.23	(4.45)	(4.45)	0.27	(4.18)	(1.31)
Income (loss) from discontinued operations per common share	(0.59)	—	(0.59)	(0.41)	—	(0.41)	(0.18)	—	(0.18)	0.04
Income (loss) applicable to common shareholder per common share	(5.14)	0.18	(4.96)	(5.09)	0.23	(4.86)	(4.63)	0.27	(4.36)	(1.27)
Shares used in computing basic and diluted loss per share	22,000,000	22,000,000	22,000,000	22,000,000	22,000,000	22,000,000	22,000,000	22,000,000	22,000,000	22,011,339

[1]	In August 2004 the Company sold Global Marine and the Company’s interest in SBSS (see Note 5). Global Marine and SBSS is presented as a discontinued operation for all periods presented.
[2]	Adjustments recorded during 2004, which impacted previous 2004 quarterly results. The adjustments related principally to the allowances for bad debts and sales credits.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

	Predecessor				Successor
	2003 Period Ended
	March 31	June 30	September 30	October 1 to December 9	December 10 to December 31
Revenue	$690	$698	$696	$515	$164
Operating loss	(69)	(56)	(48)	(40)	(18)
Income (loss) from continuing operations	(90)	(28)	(86)	24,091	(19)
Discontinued operations [2]	(7)	1	6	852	8
Income (loss) applicable to common shareholders	(97)	(27)	(80)	24,943 [1]	(11)
Income (loss) from continuing operations per basic share	(0.10)	(0.03)	(0.09)	26.49	(0.86)
Income (loss) from continuing operations per diluted share	(0.10)	(0.03)	(0.09)	25.29	(0.86)
Income (loss) from discontinued operations per basic share	(0.01)	—	0.01	0.94	0.36
Income (loss) from discontinued operations per diluted share	(0.01)	—	0.01	0.89	0.36
Income (loss) applicable to common shareholders per basic share	(0.11)	(0.03)	(0.09)	27.42	(0.50)
Income (loss) applicable to common shareholders per diluted share	(0.11)	(0.03)	(0.09)	26.19	(0.50)
Shares used in computing basic (loss) income per share	909,232,279	909,457,012	909,463,931	909,522,997	22,000,000
Shares used in computing diluted (loss) income per share	909,232,279	909,457,012	909,463,931	952,569,465	22,000,000

[1]	Includes $23,934 and $1,100 of debt and equity restructuring adjustments of Predecessor in accordance with the recapitalization provisions of fresh start accounting (see Note 2). Approximately $858 and $(9) of these adjustments relate to Global Marine’s operations, which are included in discontinued operations.
[2]	In August 2004, the Company sold Global Marine and the Company’s interest in SBSS (see Note 5). Global Marine and SBSS is presented as a discontinued operation for all periods presented.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(in millions)

	Column A	Column B	Column C	Column D	Column E
	Balance at Beginning of period	Additions		Deductions	Balance at end of period
Description		Charged to cost and expenses	Charged to other accounts
Successor:
2004
Reserve for uncollectible accounts and sales credits	$115	$10	$1	$(38)	$88
Restructuring reserves	$186	$15	$11	$(62)	$150
Deferred tax valuation allowance	$4,127	$(1,578)	$(74)	$—	$2,475
December 10 to December 31, 2003
Reserve for uncollectible accounts and sales credits	$115	$3	$5	$(8)	$115
Restructuring reserves	$179	$—	$9	$(2)	$186
Deferred tax valuation allowance	$3,604	$523	$—	$—	$4,127
Predecessor:
January 1, 2003 to December 9, 2003
Reserve for uncollectible accounts and sales credits	$128	$45	$43	$(101)	$115
Restructuring reserves	$269	41	$11	$(142)	$179
Deferred tax valuation allowance	$3,144	$460	$—	$—	$3,604
2002
Reserve for uncollectible accounts and sales credits	$124	$75	$103	$(174)	$128
Restructuring reserves	$275	$90	$9	$(105)	$269
Deferred tax valuation allowance	$2,650	$494	$—	$—	$3,144

MARKET FOR REGISTRANT’S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

During 2003, Old GCL’s common shares were quoted on the over-the-counter (“OTC”) market through the Effective Date of the Plan of Reorganization on December 9, 2003. On that date, New GCL’s common shares were distributed to ST Telemedia and the GC Debtors’ pre-petition creditors. Such shares traded on the OTC market from December 10, 2003 through January 22, 2004, the date they were accepted for quotation on the Nasdaq National Market, and such shares continue to be quoted on the Nasdaq National Market on the date of this annual report.

The tables below set forth, on a per share basis for the periods indicated, the following information:

•	The closing high and low bid prices as reported on the OTC market of Old GCL’s common shares for the first three quarters of 2003 and for the period from September 30, 2003 through the Effective Date, at which time all interests in Old GCL’s common shares were canceled.

•	The closing high and low bid prices as reported on the OTC market of New GCL’s common shares for the period from December 10, 2003 through December 31, 2003.

•	The intra-day high and low sales prices for New GCL’s common shares as reported by the Nasdaq National Market for each quarter of 2004.

	Old GCL
	High	Low
First Quarter 2003	$0.02	$0.01
Second Quarter 2003	$0.03	$0.02
Third Quarter 2003	$0.03	$0.02
September 30 to December 9, 2003	$0.06	$0.00

	New GCL
	High	Low
December 10 to December 31, 2003	$35.01	$30.00
First Quarter 2004	$35.75	$12.25
Second Quarter 2004	$20.97	$6.40
Third Quarter 2004	$19.88	$11.67
Fourth Quarter 2004	$18.63	$11.62

The OTC bid prices in the above table represent prices between dealers and do not include retail markup, markdown or commission. They do not represent actual transactions.

There were 103 shareholders of record of New GCL’s common stock on April 18, 2005.

Dividends

Old GCL never declared or paid a cash dividend on its common stock. New GCL has not declared or paid dividends on its common stock, and we do not expect it to do so for the foreseeable future. The payment of future dividends, if any, will be at the discretion of New GCL’s board of directors and will depend upon, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant. In addition, covenants in our financing agreements significantly restrict New GCL’s ability to pay cash dividends on its capital stock and also restrict the ability of New GCL’s subsidiaries to transfer funds to New GCL in the form of cash dividends, loans or advances. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of such restrictions.

CORPORATE INFORMATION

Board of Directors

Lodewijk Christiaan van Wachem

Chairman of the Board, Global Crossing Limited [1,6]

Peter Seah Lim Huat

Member, Temasek Advisory Panel of Temasek Holdings (Pte) Ltd, Deputy Chairman, Singapore Technologies Telemedia Pte Ltd Board of Directors

Vice Chairman of the Board, Global Crossing Limited [1,5]

E.C. “Pete” Aldridge, Jr.

Former Under Secretary of Defense for Acquisition, Technology, and Logistics (retired) [1,2,3,4]

Admiral Archie Clemins (retired)

Former Admiral and 28th Commander, U. S. Navy Pacific Fleet; Owner and President, Caribou Technologies, Inc. and TableRock International LLC [1,3,6]

General Donald L. Cromer (retired)

Former Commander, Space Division, U.S. Air Force; Private Consultant [1,3,5]

Richard R. Erkeneff

Former President and Chief Executive Officer,

United Industrial Corporation (retired) [1,3,4]

Lee Theng Kiat

President and Chief Executive Officer,

Singapore Technologies Telemedia Pte Ltd [1,2,3,6]

Charles Macaluso

Principal and Chief Executive Officer,

Dorchester Capital Advisors [1,3]

Michael Rescoe

Executive Vice President and Chief Financial Officer, Tennessee Valley Authority [1,4]

Robert J. Sachs

Principal, Continental Consulting Group, LLC [1,5,6]

[1] Member, Board of Directors

[2] Member, Executive Committee

[3] Member, Government Security Committee

[4] Member, Audit Committee

[5] Member, Compensation Committee

[6] Member, Nominating and Corporate Governance Committee

Other Executive Committee Members

Steven T. Clontz

President and Chief Executive Officer, Starhub

Jeremiah D. Lambert

Attorney

John J. Legere

Chief Executive Officer, Global Crossing Limited

Form 10-K and Other Investor Information

A copy of the Company’s 10-K and any amendment thereto as filed with the Securities and Exchange Commission can be obtained upon written request to the Secretary, Wessex House 45 Reid Street Hamilton HM12, Bermuda or by e-mail request to investors@globalcrossing.com

Executive Officers

John J. Legere

Chief Executive Officer [2]

David Carey

Executive Vice President, Strategy and Corporate Development

Anthony Christie

Executive Vice President and Chief Marketing Officer

Dan Enright

Executive Vice President, Operations

Edward T. Higase

Executive Vice President, Worldwide Carrier Services

William I. Lees, Jr.

Senior Vice President Accounting and Financial Operations

Jean F.H.P. Mandeville

Executive Vice President and Chief Financial Officer

John B. McShane

Executive Vice President and General Counsel

Phil Metcalf

Managing Director, Global Crossing UK

John R. Mulhearn, Jr.

Senior Vice President, Global Wholesale Voice and Access Management

Paul O’Brien

Executive Vice President, Global Enterprise and Collaboration Services

José Antonio Ríos

Chief Administrative Officer and President,

Global Crossing International and Chairman of the Board of Global Crossing UK

Jerry Santos

Senior Vice President, Corporate Communications

Dan Wagner

Chief Information Officer and Executive Vice President, Business Architecture

Corporate Headquarters

Wessex House

45 Reid Street

Hamilton HM12, Bermuda

441-296-8600

Fax: 441-296-8606

www.globalcrossing.com

Transfer Agent

Equiserve Trust Company N.A.

P.O. Box 219045

Kansas City, MO 64121-9045

Shareholder Inquiries: 816-843-4299

www.equiserve.com

Annual Meeting

June 14, 2005, 10:00 a.m.

Swissôtel The Drake,

440 Park Avenue,

New York, NY 10022

[GXLCM - GLOBAL CROSSING LIMITED]

[FILE NAME: ZGXL82.ELX] [ZGCROS.LGO] [VERSION—(1)] [04/07/05] [orig. 04/07/05]

DETACH HERE ZGXL82

PROXY

GLOBAL CROSSING LIMITED

Proxy for Annual General Meeting of Shareholders June 14, 2005 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John J. Legere and Mitchell C. Sussis, and each of them, with power of substitution, as proxies at the annual general meeting of shareholders of GLOBAL CROSSING LIMITED to be held on June 14, 2005, and at any adjournment thereof, and to vote shares of stock of the company which the undersigned would be entitled to vote if personally present.

This proxy will be voted as directed with respect to the proposals referred to in Items 1 and 2 on the reverse side, but in the absence of such direction this proxy will be voted FOR the proposals referred to in Items 1 and 2.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE

SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE

SIDE

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

[GXLCM - GLOBAL CROSSING LIMITED] [FILE NAME: ZGXL81.ELX] [ZGCROS.LGO] [VERSION—(1)] [04/07/05] [orig. 04/07/05]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL ZGXL81

Please mark votes as in this example.

#GXL

1. Proposal to amend the 2003 Global Crossing Limited Stock Incentive Plan to increase the number of authorized shares of Global Crossing common stock reserved for issuance under that plan.

2. Proposal to appoint Ernst & Young LLP as independent auditors of Global Crossing for the year ending December 31, 2005 and to authorize the Audit Committee to determine their remuneration.

FOR AGAINST ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

Please sign exactly as your name(s) appear(s) on this proxy card. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

Signature:

Date:

Signature:

Date: